     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1996


                                            REGISTRATION STATEMENT NO. 333-03281
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                           MESA OPERATING CO., ISSUER

                              MESA INC., GUARANTOR
              (Exact name of registrants as specified in charters)

                     DELAWARE                                          75-2516853
                       TEXAS                                           75-2394500
         (States or other jurisdictions of                          (I.R.S. Employer
          incorporation or organization)                          Identification Nos.)
                                                                   STEPHEN K. GARDNER
             1400 WILLIAMS SQUARE WEST                          1400 WILLIAMS SQUARE WEST
           5205 NORTH O'CONNOR BOULEVARD                      5205 NORTH O'CONNOR BOULEVARD
                IRVING, TEXAS 75039                                IRVING, TEXAS 75039
                  (214) 444-9001                                     (214) 444-9001
    (Address, including zip code, and telephone            (Name, address, including zip code,
   number, including area code, of registrants'              and telephone number, including
           principal executive offices)                     area code, of agent for service)

                             ---------------------
                                   Copies to:

                 STEPHEN A. MASSAD                                   GARY L. SELLERS
               BAKER & BOTTS, L.L.P.                           SIMPSON THACHER & BARTLETT
          ONE SHELL PLAZA, 910 LOUISIANA                          425 LEXINGTON AVENUE
               HOUSTON, TEXAS 77002                             NEW YORK, NEW YORK 10017
                  (713) 229-1475                                     (212) 455-2000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. / /

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. / /

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /
- ---------------

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /
- ---------------

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /

     The Prospectus constituting part of this Registration Statement is a combined prospectus as permitted by Rule 429(a) under the Securities Act of 1933, as amended, and also relates to a Registration Statement on Form S-3 (Registration Statement No. 033-52627) filed by MESA Inc. and Mesa Operating Co. and declared effective on November 2, 1994.
                            ------------------------
     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED JUNE 21, 1996


PROSPECTUS

MESA OPERATING CO.
$325,000,000           % SENIOR SUBORDINATED NOTES DUE 2006
$                      % SENIOR SUBORDINATED DISCOUNT NOTES DUE 2006

                                                                     [MESA LOGO]

The     % Senior Subordinated Notes due 2006 (the "Senior Subordinated Notes")
and the     % Senior Subordinated Discount Notes due 2006 (the "Discount Notes"
and, together with the Senior Subordinated Notes, the "Notes"), are being offered (the "Offering") by Mesa Operating Co. (the "Company"). The Notes will be guaranteed on a senior subordinated basis by MESA Inc. (the "Parent"), of which the Company is a wholly owned subsidiary, and by certain future subsidiaries of the Company.

Interest on the Senior Subordinated Notes will be payable in cash semiannually
in arrears on          and          of each year, commencing on            ,
1996. The Discount Notes are being issued at a substantial discount from their principal amount at maturity. The Discount Notes will accrete in value until
           , 2001 at a rate of     % per annum, compounded semiannually. Cash
interest will not accrue on the Discount Notes prior to            , 2001.
Thereafter, cash interest on the Discount Notes will accrue at a rate of     %
per annum, and will be payable semi-annually in arrears on          and
         of each year, commencing            , 2001. The Notes will be
redeemable at the option of the Company at any time on or after          2001,
at the redemption prices set forth herein, together with, as applicable, accrued
and unpaid interest, if any, to the date of redemption. Prior to          ,
1999, up to 33 1/3% of the original aggregate principal amount of the Senior Subordinated Notes will be redeemable at the option of the Company from the net proceeds of certain sales of Equity Interests (as defined) of the Company or the
Parent, at a price of     % of the principal amount of the Senior Subordinated
Notes, together with accrued and unpaid interest, if any, to the date of
redemption. In addition, prior to            , 1999, up to 33 1/3% of the
original aggregate principal amount of the Discount Notes will be redeemable at the option of the Company from the net proceeds of certain sales of Equity
Interests of the Company or the Parent, at a price of     % of the Accreted
Value (as defined) of the Discount Notes. See "Description of the
Notes -- Optional Redemption." Upon the occurrence of a Change of Control (as defined), each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes at 101% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase (or at 101% of the Accreted Value thereof at such date, as applicable). See "Description of the Notes."

The proceeds of the Offering, together with the initial borrowings under the New Credit Facility (as defined), proceeds from the sale of Preferred Stock (as defined) described herein and existing cash balances, will be used to repay and/or refinance substantially all of the existing debt of Mesa (as defined). See "Use of Proceeds."


The Notes will be general, unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company. As of March 31, 1996, after giving pro forma effect to the Recapitalization (as defined) and the application of the net proceeds therefrom, the aggregate principal amount of the Company's outstanding Senior Debt would have been approximately $349.2 million, representing the initial borrowings under the $525 million New Credit Facility. See "Description of the Notes."


The Company does not intend to apply for listing of the Notes on any securities exchange or inclusion of the Notes in any automated quotation system.
    ------------------------------------------------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES.

    ------------------------------------------------------------------------
THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
    ------------------------------------------------------------------------

===========================================================================================================================
                                                             PRICE TO             UNDERWRITING            PROCEEDS TO
                                                             PUBLIC(1)             DISCOUNT(2)           COMPANY(1)(3)
- ---------------------------------------------------------------------------------------------------------------------------
  PER SENIOR SUBORDINATED NOTE                                %                      %                      %
  TOTAL                                               $                      $                      $
- ---------------------------------------------------------------------------------------------------------------------------
  PER DISCOUNT NOTE                                           %                      %                      %
  TOTAL                                               $                      $                      $
===========================================================================================================================

(1) Plus accrued and unpaid interest or accretion, if any, as applicable, from
            , 1996.
(2) The Company and the Parent have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $        .
    ------------------------------------------------------------------------

The Notes are being offered by Chase Securities Inc. ("CSI"), BT Securities Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together, the "Underwriters"), subject to prior sale, when, as and if issued by the Company and delivered to and accepted by the Underwriters, and subject to certain other conditions. It is expected that delivery of the Notes will be made at the offices of CSI, 270 Park Avenue, New York, New York, or through the facilities of the Depository Trust
Company on or about            , 1996.

CHASE SECURITIES INC.
                 BT SECURITIES CORPORATION
                                          DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

                                                             MERRILL LYNCH & CO.
            , 1996

                   MAP SHOWING LOCATION OF MESA'S PROPERTIES

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact included in this Prospectus, including without limitation, the statements under "Prospectus Summary," "Risk Factors -- Financial and Transaction Risks -- High Leverage," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity" and Notes 2 and 4 to the Consolidated Financial Statements of the Parent located elsewhere herein regarding Mesa's financial position and liquidity, the amount of and its ability to make debt service payments, its strategic alternatives, financial instrument covenant compliance, cost reduction efforts and other matters, are forward-looking statements. Although Mesa believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from Mesa's expectations ("Cautionary Statements") are disclosed in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to Mesa or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                                SPECIAL MEETING

    Unless the context otherwise requires, statements in this Prospectus assume that all elements of the Recapitalization described herein that are subject to shareholder approval will be approved by the shareholders of the Parent at a special meeting of the holders of the Parent's common stock ("Common Stock") to be held on June 25, 1996 (the "Special Meeting"). The share numbers and related data contained in this Registration Statement do not give effect to a proposed 1-for-4 reverse stock split with respect to the outstanding shares of Common Stock (and the related effect on the number and price of the shares of Preferred Stock to be issued in the Recapitalization) that will be submitted for the approval of shareholders at the Special Meeting.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus or incorporated by reference in this Prospectus. Unless the context otherwise requires, the term "Mesa" means MESA Inc. and its subsidiaries taken as a whole and includes the Parent's predecessors. Quantities stated as equivalent natural gas reserves are based on a factor of six thousand cubic feet of natural gas per barrel of liquids. Certain terms relating to the oil and gas business and used herein are defined in the "Glossary of Selected Oil and Gas Terms" included elsewhere in this Prospectus. Certain capitalized terms relating to the Notes are defined in "Description of the Notes."

                                  THE COMPANY

OVERVIEW

    Mesa is one of the largest independent oil and gas companies in the United States, with approximately 1.9 Tcfe of proved reserves as of December 31, 1995. Approximately 95% of Mesa's reserves are concentrated in the Hugoton field in southwest Kansas and the West Panhandle field in Texas. These fields, which are part of one contiguous reservoir, are considered to be among the premier natural gas properties in the United States and are characterized by long lived reserves and stable production. Despite operating under significant capital constraints since 1990, Mesa has maintained a large, concentrated and efficiently managed asset base.

    On April 26, 1996, Mesa entered into a Stock Purchase Agreement with DNR-MESA Holdings, L.P., a Texas limited partnership ("DNR") whose sole general partner is Rainwater, Inc., a company owned by Richard E. Rainwater (together, "Rainwater"). The agreement contemplates that Mesa will issue $265 million in new equity and will repay and/or refinance substantially all of its $1.2 billion of existing debt (the "Recapitalization," as more specifically described below). The Notes being offered hereby are an integral part of the Recapitalization.

    The Recapitalization will enhance Mesa's ability to compete in the oil and gas industry by substantially increasing its cash flow available for investment and improving its ability to attract capital, which will increase Mesa's ability to pursue investment opportunities. Specifically, Mesa's financial condition will improve significantly as a result of the Recapitalization due to (i) a significant reduction in total debt outstanding, (ii) a reduction in annual cash interest expense of approximately $75 million, (iii) the implementation of a cost savings program designed to reduce annual general and administrative and other operating overhead expenses by approximately $10 million and (iv) the extension of maturities on its long term debt, which will eliminate Mesa's present liquidity concerns.

CONTROL OF MESA

    In connection with the Recapitalization, DNR will obtain the right to nominate and elect a majority of Mesa's Board of Directors so long as DNR and/or its affiliates own Series B Preferred Stock (as defined) and meet certain minimum stock ownership requirements. Mesa expects to benefit from the DNR board representatives' operational, managerial, transactional and financial expertise, and believes that Rainwater will be an important strategic partner in the future success of Mesa.


    DNR intends to implement an orderly transition and succession plan for Mesa's senior management. Such plans are being developed. In this regard, DNR has requested that Boone Pickens, the Chairman of the Board and Chief Executive Officer of Mesa, assist DNR in identifying and retaining a new Chief Executive Officer and that he resign when such person is retained. Mr. Pickens, who will remain on the Board of Directors following the Recapitalization, has agreed to assist with this transition.


RESERVES

    Approximately 65% of Mesa's total equivalent proved reserves are natural gas and the balance are principally natural gas liquids ("NGLs") which are extracted from natural gas. Approximately 95% of Mesa's proved reserves are developed. The estimated future net cash flows before income taxes from Mesa's proved reserves, as of December 31, 1995, aggregated approximately $2.4 billion and had a net present value, discounted at 10%, of approximately $1 billion. See
"Business -- Properties."

    Hugoton Field. Mesa's most significant asset is its interest in the Hugoton field, the largest producing gas field in the United States. Mesa's Hugoton properties, which represent approximately 13% of the total field, contain 1.2 Tcfe of proved reserves. Mesa holds 230,000 net acres in the Hugoton field, covering approximately 400 square miles. Mesa's properties are concentrated in the center of the field and thus benefit from better reservoir characteristics, including thicker productive zones, higher porosity and higher permeability. Management believes that, as a result, Mesa's Hugoton properties will have a longer productive life and higher natural gas recoveries than properties located in other parts of the Hugoton field.

    Mesa has working interests in approximately 1,100 wells in the Hugoton field, 950 of which it operates, and royalty interests in approximately 300 additional wells. Mesa's Hugoton properties are capable of producing over 230 MMcf of natural gas per day. Over the past several years, Mesa has concentrated its efforts on fully developing its existing long lived reserve base. In the Hugoton field, these efforts have included infill drilling, installing additional compression and gathering facilities and the construction of the Satanta processing plant. The Satanta plant has the ability to extract a greater quantity of NGLs per Mcf of natural gas than the plant it replaced, and has the added ability to reject nitrogen, recover helium and produce liquefied natural gas ("LNG").

    West Panhandle Field. Mesa's other principal asset is its interest in the West Panhandle field, which is located in the Texas panhandle. Mesa's West Panhandle properties contain approximately 600 Bcfe of proved reserves. Natural gas from these properties is produced from approximately 600 wells, all of which are operated by Mesa, on over 185,000 net acres. Mesa's West Panhandle field production is processed through Mesa's Fain processing plant, and is governed by an agreement between Mesa and Colorado Interstate Gas Company ("CIG"). Since 1994, Mesa's entitlement to its share of West Panhandle gas production has been limited by certain provisions of an agreement with CIG. Beginning in 1997, such limitations will expire, subject to certain seasonal and daily entitlements of CIG.

    In the West Panhandle field, development activities over the last six years have included 357 well workovers and redrilling projects, the addition of compression and the expansion of processing facilities. In addition, Mesa has identified approximately 120 locations that have additional production potential from new areas or deeper zones that it plans to redrill over a three year period beginning in early 1996. Mesa is also currently expanding the Fain plant to increase processing capacity and NGL recoveries. As a result of these activities and the expiration of its contractual production limitation, Mesa expects to increase its share of production from the West Panhandle field from 1997 onward.

    Gulf of Mexico Properties. Beginning in late 1994, Mesa began to direct a greater portion of its capital spending towards exploration and development in the Gulf of Mexico. Since that time, Mesa has successfully completed 17 out of 19 wells. Through December 31, 1995, Mesa's Gulf of Mexico activities have added 51 Bcfe of proved reserves. As a result, Mesa's offshore production increased by approximately 50% on an Mcfe basis from 1994 to 1995. Offshore production gains have continued into 1996, with first quarter offshore production having increased on an Mcfe basis by approximately 23% over fourth quarter 1995 levels. Because Mesa has existing production facilities offshore, it has been able to bring new wells on production quickly and at a lower cost than could be achieved otherwise. Mesa owns interests in 45 blocks in the Gulf of Mexico, covering approximately 200,000 acres. Application of 3-D seismic technology to Mesa's substantial Gulf of Mexico acreage represents a significant future opportunity to increase reserves and cash flow. At the April 1996 federal lease sale in the Gulf of Mexico, Mesa purchased six blocks covering 28,000 acres for a total of $500,000.

BUSINESS STRENGTHS

    Mesa believes it has certain strengths that provide it with significant competitive advantages, including the following:

    o Long Reserve Life. Mesa's properties have an estimated reserve life, calculated by dividing total proved reserves by annual production, of approximately 15 years, which is among the longest reserve lives of any domestic oil and gas company. As a result of the long lived nature of its properties, Mesa has lower reinvestment requirements to maintain reserve quantities, production levels and values than many of its competitors. The net present value of Mesa's proved reserves has exhibited considerable stability over the last five years, ranging from approximately $1.2 billion to approximately $1.0 billion on a pre-tax basis and from $0.9 billion to $1.0 billion on an after tax basis.

    o High Percentage of Proved Developed Producing Reserves. Approximately 95% of Mesa's reserves are classified as proved developed producing. The highly developed nature of these reserves results in relatively low capital expenditures to maintain production. The combined effect of a highly developed and long lived reserve base provides Mesa a long term source of cash flow to invest in future growth opportunities.

    o High Degree of Operational Control. Over 90% of Mesa's production and reserves are attributable to wells operated by Mesa, which provides Mesa with control over the amount and timing of capital and operating expenditures. Mesa also owns and operates all of the processing facilities and a substantial majority of the gathering assets that service its onshore production. Control over these assets reduces operating expenses and enhances operational flexibility. These factors provide Mesa with significant operating advantages, such as the ability to (i) shift production into the heating season, when prices are generally higher, (ii) vary the recovery of NGLs to optimize its revenue mix, (iii) avoid production curtailments due to capacity constraints and
       (iv) reduce abandonment pressures for its wells, which should increase ultimate recoverable reserves.

    o Low Cost Operator. Mesa's reserves are primarily recovered from low pressure, shallow, geographically concentrated gas fields. Consequently, production costs are low and averaged $0.57 per Mcfe of production in 1995.

    o Expertise in Midcontinent and Gulf of Mexico. The Midcontinent, where the Hugoton and West Panhandle fields are located, and the Gulf of Mexico are two of the most prolific gas producing regions in the United States. Mesa's personnel have substantial operational expertise and experience in the oil and gas industry, particularly with respect to the technical challenges of these regions. Mesa's operations and exploration staff has extensive experience with the federal, state and local agencies with responsibility for these regions. This experience provides a significant base upon which to expand Mesa's operations as cash flow and additional capital become available for investment following the Recapitalization.

BUSINESS STRATEGY

    Following the Recapitalization, Mesa intends to position itself as a leading independent oil and gas exploration and production company by implementing the following primary strategies:

    o Balanced Reserve Growth. Mesa plans to increase reserves and cash flow by pursuing a balanced strategy of blending property acquisitions with development drilling and exploration. In pursuit of its strategy, Mesa intends to target (i) strategic property acquisitions that complement Mesa's existing asset base, (ii) long term development projects that provide a stable and low risk portfolio of reinvestment opportunities and
       (iii) limited exposure to higher risk exploration activities.

    o Exploitation of Existing Assets. Mesa will continue to focus on exploiting its existing asset base by undertaking projects related to development drilling, expansion of gathering systems, increased compression, enhancement of processing facilities and value added marketing activities.

    o Reduction in Costs. Mesa intends to maintain a low cost structure to maximize free cash flow available for investment. To this end, Mesa has already implemented the first steps of a program designed to reduce annual general and administrative and other operating overhead expenses by approximately $10 million.

    o Increased Financial Flexibility. After completion of the Recapitalization, Mesa's financial flexibility will increase substantially. Mesa is committed to maintaining financial flexibility to enable it to access various forms of capital in order to successfully execute its growth strategy.

                              THE RECAPITALIZATION

    The Recapitalization consists of a series of transactions that are intended to deleverage and recapitalize Mesa through the issuance of $265 million in equity and the repayment and/or refinancing of substantially all of Mesa's $1.2 billion of existing debt. The Recapitalization is the result of a lengthy evaluation of Mesa's strategic alternatives, including the solicitation of proposals for a sale of Mesa, a stock-for-stock merger, joint ventures, asset sales, equity infusions and refinancing transactions.

    The Recapitalization is proposed to be effected in two stages, as follows:

    FIRST CLOSING

       Sale of Equity to DNR. The Parent will sell an aggregate of $133 million of Series B 8% Cumulative Convertible Preferred Stock of the Parent (the "Series B Preferred Stock") to DNR pursuant to a Stock Purchase Agreement dated April 26, 1996 (the "Stock Purchase Agreement").


       Execution of New Credit Facility. The Company will enter into a new seven year, $525 million senior secured revolving credit facility (the "New Credit Facility"), to be guaranteed by the Parent. Mesa has received a commitment from The Chase Manhattan Bank, N.A., Chemical Bank and Bankers Trust Company for the New Credit Facility.


       Issuance of Notes Offered Hereby. The Company will issue and sell the Notes offered hereby for $500 million in aggregate gross proceeds.

       Refinancing of Existing Debt. Mesa will repay and/or refinance substantially all of its outstanding indebtedness (approximately $1.2 billion at March 31, 1996) with funds from the following sources: (i) the proceeds from the sale of Series B Preferred Stock to DNR, (ii) borrowings under the New Credit Facility, (iii) the issuance of the Notes offered hereby, and (iv) cash and investments balances. The closing of the foregoing transactions will occur concurrently (the "First Closing"). The New Credit Facility, the issuance of the Notes and the application of the net proceeds therefrom are referred to herein as the "Debt Refinancing."

    SECOND CLOSING

       Rights Offering. After the First Closing, the Parent will conduct a rights offering (the "Rights Offering") whereby it will distribute to the holders of its Common Stock transferable rights (the "Rights") to purchase a pro rata portion of an aggregate of approximately $132 million of Series A 8% Cumulative Convertible Preferred Stock of the Parent (the "Series A Preferred Stock" and, together with the Series B Preferred Stock, the "Preferred Stock").

       DNR Standby Commitment. DNR will provide a standby commitment (the "Standby Commitment") pursuant to which it will purchase additional shares of Series B Preferred Stock equal to the number of shares of Series A Preferred Stock, if any, not purchased in the Rights Offering, such purchase to occur concurrently with the closing of the Rights Offering (the "Second Closing"). DNR's obligation to purchase additional shares of Series B Preferred Stock pursuant to the Standby Commitment will be secured by a bank letter of credit in favor of Mesa. A substantial portion of the funds received at the Second Closing will be used to reduce borrowings under the New Credit Facility.

    As used herein, the term "Recapitalization" refers to the purchase by DNR of shares of Series B Preferred Stock, the Debt Refinancing and the Rights Offering.

    The Parent is a holding company with no independent operations. The Parent currently operates primarily through three wholly owned subsidiaries, including the Company. Immediately prior to the First Closing, the other two subsidiaries will be merged or liquidated into the Company, which will thereafter be the Parent's only significant direct or indirect subsidiary.

    Mesa maintains its principal executive offices at 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039, where its telephone number is (214) 444-9001.

    The Parent's Common Stock is listed on the New York Stock Exchange under the symbol "MXP."

                           SOURCES AND USES OF FUNDS

    The following table sets forth the proposed sources and uses of the proceeds of the Recapitalization, after giving effect to the First Closing and the Second Closing, assuming the Recapitalization had been completed as of March 31, 1996. See "Use of Proceeds" for additional detail.

                                                                                        AMOUNTS
                                                                                 ---------------------
                                                                                 (DOLLARS IN MILLIONS)
    SOURCES
    New Credit Facility (a)....................................................        $   349.2
    Senior Subordinated Notes..................................................            325.0
    Discount Notes.............................................................            175.0
    Preferred Stock............................................................            265.0
    Cash and investments (b)...................................................            219.9
                                                                                        --------
      Total sources............................................................        $ 1,334.1
                                                                                        ========
    USES
    Repayment of HCLP Secured Notes (c)........................................        $   492.3
    Repayment of Existing Credit Facility (a)..................................             51.1
    Redemption of 12 3/4% Secured Discount Notes due 1998......................            617.4
    Repayment of 12 3/4% Discount Notes due 1996...............................             39.7
    Redemption of 13 1/2% Subordinated Notes due 1999..........................              7.6
    Prepayment premium with respect to HCLP Secured Notes (c)..................             64.0
    Transaction expenses (d)...................................................             35.0
    Accrued interest...........................................................             27.0
                                                                                        --------
      Total uses...............................................................        $ 1,334.1
                                                                                        ========

- ---------------


(a) Reflects initial borrowings under the $525 million New Credit Facility. Amounts under the New Credit Facility and Mesa's existing credit facility (the "Existing Credit Facility") do not include approximately $11.4 million in letters of credit that are and will continue to be outstanding.


(b) Includes approximately $114.8 million in cash and cash investments, $40.0 million in investments, $56.5 million in restricted cash of Hugoton Capital Limited Partnership ("HCLP"), a subsidiary of the Company, and $8.7 million of refundable prepaid interest, as shown on the Parent's Consolidated Balance Sheet as of March 31, 1996. This represents substantially all of Mesa's cash and cash investments, investments and restricted cash at March 31, 1996.

(c) The amount of the prepayment premium that will be due upon early retirement of the Secured Notes (the "HCLP Secured Notes") of HCLP is based on prevailing interest rates as of the date of repayment. Such premium would have totaled approximately $64.0 million on March 31, 1996 and approximately $54.6 million on June 7, 1996.


(d) Represents expenses attributable to the Recapitalization, including approximately $14.5 million attributable to the sale of the Notes.

                                  THE OFFERING

ISSUER.....................  Mesa Operating Co.

SECURITIES OFFERED.........  $325 million aggregate principal amount of    %
                             Senior Subordinated Notes due 2006 and     % Senior
                             Subordinated Discount Notes due 2006 issued at a discount to their aggregate principal amount to generate gross proceeds to the Company of approximately $175 million.

MATURITY DATE..............             , 2006.

INTEREST PAYMENT DATES.....  Interest will accrue on the Senior Subordinated
                             Notes from the date of original issuance at an
                             annual rate of     % and will be payable
                             semiannually in arrears on            and
                               of each year, commencing            , 1996.

                             The Discount Notes will be issued at a substantial discount to their aggregate principal amount. See "Certain Federal Income Tax Considerations." The Discount Notes will accrete in value until
                                        , 2001 at a rate of     % per annum,
                             compounded semiannually, to an aggregate principal
                             amount of $    million. Cash interest will not
                             accrue on the Discount Notes prior to            ,
                             2001. Thereafter, interest will accrue at the rate
                             of     % per annum and will be payable semiannually
                             in arrears on            and            of each
                             year, commencing on            , 2001. The
                             effective yield of the Discount Notes is     % per
                             annum (computed on a semiannual bond equivalent basis).

MANDATORY REDEMPTION.......  None.

OPTIONAL REDEMPTION........  Except as described below, the Notes are not redeemable at the Company's option prior to
                                        , 2001. After            , 2001, the
                             Notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the applicable redemption date.

                             Prior to            , 1999, up to 33 1/3% of the
                             original aggregate principal amount of the Senior Subordinated Notes will be redeemable at the option of the Company on any one or more occasions from the net proceeds of sales of Equity Interests (other than Disqualified Stock) in the Company or
                             the Parent, at a redemption price equal to     % of
                             the principal amount of the Senior Subordinated Notes, together with accrued and unpaid interest thereon to the redemption date; provided, that at least 66 2/3% of the original aggregate principal amount of the Senior Subordinated Notes remains outstanding immediately after the occurrence of such redemption; and provided further, that such redemption shall occur within 60 days after the date of the closing of the related sale of such Equity Interests. See "Description of the Notes -- Optional Redemption."

                             In addition, prior to            , 1999, up to
                             33 1/3% of the original aggregate principal amount at maturity of the Discount Notes will be redeemable at the option of the Company on any one or more occasions from the net proceeds of sales of Equity Interests (other than Disqualified Stock) in the Company or the Parent, at a redemption price
                             equal to     % of the Accreted Value of the
                             Discount Notes at the date of redemption; provided, that at least 66 2/3% of the original aggregate principal amount at maturity of the Discount Notes remains outstanding immediately after the occurrence of such redemption; and provided further, that such redemption shall occur within 60 days after the date of the closing of the related sale of such Equity Interests. See "Description of the Notes -- Optional Redemption."

CHANGE OF CONTROL..........  Upon the occurrence of a Change of Control, the
                             Company will be required to offer to repurchase all or a portion of each Holder's Notes, at an offer price in cash equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, thereon to the date of repurchase (or 101% of the Accreted Value at such date, as applicable), and to repurchase all Notes tendered pursuant to such offer. The Company will not be required to make such an offer upon the occurrence of a Change of Control if a third party makes an offer, which meets the requirements otherwise applicable to the Company, to purchase all of the Notes and such third party purchases all Notes tendered pursuant to such offer. The Credit Agreement will prohibit the Company from repurchasing any Notes pursuant to a Change of Control offer prior to the repayment in full of the Senior Debt under the Credit Agreement. If a Change of Control were to occur, the Company may not have sufficient available funds to purchase all Notes tendered pursuant to the Change of Control offer after first satisfying its obligations under the Credit Agreement or other Senior Debt that may then be outstanding, if accelerated. If a default occurs, the applicable trustee or holders of at least 25% in principal amount of the Notes then outstanding may declare the principal of and the accrued and unpaid interest or the Accreted Value of the Notes, as applicable, to be due and payable immediately. However, such repayment would be subject to certain subordination provisions in the Indentures. See "Risk Factors -- Financial and Transaction Risks -- Repurchase of Notes Upon Subsequent Change of Control" and "-- Subordination of the Notes and Guarantees" and "Description of the Notes -- Repurchase at the Option of Holders -- Change of Control," and "-- Events of Default and Remedies."

RANKING....................  The Notes will be general, unsecured obligations of the Company, will be subordinated in right of payment to all existing and future Senior Debt of the Company, which includes borrowings under the New Credit Facility and any other permitted indebtedness which does not expressly provide that it is on a parity with or subordinated in right of payment to the Notes. The claims of the holders of the Notes will be subordinated to Senior Debt, which, as of March 31, 1996, on a pro forma basis after giving effect to the Recapitalization and the application of the proceeds thereof, would have been approximately $349.2 million, representing the initial borrowings under the New Credit Facility. See "Capitalization," "Description of the
                             Notes -- Subordination" and "Description of the New Credit Facility."


GUARANTEES.................  The Company's payment obligations under the Notes will be jointly, severally and unconditionally guaranteed on a senior subordinated basis (the "Guarantees") by the Parent and each future Material Restricted Subsidiary of the Company. As of the date of the Indentures, the Company has no Material Restricted Subsidiaries (generally, any Restricted Subsidiary of the Company which, as of the date of determination, represents more than 5% of the Company's consolidated total assets or income from operations for the most recent fiscal year). The Guarantees will be subordinated to Indebtedness of the Parent or the Subsidiary Guarantors, as the case may be, to the same extent and in the same manner as the Notes are subordinated to Senior Debt. See "Description of the Notes -- Guarantees" and "Description of the New Credit Facility."


CERTAIN COVENANTS..........  The Senior Subordinated Notes will be issued pursuant to an indenture (the "Senior Subordinated
                             Note Indenture") and the Discount Notes will be issued pursuant to an indenture (the "Discount Note Indenture" and, together with the Senior Subordinated Note Indenture, the "Indentures"), each containing certain covenants that will, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness and issue Disqualified Stock, pay dividends, make distributions, make investments, make certain other Restricted Payments, enter into certain transactions with affiliates, dispose of certain assets, incur liens securing pari passu or subordinated indebtedness of the Company and engage in mergers and consolidations. See "Description of the Notes -- Certain Covenants."

USE OF PROCEEDS............  The net proceeds from the issuance of the Notes offered hereby, together with the net proceeds from the sale of shares of Series B Preferred Stock to DNR, the initial borrowings under the New Credit Facility, the net proceeds of the Rights Offering and existing cash and investment balances, will be used to repay and/or refinance substantially all of Mesa's existing indebtedness. See "Use of Proceeds."

                             ---------------------

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Notes offered hereby, including information regarding Mesa's highly leveraged capital structure and continuing losses, the uncertainty of natural gas and NGL prices and certain risks associated with an investment in the Notes offered hereby.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following table sets forth summary historical consolidated financial data with respect to Mesa for the periods ended and as of the dates indicated. The summary historical consolidated statement of operations data for the years ended December 31, 1993, 1994 and 1995 and the historical consolidated balance sheet data as of December 31, 1994 and 1995 are derived from the audited Consolidated Financial Statements of the Parent included elsewhere in this Prospectus. The summary historical consolidated statement of operations data for the years ended December 31, 1991 and 1992 and the summary historical consolidated balance sheet data as of December 31, 1991, 1992 and 1993 are derived from audited Consolidated Financial Statements of the Parent that are not included in this Prospectus. The summary historical consolidated statement of operations data for the three months ended March 31, 1995 and March 31, 1996 and the summary historical consolidated balance sheet data as of March 31, 1996 are derived from unaudited consolidated financial statements of the Parent. This information should be read in conjunction with the Consolidated Financial Statements of the Parent and the notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Selected Historical Financial Data."

    The following table also sets forth certain unaudited summary pro forma financial data of Mesa for the periods ended and as of the dates indicated. The unaudited summary pro forma statement of operations data give effect to the Recapitalization as if the Recapitalization had occurred on January 1, 1995. The unaudited summary pro forma balance sheet data give effect to the Recapitalization as if the Recapitalization had occurred on March 31, 1996. See "Use of Proceeds." The unaudited summary pro forma financial data does not purport to represent what Mesa's results of operations or financial condition would actually have been had the Recapitalization been consummated as of such dates or to project Mesa's results of operations or financial condition for any future period or as of any future date. The unaudited summary pro forma financial data should be read in conjunction with the Unaudited Pro Forma Financial Information and the notes thereto. See "Unaudited Pro Forma Financial Information" and the separate historical Consolidated Financial Statements of the Parent and notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    The Parent is a holding company with no independent operations. The Parent currently operates primarily through three wholly owned subsidiaries, including the Company. Immediately prior to the First Closing, the other two subsidiaries will be merged or liquidated into the Company, which will thereafter be the Parent's only significant direct or indirect subsidiary. Accordingly, following the First Closing, the consolidated assets, liabilities, stockholders' equity, results of operations and cash flows of the Company will be the same as those of the Parent.

                                                                                                       THREE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                         MARCH 31,
                                          --------------------------------------------------------    --------------------
                                            1991        1992        1993        1994        1995        1995        1996
                                          --------    --------    --------    --------    --------    --------    --------
                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Natural gas...........................  $  169.9    $  157.6    $  141.8    $  139.6    $  129.6    $   35.9    $   50.6
  Natural gas liquids...................      62.0        59.7        61.4        72.7        75.3        18.2        23.1
  Oil and condensate....................      16.1        18.7        12.4         7.9        19.6         5.4         4.4
  Other.................................       1.5         1.1         6.6         8.5        10.5         2.7         2.5
                                          --------    --------    --------    --------    --------    --------    --------
Total revenues..........................     249.5       237.1       222.2       228.7       235.0        62.2        80.6
                                          --------    --------    --------    --------    --------    --------    --------
Costs and expenses:
  Lease operating.......................      46.9        43.9        51.8        52.7        51.8        12.6        13.6
  Production and other taxes............      18.9        18.6        20.4        21.3        18.4         4.7         5.4
  Exploration charges...................       4.7        10.0         2.7         5.2         6.6         1.3          .5
  General and administrative............      27.8        24.5        25.2        28.5        26.8         6.6         5.6
  Depreciation, depletion and
    amortization........................     117.1       113.9       100.1        92.3        83.4        21.0        30.2
                                          --------    --------    --------    --------    --------    --------    --------
Total costs and expenses................     215.4       210.9       200.2       200.0       187.0        46.2        55.3
                                          --------    --------    --------    --------    --------    --------    --------
Operating income........................      34.1        26.2        22.0        28.7        48.0        16.0        25.3
Net interest expense (a)................    (134.3)     (129.9)     (131.3)     (131.3)     (132.7)      (32.8)      (34.5)
Other income (b)........................      21.0        14.5         6.9        19.2        27.1         8.9        10.3
                                          --------    --------    --------    --------    --------    --------    --------
Net income (loss).......................  $  (79.2)   $  (89.2)   $ (102.4)   $  (83.4)   $  (57.6)   $   (7.9)   $    1.1
                                          ========    ========    ========    ========    ========    ========    ========
Net income (loss) per common share......  $  (2.05)   $  (2.31)   $  (2.61)   $  (1.42)   $  (0.90)   $   (.12)   $    .02
                                          ========    ========    ========    ========    ========    ========    ========
OTHER FINANCIAL DATA:
EBITDA (c)..............................  $  155.9    $  150.1    $  124.8    $  126.2    $  138.0    $   38.3    $   56.0
Cash flows from operating activities....      35.0       (28.4)       32.5        48.6        69.2        29.2        (2.2)
Cash flows from investing activities....     399.7       (17.0)       37.5       (40.3)      (41.4)      (10.3)      (10.0)
Cash flows from financing activities....    (310.3)      (29.5)      (88.5)       (3.6)      (22.1)        2.2       (21.2)
Net cash interest expense (d)...........     130.9       126.1        78.0        47.8        90.4        12.4        34.0
Capital expenditures....................      31.9        69.2        29.6        32.6        42.3         7.0         9.8
Ratios:
  EBITDA to net interest expense........       1.2x        1.2x        1.0x        1.0x        1.0x        1.2x        1.6x
  EBITDA to net cash interest expense...       1.2x        1.2x        1.6x        2.6x        1.5x        3.1x        1.7x
  Earnings to fixed charges (e).........        NM          NM          NM          NM          NM          NM         1.0x
  Total debt to EBITDA..................       8.4x        8.6x       10.0x        9.7x        9.0x         NM          NM
Pro Forma:
  EBITDA (c)............................                                                  $  143.0                    57.2
  Net interest expense (b)..............                                                      87.1                    22.5
  Net cash interest expense (d).........                                                      62.9                    16.0
Pro Forma Ratios:
  EBITDA to net interest expense........                                                       1.6x                    2.5x
  EBITDA to net cash interest expense...                                                       2.3x                    3.6x
  Earnings to fixed charges (e).........                                                        NM                     1.4x
BALANCE SHEET DATA (END OF PERIOD):
Cash and investments (f)................  $  260.3    $  169.1    $  150.0    $  162.5    $  187.4                $  155.8
Total assets............................   1,832.8     1,676.5     1,533.4     1,484.0     1,464.7                 1,409.1
Long term debt, including current
  maturities............................   1,310.7     1,286.2     1,241.3     1,223.3     1,236.7                 1,214.3
Stockholders' equity....................     273.6       184.4       112.1       124.6        67.0                    68.1
Pro forma:
  Cash and investments..................                                                                               1.0
  Long term debt, including current
    maturities..........................                                                                             854.5
  Stockholders' equity..................                                                                             242.2

- ---------------
(a) Net interest expense represents total interest expense less interest income.
(b) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Other Income (Expense)" for additional detail.
(c) EBITDA represents operating income plus exploration charges and depreciation, depletion and amortization expense. EBITDA is not presented as an indicator of Mesa's operating performance or as a measure of liquidity.
(d) During the periods presented, certain of Mesa's total interest expense consisted of non-cash amortization of debt issuance costs and of accretion of interest on certain discount notes. Such accreted interest was added to the balance of the discount notes rather than paid in cash. Net cash interest expense reflects net interest expense less amortization of debt issuance costs and accretion of interest on discount notes.
(e) For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as net loss plus fixed charges. Fixed charges consist of interest expense and capitalized interest. Earnings were inadequate to cover fixed charges for the three month period ended March 31, 1995 by $7.9 million and for each of the years ended December 31, 1991 through December 31, 1995 by $79.2 million, $91.6 million, $105.3 million, $83.5 million and $58.5 million, respectively. For the year ended December 31, 1995, on a pro forma basis, earnings were inadequate to cover fixed charges by $7.9 million and were inadequate to cover fixed charges and preferred dividends by $29.7 million. (f) At March 31, 1996, cash and investments includes $115.8 million of cash and cash investments and $40.0 million of investments.

                      SUMMARY RESERVE AND PRODUCTION DATA

                                                                               YEARS ENDED DECEMBER 31,
                                                               --------------------------------------------------------
                                                                 1991        1992        1993        1994        1995
                                                               --------    --------    --------    --------    --------
                                                                     (DOLLARS IN MILLIONS, EXCEPT PER UNIT DATA)
PROVED RESERVES(A)(B):
  Natural gas (Bcf)..........................................   1,368.0     1,276.0     1,202.4     1,303.2     1,218.0
  Natural gas liquids (MMBbls)...............................      79.3        80.1        79.2        84.4       101.9
  Oil and condensate (MMBbls)................................       4.0         7.3         3.3         5.0         9.5
  Natural gas equivalents (Bcfe).............................   1,867.3     1,800.4     1,697.1     1,839.8     1,886.5
  Percentage proved developed................................        98%         95%         96%         96%         95%
PRODUCTION DATA:
  Natural gas (Bcf)..........................................     108.5        89.5        79.8        82.3        77.3
  Natural gas liquids (MMBbls)...............................       4.7         4.8         5.1         6.9         6.6
  Oil and condensate (MMBbls)................................       0.8         1.0         0.7         0.5         1.2
  Natural gas equivalents (Bcfe).............................     141.5       124.5       114.5       127.1       123.9
PRICES AT DECEMBER 31(B):
  Natural gas (per Mcf)......................................  $   1.83    $   1.94    $   2.14    $   1.66    $   1.95
  Natural gas liquids (per Bbl)..............................     14.57       12.34       10.97       12.98       11.87
FUTURE NET CASH FLOWS(B):
  After tax..................................................  $2,204.2    $2,105.5    $2,066.2    $2,014.8    $2,152.8
  Discounted at 10%, after tax...............................     995.2     1,037.2       986.9       934.2       966.2
  Before tax.................................................   2,599.0     2,408.0     2,306.2     2,225.8     2,449.8
  Discounted at 10%, before tax..............................   1,181.0     1,167.7     1,068.7       988.3     1,040.4
RESERVE LIFE INDEX (YEARS)(C)................................      13.2        14.5        14.8        14.5        15.2
RESERVE ADDITIONS (BCFE):
  Extensions and discoveries.................................      10.1        82.6         9.8         9.2        48.5
  Acquisitions...............................................       1.5         0.6         0.2         0.8         1.0
  Revisions(a)...............................................    (119.6)       (6.3)       25.8       259.8       121.2
                                                               --------    --------    --------    --------    --------
  Net additions (reductions).................................    (108.0)       76.9        35.8       269.8       170.7
                                                               ========    ========    ========    ========    ========
RESERVE REPLACEMENT(D):
  Total......................................................       (76)%        62%         31%        212%        138%
  Total, excluding revisions.................................         8%         67%          9%          8%         40%
COSTS INCURRED:
  Acquisition................................................  $    5.4    $    0.1    $    0.1    $    3.0    $    0.4
  Exploration................................................       7.9        15.2         2.7         5.2         8.2
  Development................................................      12.4         6.9         2.4        14.0        14.6
                                                               --------    --------    --------    --------    --------
    Total acquisition, exploration and development...........      25.7        22.2         5.2        22.2        23.2
  Facilities.................................................      10.3        49.5        24.1        11.5        15.7
                                                               --------    --------    --------    --------    --------
    Total costs incurred.....................................  $   36.0    $   71.7    $   29.3    $   33.7    $   38.9
                                                               ========    ========    ========    ========    ========
FINDING COSTS (PER MCFE)(E):
  Total......................................................  $     NM    $   0.93    $   0.82    $   0.12    $   0.23
  Total, excluding revisions and facilities..................      2.22        0.27        0.52        2.22        0.47
PER MCFE DATA:
  Total revenue..............................................  $   1.76    $   1.90    $   1.88    $   1.73    $   1.81
  Production costs(f)........................................      0.47        0.50        0.63        0.58        0.57
                                                               --------    --------    --------    --------    --------
  Gross margin(g)............................................      1.29        1.40        1.25        1.15        1.24
  General and administrative expense.........................      0.20        0.20        0.22        0.23        0.22
                                                               --------    --------    --------    --------    --------
  Gross profit(h)............................................  $   1.09    $   1.20    $   1.03    $   0.92    $   1.02
                                                               ========    ========    ========    ========    ========

- ---------------

(a) As of December 31, 1991, 1992 and 1993, the proved oil and gas reserves for substantially all of Mesa's properties were estimated by independent petroleum engineering consultants. Estimates of proved reserves as of December 31, 1994 and 1995 were prepared by Mesa's internal reserve engineers. See "Business -- Reserves."

(b) Proved reserves and future net cash flows were estimated in accordance with Securities and Exchange Commission (the "Commission") guidelines. Prices at December 31 in each of the years 1991 through 1995 were used in the calculation of proved reserves and future net cash flows and were held constant through the periods of estimated production, except as otherwise provided by contract, in accordance with Commission guidelines.

(c) The reserve life index is calculated as proved reserves divided by annual production, both on a Bcfe basis.

(d) Reserve replacement is calculated as reserve additions (reductions) divided by annual production, both on a Bcfe basis. See "Business -- Reserves."

(e) Finding costs are calculated as costs incurred divided by reserve additions (reductions). The average five year finding costs for the period ended December 31, 1995 were $.47 per Mcfe from all sources and $.60 per Mcfe from all sources excluding revisions and facilities. See "Business -- Reserves."

(f) Production costs includes lease operating expenses and production and other taxes.

(g) Gross margin is calculated as total revenue less production costs.

(h) Gross profit is calculated as gross margin less general and administrative expense.

                                  RISK FACTORS

    Prospective investors should consider carefully the following factors relating to the business of Mesa and the Offering, together with the information and financial data set forth elsewhere in this Prospectus, prior to making an investment decision.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Prospectus, including without limitation, the statements under "Prospectus Summary," "Risk Factors -- Financial and Transaction Risks -- High Leverage," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity" and Notes 2 and 4 to the Consolidated Financial Statements of the Parent located elsewhere herein regarding Mesa's financial position and liquidity, the amount of and its ability to make debt service payments, its strategic alternatives, financial instrument covenant compliance, cost reduction efforts and other matters, are forward-looking statements. Although Mesa believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from Mesa's expectations are disclosed in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to Mesa or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

FINANCIAL AND TRANSACTION RISKS

  High Leverage

    Although completion of the Recapitalization will result in a significant reduction of debt, Mesa will continue to be highly leveraged. After giving effect to the consummation of the Recapitalization and the application of the net proceeds therefrom, Mesa would have had total pro forma long term indebtedness (including current maturities) of approximately $854.5 million and stockholders' equity of approximately $242.2 million at March 31, 1996. See "Capitalization" and "Unaudited Pro Forma Financial Information."

    Mesa's level of indebtedness following the Recapitalization will have several important effects on its future operations, including that (i) a substantial portion of Mesa's cash flow from operations will be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) the covenants contained in the New Credit Facility and in the Indentures will require Mesa to meet certain financial tests and other restrictions, will limit its ability to borrow additional funds, to grant liens and to dispose of assets and will affect Mesa's flexibility in planning for and reacting to changes in its business, including possible acquisition activities, and (iii) Mesa's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

    Mesa's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon Mesa's future performance, which will be subject to oil and gas prices, Mesa's level of production and general economic conditions and to financial, business and other factors affecting the operations of Mesa, many of which are beyond its control. There can be no assurance that Mesa's future performance will not be adversely affected by such changes in oil and gas prices and/or production nor by such economic conditions and/or financial, business and other factors.

  History of Losses

    Mesa had net losses of $79.2 million, $89.2 million, $102.4 million, $83.4 million and $57.6 million for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively. Although Mesa reported net income of $1.1 million for the first quarter of 1996, Mesa expects to report a net loss for the year. Giving effect to the Recapitalization and the application of the proceeds therefrom to repay and/or refinance substantially all of Mesa's existing indebtedness as if the Recapitalization and application of the proceeds had occurred on January 1, 1995, Mesa's pro forma net loss (before preferred stock dividends) for the year ended December 31, 1995 would have been $7.0 million and pro forma net income for the three months ended March 31, 1996 would have been $8.6 million. See "Unaudited Pro Forma Financial Information." In the first year following consummation of the Recapitalization, annual interest expense is expected to be approximately $90 million, with approximately $65 million payable in cash, which amounts are expected in subsequent years to vary based on outstanding borrowings and interest rates under the New Credit Facility and the accretion of interest on the Discount Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The 8% dividend on the Preferred Stock will be paid in kind(with additional shares of Preferred Stock) rather than in cash for the first four years following issuance. Notwithstanding the improvements in Mesa's capital structure and financial flexibility expected to result from the Recapitalization, Mesa may continue to incur net losses and, to the extent that natural gas prices are low, such losses may be substantial. See "-- Business and Industry Risks -- Volatility of Natural Gas and NGL Prices."

  Accountants' Going Concern Qualification

    Mesa believes the successful completion of the Recapitalization will position it to continue as a going concern and to pursue its business strategies. Mesa's independent public accountants' report on the consolidated financial statements of Mesa for the year ended December 31, 1995 was dated March 6, 1996. This report included a discussion of Mesa's financial condition and liquidity issues and expressed substantial doubt about Mesa's ability to continue as a going concern. As the Recapitalization had not been completed as of the date of their report, the independent public accountants did not consider the effects of the Recapitalization in their assessment of Mesa's ability to continue as a going concern.

  Subordination of the Notes and Guarantees


    The Notes and Guarantees will be subordinated in right of payment to all existing and future Senior Debt of the Company, which includes all indebtedness under the New Credit Facility. As of March 31, 1996, after giving pro forma effect to the Recapitalization and the application of the net proceeds therefrom, the Company would have had Senior Debt aggregating approximately $350 million (excluding $11.4 million in letters of credit) and would have had up to an additional approximately $175 million available under the New Credit Facility which, if borrowed, would be included as Senior Debt. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the Notes only after Senior Debt of the Company has been paid in full. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the Notes. See "Description of the Notes -- Subordination." In addition to being subordinated to all existing and future Senior Debt of the Company, the Notes and Guarantees will not be secured by any of the Company's assets, unlike the borrowings under the New Credit Facility.


  Absence of Public Market for the Notes

    There is no existing trading market for the Notes. Mesa does not intend to apply for listing of the Notes on a securities exchange or to seek approval for quotation through an automated quotation system. The Underwriters have advised Mesa that they currently intend to make a market in the Notes, but they are not obligated to do so and they may discontinue such market-making at any time without notice. Accordingly, no assurance can be given that an active trading market for the Notes will develop, or as to the liquidity thereof. If a trading market develops for the Notes, the future trading prices thereof will depend on many factors including, among other things, Mesa's results of operations, prevailing interest rates, the market for securities with similar terms and the market for securities of other companies in similar businesses.

  Original Issue Discount

    The Discount Notes will be issued at a substantial discount from their principal amount at maturity. Consequently, purchasers of the Discount Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the holders of the Discount Notes resulting from the purchase, ownership and disposition of the Discount Notes. If a bankruptcy case is commenced by or against the Company under federal bankruptcy law after the issuance of the Discount Notes, the claim of a holder of the Discount Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) that initial public offering price of the Discount Notes and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for the purposes of federal bankruptcy law. Any original issue discount that was not accreted as of such bankruptcy filing would constitute "unmatured interest."

  Fraudulent Conveyance

    Management of Mesa believes that the indebtedness represented by the Notes and the Parent Guarantee is being incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and the other financial information, after the consummation of the Recapitalization, Mesa will be solvent, will have sufficient capital to carry on its business and will be able to pay its debts as they mature. See, however, "-- High Leverage." Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Company or the Parent were insolvent, were rendered insolvent by reason of such incurrence, were engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of the Company's or the Parent's obligations to the holders of the Notes or the Parent Guarantee, the effect of which would be that the holders of the Notes may not be repaid in full and/or (ii) subordinate the Company's or the Parent's obligations to the holders of the Notes to other existing and future indebtedness of the Company and/or the Parent to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes or the Guarantee.

  Control of Board by DNR


    Upon DNR's purchase of the Series B Preferred Stock at the First Closing, DNR will elect a majority of the directors on Mesa's Board in accordance with the special voting rights granted to it as holder of the Series B Preferred Stock. Such special voting rights will continue for so long as DNR meets certain minimum ownership requirements. See "Description of the Stock Purchase Agreement and the Rights Offering -- The Stock Purchase Agreement." DNR's Board representatives will have significant power and authority over the management and affairs of Mesa and consequently, DNR will have significant control over Mesa. DNR intends to implement an orderly transition and succession plan for Mesa's senior management. Such plans are being developed. In this regard, DNR has requested that Boone Pickens, the Chairman of the Board and Chief Executive Officer of Mesa, assist DNR in identifying and retaining a new Chief Executive Officer and that he resign when such person is retained. Mr. Pickens, who will remain on the Board of Directors following the Recapitalization, has agreed to assist with this transition. There can be no assurance, however, that DNR's transition and succession plans will not cause disruption to the business and operations of Mesa. Although Mesa expects to benefit from the participation of DNR's Board representatives, there can be no assurances regarding the effect that DNR's influence on and participation in the management of Mesa will have on Mesa's financial condition and results of operations. See "Management -- DNR Nominees to the Board of Directors."


  Repurchase of Notes Upon Subsequent Change of Control

    Upon the occurrence of a Change of Control (as defined in the Indentures) subsequent to the purchase of Series B Preferred Stock by DNR, each holder of Notes may require Mesa to repurchase all or a portion of such holder's Notes at 101% of the principal amount (or Accreted Value, as applicable) of the Notes, together with accrued and unpaid interest, if any, to the date of repurchase. Further, under the New Credit Facility, an event of default will occur upon a change of control (as defined in the New Credit Facility). In such circumstances, the lenders could require the repayment of the borrowings under the New Credit Facility. Because the Notes will be subordinate in right of payment to the indebtedness outstanding under the New Credit Facility and all other existing and future Senior Debt, absent a waiver the New Credit Facility and any such other Senior Debt would be paid in full prior to any repurchase of the Notes upon a Change of Control. Mesa may not have sufficient financial resources to repay all of the outstanding Senior Debt, the Notes and the other indebtedness that would become payable upon the occurrence of such Change of Control. The failure of the Company to repurchase the Notes as required under the Indentures upon a Change of Control will give the Trustees and the Holders of the Notes certain rights to declare the principal of and accrued but unpaid interest on the Notes or, in the case of the Discount Notes prior to
  , 2001, the Accreted Value of such Discount Notes, to be due and payable immediately. See "Description of the Notes -- Events of Defaults and Remedies."

BUSINESS AND INDUSTRY RISKS

  Volatility of Natural Gas and NGL Prices

    Revenues generated from Mesa's operations are highly dependent upon the sales prices of, and demand for, natural gas and NGLs. Historically, the markets for natural gas and NGLs have been volatile and are likely to continue to be volatile in the future. Prices for natural gas and NGLs are subject to wide fluctuation in response to market uncertainty, changes in supply and demand and a variety of additional factors, all of which are beyond the control of Mesa. These factors include domestic and foreign political conditions, the overall level of supply of and demand for oil, natural gas and natural gas liquids, the price of imports of oil and natural gas, weather conditions, the price and availability of alternative fuels and overall economic conditions. Mesa's future financial condition and results of operations will be dependent, in part, upon the prices received for Mesa's natural gas production, as well as the costs of acquiring, finding, developing and producing reserves.

    As of December 31, 1995, approximately 65% of Mesa's proved reserves, calculated on an energy-equivalent basis, were natural gas and substantially all of its other reserves were NGLs. Substantially all of Mesa's sales of natural gas and NGLs are made in the spot market, or pursuant to contracts based on spot market prices, and not pursuant to long term, fixed price contracts. Any significant decline in prices for natural gas and NGLs could have a material adverse effect on Mesa's financial condition, results of operations and quantities of reserves recoverable on an economic basis. Should the industry experience significant price declines from current levels or other adverse market conditions, Mesa may not be able to generate sufficient cash flows from operations to meet its obligations and make planned capital expenditures.

    The availability of a ready market for Mesa's natural gas and NGL production also depends on a number of factors, including the demand for and supply of natural gas and NGLs and the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines or trucking and terminal facilities.

  Use and Risks of Hedging Transactions and Speculative Investments

    In order to manage its exposure to price risks in the marketing of its oil and natural gas, Mesa has in the past and may in the future enter into oil and natural gas futures contracts on the New York Mercantile Exchange ("NYMEX"), fixed price delivery contracts and financial swaps as hedging devices. While intended to reduce the effects of volatility of the price of oil and natural gas, such transactions may limit potential gains by Mesa if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose Mesa to the risk of financial loss in certain circumstances, including instances in which (i) production is less than expected, (ii) there is a widening of price differentials between delivery points for Mesa's production and Henry Hub (in the case of NYMEX futures contracts) or delivery points required by fixed price delivery contracts to the extent they differ from those of Mesa's production, (iii) Mesa's customers or the counterparties to its futures contracts fail to purchase or deliver the contracted quantities of oil or natural gas or (iv) a sudden, unexpected event materially impacts oil or natural gas prices. Mesa also invests from time to time in oil and gas or other futures contracts which are not intended to be hedges of its oil and gas production. Following the Recapitalization, speculative investments in energy futures contracts, which in prior periods have been profitable, are expected to be limited. After May 7, 1996, Mesa had no open speculative positions in energy futures contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "-- Other" and Note 3 of Notes to the Parent's Consolidated Financial Statements appearing elsewhere in this Prospectus.

  Reserves and Future Net Cash Flows

    Information relating to Mesa's proved oil and gas reserves is based upon engineering estimates. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. Because all reserve estimates are to some degree speculative, the quantities of oil and natural gas that are ultimately recovered, production and operation costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may all vary from those assumed in these estimates and such variances may be material. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. See
"Business -- Reserves."

    The present values of estimated future net cash flows referred to in this Prospectus should not be construed as the current market value of the estimated proved oil and gas reserves attributable to Mesa's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. Mesa's producing properties in the Hugoton field and the West Panhandle field are subject to production limitations imposed by state regulatory authorities, by contracts or both, and any future limitation on production would affect the expected decline in reserves. See
"Business -- Production." The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the Commission to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Mesa's business or the oil and gas industry in general.

    The information set forth in this Prospectus includes revisions of certain reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. In addition, the upward revisions at year end 1994 reflect a change by Mesa to the use of reserve estimates prepared by Mesa's internal reserve engineers instead of estimates prepared by an independent petroleum engineering firm. See "Business -- Reserves." Any downward revisions in the future could adversely affect Mesa's financial condition, borrowing base under the New Credit Facility, future prospects and market value of its securities.

  Replacement of Reserves

    Mesa's future performance depends in part upon its ability to acquire, find and develop additional oil and gas reserves that are economically recoverable. Without successful acquisition, development or exploration activities, Mesa's reserves will decline. No assurances can be given that Mesa will be able to acquire or find and develop additional reserves on an economic basis.

    Mesa's business is capital intensive and, to maintain its asset base of proved oil and gas reserves, a significant amount of cash flow from operations must be reinvested in property acquisitions, development or exploration activities. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, Mesa's ability to make the necessary capital investments to maintain or expand its asset base would be impaired. Without such investment, Mesa's oil and gas reserves would decline.

    In recent years, the majority of Mesa's capital expenditures have been dedicated to developing and upgrading its existing long lived reserve base through infill drilling of its Hugoton reserves, additions to its compression and gathering system and pipeline interconnects, and the construction and expansion of gas processing plants. Relatively modest expenditures have been made to explore for, develop or acquire new reserve additions. In order to increase reserves and production, Mesa must continue its development and exploration drilling program or undertake other replacement activities. Following completion of the Recapitalization, Mesa's strategy will include increasing its reserve base through acquisitions of producing properties and continued exploitation of its existing properties. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. There can be no assurance that Mesa's acquisition activities and exploration and development projects will result in increases in reserves. Mesa's operations may be curtailed, delayed or canceled as a result of lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties or shortages or delays in the delivery of equipment. Furthermore, while Mesa's revenues may increase if prevailing gas and oil prices increase significantly, Mesa's finding costs for additional reserves could also increase. In addition, the costs of exploration and development may materially exceed initial estimates. For a discussion of Mesa's reserves, see
"Business -- Properties" and "-- Reserves."

  Operating Hazards; Limited Insurance Coverage

    Mesa's operations are subject to hazards and risks inherent in drilling for and production and transportation of natural gas and oil, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in loss of hydrocarbons, environmental pollution, personal injury claims, and other damage to properties of Mesa and others. These risks could result in substantial losses to Mesa due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Moreover, Mesa's Gulf of Mexico offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions, to more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage, and to interruption or termination of operations by governmental authorities based on environmental or other considerations.

    As protection against operating hazards, Mesa maintains insurance coverage against some, but not all, potential losses. Mesa's coverages include, but are not limited to, operator's extra expense, physical damage on certain assets, employer's liability, comprehensive general liability, automobile, workers' compensation and loss of production income insurance and limited coverage for sudden environmental damages, but Mesa does not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost. Moreover, Mesa does not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, Mesa may be subject to liability or may lose substantial portions of its properties in the event of environmental damages. The occurrence of an event that is not fully covered by insurance could have an adverse impact on Mesa's financial condition and results of operations.

  Governmental Regulation

    General. Mesa's operations are affected from time to time in varying degrees by political developments and federal and state laws and regulations. In particular, oil and natural gas production, operations and economics are or have been affected by price controls, taxes and other laws relating to the oil and natural gas industry, by changes in such laws and by changes in administrative regulations. Mesa cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on its business or financial condition. See "Business -- Regulation and Prices."

    Environmental. Mesa's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution which might result from Mesa's operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of Mesa, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states, and these various initiatives could have a similar impact on Mesa. Mesa could incur substantial costs to comply with environmental laws and regulations. In addition to compliance costs, government entities and other third parties may assert substantial liabilities against owners and operators of oil and gas properties for oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages, including damages caused by previous property owners. The imposition of any such liabilities on Mesa could have a material adverse effect on Mesa's financial condition and results of operations.

    The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on Mesa. See
"Business -- Regulation and Prices -- Environmental Matters."

  Competition

    Mesa operates in the highly competitive areas of natural gas and oil production, development and exploration with other companies. Factors affecting Mesa's ability to compete in the marketplace include the availability of funds and information relating to a property, the standards established by Mesa for the minimum projected return on investment, the availability of alternate fuel sources and the intermediate transportation of gas. Mesa's competitors include major integrated oil companies and a substantial number of independent energy companies, many of which may have substantially larger financial resources, staffs and facilities than Mesa.

                                USE OF PROCEEDS


    The total proceeds from the Recapitalization are estimated to be approximately $1.1 billion (including net proceeds from the Offering estimated at $485.5 million). The following table sets forth the proposed sources and uses of funds of the Recapitalization, after giving effect to the First Closing and the Second Closing, assuming the Recapitalization had been consummated as of March 31, 1996. For a description of the New Credit Facility, the Stock Purchase Agreement, the Preferred Stock and the Rights Offering, see "Description of the New Credit Facility" and "Description of the Stock Purchase Agreement and the Rights Offering."



                                                                                        AMOUNTS
                                                                                 ---------------------
                                                                                 (DOLLARS IN MILLIONS)
      SOURCES
      New Credit Facility(a)...................................................        $   349.2
      Senior Subordinated Notes................................................            325.0
      Discount Notes...........................................................            175.0
      Preferred Stock..........................................................            265.0
      Cash and investments(b)..................................................            219.9
                                                                                        --------
        Total sources..........................................................        $ 1,334.1
                                                                                        ========
      USES
      Repayment of HCLP Secured Notes(c).......................................        $   492.3
      Repayment of Existing Credit Facility (d)................................             51.1
      Redemption of 12 3/4% Secured Discount Notes due June 30, 1998...........            617.4
      Repayment of 12 3/4% Discount Notes due June 30, 1996....................             39.7
      Redemption of 13 1/2% Subordinated Notes due May 1, 1999.................              7.6
      Prepayment premium with respect to HCLP Secured Notes (e)................             64.0
      Fees and expenses relating to the Offering...............................             14.5
      Other fees and expenses relating to the Recapitalization(f)..............             20.5
      Accrued interest.........................................................             27.0
                                                                                        --------
        Total uses.............................................................        $ 1,334.1
                                                                                        ========


- ---------------


(a) Reflects initial borrowings under the $525 million New Credit Facility. Does not include approximately $11.4 million in letters of credit to be outstanding.


(b) Includes approximately $114.8 million in cash and cash investments, $40.0 million in investments, $56.5 million in restricted cash of HCLP and $8.7 million of refundable prepaid interest as shown on the Parent's Consolidated Balance Sheets as of March 31, 1996. This represents substantially all of Mesa's cash and cash investments, investments and restricted cash at March 31, 1996.

(c) The HCLP Secured Notes were issued by HCLP in 1991, are secured by Mesa's Hugoton field properties and are due in semiannual installments through August 2012. The HCLP Secured Notes outstanding at March 31, 1996 bear interest at fixed rates ranging from 9.05% to 11.3% per annum (weighted average 10.35%).

(d) Mesa's Existing Credit Facility is secured by a first lien on the West Panhandle field properties held by the Company, the Parent's equity interest in the Company and a 76% limited partnership interest in HCLP and is due in various installments through June 1997. The Existing Credit Facility bears interest at the lesser of a Eurodollar rate plus 2 1/2% or the prime rate plus 1/2% (7.92% at March 31, 1996). At March 31, 1996, the Existing Credit Facility also supported letters of credit totaling $11.4 million that are not included in the table above.

(e) The amount of the prepayment premium that will be due upon early retirement of the HCLP Secured Notes is based on prevailing interest rates as of the date of repayment. Such premium would have totaled approximately $64.0 million on March 31, 1996 and approximately $54.6 million on June 7, 1996.

(f) Includes $9.3 million payable to DNR pursuant to the Stock Purchase Agreement. See "Description of the Stock Purchase Agreement and the Rights Offering."

                                 CAPITALIZATION

    The following table sets forth the unaudited historical consolidated cash and investments, current maturities of long term debt and capitalization of the Parent as of March 31, 1996, as adjusted to give effect to (i) the Recapitalization and the application of the proceeds thereof (assuming proceeds of $1.1 billion and assuming that all Rights are exercised in full) as described under "Use of Proceeds," and (ii) certain amendments to the Parent's articles of incorporation increasing the authorized capital stock, as if such Recapitalization had been consummated and such amendments had been effected on March 31, 1996. This table should be read in conjunction with the Consolidated Financial Statements of the Parent and the related notes thereto included elsewhere in this Prospectus.

                                                                                   AS OF MARCH 31, 1996
                                                                                --------------------------
                                                                                HISTORICAL     AS ADJUSTED
                                                                                ----------     -----------
                                                                                  (DOLLARS IN MILLIONS,
                                                                                EXCEPT SHARE DATA)
Cash and investments (a)......................................................   $  155.8       $     1.0
                                                                                 ========        ========
Current maturities of long term debt (b)......................................   $   92.5       $     5.3
                                                                                 --------        --------
Long term debt:
  HCLP Secured Notes..........................................................      457.3              --
  Existing Credit Facility (c)................................................       38.6              --
  12 3/4% Secured Discount Notes due 1998.....................................      618.4              --
  Other debt..................................................................        7.4              --
  New Credit Facility (c).....................................................         --           349.2
  Senior Subordinated Notes offered hereby....................................         --           325.0
  Discount Notes offered hereby...............................................         --           175.0
                                                                                 --------        --------
    Total long term debt (net of current maturities)..........................    1,121.7           849.2
                                                                                 --------        --------
Stockholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares authorized, historical;
    500,000,000 shares authorized, as adjusted
    Series A Preferred Stock, 140,000,000 shares authorized, 58,407,080 shares issued and outstanding, as adjusted (liquidation preference of
     $132,000,000) (d)........................................................         --             0.6
    Series B Preferred Stock, 140,000,000 shares authorized, 58,849,557 shares issued and outstanding, as adjusted (liquidation preference of
     $133,000,000) (d)........................................................         --             0.6
    Series A Junior Participating Preferred Stock, 1,000,000 shares authorized, no shares issued and outstanding, historical and as
     adjusted.................................................................         --              --
  Common stock, $.01 par value, 100,000,000 shares authorized, historical;
    600,000,000 shares authorized, as adjusted; 64,050,009 shares issued and
    outstanding, historical and as adjusted...................................        0.6             0.6
  Additional paid-in capital (e)..............................................      399.0           647.8
  Accumulated deficit (f).....................................................     (331.5)         (407.4)
                                                                                 --------        --------
    Total stockholders' equity................................................       68.1           242.2
                                                                                 --------        --------
      Total capitalization....................................................   $1,282.3       $ 1,096.7
                                                                                 ========        ========

- ---------------

(a) Includes approximately $115.8 million in cash and cash investments and $40.0 million in investments.

(b) Consists of $35.0 million relating to the HCLP Secured Notes, $12.5 million relating to the Existing Credit Facility, $39.7 million relating to the 12 3/4% Discount Notes due 1996 and $5.3 million of other debt.


(c) Reflects initial borrowings under the $525 million New Credit Facility. Amounts under the New Credit Facility and Mesa's Existing Credit Facility do not include approximately $11.4 million in letters of credit that are and will continue to be outstanding.


(d) To the extent Rights are not exercised, the number of shares of Series A Preferred Stock to be issued will decrease and the number of shares of Series B Preferred Stock to be issued will increase by the same amount.

(e) The increase in additional paid-in capital represents the gross proceeds from the sale of Preferred Stock of $265.0 million, less $1.2 million of stated capital attributable to the Preferred Stock and less $15.0 million in expenses related to the equity issuance.

(f) The increase in the amount of the accumulated deficit of $75.9 million represents the sum of (i) a $64.0 million prepayment premium on the HCLP Secured Notes plus (ii) the write-off of approximately $12.6 million of unamortized debt issuance costs related to debt being repaid and/or refinanced, less (iii) a $.7 million gain on the extinguishment of existing long term debt.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited condensed consolidated pro forma financial information (the "Pro Forma Financial Statements") is based on the historical Consolidated Financial Statements of the Parent included elsewhere in this Prospectus, adjusted to give effect to the Recapitalization. The Pro Forma Statements of Operations give effect to the Recapitalization as if the Recapitalization had occurred on January 1, 1995 and the Pro Forma Balance Sheet gives effect to the Recapitalization as if the Recapitalization had occurred on March 31, 1996. In addition, the Pro Forma Financial Statements give effect to certain reductions in general and administrative expenses. See Note (h) below.

    The Recapitalization is more fully described elsewhere in this Prospectus. The Pro Forma Financial Statements should be read in conjunction with the historical Consolidated Financial Statements of the Parent and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The Pro Forma Financial Statements do not purport to represent what Mesa's results of operations or financial condition would actually have been had the Recapitalization been consummated and the reduction in general and administrative expenses been achieved on the above indicated dates, or to project Mesa's results of operations or financial condition for any future period or as of any future date.

                            PRO FORMA BALANCE SHEET

                                                                          AS OF MARCH 31, 1996
                                                             ----------------------------------------------
                                                              HISTORICAL       ADJUSTMENTS       PRO FORMA
                                                             ------------      -----------      -----------
                                                                         (DOLLARS IN MILLIONS)
ASSETS
Current assets:
  Cash and cash investments................................    $  115.8         $  (114.8)(a)     $    1.0
  Investments..............................................        40.0             (40.0)(a)           --
  Accounts receivable and other............................        47.1                --             47.1
                                                               --------         ---------         --------
    Total current assets...................................       202.9            (154.8)            48.1
                                                               --------         ---------         --------
Property, plant and equipment, net.........................     1,062.0                --          1,062.0
                                                               --------         ---------         --------
Other assets:
  Restricted cash of subsidiary partnership................        56.5             (56.5)(b)           --
  Refundable prepaid interest..............................         8.7              (8.7)(c)           --
  Debt issuance costs......................................        12.6               7.4 (d)         20.0
  Gas balancing receivable.................................        58.1                --             58.1
  Other....................................................         8.3                --              8.3
                                                               --------         ---------         --------
    Total other assets.....................................       144.2             (57.8)            86.4
                                                               --------         ---------         --------
      Total assets.........................................    $1,409.1         $  (212.6)        $1,196.5
                                                               ========         =========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities on long term debt.....................    $   92.5         $   (87.2)(e)     $    5.3
  Accounts payable and accrued liabilities.................        30.7                --             30.7
  Interest payable.........................................        26.9             (26.9)(e)           --
                                                               --------         ---------         --------
    Total current liabilities..............................       150.1            (114.1)            36.0
                                                               --------         ---------         --------
Long term debt.............................................     1,121.8            (272.6)(e)        849.2
                                                               --------         ---------         --------
Deferred revenue and other liabilities.....................        69.1                --             69.1
                                                               --------         ---------         --------
Stockholders' equity:
  Series A Preferred Stock.................................          --               0.6 (f)          0.6
  Series B Preferred Stock.................................          --               0.6 (f)          0.6
  Common Stock.............................................         0.6                --              0.6
  Additional paid-in capital...............................       399.0             248.8 (f)        647.8
  Accumulated deficit......................................      (331.5)            (75.9)(g)       (407.4)
                                                               --------         ---------         --------
    Total stockholders' equity.............................        68.1             174.1            242.2
                                                               --------         ---------         --------
      Total liabilities and stockholders' equity...........    $1,409.1         $  (212.6)        $1,196.5
                                                               ========         =========         ========

                 (See Notes to Pro Forma Financial Statements)

                       PRO FORMA STATEMENT OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31, 1995
                                              ----------------------------------------------------------------
                                                              RECAPITALIZATION          G&A
                                              HISTORICAL        ADJUSTMENTS         ADJUSTMENTS      PRO FORMA
                                              ----------      ----------------      -----------      ---------
                                                            (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues:
  Natural gas................................   $ 129.6            $   --             $   --          $ 129.6
  Natural gas liquids........................      75.3                --                 --             75.3
  Oil and condensate.........................      19.6                --                 --             19.6
  Other......................................      10.5                --                 --             10.5
                                                -------            ------             ------          -------
Total revenues...............................     235.0                --                 --            235.0
                                                -------            ------             ------          -------
Costs and expenses:
  Lease operating............................      51.8                --                 --             51.8
  Production and other taxes.................      18.4                --                 --             18.4
  Exploration charges........................       6.6                --                 --              6.6
  General and administrative.................      26.8                --               (5.0)(h)         21.8
  Depletion, depreciation and amortization...      83.4                --                 --             83.4
                                                -------            ------             ------          -------
Total costs and expenses.....................     187.0                --               (5.0)           182.0
                                                -------            ------             ------          -------
Operating income.............................      48.0                --                5.0             53.0
                                                -------            ------             ------          -------
Other income (expense):
  Interest income............................      15.9             (15.5)(i)             --              0.4
  Interest expense...........................    (148.6)             61.1(j)              --            (87.5)
  Investment gains...........................      18.4                --                 --             18.4
  Other......................................       8.7                --                 --              8.7
                                                -------            ------             ------          -------
Total other income (expense).................    (105.6)             45.6                 --            (60.0)
                                                -------            ------             ------          -------
Net loss before Preferred Stock dividends....     (57.6)             45.6                5.0             (7.0)
                                                -------            ------             ------          -------
Preferred Stock dividends....................        --             (21.9)(k)             --            (21.9)
                                                -------            ------             ------          -------
Net loss available to the common
  stockholders...............................   $ (57.6)           $ 23.7             $  5.0          $ (28.9)
                                                =======            ======             ======          =======
Net loss per common share....................   $ (0.90)                                              $ (0.45)
                                                =======                                               =======
Average shares outstanding:
  Common.....................................      64.1                --                 --             64.1
  Series A Preferred Stock...................        --              60.2                 --             60.2
  Series B Preferred Stock...................        --              60.6                 --             60.6
Other Data:
    EBITDA(l)................................   $ 138.0            $   --             $  5.0          $ 143.0
                                                =======            ======             ======          =======

                 (See Notes to Pro Forma Financial Statements)

                       PRO FORMA STATEMENT OF OPERATIONS

                                                               THREE MONTHS ENDED MARCH 31, 1996
                                                 -------------------------------------------------------------
                                                                RECAPITALIZATION         G&A
                                                 HISTORICAL       ADJUSTMENTS        ADJUSTMENTS     PRO FORMA
                                                 ----------     ----------------     -----------     ---------
                                                            (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues:
  Natural gas...................................   $ 50.6             $  --            $   --         $  50.6
  Natural gas liquids...........................     23.1                --                --            23.1
  Oil and condensate............................      4.4                --                --             4.4
  Other.........................................      2.5                --                --             2.5
                                                   ------             -----            ------         -------
Total revenues..................................     80.6                --                --            80.6
                                                   ------             -----            ------         -------
Costs and expenses:
  Lease operating...............................     13.6                --                --            13.6
  Production and other taxes....................      5.4                --                --             5.4
  Exploration charges...........................      0.5                --                --              .5
  General and administrative....................      5.6                --              (1.2)(h)         4.4
  Depletion, depreciation and amortization......     30.2                --                --            30.2
                                                   ------             -----            ------         -------
Total costs and expenses........................     55.3                --              (1.2)           54.1
                                                   ------             -----            ------         -------
Operating income................................     25.3                --               1.2            26.5
                                                   ------             -----            ------         -------
Other income (expense):
  Interest income...............................      3.2              (3.1)(i)            --             0.1
  Interest expense..............................    (37.7)             15.1(j)             --           (22.6)
  Investment gains..............................      8.8                --                --             8.8
  Other.........................................      1.5                --                --             1.5
                                                   ------             -----            ------         -------
Total other income (expense)....................    (24.2)             12.0                --           (12.2)
                                                   ------             -----            ------         -------
Net income before Preferred Stock dividends.....      1.1              12.0               1.2            14.3
                                                   ------             -----            ------         -------
Preferred Stock dividends.......................       --              (5.7)(k)            --            (5.7)
                                                   ------             -----            ------         -------
Net income available to the common
  stockholders..................................   $  1.1             $ 6.3            $  1.2         $   8.6
                                                   ======             =====            ======         =======
Primary income per common share.................   $  .02                                             $   .13
                                                   ======                                             =======
Fully diluted income per common share...........                                                      $   .07
Average shares outstanding:
  Common........................................     64.1                                                64.1
  Series A Preferred Stock......................       --              63.2                              63.2
  Series B Preferred Stock......................       --              63.7                              63.7
Other Data:
    EBITDA(l)...................................   $ 56.0             $  --            $  1.2         $  57.2
                                                   ======             =====            ======         =======

                 (See Notes to Pro Forma Financial Statements)

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

(a) The pro forma adjustments assume that substantially all cash and investment balances are utilized as a source of funds in the Recapitalization.

(b) Represents the balance as of March 31, 1996 of a restricted cash balance within HCLP that is available to supplement cash flows from HCLP's properties in the event such cash flows are not sufficient to fund required interest and principal payments on the HCLP Secured Notes. Such restricted cash will be available to repay the HCLP Secured Notes in connection with the Recapitalization.

(c) Represents the amount to be refunded under a guaranteed investment contract entered into upon issuance of the HCLP Secured Notes.

(d) The debt issuance cost adjustment of $7.4 million consists of approximately $20.0 million related to the Notes offered hereby and the New Credit Facility (primarily fees to underwriters, banks, investment advisors and DNR), net of a charge of approximately $12.6 million representing unamortized debt issuance costs associated with the debt to be repaid and/or refinanced.

(e) Reflects the repayment and/or refinancing of substantially all of Mesa's existing debt, including accrued interest, as a result of the Recapitalization. See "Use of Proceeds" and "Capitalization."

(f) The Series A and Series B Preferred Stock are reflected at par value with the remaining proceeds, net of issuance costs, reflected in additional paid-in capital.

(g) Reflects a nonrecurring charge of $64.0 million related to a prepayment premium to be paid on the redemption of the HCLP Secured Notes and the write off of $12.6 million of unamortized debt issuance costs associated with the debt to be repaid and/or refinanced, net of an approximately $0.7 million gain associated with the extinguishment of the existing long term debt.

(h) In conjunction with the Recapitalization and the concurrent change of control of the Board, Mesa has committed to reducing its staff and eliminating certain departments and activities. This adjustment reflects the elimination of 74 positions from the total of 385 at December 31, 1995, and a significant downsizing of the natural gas vehicle equipment business.

    Following is a summary of the general and administrative expense pro forma adjustment:

                                                                     AMOUNT OF ADJUSTMENT
                                                           -----------------------------------------
                                                               YEAR ENDED        THREE MONTHS ENDED
                  G&A PRO FORMA ADJUSTMENT                 DECEMBER 31, 1995       MARCH 31, 1996
    -----------------------------------------------------  ------------------    -------------------
                                                                     (DOLLARS IN MILLIONS)
    Personnel reductions.................................         $3.6                  $1.0
    Natural gas vehicles.................................          1.4                   0.2
                                                                  ----                  ----
      Total..............................................         $5.0                  $1.2
                                                                  ====                  ====

    In addition to the general and administrative adjustment shown above, management believes that it will be able to reduce general and administrative and operating overhead expenses in excess of those amounts reflected in the pro forma adjustment (up to $5.0 million of additional annual reductions) subsequent to the Recapitalization. This additional amount is not reflected as an adjustment in the Pro Forma Statement of Operations.

(i) Substantially all interest income associated with cash investments, investments and restricted cash is eliminated on a pro forma basis to reflect the use of substantially all such balances to effect the Recapitalization.

(j) Reflects the reduction of interest expense as a result of the Recapitalization. Interest expense adjustments include the following:

                                                                      YEAR ENDED       THREE MONTHS
                                                                     DECEMBER 31,         ENDED
                                                                         1995         MARCH 31, 1996
                                                                     ------------     --------------
                                                                          (DOLLARS IN MILLIONS)
    Interest expense on existing debt..............................     $145.5            $ 36.8
    Interest expense on the New Credit Facility (assumed 7.0%
      average annual rate).........................................      (25.0)             (6.3)
    Interest expense on the Senior Subordinated Notes (assumed
      11.0% annual rate)...........................................      (36.8)             (9.2)
    Interest expense on the Discount Notes (assumed 12 1/4% annual
      rate)........................................................      (22.6)             (6.2)
                                                                        ------            ------
      Total adjustment.............................................     $ 61.1            $ 15.1
                                                                        ======            ======

    Interest expense on existing debt does not include approximately $3.1 million for the year ended December 31, 1995 and $0.9 million for the three months ended March 31, 1996 representing the interest portion of the administrative fee charged by CIG in connection with Mesa's West Panhandle field operations. The effects of fluctuations of 0.125% and 0.250% in annual interest rates in respect of the New Credit Facility on pro forma interest expense would have been $0.4 million and $0.8 million, respectively, for the year ended December 31, 1995 and $0.1 million and $0.2 million, respectively, for the three months ended March 31, 1996.

(k) Reflects the pro forma adjustment for an 8% dividend on the Preferred Stock payable quarterly in additional shares of Preferred Stock for at least the first four years after issuance.

(l) EBITDA represents operating income plus exploration charges and depreciation, depletion and amortization expense. EBITDA is not presented as an indicator of Mesa's operating performance nor as a measure of liquidity.

                       SELECTED HISTORICAL FINANCIAL DATA


    The following table sets forth selected financial information of Mesa as of the dates and for the periods indicated. The selected historical consolidated statement of operations data for the three months ended March 31, 1995 and 1996 and for the years ended December 31, 1993, 1994 and 1995 and the historical consolidated balance sheet data as of March 31, 1996 and as of December 31, 1994 and 1995 are derived from the Consolidated Financial Statements of the Parent included elsewhere in this Prospectus. The selected historical consolidated statement of operations data for the years ended December 31, 1991 and 1992 and the selected historical consolidated balance sheet data as of December 31, 1991, 1992 and 1993 are derived from consolidated financial statements of the Parent that are not included in this Prospectus. This table should be read in conjunction with the Consolidated Financial Statements of the Parent and related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." After the Recapitalization, it is expected that the consolidated assets, liabilities, stockholders' equity, results of operations and cash flows of the Company and its subsidiaries will be the same as those of the Parent and its subsidiaries.


                                                                                                                THREE MONTHS
                                                                 YEARS ENDED DECEMBER 31,                     ENDED MARCH 31,
                                                 --------------------------------------------------------    ------------------
                                                   1991        1992        1993        1994        1995       1995       1996
                                                 --------    --------    --------    --------    --------    ------    --------
                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Natural gas..................................  $  169.9    $  157.6    $  141.8    $  139.6    $  129.6    $ 35.9    $   50.6
  Natural gas liquids..........................      62.0        59.7        61.4        72.7        75.3      18.2        23.1
  Oil and condensate...........................      16.1        18.7        12.4         7.9        19.6       5.4         4.4
  Other........................................       1.5         1.1         6.6         8.5        10.5       2.7         2.5
                                                 --------    --------    --------    --------    --------    ------    --------
Total revenues.................................     249.5       237.1       222.2       228.7       235.0      62.2        80.6
                                                 --------    --------    --------    --------    --------    ------    --------
Costs and expenses:
  Lease operating..............................      46.9        43.9        51.8        52.7        51.8      12.6        13.6
  Production and other taxes...................      18.9        18.6        20.4        21.3        18.4       4.7         5.4
  Exploration charges..........................       4.7        10.0         2.7         5.2         6.6       1.3          .5
  General and administrative...................      27.8        24.5        25.2        28.5        26.8       6.6         5.6
  Depreciation, depletion and amortization.....     117.1       113.9       100.1        92.3        83.4      21.0        30.2
                                                 --------    --------    --------    --------    --------    ------    --------
Total costs and expenses.......................     215.4       210.9       200.2       200.0       187.0      46.2        55.3
                                                 --------    --------    --------    --------    --------    ------    --------
Operating income...............................      34.1        26.2        22.0        28.7        48.0      16.0        25.3
Net interest expense (a).......................    (134.3)     (129.9)     (131.3)     (131.3)     (132.7)    (32.8)      (34.5)
Other income (b)...............................      21.0        14.5         6.9        19.2        27.1       8.9        10.3
                                                 --------    --------    --------    --------    --------    ------    --------
Net income (loss)..............................  $  (79.2)   $  (89.2)   $ (102.4)   $  (83.4)   $  (57.6)   $ (7.9)   $    1.1
                                                 ========    ========    ========    ========    ========    ======    ========
Net income (loss) per common share.............  $  (2.05)   $  (2.31)   $  (2.61)   $  (1.42)   $  (0.90)   $ (.12)   $    .02
                                                 ========    ========    ========    ========    ========    ======    ========
OTHER FINANCIAL DATA:
EBITDA (c).....................................  $  155.9    $  150.1    $  124.8    $  126.2    $  138.0      38.3        56.0
Cash flows from operating activities...........      35.0       (28.4)       32.5        48.6        69.2      29.2        (2.2)
Cash flows from investing activities...........     399.7       (17.0)       37.5       (40.3)      (41.4)    (10.3)      (10.0)
Cash flows from financing activities...........    (310.3)      (29.5)      (88.5)       (3.6)      (22.1)      2.2       (21.2)
Net cash interest expense (d)..................     130.9       126.1        78.0        47.8        90.4      12.4        34.0
Capital expenditures...........................      31.9        69.2        29.6        32.6        42.3       7.0         9.8
Ratios:
  EBITDA to net interest expense...............       1.2x        1.2x        1.0x        1.0x        1.0x      1.2x        1.6x
  EBITDA to net cash interest expense..........       1.2x        1.2x        1.6x        2.6x        1.5x      3.1x        1.7x
  Earnings to fixed charges(e).................        NM          NM          NM          NM          NM        NM         1.0x
  Total debt to EBITDA.........................       8.4x        8.6x       10.0x        9.7x        9.0x       NM          NM
BALANCE SHEET DATA (END OF PERIOD):
Cash and investments (f).......................  $  260.3    $  169.1    $  150.0    $  162.5    $  187.4              $  155.8
Total assets...................................   1,832.8     1,676.5     1,533.4     1,484.0     1,464.7               1,409.1
Long term debt, including current maturities...   1,310.7     1,286.2     1,241.3     1,223.3     1,236.7               1,214.3
Stockholders' equity...........................     273.6       184.4       112.1       124.6        67.0                  68.1

- ---------------

(a) Net interest expense represents total interest expense less interest income.
(b) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Other Income (Expense)" for additional detail.
(c) EBITDA represents operating income plus exploration charges and depreciation, depletion and amortization expense. EBITDA is not presented as an indicator of Mesa's operating performance or as a measure of liquidity.
(d) During the periods presented, certain of Mesa's total interest expense consisted of non-cash amortization of debt issuance costs and of accretion of interest on certain discount notes. Such accreted interest was added to the balance of the discount notes rather than paid in cash. Net cash interest expense reflects net interest expense less amortization of debt issuance costs and accretion of interest on discount notes.
(e) For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as net loss plus fixed charges. Fixed charges consist of interest expense and capitalized interest. Earnings were inadequate to cover fixed charges for the three month period ended March 31, 1995 by $7.9 million, and for each of the years ended December 31, 1991 through December 31, 1995 by $79.2 million, $91.6 million, $105.3 million, $83.5 million and $58.5 million, respectively.
(f) At March 31, 1996, cash and investments includes $115.8 million of cash and cash investments and $40.0 million of investments.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This discussion should be read in conjunction with the Consolidated Financial Statements of the Parent and the related notes thereto included elsewhere in this Prospectus.

CAPITAL RESOURCES AND LIQUIDITY

    Mesa is highly leveraged with over $1.2 billion of long-term debt, including current maturities. See Note 4 of Notes to Consolidated Financial Statements for a detailed discussion of Mesa's debt. As a result of improved results of operations in the first quarter of 1996, Mesa now expects that cash generated by its operations, together with available cash and investment balances, will be sufficient to fund the debt principal and interest obligations due by June 30, 1996. In addition, if the obligations under the Existing Credit Facility are accelerated and become due in the second half of 1996 in the event Mesa breaches the tangible adjusted equity covenant (see Note 4 of Notes to Consolidated Financial Statements), Mesa expects to have sufficient cash to repay those obligations. However, whether Mesa would have sufficient cash to pay both those obligations and the interest payments on the Secured Discount Notes due at December 31, 1996 would depend upon results of operations for the remainder of 1996. Mesa will make decisions regarding payments on its debt as such payments come due, taking into account the status of the Recapitalization at such times.

    The Recapitalization will enhance Mesa's ability to compete in the oil and gas industry by substantially increasing its cash flow available for investment and improving its ability to attract capital, which will increase its ability to pursue investment opportunities. Specifically, Mesa's financial condition will improve significantly as a result of the Recapitalization due to (i) a significant reduction in total debt outstanding, (ii) a reduction in annual cash interest expense of approximately $75 million, (iii) the implementation of a cost savings program designed to initially reduce annual general and administrative and other operating overhead expenses by approximately $10 million, and (iv) the extension of maturities on its long term debt, which will eliminate Mesa's present liquidity concerns.

    The expected reduction of annual cash interest expense is based on the following assumptions: (i) average borrowings outstanding under the New Credit Facility following the Second Closing of approximately $350 million, excluding letters of credit, and (ii) annual interest rates of approximately 7% under the New Credit Facility, 11% under the new senior subordinated notes and 12 1/4% under the new senior subordinated discount notes. Actual borrowings and interest rates under the New Credit Facility will fluctuate over time and will affect Mesa's actual cash interest expense.


    Management believes that cash from operating activities, together with as much as $175 million of availability under the $525 million New Credit Facility following the completion of the Recapitalization, will be sufficient for Mesa to meet its debt service obligations and scheduled capital expenditures, and to fund its working capital needs for the next several years following the Recapitalization.


    The successful completion of the Recapitalization is expected to position Mesa to operate and continue as a going concern and to pursue its business strategies. The consolidated financial statements of Mesa do not include any adjustments reflecting any treatment other than going concern accounting.

    If the Recapitalization is not completed, Mesa will pursue other alternatives to address its liquidity issues and financial condition, including pursuing other merger and sale transactions, the possibility of seeking to restructure its balance sheet by negotiating with its current debt holders or seeking protection from its creditors under the federal Bankruptcy Code.

NET OPERATING LOSS CARRYFORWARDS OF MESA

    At December 31, 1995, Mesa had approximately $470 million of unused net operating loss ("NOL") carryforwards. The issuance of Series B Preferred Stock to DNR pursuant to the Stock Purchase Agreement will cause the NOL carryforward limitations of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), to apply to Mesa's NOL carryforwards. As a result, Mesa's ability to carry forward its existing NOLs to offset future income and gain (other than unrealized gain inherent in Mesa's assets at the time of issuance of the Series B Preferred Stock to DNR) will be limited. The impact of this limitation cannot be predicted with any certainty because the amount of the limitation will depend on the value of the Common Stock and on interest rates in effect at the time of issuance of the Series B Preferred Stock to DNR. However, based on recent Common Stock trading prices of $3 to $4 per share and on current interest rates, Mesa's ability to utilize its existing NOLs would be limited to approximately $11 million to $15 million per year ("Annual NOL Limitation"). As a result of the restriction on the utilization of the NOLs, a portion of the NOLs may expire before Mesa is able to utilize them. Any unused Annual NOL Limitation as well as any tax operating losses which might be generated after the issuance of the Series B Preferred Stock will carry forward for use in future years without regard to the limitation in amount described above.

RESULTS OF OPERATIONS

  First Quarter 1995 Compared to First Quarter 1996

    Mesa reported net income of $1.1 million in the first quarter of 1996 compared with a net loss of $7.9 million in the first quarter of 1995.

    The following table presents a summary of the results of operations of Mesa for the three months ended March 31, 1995 and 1996:

                                                                                    1995      1996
                                                                                   ------    ------
                                                                                     (IN MILLIONS)
    Revenues.....................................................................  $ 62.2    $ 80.6
    Operating and administrative costs...........................................   (25.2)    (25.1)
    Depreciation, depletion and amortization.....................................   (21.0)    (30.2)
                                                                                   ------    ------
                                                                                        -         -
    Operating income.............................................................    16.0      25.3
    Interest expense, net of interest income.....................................   (32.8)    (34.5)
    Other........................................................................     8.9      10.3
                                                                                   ------    ------
                                                                                        -         -
    Net income (loss)............................................................  $ (7.9)   $  1.1
                                                                                   =======   ======

  Revenues

    The table below presents, for the three months ended March 31, 1995 and 1996, the revenues, production and average prices received from sales of natural gas, natural gas liquids and oil and condensate.

                                                                                1995        1996
                                                                               -------     -------
    Revenues (in millions):
      Natural gas............................................................  $  35.9     $  50.6
      Natural gas liquids....................................................     18.2        23.1
      Oil and condensate.....................................................      5.4         4.4
                                                                               -------     -------
             Total...........................................................  $  59.5     $  78.1
                                                                               =======     =======
    Natural Gas Production (MMcf):
      Hugoton................................................................   12,699      12,855
      West Panhandle.........................................................    4,927       5,471
      Gulf of Mexico.........................................................    2,245       3,697
      Other..................................................................        4          88
                                                                               -------     -------
             Total...........................................................   19,875      22,111
                                                                               =======     =======
    Natural Gas Liquids Production (MBbls):
      Hugoton................................................................      930         869
      West Panhandle.........................................................      696         840
      Gulf of Mexico.........................................................       13          12
      Other..................................................................        1           2
                                                                               -------     -------
             Total...........................................................    1,640       1,723
                                                                               =======     =======
    Oil and Condensate Production (MBbls):
      Hugoton................................................................       --          --
      West Panhandle.........................................................       16          34
      Gulf of Mexico.........................................................      292         198
      Other..................................................................       14          12
                                                                               -------     -------
             Total...........................................................      322         244
                                                                               =======     =======
    Weighted average sales price:
      Natural gas (per Mcf)..................................................  $  1.71*    $  2.26
      Natural gas liquids (per Bbl)..........................................  $ 11.18     $ 13.82
      Oil and condensate (per Bbl)...........................................  $ 16.51     $ 17.61

- ---------------

* Includes the effects of hedging activities. See below.

    Mesa's natural gas production increased in the first quarter of 1996 compared with the same period of 1995 due to a weather-related increase in demand in the West Panhandle field and increased production in the Gulf of Mexico as a result of successful drilling in 1995. Natural gas liquids production increased slightly in the first quarter of 1996 compared to the first quarter of 1995 in proportion to higher natural gas production in the West Panhandle field. In the first quarter of 1996 oil and condensate production decreased compared to the same period of 1995 due to natural decline in the Gulf of Mexico oil properties.

    Natural gas prices in first quarter of 1996 were substantially higher than in the first quarter of 1995 due to a colder 1995/1996 winter. Natural gas liquids and oil and condensate prices were also higher due to the colder weather.

    Approximately 85 percent of Mesa's 1996 natural gas production was sold at market prices. The remaining 15 percent was sold under a fixed-price contract. When circumstances warrant, Mesa hedges its production. Amortization of deferred gains and losses from hedging activities are included in natural gas revenues when the hedged production occurs. In the first quarter of 1995, Mesa recognized as natural gas revenues $4.9 million of hedge gains. Mesa did not hedge any of its first quarter 1996 production. The following table shows the effect of hedging activities on Mesa's natural gas prices:

                                                                                     THREE MONTHS
                                                                                         ENDED
                                                                                       MARCH 31,
                                                                                    ---------------
                                                                                    1995      1996
                                                                                    -----     -----
    Natural gas prices (per Mcf):
      Actual price received for production........................................  $1.47     $2.26
      Effect of hedging activities................................................    .24        --
                                                                                    -----     -----
      Average price...............................................................  $1.71     $2.26
                                                                                    =====     =====

  Costs and Expenses

    Mesa's aggregate costs and expenses increased by approximately 20% in the first quarter of 1996 compared to the same period in 1995 due primarily to increased depreciation, depletion and amortization expenses ("DD&A") resulting from a non-recurring impairment. Lease operating expenses increased marginally due to increased production. Production and other taxes increased 14% due to increased production and higher natural gas prices. Exploration charges decreased reflecting lower seismic costs. General and administrative expenses were lower primarily due to a reduction in employee benefit expenses and lower outside consultant costs. DD&A, which is calculated quarterly on a unit-of-production basis, was higher by 44% primarily due to impairment of long-lived assets of approximately $6.8 million in accordance with the adoption of a new accounting requirement (SFAS No. 121) and higher production in the first quarter of 1996.

  Other Income (Expense)

    Interest income and interest expense in the first quarter of 1996 were not materially different from such income and expense during the same period in 1995 as average cash balances and aggregate debt outstanding were not materially different.

    Results of operations for the three months ended March 31, 1995 and 1996 include certain items which are either non-recurring or are not directly associated with Mesa's oil and gas producing operations. The following table sets forth the amounts of such items for the periods indicated (in millions):

                                                                                     1995     1996
                                                                                     ----     -----
    Gains from investments.........................................................  $4.6     $ 8.8
    Gains from collections from Bicoastal Corporation..............................   4.6       2.5
    Other..........................................................................   (.3)     (1.0)
                                                                                     ----     -----
             Total Other Income....................................................  $8.9     $10.3
                                                                                     ====     =====

    The gains from investments relate to Mesa's investments in marketable securities and energy futures contracts, which include NYMEX futures contracts, commodity price swaps and options that are not accounted for as hedges of future production. Mesa's investments in marketable securities and futures contracts are valued at market prices at each reporting date with gains and losses included in the statement of operations for such reporting period whether or not such gains or losses have been realized.

    The gains from collection of interest from Bicoastal Corporation relate to a note receivable from such company, which was in bankruptcy. Mesa's claims in the bankruptcy exceeded its recorded receivable. As of March 31, 1996, Mesa had collected the full amount of its allowed claim plus a portion of the interest due on such claims. Mesa does not expect any future amounts received from such company to be significant.

  Years Ended December 31, 1993, 1994 and 1995

    The following table presents a summary of the results of operations of Mesa for the years indicated:

                                                                     YEARS ENDED DECEMBER 31,
                                                                -----------------------------------
                                                                 1993          1994          1995
                                                                -------       -------       -------
                                                                      (DOLLARS IN MILLIONS)
    Revenues..................................................  $ 222.2       $ 228.7       $ 235.0
    Operating and administrative costs........................   (100.1)       (107.7)       (103.6)
    Depreciation, depletion and amortization..................   (100.1)        (92.3)        (83.4)
                                                                -------       -------       -------
    Operating income..........................................     22.0          28.7          48.0
                                                                -------       -------       -------
    Interest expense, net of interest income..................   (131.3)       (131.3)       (132.7)
    Other.....................................................      6.9          19.2          27.1
                                                                -------       -------       -------
    Net loss..................................................  $(102.4)      $ (83.4)      $ (57.6)
                                                                =======       =======       =======

  Revenues, Production and Average Price Data

    The table below presents, for the years indicated, the revenues, production and average prices received from sales of natural gas, natural gas liquids and oil and condensate.

                                                                     YEARS ENDED DECEMBER 31,
                                                                -----------------------------------
                                                                 1993          1994          1995
                                                                -------       -------       -------
    Revenues (in millions):
      Natural gas.............................................  $ 141.8       $ 139.6       $ 129.6
      Natural gas liquids.....................................     61.4          72.7          75.3
      Oil and condensate......................................     12.4           7.9          19.6
                                                                -------       -------       -------
             Total............................................  $ 215.6       $ 220.2       $ 224.5
                                                                =======       =======       =======
    Natural Gas Production (MMcf):
      Hugoton.................................................   47,476        51,986        48,871
      West Panhandle..........................................   23,786        22,983        20,357
      Gulf of Mexico..........................................    8,517         7,359         8,073
      Other...................................................       41            11            11
                                                                -------       -------       -------
             Total............................................   79,820        82,339        77,312
                                                                =======       =======       =======
    Natural Gas Liquids Production (MBbls):
      Hugoton.................................................    1,481         3,430         3,524
      West Panhandle..........................................    3,480         3,423         2,994
      Gulf of Mexico..........................................       81            53            48
      Other...................................................        8             5             5
                                                                -------       -------       -------
             Total............................................    5,050         6,911         6,571
                                                                =======       =======       =======
    Oil and Condensate Production (MBbls):
      Hugoton.................................................      104            --            --
      West Panhandle..........................................      153           164           118
      Gulf of Mexico..........................................      352           337         1,025
      Other...................................................      129            45            52
                                                                -------       -------       -------
             Total............................................      738           546         1,195
                                                                =======       =======       =======

                                                                     YEARS ENDED DECEMBER 31,
                                                                 1993          1994          1995
                                                                -------       -------       -------
    Weighted average sales prices:
    Natural gas (per Mcf)
      Hugoton.................................................  $  1.78       $  1.57       $  1.32
      West Panhandle..........................................     1.72          1.80          1.83
      Gulf of Mexico..........................................     2.08          1.81          1.59
      Other...................................................      .85          1.29           .54
                                                                -------       -------       -------
             Average(a).......................................  $  1.79       $  1.67       $  1.65
                                                                =======       =======       =======
    Natural gas liquids (per Bbl)
      Hugoton.................................................  $ 12.35       $ 10.03       $ 10.76
      West Panhandle..........................................    12.04         11.06         12.33
      Gulf of Mexico..........................................    12.61         11.52         11.37
      Other...................................................    10.51          8.58          8.77
                                                                -------       -------       -------
             Average..........................................  $ 12.14       $ 10.55       $ 11.48
                                                                =======       =======       =======
    Oil and condensate (per Bbl)
      Hugoton.................................................  $ 18.21       $    --       $    --
      West Panhandle..........................................    15.04         13.38         14.13
      Gulf of Mexico..........................................    16.69         15.18         16.57
      Other...................................................    17.08         14.43         16.48
                                                                -------       -------       -------
             Average..........................................  $ 16.63       $ 14.58       $ 16.32
                                                                =======       =======       =======

- ---------------

(a) Includes the effects of hedging activities. See "-- Natural Gas Prices."

    The increase in total revenues from sales of natural gas, NGLs, and oil and condensate from 1994 to 1995 is primarily attributable to increased oil and condensate production in 1995, increased liquids prices in 1995 and approximately $12.7 million of natural gas hedge gains recognized in 1995. These factors offset the decrease in natural gas and natural gas liquids production and the lower market prices for natural gas production in 1995. The increase in revenues from 1993 to 1994 was primarily due to increased natural gas and natural gas liquids production in 1994, partially offset by the decrease in prices from 1993 to 1994.

    Natural gas revenues decreased from 1993 to 1994 and from 1994 to 1995. In 1995 production was lower in both the Hugoton and West Panhandle fields due to timing and duration of equipment maintenance and weather-related reduction in demand, respectively. Total natural gas production increased from 1993 to 1994 primarily due to higher allowables in the Hugoton field partially offset by slightly lower West Panhandle and Gulf of Mexico production. Average natural gas prices were slightly lower in 1995 than in 1994. Prices received for market price-based production were $.22 per Mcf (14%) lower in 1995, at $1.33 per Mcf. Mesa's hedge gains increased the reported prices for such production by $.20 per Mcf to $1.53 Mcf. The lower market prices were the result of the continuing surplus of natural gas supply. Average natural gas prices reported were 7% lower in 1994 than in 1993 due to generally lower market prices. See "-- Natural Gas Prices."

    NGL revenues increased in 1995 compared to 1994. Hugoton field NGL production was slightly higher despite lower natural gas production reflecting improved yields from Mesa's Satanta plant. West Panhandle field NGL production decreased in 1995 in proportion to the lower natural gas production. The lower production was offset by higher average prices in 1995 due to improved market conditions for NGLs. NGL production increased from 1993 to 1994 as a result of increases in Hugoton field liquids production. In the third quarter of 1993 the Satanta plant in the Hugoton field was completed. The plant, which is capable of processing up to 250 MMcf of natural gas per day, replaced Mesa's older Ulysses natural gas processing plant which could process up to 160 MMcf per day. The Satanta plant has the ability to extract a greater quantity of NGLs per Mcf of natural gas, reject nitrogen, recover helium and produce LNG.

    Oil and condensate revenues increased approximately 150% from 1994 to 1995. Gulf of Mexico production was up over 200% due to successful drilling in late 1994. Average oil and condensate prices were also higher in 1995 by $1.74 per Bbl. Prior to the resumption of drilling in the Gulf of Mexico in 1994, Mesa's oil and condensate production had been on a decline.

    West Panhandle production is governed by the terms of a contract with CIG. See "-- Production Allocation Agreement."

    Mesa's production from the Hugoton field is affected by the allowables set for the entire field and by the portion of allowables allocated to Mesa's wells. See "Business -- Production -- Hugoton Field."

  Natural Gas Prices

    Substantially all of Mesa's natural gas production is sold under short term or long term sales contracts. Approximately 80% of Mesa's annual natural gas sales, whether or not such sales are governed by a contract, are at market prices. The following table shows Mesa's natural gas production sold under fixed price contracts and production sold at market prices:

                                                                            YEARS ENDED DECEMBER 31,
                                                                         ------------------------------
                                                                           1993       1994       1995
                                                                         --------   --------   --------
    Natural Gas Production (MMcf):
      Sold under fixed price contracts.................................    19,467     13,935     15,212
      Sold at market prices............................................    60,353     68,404     62,100
                                                                           ------     ------     ------
      Total production.................................................    79,820     82,339     77,312
                                                                           ======     ======     ======
      Percent sold at market prices....................................       76%        83%        80%

    In addition to its fixed price contracts, Mesa will, when circumstances warrant, hedge the price received for its market-sensitive production through natural gas futures contracts. The following table shows the effects of Mesa's fixed price contracts and hedging activities on its natural gas prices:

                                                                             YEARS ENDED DECEMBER 31,
                                                                           ----------------------------
                                                                            1993       1994       1995
                                                                           ------     ------     ------
    Average Natural Gas Prices (per Mcf):
      Fixed price contracts..............................................  $ 1.94     $ 2.16     $ 2.12
                                                                            =====      =====      =====
      Market prices received.............................................  $ 1.75     $ 1.55     $ 1.33
      Hedge gains (losses)...............................................    (.01)       .01        .20
                                                                            -----      -----      -----
        Total market prices..............................................  $ 1.74     $ 1.56     $ 1.53
                                                                            =====      =====      =====
    Total average prices.................................................  $ 1.79     $ 1.67     $ 1.65
                                                                            =====      =====      =====

    Gains and losses from hedging activities are included in natural gas revenues when the applicable hedged natural gas is produced. Mesa recognized gains from hedging activities of $12.7 million in 1995 and $895,000 in 1994, and losses of $324,000 in 1993.

  Costs and Expenses

    Mesa's aggregate costs and expenses declined by approximately 7% from 1994 to 1995. Lease operating expenses declined marginally due to decreased production. Production and other taxes decreased 14% from 1994 to 1995 due to decreased production in the Hugoton and West Panhandle fields and lower tax rates for Hugoton field production in 1995. See "Business -- Production Costs." Exploration charges in 1995 were greater than in 1994, reflecting increased exploration activities in the Gulf of Mexico, and consist primarily of exploratory dry-hole expense. General and administrative ("G&A") expenses were lower in 1995 than in 1994 primarily due to lower legal expenses and a reduction in employee benefit expenses. DD&A expense was lower in 1995 than in 1994 primarily due to lower equivalent production in 1995, oil and gas reserve increases in the Hugoton and West Panhandle fields in the fourth quarters of 1994 and 1995, and additional reserve discoveries in the Gulf of Mexico in 1994 and 1995. (See "Supplemental Financial Data" in the notes to the Consolidated Financial Statements of the Parent located elsewhere in this Prospectus for a discussion of oil and gas reserves.)

    Mesa's aggregate costs and expenses declined marginally from 1993 to 1994. Lease operating expenses increased by 2% as a result of higher operating costs associated with Mesa's Satanta plant and higher Hugoton field production. See "Business -- Production Costs." Exploration charges in 1994 were greater than in 1993, reflecting Mesa's increased exploration activities in the Gulf of Mexico, and resulted primarily from the purchase of 3-D seismic data. G&A expenses were higher in 1994 than in 1993 primarily due to litigation expenses associated with Mesa's defense of a royalty lawsuit in the West Panhandle field. See "Business -- Legal Proceedings." DD&A expense was lower in 1994 compared to 1993. DD&A expense reflects the 1994 reserve increases in the Hugoton and West Panhandle fields and reserve discoveries in the Gulf of Mexico. (See "Supplemental Financial Data" in the notes to the Consolidated Financial Statements of the Parent located elsewhere in this Prospectus.)

  Other Income (Expense)

    Interest expense in 1995 was not materially different from 1994 and 1993 as average aggregate debt outstanding did not materially change.

    Interest income increased from $10.7 million in 1993 to $13.5 million in 1994 and $15.9 million in 1995 as a result of higher average cash balances and higher average interest rates earned on these cash balances in 1994 and 1995.

    Results of operations for the years 1993, 1994, and 1995 include certain items which are either non-recurring or are not directly associated with Mesa's oil and gas producing operations. The following table sets forth the amounts of such items:

                                                                         YEARS ENDED DECEMBER 31,
                                                                       -----------------------------
                                                                       1993        1994        1995
                                                                       -----       -----       -----
                                                                           (DOLLARS IN MILLIONS)
    Gains from investments..........................................   $ 4.0       $ 6.7       $18.4
    Gains from collections from Bicoastal Corporation...............    18.5        16.6         6.4
    Gains on dispositions of oil and gas properties.................     9.6          --          --
    Litigation settlement...........................................   (42.8)         --          --
    Gain from adjustment of contingency reserve.....................    24.0          --          --
    Expense of debt exchange transaction............................    (9.7)         --          --
    Other...........................................................     3.3        (4.1)        2.3
                                                                       -----       -----       -----
      Total other income............................................   $ 6.9       $19.2       $27.1
                                                                       =====       =====       =====

    The gains from investments relate to Mesa's investments in marketable securities and energy futures contracts, which include NYMEX futures contracts, commodity price swaps and options that are not accounted for as hedges of future production. Mesa's investments in marketable securities and futures contracts are valued at market prices at each reporting date with gains and losses included in the statement of operations for such reporting period whether or not such gains or losses have been realized. At December 31, 1995, Mesa had recognized but not realized approximately $7.6 million of gains primarily associated with open positions in natural gas futures contracts. After May 7, 1996, Mesa had no open speculative positions in energy futures contracts.

    The gains from collection of interest from Bicoastal Corporation relate to a note receivable from such company, which was in bankruptcy. Mesa's claims in the bankruptcy exceeded its recorded receivable. As of year-end 1995, Mesa had collected the full amount of its allowed claim plus a portion of the interest due on such claims. The gains on dispositions of oil and gas properties relate primarily to 1993 sales of oil producing properties in the deep Hugoton and Rocky Mountain areas for approximately $26 million.

    The litigation settlement charge relates to Mesa's 1994 settlement of a lawsuit with Unocal Corporation ("Unocal"). The litigation related to a 1985 investment in Unocal by Mesa's predecessor, Mesa Petroleum Co. ("Original Mesa"), and certain other defendants. The plaintiffs had sought to recover alleged "short-swing profits" plus interest totaling over $150 million pursuant to Section 16(b) of the Exchange Act. In early 1994 Mesa and the other defendants reached a settlement with the plaintiffs and agreed to pay $47.5 million to Unocal, of which Mesa's share was $42.8 million. Mesa issued additional secured discount notes with a face amount of $48.2 million to fund its share of the settlement.

    In the fourth quarter of 1993, Mesa completed a settlement with the Internal Revenue Service (the "IRS") resolving all tax issues relating to the 1984 through 1987 tax returns of Original Mesa. Mesa had previously established contingency reserves for the IRS claims and certain other contingent liabilities in excess of the actual and estimated liabilities. As a result of the settlement with the IRS and the resolution and revaluation of certain other contingent liabilities, Mesa recorded a net gain of $24 million in the fourth quarter of 1993.

    The debt exchange expense relates to costs associated with Mesa's $600 million debt exchange transaction completed in 1993.

  Production Allocation Agreement

    Effective January 1, 1991, Mesa entered into the Production Allocation Agreement (as amended, the "PAA") with CIG, which allocates 77% of reserves and production from the West Panhandle field to Mesa and 23% to CIG. During 1993, 1994 and 1995, Mesa produced and sold 74%, 69%, and 71%, respectively, of total production from the field; the balance of field production was sold by CIG. Mesa records its 77% ownership interest in natural gas production as revenue. The difference between the net value of production sold by Mesa and the net value of its 77% entitlement is accrued as a gas balancing receivable. The revenues and costs associated with such accrued production are included in results of operations.

    The following table presents the incremental effect on production and results of operations from entitlement production recorded in excess of actual sales as a result of the PAA:

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------   JANUARY 1, 1991
                                                        1993        1994        1995        TO DATE
                                                        -----       -----       -----   ---------------
                                                                     (DOLLARS IN MILLIONS)
    Revenues accrued.................................   $ 5.1       $ 8.7       $ 4.3       $  58.7
    Costs and expenses accrued.......................    (1.1)       (3.1)       (1.6)        (16.1)
                                                        -----       -----       -----       -------
    Recorded to receivable...........................     4.0         5.6         2.7          42.6
                                                        -----       -----       -----       -------
    Depreciation, depletion and amortization.........    (1.2)       (3.7)       (1.7)        (25.2)
                                                        -----       -----       -----       -------
             Total...................................   $ 2.8       $ 1.9       $ 1.0       $  17.4
                                                        =====       =====       =====       =======
    Production accrued:
      Natural gas (MMcf).............................     740       2,386       1,155        15,887
      Natural gas liquids (MBbls)....................     106         355         171         2,275

    At December 31, 1995, the long term gas balancing receivable from CIG, net of accrued costs, relating to the PAA was $42.6 million, which is included in "Other assets" in Mesa's consolidated balance sheet. The provisions of the PAA allow for periodic and ultimate cash balancing to occur. The PAA also provides that CIG may not take in excess of its 23% share of ultimate production.

OTHER

    See "Business -- Legal Proceedings" and Note 9 to the Consolidated Financial Statements of the Parent included elsewhere in this Prospectus for information regarding the status of certain pending litigation.

    Mesa recognizes its ownership interest in natural gas production as revenue. Actual production quantities sold may be different from Mesa's ownership share of production in a given period. Mesa records these differences as gas balancing receivables or as deferred revenue. Net gas balancing underproduction represented approximately 5.4% of total equivalent production for the three months ended March 31, 1996 compared to 2.6% for the same period of 1995, and represented approximately 2% of total equivalent production for the year ended December 31, 1995, compared with 5% during the same period in 1994 and 3% in 1993. The gas balancing receivable or deferred revenue component of natural gas and natural gas liquids revenues in future periods is dependent on future rates of production, field allowables and the amount of production taken by Mesa or by its joint interest partners.

    Mesa invests from time to time in marketable equity and other securities, as well as in energy-related commodity futures contracts, which include NYMEX futures contracts, price swaps and options. Mesa also enters into natural gas futures contracts as a hedge against natural gas price fluctuations.

    Management does not anticipate that inflation will have a significant effect on Mesa's operations.

                                    BUSINESS

GENERAL

    Mesa is one of the largest independent oil and gas companies in the United States, with approximately 1.9 Tcfe of proved reserves as of December 31, 1995. Approximately 95% of Mesa's reserves are concentrated in the Hugoton field in southwest Kansas and the West Panhandle field in Texas. These fields, which are part of one contiguous reservoir, are considered to be among the premier natural gas properties in the United States and are characterized by long lived reserves and stable production. Despite operating under significant capital constraints since 1990, Mesa has maintained a large, concentrated and efficiently managed asset base.


    Approximately 65% of Mesa's total equivalent proved reserves are natural gas and the balance are principally NGLs. Approximately 95% of Mesa's proved reserves are developed. The estimated future net cash flows before income taxes from Mesa's proved reserves, as of December 31, 1995, aggregated approximately $2.4 billion and had a net present value, discounted at 10%, of approximately $1 billion.


    The Parent is a holding company with no independent operations. The Parent currently operates primarily through three wholly owned subsidiaries, including the Company. Immediately prior to the First Closing, the other two subsidiaries will be merged or liquidated into the Company, which will thereafter be the Parent's only significant direct or indirect subsidiary.

BUSINESS STRENGTHS

    Mesa believes it has certain strengths that provide it with significant competitive advantages, including the following:


       Long Reserve Life. Mesa's properties have an estimated reserve life, calculated by dividing total proved reserves by annual production, of approximately 15 years, which is among the longest reserve lives of any domestic oil and gas company. As a result of their long lived nature, Mesa has lower reinvestment requirements to maintain reserve quantities, production levels and values than many of its competitors. The net present value of Mesa's proved reserves has exhibited considerable stability over the last five years, ranging from approximately $1.2 billion to approximately $1.0 billion on a pre-tax basis and from $0.9 billion to $1.0 billion on an after tax basis.


       High Percentage of Proved Developed Producing Reserves. Approximately 95% of Mesa's reserves are classified as proved developed producing. The highly developed nature of these reserves results in relatively low capital expenditures to maintain production. The combined effect of a highly developed and long lived reserve base provides Mesa a long term source of cash flow to invest in future growth opportunities.

       High Degree of Operational Control. Over 90% of Mesa's production and reserves are attributable to wells operated by Mesa, which provides Mesa with control over the amount and timing of capital and operating expenditures. Mesa also owns and operates all of the processing facilities and a substantial majority of the gathering assets that service its onshore production. Control over these assets reduces operating expenses and enhances operational flexibility. These factors provide Mesa with significant operating advantages, such as the ability to (i) shift production into the heating season, when prices are generally higher, (ii) vary the recovery of NGLs to optimize its revenue mix, (iii) avoid production curtailments due to capacity constraints and
       (iv) reduce abandonment pressures for its wells, which should increase ultimate recoverable reserves.


       Low Cost Operator. Mesa's reserves are primarily recovered from low pressure, shallow, geographically concentrated gas fields. Consequently, production costs are low and averaged $0.57 per Mcfe of production in 1995.


       Expertise in Midcontinent and Gulf of Mexico. The Midcontinent, where the Hugoton and West Panhandle fields are located, and the Gulf of Mexico are two of the most prolific gas producing regions in the United States. Mesa's personnel have substantial operational expertise and experience in the oil and gas industry, particularly with respect to the technical challenges of these regions. Mesa's operations and exploration staff has extensive experience with the federal, state and local agencies with responsibility for these regions. This experience provides a significant base upon which to expand Mesa's operations as cash flow and additional capital become available for investment following the Recapitalization.

BUSINESS STRATEGY

    Following the Recapitalization, Mesa intends to position itself as a leading independent oil and gas exploration and production company by implementing the following primary strategies:

       Balanced Reserve Growth. Mesa plans to increase reserves and cash flow by pursuing a balanced strategy of blending property acquisitions with development drilling and exploration. In pursuit of its strategy, Mesa intends to target (i) strategic property acquisitions that complement Mesa's existing asset base, (ii) long term development projects that provide a stable and low risk portfolio of reinvestment opportunities and
       (iii) limited exposure to higher risk exploration activities.

       Exploitation of Existing Assets. Mesa will continue to focus on exploiting its existing asset base by undertaking projects related to development drilling, expansion of gathering systems, increased compression, enhancement of processing facilities and value added marketing activities.

       Reduction in Costs. Mesa intends to maintain a low cost structure to maximize free cash flow available for investment. To this end, Mesa has already implemented the first steps of a program designed to reduce annual general and administrative and other operating overhead expenses by approximately $10 million.

       Increased Financial Flexibility. After completion of the
       Recapitalization, Mesa's financial flexibility will increase substantially. Mesa is committed to maintaining financial flexibility to enable it to access various forms of capital in order to successfully execute its growth strategy.

PROPERTIES

    Approximately 95% of Mesa's proved reserves are concentrated in the Hugoton field of southwest Kansas and the West Panhandle field of Texas. The two fields are each part of a reservoir that extends from southwest Kansas, through the Oklahoma panhandle and into the Texas panhandle. These fields, which produce gas from depths of 3,500 feet or less, are characterized by stable, long lived, low cost production. Mesa's other properties are primarily in the Gulf of Mexico and the Rocky Mountains.

    The following table summarizes the estimated proved reserves and estimated future cash flows associated with Mesa's oil and gas properties as of December 31, 1995, as estimated in accordance with Commission guidelines, by major areas of operation:

                                                                            GULF
                                                               WEST          OF
                                                HUGOTON      PANHANDLE     MEXICO      OTHER       TOTAL
                                               ----------    ---------     ------     -------    ----------
                                                                  (DOLLARS IN MILLIONS)
Proved reserves:
  Natural gas (MMcf)........................      863,939     283,218      38,317      32,555     1,218,029
  Natural gas liquids (MBbls)...............       56,720      45,041         122          14       101,897
  Oil (MBbls)...............................           --       6,817       2,303         401         9,521
  Natural gas equivalents (MMcfe)...........    1,204,259     594,366      52,867      35,045     1,886,537
  % Developed...............................         100%         90%         77%         41%           95%
  % Natural Gas.............................          72%         48%         72%         93%           65%
  % of Total................................          64%         32%          3%          1%          100%
Future net cash flows.......................       $1,481        $603         $43         $26        $2,153
Present value of future net cash flows,
  discounted at 10%.........................         $614        $307         $42          $3          $966
Future net cash flows, before income
  taxes.....................................       $1,693        $683         $42         $32        $2,450
Present value of future net cash flows,
  before income taxes, discounted at 10%....       $  658        $332         $41         $ 9        $1,040

    In recent years Mesa has concentrated its efforts on fully developing its existing long lived reserve base and expanding its opportunities to sell its production into as many markets with as few restrictions, such as those imposed by long term contracts, as possible. In the Hugoton field, these efforts have included infill drilling (i.e., drilling an additional well on each 640-acre spacing unit), installing additional compression and gathering facilities, and the construction of the Satanta natural gas processing plant, which has the ability to extract a greater quantity of NGLs per Mcf of natural gas, reject nitrogen, recover helium and produce LNG. Two significant gas sales contracts related to Hugoton production expired in May 1995, giving Mesa over 200 MMcf per day of uncommitted deliverability available for sale after that date. Mesa now has the flexibility to sell its Hugoton production under short term contracts or on a swing or peak basis. In the West Panhandle field, development activities have included well workovers and deepenings/redrills, adding compression facilities, and the expansion and upgrading of natural gas processing facilities to process greater quantities of natural gas and recover helium. In addition, Mesa restructured its contractual arrangements in the West Panhandle field to more clearly define its right to production and to create the ability to sell gas outside of a restricted market area to a greater number of potential customers. Since 1994 Mesa has directed approximately 60% of its capital spending towards exploration and development in the Gulf of Mexico.

    Mesa has maintained a large geological and geophysical database covering the Midcontinent and other areas where it has historically operated. Following the Recapitalization, Mesa intends to exploit its database and consider selective acquisitions of producing properties with development and exploration potential in the Texas Panhandle, the Hugoton field, and other areas of the Midcontinent and Gulf of Mexico regions.

  Hugoton Field

    The Hugoton field in southwest Kansas is the largest producing gas field in the continental United States. Mesa's Hugoton properties represent approximately 13% of the proved reserves in the field and are located on over 230,000 net acres, covering approximately 400 square miles. Mesa's properties are concentrated in the center of the field and thus benefit from better reservoir characteristics, including thicker productive zones, higher porosity and higher permeability. Management believes that, as a result, Mesa's Hugoton properties will have a longer productive life and higher natural gas recoveries than properties located in other parts of the Hugoton field. Mesa has working interests in approximately 1,100 wells in the Hugoton field, 950 of which it operates, and royalty interests in approximately 300 additional wells. Mesa owns substantially all of the gathering and processing facilities which service its production from the Hugoton field and which allow Mesa to control the production, gathering, processing and sale of its gas to various major intrastate and interstate pipelines through its direct interconnects.

    Mesa's Hugoton properties are capable of producing more than 230 MMcf of wet gas per day (i.e., gas production at the wellhead before processing and before reduction for royalties). Substantially all of Mesa's Hugoton production is processed through its Satanta plant. After processing, on a peak production day, Mesa has available to market over 150 MMcf of residue (processed) gas and 13 MBbls of NGLs. Production in the Hugoton field is subject to allowables set by state regulators. Mesa estimates that, for the last year, it and other major producers in the Hugoton field have produced at full capacity in the Hugoton field and expects such practice to continue. See "-- Production -- Hugoton Field."

    Mesa's Hugoton properties accounted for approximately 64% of its equivalent proved reserves and 64% of the present value of estimated future net cash flows determined as of December 31, 1995, in accordance with Commission guidelines. The Hugoton properties accounted for approximately 48%, 53%, and 47% of Mesa's oil and gas revenues for the years ended December 31, 1993, 1994, and 1995, respectively. The percentage of revenues from the Hugoton field has been less than the percentage of equivalent proved reserves due primarily to the longer life of the Hugoton properties compared to Mesa's other properties. See
"-- Production -- Hugoton Field."

  West Panhandle Field

    The West Panhandle properties are located in the central panhandle region of Texas. Natural gas from these properties is produced from approximately 600 wells, all of which Mesa operates, on over 185,000 net acres. All of Mesa's West Panhandle production is processed through Mesa's Fain natural gas processing plant.

    Mesa's West Panhandle reserves are owned and produced pursuant to contracts with CIG, originally executed in 1928 by predecessors of both companies. The PAA, an amendment to these contracts, allocates 77% of the production from the West Panhandle field properties to Mesa and 23% to CIG, effective as of January 1, 1991. Under the associated agreements, Mesa operates the wells and production equipment and CIG owns and operates the gathering system by which Mesa's production is transported to the Fain plant. CIG also performs certain administrative functions. Each party reimburses the other for certain costs and expenses incurred for the joint account.

    As of December 31, 1995, Mesa's West Panhandle properties represented approximately 32% of Mesa's equivalent proved reserves, and approximately 32% of the present value of estimated future net cash flows, determined in accordance with Commission guidelines. Production from the West Panhandle properties accounted for approximately 40%, 36%, and 33% of Mesa's oil and gas revenues for the years ended December 31, 1993, 1994, and 1995, respectively. Although the West Panhandle properties are long lived, the percentage of Mesa's revenues represented by West Panhandle production has been greater than the percentage of equivalent proved reserves represented by such properties. This is a result of higher gas prices received under a sales contract for approximately 29% of Mesa's West Panhandle residue gas production, as well as the higher yield of NGLs extracted from West Panhandle natural gas as compared to Hugoton natural gas.

    The Fain plant is capable of processing up to 120 MMcf of natural gas per day. West Panhandle field natural gas contains a high quantity of NGLs. As a result, processing this gas yields relatively greater liquids volumes than recoveries typically realized in other natural gas fields. For example, on a peak day, Mesa can extract approximately 12 MBbls of NGLs at its Fain plant from an inlet gas volume of 120 MMcf.

    In the last six years Mesa has deepened, redrilled, or reworked 357 wells in the West Panhandle field, adding reserves, and increasing deliverability. Mesa has also identified approximately 120 locations that have additional production potential from new areas or deeper zones that it plans to redrill over a three year period beginning in early 1996. These drilling locations target reserves in deeper portions of the reservoirs not currently reached by existing wells. Mesa has commenced the drilling program to develop these reserves in anticipation of its contractual right to increase its share of West Panhandle production in 1997 and thereafter. See "-- Production -- West Panhandle Production."

  Gulf of Mexico

    Mesa's Gulf of Mexico properties are located offshore Texas and Louisiana. Mesa has operated in the Gulf of Mexico since 1970 and has produced approximately 425 Bcfe (net to Mesa's interest). Mesa currently owns interests in 45 blocks in the Gulf of Mexico. As of December 31, 1995, these properties had an estimated 53 Bcfe of remaining proved reserves. In addition, Mesa has over 100,000 miles of two-dimensional ("2-D") seismic data and approximately 400 square miles of 3-D seismic data in the Gulf of Mexico. Mesa has an office in Lafayette, Louisiana, to oversee production from its Gulf of Mexico properties. Mesa's working interests in seven of its 45 blocks are subject to a net profits interest owned by the Mesa Offshore Trust.

    Over the last five years, Mesa has evaluated a number of its offshore producing properties utilizing well information, 2-D seismic and production data, combined with 3-D seismic surveys to identify further development and exploration potential. Mesa currently has 11 3-D seismic surveys under analysis. New well locations were identified on five producing leases in 1995 and one exploratory block was acquired based upon interpretation of 3-D seismic data. Since late 1994, Mesa has successfully completed 17 out of 19 wells drilled in the Gulf of Mexico based on 3-D seismic surveys. In the aggregate, Mesa incurred net capital costs of $36 million during this period and, through December 31, 1995, has added approximately 51 Bcfe of proved oil and gas reserves. Mesa intends to continue its evaluation and identification of additional prospects for drilling in 1996, depending on the success of its program and other factors. Because it has existing infrastructure and production facilities on these properties, Mesa expects that it will be able to bring its successful wells on-line more quickly and at lower development costs than have been typical for offshore production.

    In April 1996, Mesa purchased six blocks covering 28,000 acres in the most recent federal lease sale in the Gulf of Mexico. Mesa paid $500,000 for its share of the six blocks, five of which are located in an area where Mesa has producing interests.

  Other

    Mesa's other producing properties are located in the Rocky Mountain area of the United States, which accounted for less than 1% of Mesa's total production in 1995.

    Mesa's non-oil and gas tangible properties include buildings, leasehold improvements, and office equipment, primarily in Amarillo, Dallas, and Fort Worth, Texas, and certain other assets. Non-oil and gas tangible properties represent less than 2% of the net book value of Mesa's properties.

RESERVES

    The following table summarizes Mesa proved reserves, as estimated in accordance with the Commission guidelines, associated with Mesa's oil and gas properties as of December 31, 1991, 1992, 1993, 1994 and 1995 by total reserves and reserve components.

                                                               AS OF DECEMBER 31,
                                          -------------------------------------------------------------
                                            1991         1992         1993         1994         1995
                                          ---------    ---------    ---------    ---------    ---------
    Natural gas (MMcf).................   1,367,968    1,276,049    1,202,444    1,303,187    1,218,029
    Natural gas liquids (MBbls)........      79,269       80,124       79,150       84,397      101,897
    Oil and condensate (MBbls).........       3,956        7,268        3,296        5,031        9,521
    Natural gas equivalents (MMcfe)....   1,867,318    1,800,401    1,697,120    1,839,755    1,886,537

    The proved reserve estimates set forth above for 1994 and 1995 were prepared by Mesa's internal reserve engineers. Oil and gas reserve quantities estimated as of December 31, 1995, reflect a net increase over 1994, after production, of approximately 171 Bcfe of natural gas. Equivalent natural gas reserves increased in each of Mesa's major production areas. Increases in Hugoton field reserves reflect alignment of the assumptions used in preparing the proved reserve estimates with Mesa's practice of recovering ethane at the Satanta plant. In previous years Hugoton proved reserve estimates were prepared assuming that Mesa would not recover ethane which resulted in slightly higher natural gas volumes, lower NGL volumes and lower total equivalent volumes than if ethane recovery were assumed. The decision as to whether or not to recover ethane is based on the relative value of ethane as a liquid versus the energy-equivalent value of such ethane if left in the residue natural gas stream. In the future, if economic conditions warrant, Mesa may revise proved reserves to reflect any changes in such relative values. In the West Panhandle field, reserves were revised upward to reflect the development drilling results over the past year and the planned upgrade of the Fain plant for a higher rate of liquids recovery per Mcf of gas produced from the field. In the Gulf of Mexico, reserve additions resulted from exploratory and development drilling in 1994 and 1995.

    Prior to 1994 Mesa's proved reserve estimates were prepared by DeGolyer & MacNaughton, an independent petroleum engineering firm ("D&M"). In accordance with a long term debt agreement, D&M prepared proved reserve estimates as of December 31, 1995, covering Mesa's Hugoton properties in the manner and to the extent required by the debt agreement. Their report will not be used for purposes other than those prescribed in the debt agreement. As in prior years, the Hugoton field reserve estimates prepared by D&M are less than those of Mesa's engineers due to the independent engineers' different interpretation of well-test pressure and cumulative production data related to Mesa's Hugoton field properties. Subsequent to the change in field rules in 1994 allowing higher production rates, Mesa's wells have been producing at or near capacity and shut-in periods prior to testing have been brief. As a result, well-test pressures have been generally lower than those measured prior to the field rule changes. Mesa believes the historical pressures are more accurate and therefore the pressure data used in its internal reserve estimates reflect only pressure data recorded prior to the higher production rates. D&M reserve estimates are based on well-test pressures that include the more recent data. D&M's December 31, 1995 reserve estimates for the Hugoton field reflect a downward revision from prior estimates by D&M and, as a result, such estimates were approximately 25% less than Mesa's estimates of Hugoton field reserves as of December 31, 1995. See Note 4 to the Consolidated Financial Statements of the Parent located elsewhere in this Prospectus for additional discussion of D&M's reserve report.

    In connection with the due diligence conducted by DNR prior to entering into the Stock Purchase Agreement, and in order to understand the differences between D&M's report referred to above and Mesa's internal reserve estimates, DNR requested another independent engineering firm, Williamson Petroleum Consultants, Inc. ("Williamson"), to make an independent evaluation of the projected gross proved gas reserves attributable to the Hugoton and West Panhandle properties in which Mesa had an interest as of December 31, 1995. The evaluation was based on limited data and abbreviated procedures, and did not constitute a complete engineering estimate of such reserves. The projected gross proved gas reserves contained in the evaluation were then used by Mesa's internal reserve engineers in order to derive estimates of net reserves, including NGLs, and associated economic projections using abbreviated computer models at the summary level that could be compared to Mesa's estimates set forth in the table above. Williamson subsequently reviewed the results of the procedures performed by Mesa's internal reserve engineers, and concluded that such procedures and associated estimates were reasonable and consistent and incorporated techniques used and accepted in the oil and gas industry.

    The net reserves (on an MMcfe basis) derived from the data concerning gross gas reserves provided in Williamson's evaluation were approximately 89% of the net reserves (on an MMcfe basis) contained in Mesa's internal estimates of the reserves attributable to Mesa's Hugoton and West Panhandle properties as of December 31, 1995. The present value of the estimated future net cash flows discounted at 10%, before income taxes, of such net reserves, as so derived, was approximately 97% of the present value of the estimated future net cash flows contained in Mesa's internal estimates of the reserves attributable to Mesa's Hugoton and West Panhandle properties as of December 31, 1995. The difference in net reserves is primarily due to differing opinions concerning the reserves that could be recovered from such properties in the later years of the life of such reserves, which are beyond the term of the Notes.

    Information relating to Mesa's proved oil and gas reserves is based upon engineering estimates. Estimates of economically recoverable oil and gas reserves and of future net revenues depend upon a number of factors and assumptions, such as historical production performance, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover costs, all of which may in fact vary considerably from actual future conditions. The accuracy of any reserve estimate is a function of the quality of the available data, of engineering and geological interpretation and of subjective judgment. For these reasons, estimates of the economically recoverable quantities of oil and gas reserves attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net revenues expected therefrom prepared by different engineers or by the same engineers at different times may vary materially. Actual production, revenues, and expenditures with respect to Mesa's reserves will likely vary from estimates, and such variances may be material. See "Risk Factors -- Business and Industry Risks -- Reserves and Future Net Cash Flows."

    Each year, Mesa files reserve estimates as of the end of the preceding fiscal year with the Energy Information Administration of the Department of Energy (the "EIA"). Mesa's reserve estimates as of December 31, 1995, filed with the EIA did not vary from those estimates contained herein by more than 5% as described above.

    The estimated quantities of proved oil and gas reserves, the standardized measure of future net cash flows from proved oil and gas reserves (the "Standardized Measure") and the changes in the Standardized Measure for each of the three years in the period ended December 31, 1995, are included under "Supplemental Financial Data" in the notes to the Consolidated Financial Statements of the Company located elsewhere in this Prospectus.

PRODUCTION

    Mesa's Hugoton and West Panhandle fields are both mature reservoirs that are substantially developed and have long life production profiles. Natural gas production is subject to numerous state and federal laws and Federal Energy Regulatory Commission (the "FERC") regulations. See "-- Regulation and Prices." Certain other factors affecting production in Mesa's various fields are discussed in greater detail below.

  Hugoton Field

    The Kansas Corporation Commission (the "KCC") is the state regulatory agency that regulates oil and gas production in Kansas. One of the KCC's most important responsibilities is the determination of market demand (allowables) for the Hugoton field and the allocation of allowables among the more than 9,000 wells in the field.

    Twice each year, the KCC sets the fieldwide allowable production at a level estimated to be necessary to meet the Hugoton market demand for the summer and winter production periods. The fieldwide allowable is then allocated among individual wells determined by a series of calculations that are principally based on each well's pressure, deliverability and acreage. The allowables assigned to individual wells are affected by the relative production, testing, and drilling practices of all producers in the field, as well as the relative pressure and deliverability performance of each well.

    Generally, fieldwide allowables are influenced by overall gas market supply and demand in the United States as well as specific nominations for gas from the parties who produce or purchase gas from the field. Since 1987, fieldwide allowables have increased in each year except 1991. The total field allowable in 1995 was 619 Bcf of wellhead gas.

    In 1994 the KCC issued an order establishing new field rules which modified the formulas used to allocate allowables among wells in the Chase formation portion of the Hugoton field. The standard pressure used in each well's calculated deliverability was reduced by 35%, greatly benefitting Mesa's high deliverability wells. Also, the new rules assign a 30% greater allowable to 640 acre units with infill wells than to similar units without infill wells. Substantially all of Mesa's Hugoton infill wells have been drilled. Mesa's share of the allowables from the field increased from approximately 10% in late 1993 to approximately 14% after the new field rules were implemented in 1994. Mesa's share of the field allowable averaged 14.3% in 1995. Mesa estimates that it and the other major producers in the Hugoton field produced at or near full capacity in 1995 and Mesa expects such practice to continue.

    Mesa's net Hugoton field production decreased to approximately 70 Bcfe in 1995 compared with 73 Bcfe in 1994 as a result of changes in timing and duration of equipment maintenance in 1995. Mesa expects its Hugoton field production will decline slightly from 1995 levels each year through 1998. Beginning in 1999, Mesa expects annual production declines will reach the historical levels of 8% to 10% as a result of normal depletion.

    Excluding reserve acquisitions, Mesa has invested over $138 million in capital expenditures in its Hugoton properties since 1986 to drill 382 infill wells, to construct the Satanta plant and related facilities, and to upgrade gathering and compression facilities, production equipment and pipeline interconnects in order to increase production capacity and marketing flexibility. Mesa expects future capital expenditures for the maintenance of production to be substantially lower.

  West Panhandle Field

    Mesa's production of wet gas from the West Panhandle field is governed by the PAA and other contracts with CIG. Mesa was entitled to take wet gas production up to a maximum of 32 Bcf in 1995. Mesa actually took 29 Bcf primarily due to a weather-related decrease in demand in 1995. Mesa will again be entitled to take wet gas production up to a maximum of 32 Bcf during 1996. After deductions for processing and royalties, Mesa expects that 32 Bcf of wet gas production will result in annual net production volumes of approximately 21 Bcf of residue gas and 3 MMBbls of NGLs. Beginning in 1997 Mesa will have the right to take and market as much gas as it can produce, subject to specific CIG seasonal and daily entitlements as provided for under the contracts. Assuming continuation of existing economic and operating conditions, Mesa expects its existing West Panhandle properties will be able to produce an average of 35 Bcf of wet gas per year for sale in the years 1997 through 2000.

    The PAA contains provisions which allocate 77% of ultimate production after January 1, 1991 to Mesa and 23% to CIG. As a result, Mesa records 77% of total annual West Panhandle production as sales, regardless of whether Mesa's actual deliveries are greater or less than the 77% share. The difference between Mesa's 77% entitlement and the amount of production actually sold by Mesa to its customers is recorded monthly as production revenue with corresponding accruals for operating costs, production taxes, depreciation, depletion and amortization, and gas balancing receivables. At December 31, 1995, Mesa had cumulative production which was less than its 77% entitlement since January 1, 1991, and a long-term gas balancing receivable of $42.6 million was recorded in Mesa's balance sheet in other assets. In future years, as Mesa sells to customers more than its 77% entitlement share of field production, this receivable will be realized.

    See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Production Allocation Agreement."

NATURAL GAS PROCESSING

    Mesa processes its natural gas production for the extraction of NGLs and helium to enhance the market value of the gas stream. In recent years Mesa has made substantial capital investments to enhance its natural gas processing and helium extraction capabilities in the Hugoton and West Panhandle fields. Mesa owns and operates its processing facilities, which allows Mesa to (i) capture the processing margin for itself, as third-party processing agreements generally available in the industry result in retention of a significant portion of the processing margin by the contract processor, (ii) control the quality of the residue gas stream, permitting it to deliver gas directly to pipelines for sales to local distribution companies, marketing companies and end users, and (iii) realize value from premium products such as crude helium. Mesa believes that the ability to control its production stream from the wellhead through its processing facilities to disposition at central delivery points enhances its marketing opportunities and competitive position in the industry.

    Through its natural gas processing plants, Mesa extracts raw NGLs and crude helium from the wet natural gas stream. The NGLs are then transported and fractionated into their constituent hydrocarbons such as ethane, propane, normal butane, isobutane, and natural gasolines. The NGLs and crude helium are then sold pursuant to contracts providing for market-based prices.

  Satanta Natural Gas Processing Plant

    The Satanta plant has the capacity to process 250 MMcf of natural gas per day, and enables Mesa to extract NGLs from substantially all of the gas produced from its Hugoton field properties as well as third party producers' gas (to date third-party gas production has been minimal). The Satanta plant also has the ability to extract helium from the gas stream. In 1995 the Satanta plant averaged 191 MMcf per day of inlet gas and produced a daily average of 10.9 MBbls of NGLs, 671 Mcf of crude helium and 144 MMcf of residue natural gas.

  Fain Natural Gas Processing Plant

    Wet gas produced from the West Panhandle field contains a high quantity of NGLs, yielding relatively greater NGL volumes than realized from most other natural gas fields. The Fain plant has inlet capacity of 120 MMcf per day. In 1995 the Fain plant averaged 81 MMcf per day of inlet gas and produced a daily average of 8.1 MBbls of NGLs and condensate, 53 Mcf of crude helium and 61 MMcf of residue natural gas.

    Mesa plans to expand the Fain plant to process additional natural gas production which Mesa expects to take beginning in 1997 and to process certain third-party natural gas. Mesa also plans to upgrade the Fain plant to recover additional liquids from the natural gas stream due to richer gas in the field.

SALES AND MARKETING

    Following the processing of wet gas, Mesa sells the dry (or residue) natural gas, helium, condensate and NGLs pursuant to various short term and long term sales contracts. Substantially all of Mesa's gas and NGL sales are made at market prices, with the exception of certain West Panhandle field volumes. Due to a number of market forces, including the seasonal demand for natural gas, both sales volumes from Mesa's properties and sales prices received vary on a seasonal basis. Sales volumes and price realizations for natural gas are generally higher during the first and fourth quarters of each calendar year.

    See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Revenues" for a table showing production and prices by area for the past three years.

  Hugoton Gas Sales Contracts

    A substantial portion of Mesa's Hugoton field production was subject to two gas purchase contracts with Western Resources, Inc. ("WRI") and Missouri Gas Energy ("MGE") which expired in May 1995. The expiration of these contracts gives Mesa over 200 MMcf per day of uncommitted natural gas production available to sell on an uninterruptible basis under various short term, long term and peak day contracts to a substantial number of purchasers in the Midwest. Under the contracts, WRI and MGE had the right to purchase 19.9 Bcf during the first five months of 1995 at market prices. In 1995 WRI and MGE together purchased 20.7 Bcf of gas from Mesa at an average price of $1.44 per Mcf under these contracts. Since June 1, 1995, gas previously subject to the WRI and MGE contracts has been sold to multiple purchasers including WRI and MGE under short term contracts at market prices.

    Mesa's efforts to maximize its annual production and to direct natural gas sales to the most favorable markets available are consistent with regulatory and contractual requirements. Mesa sells its Hugoton field production to marketers, pipelines, local distribution companies and end-users, generally at market prices.

  West Panhandle Gas Sales Contracts

    Most of Mesa's West Panhandle field residue natural gas is sold pursuant to gas purchase contracts with two major customers in the Texas Panhandle area.

    Approximately 9 Bcf per year of residue natural gas is sold to a gas utility that serves residential and commercial customers in Amarillo, Texas, under the terms of a long term agreement dated January 2, 1993, which supersedes the original contract that had been in effect since 1949. The agreement contains a pricing formula for the five year period from 1993 through 1997 whereby 70% of the volumes sold to the gas utility are sold at fixed prices and the other 30% of volumes sold are priced at a regional market index based on spot prices plus $.10 per Mcf. The fixed portion of the price formula was $2.85 per Mcf in 1994, $2.99 per Mcf in 1995 and escalates to $3.21 per Mcf in 1996 and $3.45 per Mcf in 1997. Prices for 1998 and beyond will be determined by renegotiation. Mesa provides the gas utility the right to take as much gas as Mesa can produce and deliver on a given day, including a right to the residue gas volumes required to meet the seasonal needs of its residential and commercial customers. The average price received by Mesa for natural gas sales to the gas utility in 1995 was $2.55 per Mcf.

    Through 1995, Mesa's principal industrial customer for West Panhandle field gas was an intrastate pipeline company which serves various markets, including an electric power generation facility near Amarillo. In 1990 Mesa entered into a five year contract with the pipeline company to supply gas to the power generation facility. The contract provided for a minimum annual volume of 8.4 Bcf in 1995 at a fixed price per MMBtu of $1.70 in 1995. Mesa periodically made sales to the pipeline company in excess of the minimum volumes specified in the contract at market prices. In 1995 Mesa sold approximately 9.3 Bcf of residue natural gas to the pipeline for an average price of $1.63 per Mcf. This contract expired on December 31, 1995.

    Effective January 1, 1996, Mesa entered into a four year contract with a marketing company, an affiliate of the intrastate pipeline company, which serves the local electric power generation facility and various other markets within and outside Amarillo, Texas. The contract provides for the sale of Mesa's West Panhandle field gas which is in excess of the volumes sold to the gas utility and other existing industrial customers. The price for gas sold under this contract is a regional market index determined monthly based on spot prices plus $0.02 per MMBtu.

    Other industrial customers purchase natural gas from Mesa under short to intermediate term contracts. These sales totaled approximately 3.5 Bcf in 1995.

    Prior to 1993, Mesa's right to sell natural gas produced from the West Panhandle field was based, in part, upon contractual requirements to serve customers in Amarillo, Texas, and its environs. An amendment to the PAA in 1993 removed this restriction, and Mesa now has the right to market its production elsewhere. Mesa believes that the right to market production outside the Amarillo area will ensure that Mesa receives competitive terms for its West Panhandle field production. Through 1999, Mesa's West Panhandle field production is under contract to customers as described above.

  NGL, Helium and LNG Sales

    NGL production from both the Satanta and Fain plants are sold by component pursuant to a seven year contractual arrangement with Mapco Oil and Gas Company, a major transporter and marketer of NGLs, at the greater of Midcontinent or Gulf Coast prices at the time of sale. Crude helium is sold to an industrial gas company under a fifteen year agreement that provides for annual price adjustments based on market prices.

    Mesa has formed an LNG production and marketing joint venture, Mesa-Pacific LNG Joint Venture, L.L.C. ("Mesa Pacific"), with Pacific Enterprises, the parent company of Southern California Gas Company, in an effort to profit from the increasing use of LNG as a transportation fuel. Mesa Pacific purchases LNG from Mesa and then markets the product to fleet operators. Mesa produces LNG at its Satanta plant and is reviewing plans to add LNG production capabilities at the Fain plant.

  Major Customers

    In 1995 revenues include sales to Mapco Petroleum, Inc. ("Mapco") of $75.0 million (34.4%) and WRI of $21.9 million (10.0%). In 1994 revenues included sales to Mapco of $70.9 million (31.4%), WRI of $37.4 million (16.6%), and Energas Company of $22.8 million (10.1%). In 1993 revenues included sales to Mapco of $60.2 million (27.5%), WRI of $51.8 million (23.6%) and Natural Gas Clearinghouse of $23.1 million (10.5%). Because of the availability of the spot market for natural gas and NGL sales and Mesa's ability to deliver its production to numerous geographic markets, Mesa believes that the loss of any one or more of its major customers would not have a material adverse effect on Mesa's financial condition or results of operations.

PRODUCTION COSTS

    The table below presents Mesa's total production costs (lease operating expenses and production and other taxes) by area of operation for each of the last three years:

                                                                  YEARS ENDED DECEMBER 31,
                                                ------------------------------------------------------------
                                                       1993                 1994                 1995
                                                ------------------    -----------------    -----------------
                                                TOTAL     PER MCFE    TOTAL    PER MCFE    TOTAL    PER MCFE
                                                ------    --------    -----    --------    -----    --------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER MCFE AMOUNTS)
Lease operating expense:
  Hugoton.....................................   $10.0      $ .18     $12.6      $ .17     $12.7     $  .18
  West Panhandle..............................    29.9        .66      28.4        .64      28.4        .73
  Gulf Coast..................................    11.0        .99      11.1       1.15       9.8        .68
  Other.......................................      .9       1.03        .6       2.00        .9       2.57
                                                 -----                -----                -----
                                                  51.8        .45      52.7        .41      51.8        .42
                                                 -----                -----                -----
Production and other taxes:
  Hugoton.....................................    15.4        .27      17.5        .24      15.0        .21
  West Panhandle..............................     4.6        .10       3.1        .07       3.2        .08
  Gulf Coast..................................      .1        .01        .1        .01        .1        .00
  Other.......................................      .3        .30        .6       2.04        .1        .42
                                                 -----                -----                -----
                                                  20.4        .18      21.3        .17      18.4        .15
                                                 -----                -----                -----
Total production costs........................   $72.2      $ .63     $74.0      $ .58     $70.2     $  .57
                                                 =====                =====                =====

    Mesa's lease operating expenses consist of lease maintenance, gathering and processing costs and have a significant fixed-cost component. As a result, the production cost per Mcfe in the table above is affected by changes in the volume of oil and gas produced. Production tax rates in Kansas, where Mesa's Hugoton field properties are located, are assessed on wellhead value. These rates were reduced from 7% in 1993 to 6% in 1994 and 5% in 1995. In 1993 West Panhandle field taxes included a one-time adjustment related to prior years' production.

    See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

DRILLING ACTIVITIES

    The following table shows the results of Mesa's drilling activities for the last five years:

                                                           YEAR ENDED DECEMBER 31,
                              ---------------------------------------------------------------------------------
                                  1991             1992             1993             1994             1995
                              -------------    -------------    -------------    -------------    -------------
                              GROSS    NET     GROSS    NET     GROSS    NET     GROSS    NET     GROSS    NET
                              -----    ----    -----    ----    -----    ----    -----    ----    -----    ----
Exploratory wells:
  Productive................     6      4.7       5      4.1      --       --      --       --       1       .3
  Dry.......................     1       .2       1       .4       1      1.0      --       --       4      4.0
Development wells:
  Productive................    26     10.9      22     16.5      43     29.1      31     24.5      20     14.0
  Dry.......................    --       --      --       --      --       --       1       .8      --       --
                                --     ----      --     ----      --     ----      --     ----      --     ----
Total.......................    33     15.8      28     21.0      44     30.1      32     25.3      25     18.3
                                ==     ====      ==     ====      ==     ====      ==     ====      ==     ====

    At December 31, 1995, Mesa was participating in the drilling of one gross (.25 net) well. Of the four gross exploratory wells drilled in 1995 that were dry, two were in the Gulf of Mexico and two were in the Rocky Mountain region.

PRODUCING ACREAGE AND WELLS, UNDEVELOPED ACREAGE

    Mesa's ownership of oil and gas acreage held by production, producing wells and undeveloped oil and gas acreage as of December 31, 1995, is set forth in the following table:

                                                                                            UNDEVELOPED
                                            PRODUCING ACREAGE       PRODUCING WELLS           ACREAGE
                                           -------------------     -----------------     -----------------
                                            GROSS        NET       GROSS       NET       GROSS       NET
                                           -------     -------     -----     -------     ------     ------
Onshore U.S.:
  Kansas.................................  258,818     231,278     1,387       988.9      5,280      5,280
  Texas..................................  241,354     185,654       601       452.4        480        156
  Wyoming................................   11,477       4,365         2          --     14,926      9,391
  North Dakota...........................    4,661       3,532        20         3.8      3,932      2,572
  Other..................................    2,597       2,139        13         1.3     22,012     11,573
                                           -------     -------     -----     -------     ------     ------
         Total onshore...................  518,907     426,968     2,023     1,446.4     46,630     28,972
                                           -------     -------     -----     -------     ------     ------
Offshore U.S.:
  Louisiana..............................   87,024      45,710       189        39.7     20,210     19,898
  Texas..................................   73,808      18,848        59        10.1     17,280     17,280
                                           -------     -------     -----     -------     ------     ------
         Total offshore..................  160,832      64,558       248        49.8     37,490     37,178
                                           -------     -------     -----     -------     ------     ------
Total acreage............................  679,739     491,526     2,271     1,496.2     84,120     66,150
                                           =======     =======     =====     =======     ======     ======

    Mesa has interests in 2,092 gross (1,473.5 net) producing gas wells and 179 gross (22.7 net) producing oil wells in the United States. Mesa also owns approximately 84,632 net acres of producing minerals and 42,964 net acres of nonproducing minerals in the United States.

COMPETITION

    The oil and gas business is highly competitive in the search for, acquisition of, and sale of oil and gas. Mesa's competitors in these endeavors include the major oil and gas companies, independent oil and gas concerns and individual producers and operators, as well as major pipeline companies, many of which have financial resources greatly in excess of Mesa's. Mesa believes that its competitive position is affected by, among other things, price, contract terms, and quality of service.

    Mesa is one of the largest owners of natural gas reserves in the United States. Production from Mesa's properties has access to a substantial portion of the major metropolitan markets in the United States through numerous pipelines and other purchasers. Mesa is not dependent upon any single purchaser or small group of purchasers.

    Mesa believes that its competitive position is enhanced by its substantial long-life reserve holdings and related deliverability, its flexibility to sell such reserves in a diverse number of markets and its ability to produce its reserves at a low cost.

REGULATION AND PRICES

    Mesa's operations are affected from time to time in varying degrees by political developments and federal, state, and local laws and regulations. In particular, oil and gas production operations and economics are, or in the past have been, affected by price controls, taxes, conservation, safety, environmental, and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations.

  Price Regulations

    In the recent past, maximum selling prices for certain categories of oil, gas, condensate and NGLs were subject to federal regulation. In 1981 all federal price controls over sales of crude oil, condensate and NGLs were lifted. Effective January 1, 1993, the Natural Gas Wellhead Decontrol Act (the "Decontrol Act") deregulated natural gas prices for all "first sales" of natural gas, which includes all sales by Mesa of its own production. As a result, all sales of Mesa's domestically produced oil, gas, condensate and NGLs may be sold at market prices, unless otherwise committed by contract.

  Natural Gas Regulation

    Historically, interstate pipeline companies generally acted as wholesale merchants by purchasing natural gas from producers and reselling the gas to local distribution companies and large end users. Commencing in late 1985, the FERC issued a series of orders that have had a major impact on interstate natural gas pipeline operations, services, and rates, and thus have significantly altered the marketing and price of natural gas. The FERC's key rule making action, Order No. 636 ("Order 636"), issued in April 1992, required each interstate pipeline to, among other things, "unbundle" its traditional bundled sales services and create and make available on an open and nondiscriminatory basis numerous constituent services (such as gathering services, storage services, firm and interruptible transportation services, and standby sales and gas balancing services), and to adopt a new rate making methodology to determine appropriate rates for those services. To the extent the pipeline company or its sales affiliate makes gas sales as a merchant in the future, it does so pursuant to private contracts in direct competition with all other sellers, such as Mesa; however, pipeline companies and their affiliates were not required to remain "merchants" of gas, and most of the interstate pipeline companies have become "transporters only." In subsequent orders, the FERC largely affirmed the major features of Order 636 and denied a stay of the implementation of the new rules pending judicial review. By the end of 1994, the FERC had concluded the Order 636 restructuring proceedings, and, in general, accepted rate filings implementing Order 636 on every major interstate pipeline. However, even through the implementation of Order 636 on individual interstate pipelines is essentially complete, many of the individual pipeline restructuring proceedings, as well as Order 636 itself and the regulations promulgated thereunder, are subject to pending appellate review and could possibly be changed as a result of future court orders. Mesa cannot predict whether the FERC's orders will be affirmed on appeal or what the effects will be on its business.

    In recent years the FERC also has pursued a number of other important policy initiatives which could significantly affect the marketing of natural gas. Some of the more notable of these regulatory initiatives include (i) a series of orders in individual pipeline proceedings articulating a policy of generally approving the voluntary divestiture of interstate pipeline owned gathering facilities by interstate pipelines to their affiliates (the so-called "spin down" of previously regulated gathering facilities to the pipeline's nonregulated affiliate), (ii) the completion of a rule making involving the regulation of pipelines with marketing affiliates under Order No. 497, (iii) the FERC's ongoing efforts to promulgate standards for pipeline electronic bulletin boards and electronic data exchange, (iv) a generic inquiry into the pricing of interstate pipeline capacity, (v) efforts to refine the FERC's regulations controlling operation of the secondary market for released pipeline capacity, and (vi) a policy statement regarding market based rates and other non-cost-based rates for interstate pipeline transmission and storage capacity. Several of these initiatives are intended to enhance competition in natural gas markets, although some, such as "spin downs," may have the adverse effect of increasing the cost of doing business on some in the industry as a result of the monopolization of those facilities by their new, unregulated owners. The FERC has attempted to address some of these concerns in its orders authorizing such "spin downs," but it remains to be seen what effect these activities will have on access to markets and the cost to do business. As to all of these recent FERC initiatives, the ongoing, or, in some instances, preliminary evolving nature of these regulatory initiatives makes it impossible at this time to predict their ultimate impact on Mesa's business.

    Mesa owns, directly or indirectly, certain natural gas facilities that it believes meet the traditional tests the FERC has used to establish a company's status as a gatherer not subject to FERC jurisdiction under the Natural Gas Act of 1938 (the "NGA"). Moreover, recent orders of the FERC have been more liberal in their reliance upon or use of the traditional tests, such that in many instances, what was once classified as "transmission" may now be classified as "gathering." Mesa transports its own gas through these facilities. Mesa also transports certain of its gas through gathering facilities owned by others, including interstate pipelines. With respect to item (i) in the preceding paragraph, on May 27, 1994, the FERC issued orders in the context of the "spin off" or "spin down" of interstate pipeline owned gathering facilities. A "spin off" is a FERC-approved sale of such facilities to a non-affiliate. A "spin down" is the transfer by the interstate pipeline of its gathering facilities to an affiliate. A number of spin offs and spin-downs have been approved by the FERC and implemented. The FERC held that it retains jurisdiction over gathering provided by interstate pipelines, but that it generally does not have jurisdiction over pipeline gathering affiliates, except in the event of affiliate abuse (such as actions by the affiliate undermining open and nondiscriminatory access to the interstate pipeline). These orders require nondiscriminatory access for all sources of supply, prohibit the tying of pipeline transportation service to any service provided by the pipeline's gathering affiliate, and require the new gathering company to submit a "default" contract if a satisfactory contract cannot be mutually agreed upon by the interstate pipeline and its existing customers. Several petitions for rehearing of the FERC's May 27, 1994, orders were filed. On November 30, 1994, the FERC issued a series of rehearing orders largely affirming the May 27, 1994, orders. The FERC clarified that "default" contracts are intended to serve only as a transition mechanism to prevent arbitrary termination of gathering service to existing customers. Also, the FERC now requires interstate pipelines to not only seek authority under
Section 7(b) of the NGA to abandon certificated facilities, but also to seek authority under Section 4 of the NGA to terminate service from both certificated and uncertificated facilities. On December 31, 1994, an appeal was filed with the U.S. Court of Appeals for the D.C. Circuit to overturn three of the FERC's November 30, 1994, orders. Mesa cannot predict what the ultimate effect of the FERC's orders pertaining to gathering will have on its production and marketing, or whether the Appellate Court will affirm the FERC's orders on these matters.

  State and Other Regulation

    All of the jurisdictions in which Mesa owns producing oil and gas properties have statutory provisions regulating the exploration for and production of crude oil and natural gas. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and relating to the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. Mesa's operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. Some states, such as Texas, Oklahoma, and Kansas, have, in recent years, reviewed and substantially revised methods previously used to make monthly determinations of allowable rates of production from fields and individual wells. See "-- Production" for a discussion of recent changes to Mesa's allowables in the Hugoton field. The effect of these regulations is to limit the amounts of oil and natural gas Mesa can produce from its wells, and to limit the number of wells or the location at which Mesa can drill.

    State regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, non-discriminatory take requirements, but does not generally entail rate regulation. Natural gas gathering has received greater regulatory scrutiny at both the state and federal levels in the wake of the interstate pipeline restructuring under Order 636. For example, Oklahoma recently enacted a prohibition against discriminatory gathering rates, and certain Texas and Kansas regulatory officials have expressed interest in evaluating similar rules in their respective states.

  Federal Royalty Matters

    By a letter dated May 3, 1993, directed to thousands of producers holding interests in federal leases, the United States Department of the Interior (the "DOI") announced its interpretation of existing federal leases to require the payment of royalties on past natural gas contract settlements which were entered into in the 1980s and 1990s to resolve, among other things, take-or-pay and minimum take claims by producers against pipelines and other buyers. The DOI's letter set forth various theories of liability, all founded on the DOI's interpretation of the term "gross proceeds" as used in federal leases and pertinent federal regulations. In an effort to ascertain the amount of such potential royalties, the DOI sent a letter to producers on June 18, 1993, requiring producers to provide all data on all natural gas contract settlements, regardless of whether gas produced from federal leases was involved in the settlement. Mesa received a copy of this information demand letter. In response to the DOI's action, in July 1993 various industry associations and others filed suit in the United States District Court for the Northern District of West Virginia seeking an injunction to prevent the collection of royalties on natural gas contract settlement amounts under the DOI's theories. The lawsuit, styled "Independent Petroleum Association v. Babbitt," was transferred to the United States District Court in Washington, D.C. On June 14, 1995, the Court issued a ruling in this case holding that royalties are payable to the United States on gas contract settlement proceeds in accordance with the Minerals Management Service's May 3, 1993, letter to producers. This ruling was appealed and is now pending in the D.C. Circuit Court of Appeals. The DOI's claim in a bankruptcy proceeding against a producer based upon an interstate pipeline's earlier buy-out of the producer's gas sale contract was rejected by the federal Bankruptcy Court in Lexington, Kentucky, in a proceeding styled "Century Offshore Management Corp." While the facts of the Court's decision do not involve all of the DOI's theories, the Court found on those at issue that DOI's theories were without legal merit, and the Court's reasoning suggests that the DOI's other claims are similarly deficient. This decision was upheld in the District Court and is now on appeal in the Sixth Circuit Court of Appeals. Because both the "Independent Petroleum Association v. Babbitt" and "Century Offshore Management Corp." decisions have been appealed, and because of the complex nature of the calculations necessary to determine potential additional royalty liability under the DOI's theories, it is impossible to predict what, if any, additional or different royalty obligation the DOI may assert or ultimately be entitled to recover with respect to any of Mesa's prior natural gas contract settlements.

  Environmental Matters

    Mesa's operations are subject to numerous federal, state, and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as the "Federal Superfund Law." Such laws and regulations, among other things, impose absolute liability upon the lessee under a lease for the cost of clean up of pollution resulting from a lessee's operations, subject the lessee to liability for pollution damages, may require suspension or cessation of operations in affected areas, and impose restrictions on the injection of liquids into subsurface aquifers that may contaminate groundwater. Mesa maintains insurance against costs of clean-up operations, but it is not fully insured against all such risks. A serious incident of pollution may, as it has in the past, also result in the DOI requiring lessees under federal leases to suspend or cease operation in the affected area. In addition, the recent trend toward stricter standards in environmental legislation and regulation may continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas production wastes as "hazardous wastes" which would make the reclassified exploration and production wastes subject to much more stringent handling, disposal, and clean up requirements. If such legislation were to be enacted, it could have a significant impact on Mesa's operating costs, as well as the oil and gas industry in general. State initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states, and these various initiatives could have a similar impact on Mesa.

    The Oil Pollution Act of 1990 ("OPA") and regulations thereunder impose a variety of regulations on "responsible parties" (which include owners and operators of offshore facilities) related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. In addition, OPA imposes ongoing requirements on responsible parties, including proof of financial responsibility to cover at least some costs in a potential spill. On August 25, 1993, the Minerals Management Service (the "MMS") published an advance notice of its intention to adopt a rule under OPA that would require owners and operators of offshore oil and gas facilities to establish $150 million in financial responsibility. Under the proposed rule, financial responsibility could be established through insurance, guaranty, indemnity, surety bond, letter of credit, qualification as a self insurer, or a combination thereof. There is substantial uncertainty as to whether insurance companies or underwriters will be willing to provide coverage under OPA because the statute provides for direct lawsuits against insurers who provide financial responsibility coverage, and most insurers have strongly protested this requirement. The financial tests or other criteria that will be used to judge self-insurance are also uncertain. As a result of the strong opposition to the $150 million financial responsibility requirement in its present form, the DOI has decided not to implement the OPA until some time in 1996. While there has been discussion in the United States Congress about amending the financial responsibility requirements of the OPA, such action has not been undertaken to date. Mesa cannot predict the final form of the financial responsibility rule that will be adopted by the MMS, but such rule has the potential to result in the imposition of substantial additional annual costs on Mesa or otherwise have material adverse effects on Mesa's operations in the Gulf of Mexico.

    Under current federal regulations concerning offshore operations, the MMS is authorized to require lessees to post supplemental bonds to cover their potential leasehold abandonment costs. By letter dated November 9, 1995, Mesa was advised by the MMS that it does not qualify for a waiver from supplemental bond requirements and that Mesa may be required to post supplemental bonds covering its potential obligations with respect to offshore operations. On December 8, 1995, the MMS published a Notice of Proposed Rule-making in which the MMS proposed to further clarify and update its Outer Continental Shelf operational bond requirements. Comments with respect to this proposed rule making were initially due March 7, 1996, subsequently extended to May 6, 1996. Mesa submitted a "Guarantee of Abandonment of Liability Responsibility" to the MMS on April 26, 1996 in response to discussions of this matter with the MMS and in lieu of posting any supplemental bonds. Mesa cannot predict the final form of the financial responsibility rule that will be adopted by the MMS or whether the MMS will require it to post supplemental bonds, but such rule or requirement has the potential to result in substantial additional annual costs to Mesa or otherwise have material adverse effects on Mesa's operation in the Gulf of Mexico.

    In 1993 a number of companies in New Mexico, including Mesa, were named in a preliminary information request from the Environmental Protection Agency (the "EPA") as persons who may be potentially responsible for costs incurred in connection with the Lee Acres Landfill site. Although Mesa did not directly dispose of any materials at the site, it may have contracted to transport materials from its operations with certain trucking companies also named in the information request. To the extent any materials produced by Mesa may have been transported to the site, Mesa believes that such materials were rainwater and/or water produced from natural gas wells, which Mesa believes are exempt or excluded from the definitions of "hazardous waste" or "hazardous substance" under applicable federal environmental laws, although the EPA may assert a contrary position. Since submitting its response to the information request in April 1994, Mesa has not received any additional inquiries or information from the EPA concerning the site, including whether Mesa is, in fact, asserted to be a responsible party for the site or what potential liability, if any, Mesa may face in connection with this matter.

    Mesa is not involved in any other administrative or judicial proceedings arising under federal, state, or local environmental protection laws and regulations which would have a material adverse effect on Mesa's financial position or results of operations.

LEGAL PROCEEDINGS


  Masterson Lawsuits


    In February 1992, the current lessors of an oil and gas lease (the "Gas Lease") dated April 30, 1955, between R. B. Masterson, et al., as lessor, and CIG, as lessee, sued CIG in federal District Court in Amarillo, Texas, claiming that CIG had underpaid royalties due under the Gas Lease. Under the agreements with CIG, Mesa has an entitlement to gas produced from the Gas Lease. In August 1992, CIG filed a third-party complaint against Mesa for any such royalty underpayments which may be allocable to Mesa. The plaintiffs alleged that the underpayment was the result of CIG's use of an improper gas sales price upon which to calculate royalties and that the proper price should have been determined pursuant to a "favored-nations" clause in a July 1, 1967, amendment to the Gas Lease. The plaintiffs also sought a declaration by the court as to the proper price to be used for calculating future royalties.

    The plaintiffs alleged royalty underpayments of approximately $500 million (including interest at 10%) covering the period from July 1, 1967, to the present. In March 1995, the court made certain pretrial rulings that eliminated approximately $400 million of the plaintiffs' claims (which related to periods prior to October 1, 1989), but which also reduced a number of Mesa's defenses. Mesa and CIG filed stipulations with the court whereby Mesa would have been liable for between 50% and 60%, depending on the time period covered, of an adverse judgment against CIG for post-February 1988 underpayments of royalties. On March 22, 1995, a jury trial began and on May 4, 1995, the jury returned its verdict. Among its findings, the jury determined that CIG had underpaid royalties for the period after September 30, 1989, in the amount of approximately $140,000. Although the plaintiffs argued that the "favored-nations" clause entitled them to be paid for all of their gas at the highest price voluntarily paid by CIG to any other lessor, the jury determined that the plaintiffs were estopped from claiming that the "favored-nations" clause provides for other than a pricing-scheme to pricing-scheme comparison. In light of this determination, and the plaintiffs' stipulation that a pricing-scheme to pricing-scheme comparison would not result in any "trigger prices" or damages, defendants asked the court for a judgment that plaintiffs take nothing. The court, on June 7, 1995, entered final judgment that plaintiffs recover no monetary damages. The plaintiffs have filed a motion for new trial, on which the court has not yet ruled. Mesa cannot predict whether the court will grant such motion or, if it does not, whether the plaintiffs will appeal the court's final judgment.


    On June 7, 1996, the plaintiffs filed a separate suit against CIG and Mesa in state court in Amarillo, Texas, similarly claiming underpayment of royalties under the "favored-nations" clause, but based upon the above-described pricing-scheme to pricing-scheme comparison on a well-by-well monthly basis. The plaintiffs also claim underpayment of royalties since June 7, 1995 under the "favored-nations" clause based upon either the pricing-scheme to pricing-scheme method or their previously alleged higher price method. Mesa believes it has several defenses to this action and intends to contest it vigorously. Mesa has not yet determined the amount of damages, if any, that would be payable if such action were determined adversely to Mesa.



  Thompson Lawsuit



    In May 1996, the current lessors of an oil and gas lease dated October 8, 1958 between Terry Thompson, Jr., et al., as Lessor, and CIG, as Lessee, sued CIG in state court in Amarillo claiming CIG has underpaid royalties based upon allegations that CIG failed to develop, produce and market the gas properly. Mesa is not currently a party to this litigation; however, if CIG is found to be liable for any such underpayments, it may seek to recover from Mesa the portion of such underpayments which may be allocable to Mesa. Mesa believes there are several defenses to this action and, to the extent Mesa becomes a party, intends to contest such action vigorously. Mesa has not yet determined the amount of damages, if any, that would be payable if such action were determined adversely to Mesa.


  Preference Unitholders

    The Parent was a defendant in certain purported class-action lawsuits related to the December 31, 1991, conversion of Mesa Limited Partnership (the "Partnership") into the Parent filed in the U.S. District Court for the Northern District of Texas, Dallas Division, in the fall of 1991. The lawsuits were brought under Section 14(a) of the Exchange Act and Rule 14a-9 thereunder, as well as state law, and alleged, inter alia, that (i) the general partner of the Partnership breached fiduciary duties to the holders of the Partnership's preference units in structuring the conversion of the Partnership to corporate form and allocating Common Stock among the holders of common and preference units and (ii) the related proxy statement contained material misstatements and omissions. This lawsuit sought payment of preferential distribution amounts on the preference units plus unspecified damages, attorneys' fees and other relief. On January 17, 1992, plaintiffs moved for leave to amend their compliant to allege that it was also brought under Sections 11, 12(2) and 15 of the Securities Act and Rule 10b-5 under the Exchange Act and to allege that the Partnership failed to obtain an allegedly required vote of 90% of unitholders or, in lieu thereof, the required opinion of independent counsel. On June 5, 1992, a class was certified. On August 12, 1994, the Court granted defendants' Motion for Summary Judgment and entered a judgment in favor of all defendants. The plaintiffs appealed, and on June 19, 1995, the Fifth Circuit affirmed the decision of the District Court. No application for rehearing or petition for writ of certiorari was filed. Accordingly, the judgment in favor of Mesa is final and nonappealable.

  Lease Termination

    In 1991 Mesa sold certain producing oil and gas properties to Seagull Energy Company ("Seagull"). In 1994, two lawsuits were filed against Seagull in the 100th District Court in Carson County, Texas, by certain land and royalty owners claiming that certain of the oil and gas leases owned by Seagull have terminated due to cessation in production and/or lack of production in paying quantities occurring at various times from first production through 1994. In the third quarter of 1995, Seagull filed third-party complaints against Mesa claiming breach of warranty and false representation in connection with the sale of such properties to Seagull. Seagull filed a similar third-party complaint June 29, 1995, against Mesa covering a different lease in the 69th District Court in Moore County, Texas. The plaintiffs in the cases against Seagull are seeking to terminate the leases. Seagull, in its complaint against Mesa, is seeking unspecified damages relating to any leases which are terminated. Mesa believes it has several defenses to these lawsuits, including a two year limitation on indemnification set forth in the purchase and sale agreement pursuant to which Mesa sold the properties.

  Settlement with WDB Group

    On June 29, 1995, a Statement of Beneficial Ownership on Schedule 13D was filed with the Commission announcing that Dennis Washington, Marvin Davis and certain of his affiliates, David Batchelder and Dorn Parkinson (collectively, the "WDB Group") beneficially owned an aggregate of 6 million shares of Common Stock, or approximately 9.4% of the outstanding shares. Mr. Batchelder and Mr. Parkinson had been elected to Mesa's Board in May 1995 pursuant to an agreement between Mesa and Mr. Washington.

    On July 3, 1995, the Parent filed a lawsuit regarding the Schedule 13D against the members of the WDB Group and certain other persons alleging, among other things, that the defendants had violated Section 13(d) of the Exchange Act, because they had constituted a group owning more than 5% of the Common Stock since at least late 1994 but had not filed a Schedule 13D until June 29, 1995 and because the Schedule 13D failed to disclose the existence and identity of other members of the group.

    At a July 6, 1995 special meeting of the Board, the Board determined that all strategic alternatives to enhance value for the Parent's stockholders would be explored under the direction of the Parent's entire Board and not by an independent committee, as proposed by the WDB Group. Thereafter, the WDB Group filed a preliminary proxy statement and an amendment thereto whereby the WDB Group expressed their intention to, at some point, obtain the support of the Parent's stockholders to vote for the removal and replacement of the Board with the WDB Group's nominees.

    Simultaneously with the filing of the proxy statement, the WDB Group filed an answer which denied the claims in Mesa's lawsuit and asserted a counterclaim against the Parent and certain of its directors, alleging, among other things, that certain directors had engaged in transactions in the Parent's securities that violated federal securities laws, and that the adoption of Mesa's Shareholder Rights Plan was a violation of fiduciary duty by such directors.

    On September 20, 1995, Mesa and Mr. Pickens entered into an Agreement of Compromise and Settlement (the "WDB Settlement Agreement") with the WDB Group and certain related parties in settlement of the litigation between Mesa and the WDB Group. Pursuant to the Agreement, Mr. Batchelder resigned from the Board. Joel L. Reed, a business partner of Mr. Batchelder, was elected as a director.

    Under the terms of the WDB Settlement Agreement, prior to December 31, 1996, the members of the WDB Group are prohibited from soliciting or encouraging, advising or participating in the solicitation of proxies with respect to any securities issued by the Parent or any of its subsidiaries, and, prior to December 31, 1996 shall not participate or engage in any solicitation of proxies
(A) with respect to any matter submitted or to be submitted to the vote of the holders of any such securities at any annual or special meeting or (B) for the purpose of calling a special meeting of the Parent's stockholders or the holders of any such securities; or advise or seek to advise any person with respect to the voting of any of the Parent's securities; or submit, or encourage any other person to submit, or advise or assist any person with respect to the submission of, any nominations or proposals to the Parent or to the holders of any of the Parent's securities for consideration by its stockholders or the holders of any of the Parent's securities at any annual or special meeting of such holders; or otherwise take any action to request a special meeting of the holders of any of the Parent's securities. The WDB Group may conduct a proxy solicitation with respect to the Parent's 1996 annual meeting if, at the time of the solicitation, the Parent has not effected a business combination, sale of assets or equity or similar transaction that meets certain criteria as to size and as to which an acceptable investment banker renders a favorable opinion as to the fairness of the transaction, all as set forth in the WDB Settlement Agreement (an "Endorsed Major Transaction") or has consummated a similar transaction that is not an "Endorsed Transaction" under the criteria set forth in the WDB Settlement Agreement. Upon consummation, the sale of Preferred Stock to DNR and pursuant to the Rights Offering will constitute an Endorsed Major Transaction.

    Pursuant to the WDB Settlement Agreement, Mesa's 1996 annual meeting of stockholders will be held on July 30, 1996.

  Shareholder Litigation

    On July 3, 1995, Robert Strougo filed a class action and derivative action in the District Court of Dallas County, Texas, 160th Judicial District, against Boone Pickens, Paul W. Cain, John L. Cox, John S. Herrington, Wales H. Madden, Jr., Fayez S. Sarofim, Robert L. Stillwell and J. R. Walsh, Jr. (the "Director Defendants"), each of whom is a present or former director of Mesa. The class action is purportedly brought on behalf of a class of Mesa shareholders and alleges, inter alia, that the Board infringed upon the suffrage rights of the class and impaired the ability of the class to receive tender offers by adoption of a shareholder rights plan. The lawsuit is also brought derivatively on behalf of Mesa and alleges, inter alia, that the Board breached fiduciary duties to Mesa by adopting the shareholder rights plan and by failing to consider the sale of Mesa. The lawsuit seeks unspecified damages, attorneys' fees, and injunctive and other relief. Two other lawsuits filed by Herman Krangel, Lilian Krangel, Jacquelyn A. Cady and William A. Montagne, Jr., in the District Court of Dallas County have been consolidated into this lawsuit. The Court is presently considering a motion to dismiss the plaintiffs' consolidated petition.

    On July 18, 1995, Deborah M. Eigen and Adele Brody filed a purported derivative lawsuit in the U.S. District Court for the Northern District of Texas, Dallas Division, against the Director Defendants in their capacities as members of the Board. This lawsuit is brought under state law and alleges, inter alia, that the Board breached fiduciary duties to Mesa by adopting the shareholder rights plan and by failing to consider the sale of Mesa. The lawsuit is brought derivatively on behalf of Mesa and seeks unspecified damages, attorneys' fees, and other relief. On January 22, 1996, the Court denied the Director Defendants' motion to dismiss for failure to state a claim.

  Contingencies

    See Note 9 to the Consolidated Financial Statements of the Parent included elsewhere herein for discussion of the above legal proceedings and the estimated effect, if any, on Mesa's results of operations and financial position.

                                   MANAGEMENT

DIRECTORS

    The following table sets forth each person currently serving on Mesa's Board of Directors, (i) his name and age, (ii) the period during which he has served as a director, and (iii) his principal occupation over the last five years (including other directorships and business experience):

             NAME AND AGE                           BUSINESS EXPERIENCE OVER PAST FIVE YEARS
- ---------------------------------------  --------------------------------------------------------------
Boone Pickens, age 68..................  January 1992 - Present, Chairman of the Board of Directors and
                                         Chief Executive Officer of Mesa; June 1, 1996 - Present,
                                         President and Chief Operating Officer of Mesa; October 1985 -
                                         December 1991, General Partner of the Partnership and Chief
                                         Executive Officer and Director of Pickens Operating Co. (the
                                         corporate general partner of the Partnership); 1964 - January
                                         1987, Chairman of the Board, President, and founder of
                                         Original Mesa.
Paul W. Cain, age 57...................  January 1992 - Present, Director of Mesa; January 1992 - May
                                         1996, President and Chief Operating Officer of Mesa; August
                                         1986 - December 1991, President and Chief Operating Officer of
                                         Pickens Operating Co.; Director of Bicoastal Corporation.
John S. Herrington, age 56.............  January 1992 - Present, Director of Mesa; December 1991 -
                                         Present, personal investments and real estate activities; May
                                         1990 - November 1991, Chairman of the Board of Harcourt Brace
                                         Jovanovich, Inc. (publishing); May 1989 - May 1990, Director of Harcourt Brace Jovanovich, Inc.; February 1985 - January
                                         1989, Secretary of the Department of Energy of the United
                                         States.
Wales H. Madden, Jr, age 68............  January 1992 - Present, Director of Mesa; December 1985 -
                                         December 1991, Member of the Advisory Committee of the
                                         Partnership; 1964 - January 1987, Director of Original Mesa;
                                         self-employed attorney and businessman for more than the last five years; Director of Boatmen's First National Bank of
                                         Amarillo.
Dorn Parkinson, age 49.................  May 1995 - Present, Director of Mesa; April 1986 - Present,
                                         President of Washington Corporations (principal businesses of
                                         Washington Corporations and its affiliates include rail
                                         transport, mining, ship berthing, environmental remediation, interstate trucking, and the repair and sale of machinery and equipment); January 1995 - Present, Chairman of the Board of
                                         Washington Construction Group, Inc. (heavy construction and contract mining); July 1993 - October 1994, President and
                                         Chief Operating Officer of Washington Construction Group,
                                         Inc.; Director of Washington Construction Group, Inc.
Joel L. Reed, age 45...................  September 1995 - Present, Director of Mesa; August 1994 -
                                         Present, partner with Batchelder & Partners, Inc.; October
                                         1984 - July 1994, various capacities including Chief Financial
                                         Officer, President and Chief Executive Officer of Wagner and
                                         Brown, Ltd. and affiliates (privately owned company consisting of companies engaged in energy, real estate, manufacturing, agribusiness and investment services); Director of Magnetic
                                         Delivered Therapeutics.
Fayez S. Sarofim, age 67...............  January 1992 - Present, Director of Mesa; Chairman of the
                                         Board and President of Fayez Sarofim & Co. (investment
                                         adviser) for more than the last five years; Director of
                                         Teledyne, Inc., Unitrin, Inc., Argonaut Group, Inc., and
                                         Imperial Holly Corporation.
Robert L. Stillwell, age 59............  January 1992 - Present, Director of Mesa; December 1985 -
                                         December 1991, Member of the Advisory Committee of the
                                         Partnership; 1969 - January 1987, Director of Original Mesa;
                                         Partner in the law firm of Baker & Botts, L.L.P., for more than the last five years.

    Mr. Pickens is the sole director of the Company.

    Mr. Parkinson and David H. Batchelder were elected to Mesa's Board of Directors pursuant to an agreement dated April 1, 1995, between Mesa and Dennis
R. Washington, the beneficial owner of approximately 4.5% of the outstanding Common Stock. Mr. Batchelder subsequently resigned from the Board and was succeeded by Mr. Reed pursuant to the terms of the WDB Settlement Agreement described above under "Business -- Legal Proceedings -- Settlement with WDB Group."

DNR NOMINEES TO THE BOARD OF DIRECTORS

    Assuming completion of the Recapitalization, the size of the Board of Directors will be reduced from eight members to seven members as provided in the Stock Purchase Agreement. The Stock Purchase Agreement contemplates that, at such time, all but three of Mesa's current directors will resign as directors and Richard E. Rainwater, Darla D. Moore, Kenneth A. Hersh and Philip B. Smith will be elected by DNR to fill the four seats on the Board to which the holders of the Series B Preferred Stock will be entitled. See "Description of the Stock Purchase Agreement and the Rights Offering."

    The Board has nominated Mr. Pickens, Mr. Herrington and Mr. Stillwell to stand for election to the Board at Mesa's 1996 annual meeting of stockholders, assuming that the First Closing occurs. Mr. Cain, Mr. Madden and Mr. Sarofim have tendered letters of resignation from the Board to be effective as of the date of the First Closing. Mr. Parkinson and Mr. Reed have advised Mesa that they have not determined whether they will resign as directors upon the occurrence of the First Closing. In the event that Mr. Parkinson and/or Mr. Reed does not resign as of the First Closing, it is anticipated that Mr. Herrington and/or Mr. Stillwell would also resign from the Board effective as of the First Closing; however, Mr. Herrington and/or Mr. Stillwell would resume his position as a director on the Board upon his reelection at the 1996 annual meeting of stockholders and would succeed to the Board seats held by Mr. Parkinson and Mr. Reed from the First Closing to the annual meeting.

    The following table sets forth the name, age and five-year employment history of Mr. Rainwater, Ms. Moore, Mr. Hersh and Mr. Smith. Mr. Rainwater and Ms. Moore are married to each other.

             NAME AND AGE                           BUSINESS EXPERIENCE OVER PAST FIVE YEARS
- ---------------------------------------  --------------------------------------------------------------
Richard E. Rainwater, age 51...........  1986 - Present, independent investor and sole shareholder and
                                         Director of Rainwater, Inc.; 1970-1986, chief investment
                                         advisor to the Bass family of Texas; 1994 - Present, founder and Chairman of the Board of Crescent Real Estate Equities,
                                         Inc.; 1992, co-founder of Mid Ocean Limited; 1987, co-founder of Columbia Hospital Corporation (predecessor to Columbia/HCA
                                         Healthcare Corporation); 1986, founder of ENSCO International,
                                         Inc.
Darla D. Moore, age 41.................  1994 - Present, private investment activities and chief executive officer and Director of Rainwater, Inc.; 1989-1994,
                                         Managing Director of Chemical Bank, Restructuring and
                                         Reorganization Unit and Retail Industries Group; Director of
                                         Magellan Health Services, Inc.; Trustee of George Washington
                                         University.
Kenneth A. Hersh, age 33...............  1994 - Present, chief investment officer and Director of
                                         Rainwater, Inc. and co-manager of investment activities of
                                         Natural Gas Partners investment funds; 1989-1994, co-manager of investment activities of Natural Gas Partners, L.P.; 1985-
                                         1987, Morgan Stanley & Co. investment banking division, energy group; Director of Tide West Oil Company and HS Resources,
                                         Inc.
Philip B. Smith, age 45................  1991 - Present, Director, President and Chief Executive
                                         Officer of Tide West Oil Company; 1986-1991, Senior Vice
                                         President of Mega Natural Gas Company; 1980-1986, executive positions with two small exploration and production companies;
                                         1976-1980, various positions with Samson Resources Company;
                                         1974-1976, production engineer with Texaco, Inc.

EXECUTIVE OFFICERS

    The following table sets forth the name, age, and five-year employment history of each of Mesa's current executive officers:

             NAME AND AGE                           BUSINESS EXPERIENCE OVER PAST FIVE YEARS
- ---------------------------------------  --------------------------------------------------------------
Boone Pickens, age 68..................  January 1992 - Present, Chairman of the Board of Directors and
                                         Chief Executive Officer of Mesa; June 1, 1996 - Present,
                                         President and Chief Operating Officer of Mesa; October 1985 -
                                         December 1991, General Partner of the Partnership and Chief
                                         Executive Officer and Director of Pickens Operating Co.; 1964
                                         -January 1987, Chairman of the Board, President, and founder of Original Mesa.
Dennis E. Fagerstone, age 47...........  January 1992 - Present, Vice President-Exploration and
                                         Production of Mesa; May 1991 - December 1991, Vice President -
                                         Exploration and Production of Pickens Operating Co.; June 1988
                                         -May 1991, Vice President-Operations of Pickens Operating Co.
Stephen K. Gardner, age 36.............  June 1994 - Present, Vice President and Chief Financial
                                         Officer of Mesa; January 1992 - May 1994, Vice President of
                                         BTC Partners Inc. (financial consultant to the Company); May
                                         1988 - December 1991, Financial Analyst of BTC Partners, Inc.;
                                         June 1987 - April 1988, Financial Analyst of the Partnership;
                                         Director of Bicoastal Corporation.
Andrew J. Littlefair, age 35...........  January 1992 - Present, Vice President-Public Affairs of Mesa;
                                         August 1987 - December 1991, Assistant to the General Partner
                                         of the Partnership; January 1984 - August 1987, Staff
                                         Assistant to the President of the United States, Washington,
                                         D.C.
William D. Ballew, age 38..............  January 1992 - Present, Controller of Mesa; May 1991 -
                                         December 1991, Controller of the Partnership; January 1991 -
                                         May 1991, Manager - Accounting of Pickens Operating Co.;
                                         December 1988 - December 1990, Assistant to the Controller of
                                         Pickens Operating Co.; July 1986 - December 1988, Audit
                                         Manager for Price Waterhouse, Dallas, Texas.


    Mr. Pickens, Mr. Gardner and Mr. Ballew hold the same positions at the Company that they hold at the Parent. As part of DNR's transition and succession plans for management, DNR has requested that Mr. Pickens assist DNR in identifying and retaining a new Chief Executive Officer and that he resign when such person is retained. Mr. Pickens, who will remain on the Board of Directors following the Recapitalization, has agreed to assist with this transition. Mr. Ballew will terminate his employment with Mesa effective on or about June 30, 1996.

                             EXECUTIVE COMPENSATION

    The table set forth below contains certain information regarding compensation earned by, awarded to, or paid to the Chief Executive Officer and the other four most highly compensated executive officers of Mesa for services rendered to Mesa during the years 1993, 1994 and 1995.

                           SUMMARY COMPENSATION TABLE


                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                   ANNUAL COMPENSATION              AWARDS-NUMBER
                                         ----------------------------------------     OF SHARES
                                                                   OTHER ANNUAL      UNDERLYING        ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR       SALARY        BONUS     COMPENSATION(1)   OPTIONS/SARS    COMPENSATION(2)
- ------------------------------ -----     ---------    ---------   ---------------   -------------   ---------------
Boone Pickens,................  1995     $ 675,000    $       0     $        --               0       $    35,914(4)
  Chairman of the Board of      1994       675,000      175,000              --         200,000         1,094,500(5)
  Directors and Chief           1993       675,000            0              --         275,000           114,750
  Executive Officer(3)
Paul W. Cain,.................  1995       400,020            0              --               0            22,165(7)
  President and Chief           1994       400,020      150,000              --         150,000            93,503
  Operating Officer(6)          1993       400,020      225,000              --         100,000           106,253
Dennis E. Fagerstone,.........  1995       199,980       50,000              --               0            14,663(8)
  Vice
    President -- Exploration    1994       199,980      100,000              --          85,000            50,997
  and Production                1993       199,980       75,000              --          10,000            46,747
Stephen K. Gardner,...........  1995       175,020       40,000              --               0            12,915(9)
  Vice President and Chief      1994(10)    92,095       60,000              --         135,000            25,856
  Financial Officer             1993            --           --              --              --                --
Andrew J. Littlefair,.........  1995       139,980       40,000              --               0            11,163(11)
  Vice President -- Public      1994       115,980      100,000              --          85,000            36,717
  Affairs                       1993       115,980       75,000              --          25,000            32,467


- ---------------

 (1) Apart from the compensation set forth in the summary compensation table and under the plans and pursuant to the transactions described below, other compensation paid for services during the years ended December 31, 1995, 1994, and 1993, respectively, to each individual named in the summary compensation table aggregated less than 10% of the total salary and bonus reported for such individual in the summary compensation table, or $50,000, if lower.

 (2) Except as reflected in other notes, "All Other Compensation" consists of the following items. First, Mesa maintains an Employees Premium Plan and a Profit Sharing Plan, both of which are retirement plans (the "Retirement Plans"), for all employees (see separate discussion below). Mesa declared contributions to the Retirement Plans of 5% of each employee's compensation in 1995 and 17% of each employee's compensation in 1994 and 1993. However, total employer contributions to the Retirement Plans for the account of a participant in any calendar year are limited as specified by the Code and the Retirement Plans. See "Limitation on Contributions to Benefit Plans" below. The maximum annual amount of employer contributions to a participant's accounts in the Retirement Plans totaled $7,500 in 1995, $25,500 in 1994, and $30,000 in 1993. Second, to the extent that 5% of an employee's total compensation exceeded $7,500 in 1995, that 17% of an employee's total compensation exceeded $25,500 in 1994 (in both cases, all employees with total compensation in excess of $150,000), and that 17% of an employee's total compensation exceeded $30,000 in 1993 (all employees with total compensation in excess of $176,470), Mesa, as a matter of policy, paid the excess amount in cash to such employee. Third, in 1995 there was a reallocation to participant accounts of forfeitures in the Profit Sharing Plan from unvested balances in the accounts of employees who terminated during 1994.


 (3) DNR has requested that Mr. Pickens assist DNR in identifying and retaining a new Chief Executive Officer and that he resign when such person is retained. Mr. Pickens, who will remain on the Board of Directors following the Recapitalization, has agreed to assist with this transition.



 (4) Includes the following: a $7,500 Retirement Plans contribution; a $2,164 reallocation of forfeitures in the Profit Sharing Plan; a $26,250 payment in lieu of a Retirement Plans contribution in excess of the contribution limitation as described in Note 2 above.



 (5) Includes the following: a $25,500 Retirement Plans contribution; a $119,000 payment in lieu of a Retirement Plans contribution in excess of the contribution limitation as described in Note 2 above; a $950,000 bonus payment that has been deferred until Mr. Pickens' retirement and that was subject to his continued employment (except in certain events) through December 31, 1995, with respect to the Parent's 1994 commodities and securities investment activities managed by him.


 (6) Mr. Cain retired as Mesa's President and Chief Operating Officer effective May 31, 1996.



 (7) Includes the following: a $7,500 Retirement Plans contribution; a $2,164 reallocation of forfeitures in the Profit Sharing Plan; a $12,501 payment in lieu of a Retirement Plans contribution in excess of the contribution limitation as described in Note 2 above.



 (8) Includes the following: a $7,500 Retirement Plans contribution; a $2,164 reallocation of forfeitures in the Profit Sharing Plan; a $4,999 payment in lieu of a Retirement Plans contribution in excess of the contribution limitation as described in Note 2 above.



 (9) Includes the following: a $7,500 Retirement Plans contribution; a $2,164 reallocation of forfeitures in the Profit Sharing Plan; a $3,251 payment in lieu of a Retirement Plans contribution in excess of the contribution limitation as described in Note 2 above.



(10) Mr. Gardner became an officer of Mesa in June 1994.



(11) Includes the following: a $7,500 Retirement Plans contribution; a $2,164 reallocation of forfeitures in the Profit Sharing Plan; a $1,499 payment in lieu of a Retirement Plans contribution in excess of the contribution limitation as described in Note 2 above.


EMPLOYEES PREMIUM AND PROFIT SHARING PLANS

    Mesa maintains the Retirement Plans for the benefit of its employees. Each year, Mesa is required to contribute to the Employees Premium Plan 5% of the total compensation (as defined in the plan) paid to participants and may also contribute up to 12% of total compensation (as defined) to the Profit Sharing Plan. In previous years, Mesa had declared contributions of 17% to the Retirement Plans. In 1995 Mesa declared contributions of 5% to the Retirement Plans.

    Participants become 30% vested in their account balances in the Retirement Plans after three years of service and 40% vested after four years of service. Participants become vested an additional 20% for each additional year of service through year seven. Effective December 31, 1991, in conjunction with the conversion of the Partnership to corporate form, all participants were fully vested in their account balances in the Retirement Plans as of that date as a result of certain property dispositions consummated in 1990 and 1991. Participants remain fully vested in their 1991 balances, but contributions in 1992 and later years under the Retirement Plans are subject to the vesting schedule described above.

    Prior years of service with Mesa's predecessors are counted in the vesting schedule. Amounts accumulated and vested are distributable only under certain circumstances, including termination of the Retirement Plans.

LIMITATION ON CONTRIBUTIONS TO BENEFIT PLANS

    Total employer contributions to the Retirement Plans for the account of a participant in any calendar year are limited to the lesser of what is specified by the Code or by the Retirement Plans. The Code provides that annual additions to a participant's account may not exceed the lesser of $30,000 or 25% of the amount of the participant's annual compensation. The Retirement Plans provide that aggregate annual additions to a participant's account may not exceed 17% of eligible compensation as defined by the Retirement Plans. The eligible compensation per the Code was limited to $150,000 in 1995, $150,000 in 1994, and $228,000 in 1993. Mesa, in its discretion, may determine to make cash payments of amounts attributable to an employee's participation in the Retirement Plans to the extent such amounts exceed the Code limitations. As a matter of general policy for employees of Mesa, Mesa makes annual cash payments directly to employees to the extent that the annual additions to the account of each such employee pursuant to the Retirement Plans would exceed the Code limitations.

1991 STOCK OPTION PLAN

    The 1991 Stock Option Plan (the "Option Plan") was approved by stockholders of Mesa in 1991 and amended with the approval of stockholders in 1994. Its purpose is to serve as an incentive to, and aid in the retention of, key executives and other employees whose training, experience, and ability are considered important to the operations and success of Mesa. The Option Plan is administered by the Stock Option Committee composed of non-employee directors of Mesa who meet the requirements of "disinterested person" in Rule 16b-3 (c)(2)(i) of the Exchange Act. Pursuant to the Option Plan, the Stock Option Committee is given the authority to designate plan participants, to determine the terms and provisions of options granted thereunder, and to supervise the administration of the plan. A total of 4,000,000 shares of Common Stock are currently subject to the plan, of which options for 3,062,950 shares have been granted. At December 31, 1995, the following stock options were outstanding:

                                                                                         NUMBER OF
                                                                                          OPTIONS
                                                                                         ---------
    Granted............................................................................  3,062,950
    Exercised..........................................................................    (62,720)
    Forfeited..........................................................................    (67,840)
                                                                                         ---------
    Outstanding at December 31, 1995...................................................  2,932,390
                                                                                         =========

    Shares of Common Stock subject to an option are awarded at an exercise price that is equivalent to at least 100% of the fair market value of the Common Stock on the date the option is granted. The purchase price of the shares as to which the option is exercised is payable in full at exercise in cash or in shares of Common Stock previously held by the optionee for more than six months, valued at their fair market value on the date of exercise. Subject to Stock Option Committee approval and to certain legal limitations, an optionee may pay all or any portion of the purchase price by electing to have Mesa withhold a number of shares of Common Stock having a fair market value equal to the purchase price. Options granted under the Option Plan include a limited right of relinquishment that permits an optionee, in lieu of purchasing the entire number of shares subject to purchase thereunder and subject to consent of the Stock Option Committee, to relinquish all or part of the unexercised portion of an option, to the extent exercisable, for cash and/or shares of Common Stock in an amount representing the appreciation in market value of the shares subject to such options over the exercise price thereof. In this discretion, the Stock Option Committee may provide for the acceleration of any unvested installments of outstanding options. The Board of Directors may amend, alter, or discontinue the Option Plan, subject in certain cases to stockholder approval.

    The options granted and outstanding at December 31, 1995, have exercise prices and vesting schedules as set forth in the following table:

                                   EXERCISE                      VESTING SCHEDULE
NUMBER OF                          PRICE PER     ------------------------------------------------
 OPTIONS                             SHARE          30%          55%          80%         100%
- ---------                          ---------     ---------    ---------    ---------    ---------
1,126,000........................  $  6.8125      07/10/92     01/10/93     01/10/94     01/10/95
 134,500.........................    11.6875      04/02/93     10/02/93     10/02/94     10/02/95
 101,890.........................     5.8125      11/18/93     05/18/94     05/18/95     05/18/96
 475,000.........................     7.3750      05/10/94     11/10/94     11/10/95     11/10/96
   75,000........................     6.1875      12/06/94     06/06/95     06/06/96     06/06/97
1,000,000........................     4.2500      06/01/95     12/01/95     12/01/96     12/01/97
   20,000........................     5.6875      11/12/95     05/12/96     05/12/97     05/12/98

    There were no options granted to the Chief Executive Officer or to the other four most highly compensated executive officers of Mesa during 1995.

    Options exercised in 1995, and the number and value of exercisable and unexercisable options at December 31, 1995, for the Chief Executive Officer and the other four most highly compensated executive officers of the Parent are as follows:

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                               OPTION/SAR VALUES

                                 YEAR ENDED              NUMBER OF SHARES
                             DECEMBER 31, 1995              UNDERLYING               VALUE OF UNEXERCISED
                           ----------------------           UNEXERCISED                  IN-THE-MONEY
                            NUMBER OF                     OPTIONS/SARS AT               OPTIONS/SARS AT
                             SHARES                      DECEMBER 29, 1995             DECEMBER 29, 1995
                            ACQUIRED      VALUE     ---------------------------   ---------------------------
             NAME          ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ------        ------------  ----------  -----------   --------------  -----------   -------------
    Boone Pickens..........     --       $    --     1,130,000       145,000        $     0        $     0
    Paul W. Cain...........     --            --       312,500        87,500              0              0
    Dennis E. Fagerstone...     --            --       104,750        40,250              0              0
    Stephen K. Gardner.....     --            --        74,250        60,750              0              0
    Andrew J. Littlefair...     --            --        96,750        43,250              0              0

    At December 29, 1995, the final trading day of the year, the Parent's Common Stock closed at $3.75 per share. The exercise price of the four grants of stock options reflected in the aggregate in the above tables are $6.8125, $7.375, $6.1875, and $4.25, respectively, per share. Thus, no outstanding options were in-the-money at such date.

OTHER

    There were no awards made under any long-term incentive plans from January 1, 1995, through December 31, 1995; therefore, no disclosure is required in the Long-Term Incentive Plan Awards table. From January 1, 1995, through December 31, 1995, no options or stock appreciation rights were repriced (as defined in Item 402(i) of Regulation S-K of the Securities Act). Except as described below under "Employee Retention Provisions," the Parent does not have any employment contracts or termination or change-in-control arrangements with respect to a named executive officer of the Parent that would require disclosure pursuant to
Item 402(h) of Regulation S-K.

COMMON STOCK PURCHASE PLAN

    The Parent has established a Common Stock purchase program whereby employees, except officers, can buy Common Stock through after-tax payroll deductions. All other full-time employees of the Company and its participating affiliates are eligible to participate. The Parent pays the brokerage fees for these open-market transactions.

EMPLOYEE RETENTION PROVISIONS

    On August 22, 1995, the Board adopted the MESA Inc. Change in Control Retention/Severance Plan, as amended, (the "Retention Plan"). Pursuant to the Retention Plan, all regular employees of Mesa (other than Mr. Pickens) will be entitled to receive certain benefits upon the occurrence of certain involuntary termination events (as described below) following a "Change in Control" (as defined below) of Mesa. The severance benefits consist of 200% of defined pay for officers (which includes the highest salary and highest bonus during the then-current and prior three calendar years before the Retention Plan was adopted), 150% of defined pay for certain key employees (which includes salary and bonus amounts) and a formula-based amount for all other employees, plus, in each case, any other accrued or vested or earned but deferred compensation, rights, options, or benefits otherwise owed to such employee upon his termination. In addition, on the same date, the Stock Option Committee determined that all outstanding but unvested stock options granted to an employee under Mesa's 1991 Stock Option Plan would immediately vest and become exercisable upon such a termination event following a Change in Control.

    Mesa developed the Retention Plan in consultation with an independent compensation consultant. That consulting firm advised the Board of Directors that the Retention Plan is conservatively in line with common practices. The independent firm noted, among other things, that most such plans it surveyed provide officers with three times their defined pay, rather than two.

    For purposes of the Retention Plan, a "Change in Control" means (i) any acquisition by an individual, entity or group resulting in such person's obtaining beneficial ownership of 35% or more of the then outstanding Common Stock or the combined voting power of the then outstanding voting securities of Mesa entitled to vote in an election of directors, provided certain acquisitions, including the following, shall not in and of themselves constitute a Change in Control hereunder: (a) any acquisition of securities of Mesa made directly from Mesa and approved by a majority of the directors then comprising the members of the Board of Directors as of May 16, 1995 (the "Incumbent Board"); or (b) any acquisition of beneficial ownership of a higher percentage of the Common Stock outstanding or the voting securities of Mesa that results solely from the acquisition, purchase or redemption of securities of Mesa by Mesa so long as such action by Mesa was approved by a majority of the directors then comprising the Incumbent Board; (ii) a change in the membership of the Incumbent Board, together with members elected subsequent to May 16, 1995, whose election or nomination for election was approved by a majority of the members of the Incumbent Board as then constituted (excluding for this purpose any individual whose initial assumption of office occurred as a result of an actual or threatened election contest), cease for any reason to constitute a majority of the Board of Directors; (iii) a reorganization, merger, consolidation or sale of all or substantially all of the assets of Mesa, subject to certain exceptions; or (iv) approval by the stockholders of Mesa of the complete liquidation or dissolution of Mesa.

    Following the occurrence of a Change in Control, an eligible employee would be entitled to receive full severance benefits if, within 24 months of the occurrence of a Change in Control: (i) the employee was terminated by Mesa without "Cause" (as defined below); or (ii) the employee's duties, responsibilities or rate of pay as an employee were materially and adversely diminished in comparison to the duties, responsibilities and rate of pay enjoyed by the employee on the effective date of the Retention Plan; or (iii) the employee was relocated to any location in excess of 35 miles from his location immediately prior to the Change in Control. All severance benefits with respect to an eligible employee are payable in a lump sum within ten days after the termination date of such employee. Under the Retention Plan, "Cause" means the willful and continued failure of an employee to perform substantially the employee's duties with Mesa following written demand for performance or the willful engaging by the employee in illegal conduct or gross misconduct that is materially and demonstrably injurious to Mesa.

    The Recapitalization will not constitute a "Change in Control" for purposes of the Retention Plan, because the incumbent Board has approved the issuance of Series B Preferred Stock to DNR and the nomination of the persons DNR intends to elect as directors.

DIRECTOR COMPENSATION AND CERTAIN RELATIONSHIPS

    Each director of Mesa serving throughout 1995 who was not also an employee of Mesa or its subsidiaries received compensation of $20,000 allocated quarterly in 1995, except for Messrs. Parkinson, David H. Batchelder and Reed (who succeeded Mr. Batchelder). Mr. Parkinson received $15,000, Mr. Batchelder received $10,000, and Mr. Reed received $5,000 for serving as directors for approximately seven months, four months, and three months, respectively. Directors who are also employees of Mesa receive no remuneration for their services as directors.

    Mr. Sarofim, a director and member of the Compensation and Stock Option Committees, is Chairman of the Board, President, and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co., which acts as an investment adviser to certain employee benefit plans of Mesa. During the year ended December 31, 1995, Fayez Sarofim & Co. received fees, paid by the employee benefit plans, of $175,459 for such services and has been retained to provide such services in 1996.

    Mr. Stillwell, a director, is a partner in the law firm of Baker & Botts, L.L.P. Mesa retained Baker & Botts, L.L.P., and incurred legal fees for such services in 1995. Baker & Botts, L.L.P., has been retained to provide legal services in 1996 and is advising Mesa as to certain legal matters in connection with the Recapitalization. See "Legal Matters."

    Richard E. Rainwater is the sole shareholder and President, Darla D. Moore is the chief executive officer, and Kenneth A. Hersh is the chief investment officer, of Rainwater Inc., the sole general partner of DNR, and will be elected as directors of Mesa by DNR immediately following the sale of Series B Preferred Stock to DNR at the First Closing. Upon consummation of the Recapitalization, DNR will be the sole holder of Series B Preferred Stock, representing between 32.5% and 64.7% of Mesa's voting stock (on a fully diluted basis, and prior to the payment of any dividends in additional shares of Preferred Stock). As such, DNR will have the right to elect a majority of Mesa's directors and to receive dividends as described under "Description of the Stock

Purchase Agreement and the Rights Offering -- Preferred Stock." Mesa has agreed to pay DNR (i) a fee of $4,655,000 (constituting 3.5% of the aggregate amount of Series B Preferred Stock to be purchased at the First Closing) at the First Closing (or as promptly as practicable thereafter as funds are available therefor, but no later than the Second Closing) and (ii) a fee of $4,620,000 (constituting 3.5% of the maximum aggregate amount of Series B Preferred Stock to be purchased pursuant to DNR's Standby Commitment) at the Second Closing, less the amount by which DNR's reimbursable expenses are less than the initial $500,000 payment Mesa made at the time it entered into the February 28 letter of intent with Rainwater, Inc. In addition, the Stock Purchase Agreement provides that DNR will receive a fee of $400,000 per year in consideration of DNR's obligations under such agreement and to compensate DNR for the time that DNR has agreed its representatives will devote to Mesa's affairs, including the provision of certain investment analysis and assistance to Mesa during the course of DNR's investment, and DNR will be reimbursed by Mesa for all fees and expenses (up to a maximum of $50,000 for any calendar year) reasonably incurred by it in connection with monitoring its investment in Mesa.

INDEMNIFICATION ARRANGEMENTS

    Mesa's Bylaws provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. Mesa has also entered into indemnification agreements with its executive officers and directors that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits. In addition, Mesa has purchased customary directors' and officers' liability insurance policies for its directors and officers (and director nominees). The Bylaws and agreements with directors and officers also provide for indemnification for amounts (i) in respect of the deductibles for such insurance policies, (ii) that exceed the liability limits of such insurance policies, and (iii) that would have been covered by prior insurance policies of Mesa or its predecessors. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements. The Stock Purchase Agreement also provides for continuing indemnification following the Recapitalization for the current directors and officers to the fullest extent provided by law, as well as continuing coverage under Mesa's directors' and officers' liability insurance policies.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

    The following table presents certain information as to the beneficial ownership of Mesa's Common Stock as of May 31, 1996, by the directors, director nominees, and officers of Mesa, individually and as a group. The following table also indicates the number of shares of Common Stock to be beneficially owned by such persons assuming that such persons (i) sell or otherwise fail to exercise all of the Rights to be distributed to them in the Rights Offering or (ii) exercise all of the Rights to be distributed to them, as well as the percentage of the number of fully diluted shares of Common Stock to be owned by such persons under such circumstances (assuming that there will be 181,306,646 shares of Common Stock outstanding on a fully diluted basis, including 117,256,637 shares issuable upon conversion of shares of Series A and Series B Preferred Stock).


                                                                     SHARES OWNED AFTER THE SALE OF SERIES B
                                   SHARES OWNED BEFORE THE         PREFERRED STOCK AND THE RIGHTS OFFERING(1)
                                      SALE OF SERIES B        -----------------------------------------------------
                                   PREFERRED STOCK AND THE
                                       RIGHTS OFFERING           NO RIGHTS EXERCISED         ALL RIGHTS EXERCISED
                                   -----------------------    -------------------------    ------------------------
                                   NUMBER(2)    PERCENTAGE      NUMBER       PERCENTAGE      NUMBER      PERCENTAGE
                                   ---------    ----------    -----------    ----------    ----------    ----------
CURRENT DIRECTORS:
Paul W. Cain......................   322,639       *              322,639       *             331,885       *
John S. Herrington................    10,000       *               10,000       *              19,120       *
Wales H. Madden, Jr...............    22,200       *               22,200       *              42,447       *
Boone Pickens(3).................. 5,061,626        7.8%        5,061,626        2.8%       8,647,269        4.8%
Fayez S. Sarofim.................. 1,400,000        2.2%        1,400,000       *           2,676,800        1.5%
Robert L. Stillwell...............    26,500       *               26,500       *              50,668       *
Dorn Parkinson(4).................        --       *                   --       *                  --       *
Joel L. Reed......................        --       *                   --       *                  --       *
FUTURE DIRECTORS:
Richard E. Rainwater(5)...........        --       *          117,256,637       64.7%      58,849,557       32.5%
Darla D. Moore....................        --       *                   --       *                  --       *
Kenneth A. Hersh..................        --       *                   --       *                  --       *
Philip B. Smith...................        --       *                   --       *                  --       *
OFFICERS:
Dennis E. Fagerstone..............   104,750       *              104,750       *             104,750       *
Stephen K. Gardner................   102,979       *              102,979       *             117,780       *
Andrew J. Littlefair(6)...........   113,438       *              113,438       *             128,657       *
William D. Ballew.................    64,853       *               64,853       *              66,771       *
Directors (Current and Future) and
  Officers as a group (16
  persons)........................ 7,228,985       11.0%      124,485,622       68.7%      71,035,704       39.3%


- ---------------

 *  Less than 1.0%

(1) Includes shares of Common Stock issuable upon conversion of Series A and Series B Preferred Stock.

(2) Includes shares issuable upon the exercise of options that are exercisable within sixty days of May 31, 1996, as follows: 1,130,000 shares for Mr. Pickens; 312,500 for Mr. Cain; 104,750 for Mr. Fagerstone; 86,750 for Mr. Gardner; 96,750 for Mr. Littlefair; 62,750 for Mr. Ballew; and 1,793,500 for all current directors and officers as a group. No Rights will be issued in respect of outstanding options pursuant to the Rights Offering.

(3) Includes 7,545 shares of Common Stock owned by several trusts for Mr. Pickens' children of which he is a trustee, and over which shares he has sole voting and investment power, although he has no economic interest therein. Excludes 2,798 shares of Common Stock owned by Mrs. Pickens as her separate property, as to which Mr. Pickens disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

(4) Excludes 3,800 shares of Common Stock owned by Mr. Parkinson's son as his separate property, as to which Mr. Parkinson disclaims beneficial ownership and with respect to which he does not have or share voting or investment power. Mr. Parkinson is a member of the WDB Group, which has filed a
    Schedule 13D which, as amended, states that the WDB Group is the beneficial owner of 3,500,000 shares of Common Stock. See Note 4 to the table under "-- Certain Beneficial Owners."

(5) Represents shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be held by DNR. Mr. Rainwater is the sole shareholder and President of Rainwater, Inc., the sole general partner of DNR, and, as such, may be deemed to beneficially own the shares of stock to be held by DNR. Mr. Rainwater and Ms. Moore are married to each other but she disclaims beneficial ownership of shares to be owned by Mr. Rainwater.

(6) Excludes 1,125 shares of Common Stock owned by Mrs. Littlefair as her separate property, as to which Mr. Littlefair disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

    None of the foregoing persons, nor any of their affiliates, is precluded from purchasing Notes in the Offering or thereafter.

CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information as of May 31, 1996, regarding each person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) known by Mesa to own beneficially more than 5% of the Common Stock. Information is based on the most recent Schedule 13D or 13G filed by such holder with the Commission, or other information provided by the holder to Mesa. The following table also indicates the number of shares of Common Stock to be beneficially owned by such persons assuming that such persons (i) sell or otherwise fail to exercise all of the Rights to be distributed to them in the Rights Offering or (ii) exercise all of the Rights to be distributed to them, as well as the percentage of the number of fully diluted shares of Common Stock to be owned by such persons under such circumstances (assuming that there will be 181,306,646 shares of Common Stock outstanding on a fully diluted basis, including 117,256,637 shares issuable upon conversion of shares of Series A and Series B Preferred Stock).

                                                               SHARES OWNED AFTER THE SALE OF SERIES B
                                 SHARES OWNED BEFORE          PREFERRED STOCK AND THE RIGHTS OFFERING(1)
                                THE SALE OF SERIES B      --------------------------------------------------
                               PREFERRED STOCK AND THE
                                   RIGHTS OFFERING          NO RIGHTS EXERCISED       ALL RIGHTS EXERCISED
     NAME AND ADDRESS OF       -----------------------    -----------------------    -----------------------
      BENEFICIAL OWNER          NUMBER      PERCENTAGE     NUMBER      PERCENTAGE     NUMBER      PERCENTAGE
- -----------------------------  ---------    ----------    ---------    ----------    ---------    ----------
Boone Pickens................  5,061,626(2)    7.8%       5,061,626       2.8%       8,647,269       4.8%
  1400 Williams Square West
  5205 North O'Connor
  Boulevard
  Irving, Texas 75039-3746
FMR Corp.....................  5,140,400(3)    8.0%       5,140,400       2.8%       9,828,445       5.4%
  82 Devonshire Street
  Boston, Massachusetts 02109
WDB Group....................  3,500,000(4)    5.5%       3,500,000       1.9%       6,692,000       3.7%
  c/o Dennis R. Washington
  Washington Corporations
  101 International Way
  Missoula, Montana 59807

- ---------------

(1) Includes shares of Common Stock issuable upon conversion of Series A Preferred Stock.
(2) See notes (2) and (3) to the table under "Security Ownership of Management."
(3) The Schedule 13G filed with the Commission on February 14, 1996, by FMR Corp. states that as of December 31, 1995, Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,140,400 shares or 8.0% of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Capital Appreciation Fund ("Fund"), amounted to 5,140,400 shares or 8.0% of Common Stock outstanding. Edward C. Johnson, III, chairman of FMR Corp., FMR Corp., through its control of Fidelity, and the Fund each has sole power to dispose of the 5,140,400 shares owned by the Fund.
(4) A Schedule 13D filed by the WDB Group, as amended as of April 24, 1996, states that such group at that date beneficially owns 3,500,000 shares of Common Stock, as to which Dennis R. Washington has sole voting power. The
    Schedule 13D filed by the WDB Group prior to that date had included Davis Acquisition, L.P., Davis Companies, the Marvin Davis and Barbara Davis Revocable Trust, and Marvin Davis, which collectively owned 2,500,000 shares of Common Stock. On April 24, 1996, the WDB Group filed an amendment to the
    Schedule 13D stating that the Davis entities had terminated their participation in the WDB Group and had sold shares of Common Stock such that, as of April 23, 1996, the Davis entities beneficially owned 1,562,500 shares of Common Stock. See "Business -- Legal Proceedings -- Settlement with WDB Group."

BENEFICIAL OWNERSHIP OF DNR

    The following table sets forth the percentage of the number of fully diluted shares of Common Stock to be beneficially owned by DNR upon the Second Closing assuming certain percentages of the Rights are exercised in the Rights Offering, and that DNR acquires the required number of shares of Series B Preferred Stock at the First Closing.

                                                                     PERCENTAGE OF RIGHTS EXERCISED
                                                                  ------------------------------------
                                                                   0%     25%     50%     75%     100%
                                                                  ----    ----    ----    ----    ----
    Percentage Ownership of DNR.................................  64.7%   56.7%   48.6%   40.6%   32.5%

    As used in this Prospectus, the number of "fully diluted" shares of Common Stock includes shares issuable upon conversion of Series A and Series B Preferred Stock, but excludes (i) shares issuable pursuant to employee stock options because no such options have an exercise price below current market prices of the Common Stock and (ii) unless otherwise indicated, shares issuable as dividends on the Preferred Stock.

                            DESCRIPTION OF THE NOTES

GENERAL

    The Senior Subordinated Notes will be issued pursuant to an Indenture (the "Senior Subordinated Note Indenture") among the Company, the Parent and Harris Trust and Savings Bank, as trustee (the "Senior Subordinated Note Trustee"). The Discount Notes will be issued pursuant to an Indenture (the "Discount Note Indenture;" together with the Senior Subordinated Note Indenture, the "Indentures") among the Company, the Parent and Harris Trust and Savings Bank, as trustee (the "Discount Note Trustee;" together with the Senior Subordinated Trustee, the "Trustees"). Copies of the Indentures are filed as exhibits to the Registration Statement of which this Prospectus forms a part and will be made available to prospective purchasers of the Notes upon request. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of the Notes include those stated in the applicable Indenture and those made part of such Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders of the Notes are referred to the applicable Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indentures does not purport to be complete and is qualified in its entirety by reference to the Indentures, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

    The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt. The Notes will be guaranteed on a senior subordinated basis by the Parent and all Material Restricted Subsidiaries of the Company, if any, and certain other Restricted Subsidiaries. As of the date of the Indentures, the Company has no Material Restricted Subsidiaries, and no Restricted Subsidiary is a Subsidiary Guarantor. The obligations of the Parent and any future Subsidiary Guarantors under the Guarantees will be general unsecured obligations of each of the Parent and the Subsidiary Guarantors and will be subordinated in right of payment to all obligations of the Parent and the Subsidiary Guarantors in respect of Senior Debt. See "-- Guarantees" and "Risk Factors -- Subordination."

    As of the date of the Indentures, all of the Company's Subsidiaries will be Restricted Subsidiaries. Under certain circumstances, however, the Company will be able to designate current and future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indentures.

    For purposes of this section, the term "Company" means Mesa Operating Co. and the term "Parent" means MESA Inc. Any reference to a "Holder" means a Holder of the Senior Subordinated Notes or the Discount Notes, as the context may require.

SUBORDINATION

    The payment of principal of, premium, if any, and interest on the Notes and any other payment obligations of the Company in respect of the Notes (including any obligation to repurchase the Notes) will be subordinated in right of payment, as set forth in the Indentures, to the prior payment in full in cash of all Senior Debt, whether outstanding on the date of the Indentures or thereafter incurred.

    Upon any payment or distribution of property or securities to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not a claim for such interest would be allowed in such proceeding) before the Holders of the Notes will be entitled to receive any payment with respect to the Notes and, until all Obligations with respect to Senior Debt are paid in full in cash, any distribution to which the Holders of the Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of the Notes may receive payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance" if the deposit into such trust was permitted to be made under the terms of the applicable Indenture).

    The Company also may not make any payment (whether by redemption, purchase, retirement, defeasance or otherwise) upon or in respect of the Notes (except from the trust described under "-- Legal Defeasance and Covenant Defeasance") if
(i) a default in the payment of the principal of, premium, if any, or interest on

Designated Senior Debt occurs or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits, or with the giving of notice or passage of time or both (unless cured or waived) will permit, holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustees receive a notice of such default (a "Payment Blockage Notice") from a representative of the holders of any Designated Senior Debt.
Cash payments on the Senior Subordinated Notes (and, if after            , 2001,
the Discount Notes) shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earliest of (1) the date on which such nonpayment default is cured or waived, (2) the date the applicable Payment Blockage Notice is retracted by written notice to the Trustees from a representative or the holders of the Designated Senior Debt that have given such Payment Blockage Notice and (3) 179 days after the date on which the applicable Payment Blockage Notice is received, unless any of the events described in clause (i) of this paragraph has then occurred and is continuing or a default of the type described in clause (x) under the caption "Events of Default" has occurred. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No nonpayment default in respect of Designated Senior Debt that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustees shall be, or be made, the basis for a subsequent Payment Blockage Notice.

    The Indentures will further require that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.


    As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company, Holders of the Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. On a pro forma basis, after giving effect to the Recapitalization and the application of the proceeds therefrom, the principal amount of Senior Debt outstanding at March 31, 1996 would have been approximately $349.2 million, representing the initial borrowings under the $525 million New Credit Facility. See "Description of the New Credit Facility." The Indentures will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Restricted Subsidiaries can incur. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."


GUARANTEES


    The Company's payment obligations under the Notes will be jointly, severally and unconditionally guaranteed (the "Guarantees") by the Parent and each future Material Restricted Subsidiary of the Company (generally, any Restricted Subsidiary of the Company which, as of the date of determination, represents more than 5% of the Company's consolidated total assets or income from operations for the most recent fiscal year). Upon consummation of the Offering, there will be no guarantors of the Notes other than the Parent. The Guarantees will be subordinated to Indebtedness of the Parent or the Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as the Notes are subordinated to Senior Debt. Each Guarantee by a Subsidiary Guarantor will be limited in an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering such Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting rights of creditors generally.


    Each Indenture will provide that neither the Parent nor any Subsidiary Guarantor may consolidate with or merge with or into another corporation or other Person other than the Parent, the Company or another Subsidiary Guarantor, unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger assumes all the obligations of the Parent or such Subsidiary Guarantor, as the case may be, pursuant to a supplemental indenture in form reasonably satisfactory to the applicable Trustee in respect of such Indenture, (ii) immediately after giving effect to such transaction, no Default or Event of Default exists and (iii) such transaction does not violate any of the covenants described under the heading "-- Certain Covenants."

    The Indentures will provide that in the event of a sale or other disposition of all or substantially all of the assets of a Subsidiary Guarantor to any corporation or other Person (including a Subsidiary that is not a Subsidiary Guarantor) or a sale or other disposition of all of the capital stock of a Subsidiary Guarantor to any corporation or other Person (including a Subsidiary that is not a Subsidiary Guarantor), by way of merger, consolidation or otherwise, in a transaction that does not violate any of the covenants in the Indentures, then such Subsidiary Guarantor will be released from and relieved of any obligations under its Guarantees and such acquiring corporation or other Person if other than the Parent or a Subsidiary Guarantor shall have no obligation to assume or otherwise become liable under such Guarantees; provided, if such acquiring corporation or other Person is other than the Company or a Wholly Owned Restricted Subsidiary, the Net Proceeds of such sale or other disposition are applied in accordance with the covenant described under the caption
"-- Repurchase at the Option of Holders -- Asset Sales."

    Any Subsidiary Guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the Indentures shall be released from and relieved of its obligations under its Guarantees, and any Restricted Subsidiary that becomes a Material Restricted Subsidiary and any Unrestricted Subsidiary that ceases to be an Unrestricted Subsidiary and, thereafter, becomes a Material Restricted Subsidiary will be required to execute Guarantees in accordance with the terms of the Indentures.

PRINCIPAL, MATURITY AND INTEREST

    The Senior Subordinated Notes will be limited in aggregate principal amount
to $325.0 million and will mature on            , 2006. Interest on the Senior
Subordinated Notes will accrue at the rate of     % per annum and will be
payable semi-annually in arrears on            and            , commencing on
           , 1996, to Holders of the Senior Subordinated Notes of record on the
immediately preceding            and            . Interest on the Senior
Subordinated Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the date of original issuance.

    The Discount Notes will be issued at a discount to their aggregate principal amount to generate gross proceeds to the Company of approximately $175.0 million
and will mature on            , 2006. Interest on the Discount Notes will
accrete in value until            , 2001 at a rate of     % per annum,
compounded semi-annually, to an aggregate principal amount of $    million. Cash
Interest will not accrue on the Discount Notes prior to            , 2001.
Thereafter, interest will accrue at the rate of     % per annum and will be
payable semi-annually in arrears on            and            , commencing on
           , 2001, to Holders of the Discount Notes of record on the immediately
preceding            and            . Cash interest on the Discount Notes will
accrue from the most recent date on which interest has been paid or, if no
interest has been paid, from            , 2001. All references to the principal
amount of the Discount Notes herein are references to the principal amount at final maturity.

    Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the applicable register of Holders of the Notes. Until otherwise designated by the Company, the Company's office or agency in New York for purposes of any Indenture will be the office of the applicable Trustee maintained for such purpose. The Notes will be fully registered as to principal and interest in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

OPTIONAL REDEMPTION

    Senior Subordinated Notes. Except as otherwise described below, the Senior Subordinated Notes will not be redeemable at the Company's option prior to
           , 2001. Thereafter, the Senior Subordinated Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the
twelve-month period beginning on            of the years indicated below:

                                           YEAR                             PERCENTAGE
                ----------------------------------------------------------  ----------
                2001......................................................          %
                2002......................................................          %
                2003......................................................          %
                2004 and thereafter.......................................       100%

    Prior to            , 1999, the Company may, at its option, on any one or
more occasions, redeem up to 33 1/3% of the original aggregate principal amount
of the Senior Subordinated Notes at a redemption price equal to     % of the
principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with all or a portion of the net proceeds of sales of Equity Interests (other than Disqualified Stock) in the Company or the Parent; provided, that at least 66 2/3% of the original aggregate principal amount of the Senior Subordinated Notes remains outstanding immediately after the occurrence of such redemption; and provided further, that such redemption shall occur within 60 days after the date of the closing of the related sale of such Equity Interests.

    Discount Notes. Except as described below, the Discount Notes are not
redeemable at the Company's option prior to            , 2001. Thereafter, the
Discount Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' written notice, at the redemption prices (expressed as percentages of principal amount) set
forth below, plus accrued and unpaid interest thereon from            , 2001 to
the applicable redemption date, if redeemed during the twelve-month period
beginning on            of each of the years indicated below:

                                                                          PERCENTAGE OF
                                                                            PRINCIPAL
                                          YEAR                               AMOUNT
                --------------------------------------------------------  -------------
                2001....................................................            %
                2002....................................................            %
                2003....................................................            %
                2004 and thereafter.....................................         100%

    Prior to            , 1999, the Company may, at its option, on any one or
more occasions, redeem up to 33 1/3% of the original aggregate principal amount
of the Discount Notes at a redemption price equal to     % of the Accreted Value
thereof with the net proceeds of sales of Equity Interests (other than Disqualified Stock) in the Company or the Parent; provided, that at least
66 2/3% of the original aggregate principal amount of the Discount Notes remains outstanding immediately after the occurrence of such redemption; and provided further, that such redemption shall occur within 60 days after the date of the closing of the related sale of such Equity Interests.

SELECTION AND NOTICE

    In the case of any partial redemption, selection of the Notes for redemption will be made by the applicable Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if such Notes are not so listed, on a pro rata basis, by lot or by such other method as such Trustee shall deem fair and appropriate; provided, no Note of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to the registered address of each Holder of the Notes to be redeemed. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on the Notes or on the aggregate principal amount of the Notes called for redemption, as the case may be.

MANDATORY REDEMPTION

    Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

    Upon the occurrence of a Change of Control (as defined below under
"-- Certain Definitions"), each Holder of the Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to (i) 101% of the aggregate principal amount of the Senior Subordinated Notes, plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Senior Subordinated Note Payment"), in the case of the Senior
Subordinated Notes, and (ii) prior to            , 2001, 101% of the Accreted
Value of the Discount Notes on the date of purchase and, thereafter, 101% of the aggregate principal amount of the Discount Notes, plus accrued but unpaid interest, if any, thereon to the date of purchase (the "Change of Control Discount Note Payment;" together with the Change of Control Senior Subordinated Note Payment, the "Change of Control Payment"). The right of the Holders of the Notes to require the Company to repurchase such Notes upon a Change of Control may not be waived by the applicable Trustee without the requisite approval of the Holders of the applicable Notes. See "-- Amendment Supplement or Waiver." Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes pursuant to the procedures required by the Indentures and described in such notice. The Change of Control Payment shall be made on a business day not less than 30 days nor more than 60 days after such notice is mailed (the "Change of Control Payment Date"). The Company, the Parent and each Subsidiary Guarantor will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to such party in connection with the repurchase of the Notes as a result of a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with (a) the paying agent for the Senior Subordinated Notes an amount equal to the Change of Control Senior Subordinated Note Payment in respect of all the Senior Subordinated Notes or portions thereof so tendered and (b) the paying agent for the Discount Notes an amount equal to the Change of Control Discount Note Payment in respect of all Discount Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the applicable Trustee the relevant Notes so accepted, together with an Officers' Certificate stating the aggregate principal amount (or Accreted Value, as applicable) of such Notes or portions thereof being purchased by the Company. The applicable paying agent will promptly mail to each Holder of the Senior Subordinated Notes or the Discount Notes, as the case may be, so tendered the Change of Control Payment for such Notes, and the applicable Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Senior Subordinated Note or Discount Note, as the case may be, equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    The Company will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Company and purchases all Notes or portions thereof validly tendered and not withdrawn under such Change of Control Offer.

    The Credit Agreement will prohibit the Company from repurchasing any Notes pursuant to a Change of Control Offer prior to the repayment in full of the Senior Debt under the Credit Agreement. Moreover, the occurrence of certain change of control events identified in the Credit Agreement will constitute a default under the Credit Agreement. Any future Credit Facilities or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. If a Change of Control were to occur, the Company may not have sufficient available funds to pay the Change of Control Purchase Price for all Notes that might be delivered by Holders of the Notes seeking to accept the Change of Control Offer after first satisfying its obligations under the Credit Agreement or other agreements relating to Senior Debt, if accelerated. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustees and the Holders of the Notes the rights described under "-- Events of Default."

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Parent and its Subsidiaries taken as a whole and the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of the Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Parent and its Subsidiaries taken as a whole and the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    Transactions or events that constitute a Change of Control may include transactions and events that are approved by the Company's Board of Directors.

  Asset Sales

    The Indentures will provide that the Company will not, and will not permit any of its Restricted Subsidiaries (other than MEV) to, engage in an Asset Sale, unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustees, which determination shall be conclusive evidence of compliance with this provision) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary (after deducting expenses associated with such Asset Sale) is in the form of cash, Cash Equivalents, oil and gas properties owned or held by another Person which are to be used in the Oil and Gas Business of the Company or its Restricted Subsidiaries, or any combination thereof; provided, that the amount of (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or, with respect to plugging and abandonment obligations and other similar liabilities, in the notes thereto) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and
(b) any Liquid Securities received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after closing such Asset Sale, shall be deemed to be cash for purposes of this provision to the extent of the liabilities assumed or cash received.

    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may use such Net Proceeds, at its option, for one or more of the following purposes: (i) to reduce Senior Debt; (ii) to make Permitted Business Investments; (iii) to acquire controlling interests in other Oil and Gas Businesses to the extent such Investments are not Permitted Business Investments; (iv) to make capital expenditures in respect of the Company's or its Restricted Subsidiaries' Oil and Gas Business; and (v) to purchase assets that are used or useful in the Oil and Gas Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt that is revolving debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indentures. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will (after the expiration of the periods specified in this paragraph) be deemed to constitute "Excess Proceeds."

    When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of the Notes and, to the extent required by the terms thereof, to all holders of Pari Passu Indebtedness (an "Asset Sale Offer") to purchase the maximum principal amount of the Senior Subordinated Notes, the Discount Notes and any such Pari Passu Indebtedness to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash equal to, in the case of the Senior Subordinated Notes or any such Pari Passu Indebtedness, 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date
of purchase, or, in the case of the Discount Notes, prior to            , 2001,
100% of the Accreted Value thereof on the date of purchase and, thereafter, 100%
of the principal amount of the Discount Notes, plus after            , 2001,
accrued but unpaid interest thereon, if any, to the date of purchase, or, in the case of any discount Pari Passu Indebtedness, 100% of the accreted value thereof on the date of purchase, in each case, in accordance with the procedures set forth in the Indentures or the agreements governing the Pari Passu Indebtedness, as applicable. To the extent that the aggregate principal amount (or accreted value, as the case may be) of the Notes and Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes and will no longer be considered "Excess Proceeds" for purposes of this paragraph. If the
sum of (i) the aggregate Accreted Value (or, if after            , 2001, the
principal amount) of the Discount Notes surrendered by Holders thereof, (ii) the aggregate principal amount of the Senior Subordinated Notes surrendered by Holders thereof and (iii) the aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness surrendered by holders thereof, exceeds the amount of Excess Proceeds, the Trustees shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis, based on the aggregate principal amount (or accreted value, as applicable) thereof surrendered in such Asset Sale Offer.

    The Credit Agreement may prohibit the Company from purchasing any Notes from the Net Proceeds of Asset Sales. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions. In the event an Asset Sale Offer occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase or could attempt to refinance the Senior Debt that contains such prohibition. If the Company does not obtain such a consent or repay such Senior Debt, the Company may remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indentures which would, in turn, constitute a default under the Credit Agreement and possibly a default under other agreements relating to Senior Debt. In such circumstances, the subordination provisions in the Indentures would likely restrict payments to the Holders of the Notes.

CERTAIN COVENANTS

  Restricted Payments


    The Indentures will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment to holders of the Company's Equity Interests in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the Company, (b) to the extent necessary to permit the Parent to pay overhead, tax liabilities, legal, accounting or other professional fees and expenses and any fees and expenses associated with registration statements filed with the Commission and subsequent ongoing public reporting requirements, in each case to the extent actually incurred by the Parent in connection with acting as a holding company for the Company and its Subsidiaries, or (c) to the extent necessary to permit the Parent to perform its obligations to pay fees, expenses and indemnification under the Stock Purchase Agreement (as described under "Description of the Stock Purchase Agreement and the Rights Offering -- The Stock Purchase Agreement"); (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent or other Affiliate of the Company that is not a Wholly Owned Restricted Subsidiary of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except any scheduled principal payment or sinking fund payment or at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:


        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of the Indentures (excluding Restricted Payments permitted by clauses (ii), (iii), (v) and (vi) of the next succeeding paragraph), is less than the sum of (l) 50% of the Consolidated Net Income of the Company for the period (treated as one accounting period) from the beginning of the first month after the date of the Indentures to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds received by the Company since the date of the Indentures (A) as capital contributions to the Company (other than from a Subsidiary of the Company or from the Rights Offering or the Standby Commitment) and (B) from the issue, sale or exercise since the date of the Indentures of Equity Interests in the Company or the Parent or of debt securities of the Company or the Parent that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (3) to the extent that any Restricted Investment that was made after the date of the Indentures is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the net proceeds of such sale, liquidation or repayment and (B) the initial amount of such Restricted Investment, plus (4) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (A) payments of dividends or interest or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, (B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or (C) the receipt of proceeds by the Company or any Restricted Subsidiary from the sale or other disposition of any portion of any Investment in an Unrestricted Subsidiary not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such

    Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

    The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof if at said date of declaration such payment would have complied with the provisions of the Indentures and such dividend (a) shall be deemed paid on the date of such date of declaration for purposes of clauses (a) and (b) in the next preceding paragraph and (b) shall be included in the determination of Restricted Payments pursuant to clause (c) of the preceding paragraph only when declared and not when paid, (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph, (iii) the defeasance, redemption or repurchase of Subordinated Indebtedness with the net cash proceeds from an incurrence of subordinated Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests in the Company or the Parent (other than Disqualified Stock); provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph, (iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests in the Company, the Parent or any Subsidiary of the Company (a) held by any of the Company's (or any of its Subsidiaries') employees pursuant to any management equity subscription agreement, stock option agreement or any other agreement with such employee, or (b) in connection with a tender offer to eliminate odd lots of such Equity Interests; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any fiscal year, plus the aggregate cash proceeds received by the Company during such fiscal year from any issuance of Equity Interests by the Company or the Parent to any Permitted Investor or employee of the Company or any of its Subsidiaries; and provided further, that no Default or Event of Default shall have occurred and be continuing immediately after such transaction, (v) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options and (vi) the defeasance, redemption, repurchase or repayment of the Existing Debt if any of the Existing Debt is subordinated to the Notes.

    The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustees, which determination shall be conclusive evidence of compliance with this provision) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than ten days after the date of making any Restricted Payment, the Company shall deliver to the Trustees an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

    In computing Consolidated Net Income for purposes of the "Restricted Payments" covenant, (i) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (ii) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indentures, such Restricted Payment shall be deemed to have been made in compliance with the Indentures notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Net Income of the Company for any period.

Designation of Unrestricted Subsidiaries

    The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant "Restricted Payments." All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  Incurrence of Indebtedness and Issuance of Disqualified Stock

    The Indentures will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock; provided, however, subject to the limitations set forth below, the Company and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if:

        (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a pro forma basis as set forth in the definition of Fixed Charge Coverage Ratio; and

        (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Stock.


    Notwithstanding the foregoing, the Indentures will not prohibit any of the following (collectively, "Permitted Indebtedness"): (a) the Indebtedness evidenced by the Notes; (b) the incurrence by the Company of Indebtedness pursuant to Credit Facilities, so long as the aggregate principal amount of all Indebtedness outstanding under all Credit Facilities does not, at any one time, exceed the greater of (1) $525 million or (2) the Borrowing Base; (c) the guarantee by any Restricted Subsidiary (including any Subsidiary Guarantor) of any Indebtedness that is permitted by the Indentures to be incurred by the Company; provided that such Subsidiary, if not a Subsidiary Guarantor, becomes a Subsidiary Guarantor under the Indenture; (d) all Indebtedness of the Company and its Restricted Subsidiaries in existence as of the date of the Indentures after giving effect to the Recapitalization and the application of the proceeds thereof; (e) intercompany Indebtedness between or among the Company, the Parent and any of the Company's Restricted Subsidiaries; provided, however, that (1) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (2)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company, the Parent or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not the Company, the Parent or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;
(f) Indebtedness of the Company or any Restricted Subsidiary related to any Permitted Marketing Transaction, including, without limitation, under letters of credit or guarantees of Indebtedness or other obligations of a party to a Permitted Marketing Transaction; provided, that in the event that the Company or any Restricted Subsidiary guarantees such Indebtedness or other obligations of another party, then either (1) the Person who is obligated to purchase hydrocarbons from such party has an investment grade credit rating from S&P or Moody's, or in lieu thereof, a Person guaranteeing the payment of such obligated Person has an investment grade credit rating from S&P or Moody's or (2) such Person posts, or has posted for it, a letter of credit in favor of the Company or such Subsidiary Guarantor with respect to all of such Person's obligations under such contracts; (g) in addition to Indebtedness under any Credit Facility, Indebtedness in connection with one or more standby letters of credit, guarantees, performance bonds or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit (other than advances or credit on open account, includible in current liabilities, for goods and services in the ordinary course of business and on terms and conditions which are customary in the Oil and Gas Business, and other than the extension of credit represented by such letter of credit, guarantee or performance bond itself), not to exceed in the aggregate at any time outstanding 5.0% of Total Assets; (h) Indebtedness under Interest Rate Hedging Agreements entered into for the purpose of limiting interest rate risks; provided, that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant and that the aggregate notional principal amount of such agreements does not exceed 105% of the principal amount of the Indebtedness to which such agreements relate; (i) Indebtedness under Oil and Gas Hedging Contracts; provided, that such contracts were entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Subsidiaries; (j) the incurrence by the Company and Subsidiary Guarantors of Indebtedness not otherwise permitted to be incurred pursuant to this paragraph; provided, that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred pursuant to this clause (j), together with all Permitted Refinancing Debt incurred pursuant to clause (k) of this paragraph in respect of Indebtedness previously incurred pursuant to this clause (j), does not exceed $25.0 million at any time outstanding; (k) Permitted Refinancing Debt incurred in exchange for, or the net proceeds of which are used to refinance, extend, renew, replace, defease or refund, Indebtedness that was permitted by the Indentures to be incurred (including Indebtedness previously incurred pursuant to this clause (k)); or (l) production imbalances arising in the ordinary course of business and consistent with past practices.

    The Indentures will provide that the Company will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt; provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness by the Company or a Subsidiary Guarantor of the Company.

  No Layering

    The Indentures will provide that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes and (ii) the Parent and the Subsidiary Guarantors will not directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any guarantees issued in respect of Senior Debt and senior in any respect in right of payment to the Guarantees; provided, however, that the foregoing limitations will not apply to distinctions between categories of Indebtedness that exist by reason of any Liens arising or created in respect of some but not all such Indebtedness.

  Liens

    The Indentures will provide that the Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired, securing any Indebtedness (other than Senior Debt), unless prior to or contemporaneously therewith the Notes are directly secured equally and ratably; provided, that (i) if such secured Indebtedness is Pari Passu Indebtedness, the Lien securing such Pari Passu Indebtedness shall be subordinate and junior to, or pari passu with, the Lien securing the Notes and (ii) if such secured Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

    The Indentures will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits or (b) pay any Indebtedness owed by it to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the Credit Agreement as in effect as of the date of the Indentures, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof or any other Credit Facility; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or other Credit Facilities are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the Indentures, (b) the Indentures and the Notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except, in the case of Indebtedness, to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries or the property or assets of the Person and its Subsidiaries so acquired; provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indentures to be incurred, (e) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (f) capital leases and purchase money obligations for property leased or acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so leased or acquired, (g) restrictions in the form of Liens which are not prohibited pursuant to the "Liens" covenant and which are customary limitations on the transfer of collateral and customary restrictions contained in stock purchase agreements or asset sale agreements limiting the transfer of assets pending the closing of the sale or (h) Permitted Refinancing Debt; provided, that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

  Merger, Consolidation, or Sale of Substantially All Assets


    The Indentures will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, and the Company may not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions would, in the aggregate, result in a sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of the properties or assets of the Company to another Person, unless (i) the Company is the surviving corporation of any such consolidation or merger or (a) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (b) such Surviving Entity assumes all the obligations of the Company under the Notes and the Indentures pursuant to a supplemental indenture for each Indenture in a form reasonably satisfactory to the applicable Trustee, (ii) immediately before and after giving effect to such transaction no Default or Event of Default exists, (iii) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any Subsidiary Guarantor which becomes the obligation of the Company or any Subsidiary Guarantor as a result of such transaction as having been incurred at the time of such transaction), the Consolidated Net Worth of the Company or the Surviving Entity (if the Company is not the continuing obligor under the Indentures) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Surviving Entity (if the Company is not the continuing obligor under the Indentures) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock." Notwithstanding the restrictions described in the foregoing clauses (iii) and (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating in another jurisdiction.


  Transactions with Affiliates

    The Indentures will provide that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party or, in the event no comparable transaction with an unaffiliated third party is available, on terms that are fair from a financial point of view to the Company or such Subsidiary, as the case may be, (ii) with respect to an Affiliate Transaction or series of related Affiliate Transactions involving payments in excess of $1,000,000 in the aggregate, the Company delivers an Officers' Certificate to the Trustees certifying that such Affiliate Transaction complies with clause (i) above, (iii) with respect to an

Affiliate Transaction or series of related Affiliate Transactions involving payments in excess of $5,000,000 but less than $15,000,000 in the aggregate, the Company delivers an Officers' Certificate to the Trustees certifying that (a) such Affiliate Transaction or series of related Affiliate Transactions complies with clause (i) above and (b) such Affiliate Transaction or series of related Affiliate Transactions has been approved by a resolution adopted by a majority of the directors of the Company who are disinterested in such Affiliate Transaction or series of related Affiliate Transactions (which resolution shall be conclusive evidence of compliance with this provision) and (iv) with respect to an Affiliate Transaction or series of related Affiliate Transactions involving payments of $15,000,000 or more in the aggregate, (A) the Company delivers an Officers' Certificate to the Trustees certifying that (a) such transaction or series of related transactions complies with clause (i) above and
(b) such Affiliate Transaction or series of related Affiliate Transactions has been approved by a resolution adopted by a majority of the members of the Board of Directors of the Company who are disinterested in such Affiliate Transaction and (B) the Company shall have received a written opinion of a firm of investment bankers nationally recognized in the United States that such Affiliate Transaction or series of related Affiliate Transactions is fair from a financial point of view to the Company or such Subsidiary (which resolution and fairness opinion shall be conclusive evidence of compliance with this provision); provided, however, that the foregoing restrictions shall not apply to (1) the Recapitalization, the payment of fees, expenses and indemnifications under the Stock Purchase Agreement (as described under "Description of the Stock Purchase Agreement and the Rights Offering -- The Stock Purchase Agreement") or any transaction effected pursuant to the terms of the Series A Preferred Stock or Series B Preferred Stock of the Parent as in effect on the date of the Indentures, (2) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indentures described above under the caption
"-- Restricted Payments," (3) loans or advances to officers, directors and employees of the Company or any Subsidiary made in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries not to exceed in the aggregate at any one time outstanding $2.5 million, (4) the payment of reasonable and customary regular fees to directors of the Company or any of its Subsidiaries who are not employees of the Company or any Subsidiary,
(5) any indemnification or similar payment made to any director or officer (A) in accordance with the corporate charter or bylaws of the Company or any Subsidiary, (B) under any agreement or (C) under applicable law, (6) obligations of the Company or any Subsidiary under employee compensation and other benefit arrangements entered into or provided for in the ordinary course of business,
(7) any transaction relating to the disposition of the Company's Investment in MEV or (8) any transaction between or among the Company, the Parent and the Restricted Subsidiaries..


  Additional Subsidiary Guarantees

    The Indentures will provide that if the Company or any of its Restricted Subsidiaries shall acquire or create a Material Restricted Subsidiary after the date of the Indentures, then such newly acquired or created Material Restricted Subsidiary will be required to execute Guarantees and to deliver opinions of counsel in accordance with the terms of the Indentures. The foregoing requirement shall not apply to any newly acquired or created Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with the Indentures for so long as it continues to constitute an Unrestricted Subsidiary.

  Limitations as to Unrestricted Subsidiaries.

    The Indentures will provide that the Company will not permit any Unrestricted Subsidiary to create, assume, incur, guarantee or otherwise become liable in respect of any Indebtedness except Non-Recourse Indebtedness. The Company and its Restricted Subsidiaries will not designate, create or purchase any Unrestricted Subsidiary, unless the Board of Directors of the Company shall have made a determination (as set forth in the resolution approving such designation, creation or purchase) that the designation, creation and operation of the Unrestricted Subsidiary is not reasonably expected to materially and adversely affect the financial condition, business, or operations of the Company and its Restricted Subsidiaries taken together as a whole (which resolution shall be conclusive evidence of compliance with this provision).

  Business Activities

    The Company and the Parent will not, and will not permit any Subsidiary to, engage in any material respect in any business other than the Oil and Gas Business.

  Commission Reports

    Notwithstanding that the Parent may not be required to remain, and that the Company is not, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange

Act the Company will file with the Commission and provide, within 15 days after such filing, the Trustees and Holders and prospective Holders (upon request) with the annual reports and the information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. In the event that the Company is not permitted to file such reports, documents and information with the Commission, the Company will provide substantially similar information to the Trustees, the Holders and prospective Holders (upon request) as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The Company will be deemed to have satisfied such requirements if the Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the Commission (after giving effect to any exemptive relief) because of the filings by the Parent. The Company also will comply with the other provisions of Section 314(a) of the Trust Indenture Act.

EVENTS OF DEFAULT AND REMEDIES


    Each of the Indentures will provide that each of the following constitutes an Event of Default: (i) a default for 30 consecutive days in the payment when due of interest on the applicable Notes (whether or not prohibited by the subordination provisions of the Indentures); (ii) a default in the payment when due of the principal of or premium, if any, on the applicable Notes (whether or not prohibited by the subordination provisions of the Indentures); (iii) the failure by the Company to comply with its obligations under "Certain
Covenants -- Merger, Consolidation or Sale of Substantially All Assets" above;
(iv) the failure by the Company for 30 consecutive days after notice from the applicable Trustee or the Holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes or the Discount Notes, as applicable, then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders" and "Certain Covenants" other than the provisions described under "-- Merger, Consolidation or Sale of Assets;" (v) the failure by the Company for 60 consecutive days after notice from the applicable Trustee or the Holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes or the Discount Notes, as applicable, then outstanding to comply with any of its other agreements in the applicable Indenture or such Notes; (vi) except as permitted by the Indentures, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Parent or a Subsidiary Guarantor, or any Person acting on behalf of the Parent or a Subsidiary Guarantor, shall deny or disaffirm its obligations under its Guarantee; (vii) the failure by the Parent to issue Preferred Stock for gross proceeds in the amount of $132 million pursuant to the Rights Offering and Standby Commitment or either thereof within 90 days following the date of issuance of the Notes; (viii) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Subsidiary Guarantor, whether such Indebtedness now exists or is created after the date of the Indentures, which default (a) is caused by a failure to pay such Indebtedness within any applicable grace period after final maturity (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its final maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there is then existing a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; provided, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indentures and any consequential acceleration of the Notes shall be automatically rescinded; (ix) final judgments or orders rendered against the Company or any Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $10,000,000 over the coverage under applicable insurance policies and either (a) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or (b) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect; and (x) certain events of bankruptcy or insolvency with respect to the Parent, the Company or any Subsidiary Guarantor.


    If any Event of Default occurs and is continuing, the applicable Trustee or the Holders of at least 25% in principal amount of the applicable Notes then outstanding may declare the principal of and accrued but unpaid interest on such
Notes or, in the case of the Discount Notes prior to            , 2001, the
Accreted Value of such Discount Notes, to be due and payable immediately. If payment of the Notes is accelerated because of an Event of Default, the Company or the applicable Trustee shall notify the holders of the Designated Senior

Indebtedness of the acceleration. The Company may not pay the Notes until five business days after such holders receive such notice of acceleration and, thereafter, may pay the Notes only to the extent the subordination provisions of the Indentures permit such payment. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Parent, the Company or any Subsidiary Guarantor, all outstanding Notes will become due and payable without further action or notice. Holders of the Senior Subordinated Notes or the Discount Notes, as the case may be, may not enforce the applicable Indenture or such Notes except as provided in the applicable Indenture. Subject to certain limitations, Holders of a majority in principal amount of the applicable Notes then outstanding may direct the relevant Trustee in its exercise of any trust or power. Each Trustee may withhold from Holders of the applicable Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in the interest of such Holders.

    After a declaration of acceleration under an Indenture, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, Holders of a majority in principal amount of the applicable Notes then outstanding, by written notice to the Company and the applicable Trustee, may rescind such declaration if (i) the Company, the Parent or any Subsidiary Guarantor has paid or deposited with the applicable Trustee a sum sufficient to pay (a) all sums paid or advanced by such Trustee under the applicable Indenture and the reasonable compensation, expenses, disbursements and advances of such Trustee, its agents and counsel and (b) all overdue interest on the applicable Notes, if any, (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (iii) all Events of Default, other than the nonpayment of principal of, premium, if any, and interest on the applicable Notes that has become due solely by such declaration of acceleration, have been cured or waived.

    The Holders of a majority in aggregate principal amount of the Senior Subordinated Notes or the Discount Notes, as the case may be, then outstanding by notice to the relevant Trustee may on behalf of the Holders of all of such Notes waive any existing Default or Event of Default and its consequences under the relevant Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, such Notes.

    The Company is required to deliver to each Trustee annually a statement regarding compliance with the relevant Indenture, and the Company is required, within five business days after becoming aware of any Default or Event of Default, to deliver to the Trustees a statement specifying such Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE


    The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Parent and the Subsidiary Guarantors discharged with respect to the outstanding Senior Subordinated Notes or Discount Notes, as the case may be, and the Guarantees thereof ("Legal Defeasance"), except for (i) the rights of Holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the relevant Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the relevant Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company, the Parent and the Subsidiary Guarantors released with respect to certain covenants that are described in the Senior Subordinated Note Indenture or the Discount Note Indenture, as the case may be ("Covenant Defeasance") and, thereafter, any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the relevant Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the relevant Notes.



    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company or the Parent must irrevocably deposit with the applicable Trustee, in trust, for the benefit of the Holders of the relevant Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the applicable Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the relevant Notes are being defeased to maturity or to a particular redemption date, (ii) in the case of Legal Defeasance, the Company or the Parent shall have delivered to the applicable Trustee an opinion of counsel reasonably acceptable to such Trustee (a) confirming that (1) the Company or the Parent has received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the date of the applicable Indenture, there has been a change in the applicable federal income tax law and (b) to the effect that based on such ruling or change in law, as the case may be, Holders of the outstanding applicable Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (iii) in the case of Covenant Defeasance, the Company or the Parent shall have delivered to the applicable Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that Holders of the outstanding applicable Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, no such Event of Default shall have occurred at any time during the period ending on the 91st day after the date of such deposit, (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the relevant Indenture) to which the Company, the Parent or any of their respective Subsidiaries is a party or by which the Company, the Parent or any of their respective Subsidiaries is bound and (vi) the Company and the Parent must deliver to the applicable Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indentures. The applicable registrar of the Notes and the applicable Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the applicable Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of the Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of such Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER


    Except as provided in the next two succeeding paragraphs, each Indenture or the Senior Subordinated Notes or the Discount Notes or the related Guarantees, as the case may be, may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Subordinated Notes or the Discount Notes, as the case may be, then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), and any existing Default or Event of Default under, or compliance with any provision of, such Indenture or such Notes or the related Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes or Discount Notes, as the case may be (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).


    Without the consent of each Holder affected, an amendment or waiver may not, with respect to any Senior Subordinated Notes or Discount Notes, as the case may be, held by a non-consenting Holder: (i) reduce the principal amount of the Senior Subordinated Notes or the Discount Notes, as the case may be, whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal amount of or change the fixed maturity of any Senior Subordinated Note or Discount Note, as the case may be; (iii) reduce the rate of or change the time for payment of interest on any Senior Subordinated Note or Discount Note, as the case may be; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Subordinated Notes or the Discount Notes, as the case may be, except a recision of acceleration of the Senior Subordinated Notes or the Discount Notes, as the case may be, by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration; (v) make any Senior Subordinated Note or Discount Note, as the case may be, payable in money other than that stated in such Notes; (vi) make any change in the provisions of the Senior Subordinated Note Indenture or the Discount Note Indenture, as the case may be, relating to waivers of past Defaults or the rights of Holders of the Senior Subordinated Notes or the Discount Notes, as the case may be, to receive payments of principal of or premium, if any, or interest on such Notes; or (vii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of each Indenture described under "-- Repurchase at the Option of the Holders" or the provisions of Article 10 of the Senior Subordinated Note Indenture or the Discount Note Indenture, as the case may be (which relate to subordination) will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Senior Subordinated Notes or the Discount Notes, as the case may be, then outstanding if such amendment would adversely affect the rights of Holders of such Notes. However, no amendment may be made to the subordination provisions of the Indentures that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent) consent to such change.



    Notwithstanding the foregoing, without the consent of any Holder of the Senior Subordinated Notes or the Discount Notes, as the case may be, the Company, the Parent, the Subsidiary Guarantors and the applicable Trustee may amend or supplement the Senior Subordinated Note Indenture or the Discount Note Indenture, as the case may be, or such Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of such Notes or the related Guarantees in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of such Notes or that does not adversely affect the legal rights under the applicable Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of such Indenture under the Trust Indenture Act.


CONCERNING THE TRUSTEES

    Each Indenture contains certain limitations on the rights of the applicable Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in other transactions; however, if such Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes or Discount Notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. Each Indenture provides that in case an Event of Default shall occur (which shall not be cured), the applicable Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request of any Holder of the relevant Notes, unless such Holder shall have offered to such Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.


    "Accreted Value" with respect to any Discount Note means, as of the date of
issuance of the Discount Notes,   % of the offering price of the stated
principal amount of such Discount Note, and as of any date after such date of
issuance and prior to            , 2001 as of which the Accreted Value is being
calculated (the "Calculation Date"), (a) if the Calculation Date is a
or          interest payment date, the percentage of the stated principal amount of such Discount Note as of such date as shown in the table below or (b) if the
Calculation Date is not a          or          , an amount equal to the sum of
(i) the Accreted Value of such Discount Note as of the          or          , as
the case may be, immediately preceding the Calculation Date, plus (ii) the accrued amortization of the original issue discount from (but excluding) such
immediately preceding          or          to (and including) the Calculation
Date, calculated as the product of (x)     % of annual coupon rate of the
Accreted Value of such Discount Note as of such immediately preceding
or          and (y) a fraction, the numerator of which is the number of days
from (but excluding) such immediately preceding          or          to (and
including) the Calculation Date (assuming a 360-day year of twelve 30-day months), and the denominator of which is 180. The Accreted Value
of each Discount Note as of each          and          prior to            ,
2001 shall be an amount in dollars equal to a percentage of the stated principal amount of such Discount Note as set forth below:

                                                                 PMT. DATE     PMT. DATE
                                                                 ---------     ---------
        1996...................................................         %             %
        1997...................................................         %             %
        1998...................................................         %             %
        1999...................................................         %             %
        2000...................................................         %             %
        2001...................................................         %             %

On and after            , 2001, the Accreted Value of each Discount Note shall
be equal to 100% of the stated principal amount thereof.

    "Acquired Debt" means, with respect to any specified Person or any Subsidiary of such specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control; further provided, however, that in no event shall any limited partner of DNR-MESA Holdings, L.P. that is a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of less than 10% of the aggregate voting power of the Capital Stock of the Company or the Parent be deemed to be an Affiliate of the Company or the Parent.

    "Asset Sale" means (i) the sale, lease, conveyance or other disposition (but excluding the creation of a Lien) by the Company or any of its Restricted Subsidiaries of any assets including, without limitation, by way of a sale and leaseback; provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indentures described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain
Covenants -- Merger, Consolidation, or Sale of Substantially All Assets" and not by the provisions described above under "-- Repurchase at the Option of Holders -- Asset Sales", and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of the Company's Subsidiaries (including the sale by the Company or a Restricted Subsidiary of Equity Interests in an Unrestricted Subsidiary), in the case of either clause (i) or
(ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5.0 million or (b) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales: (1) a transfer of assets by the Company to a Restricted Subsidiary of the Company or by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company (in the case of a transfer to a Subsidiary that is not a Wholly Owned Restricted Subsidiary, transfers will be excluded from the determination of "Asset Sales" only to the extent of the Company's or the Restricted Subsidiary's interest in such Subsidiary after giving effect to such transfer); (2) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company (in the case of an issuance of Equity Interests to a Subsidiary that is not a Wholly Owned Restricted Subsidiary, issuances will be excluded from the determination of "Asset Sales" only to the extent of the Company's or the Restricted Subsidiary's interest in such Subsidiary after giving effect to such issuance); (3) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" or a Permitted Investment; (4) the abandonment, farm-out, lease or sublease of undeveloped oil and gas properties in the ordinary course of business; (5) the trade or exchange by the Company or any Restricted Subsidiary of the Company of any oil and gas property owned or held by the Company or such Restricted Subsidiary for any oil and gas property owned or held by another Person, which the Board of Directors of the Company determine in good faith to be of approximately equivalent value; (6) the sale or transfer in the ordinary course of business of hydrocarbons or other mineral products or other inventory or surplus or obsolete equipment; or (7) sale of hydrocarbons pursuant to Permitted Marketing Obligations.

    "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended, to the extent the lease payments during such extension period are required to be capitalized on a balance sheet in accordance with GAAP).

    "Bankruptcy Code" means Title 11 of the United States Code, as amended.

    "Borrowing Base" means, as of any date, the aggregate amount of borrowing availability as of such date under all Credit Facilities that determine availability on the basis of a borrowing base or other asset-based calculation; provided, that in no event shall the Borrowing Base exceed $600 million.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper having a rating of at least Pl from Moody's or a rating of at least Al from S&P and (vi) money market mutual or similar funds having assets in excess of $100,000,000.

    "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole or the Parent and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Investor; (ii) the adoption by the shareholders of the Company or the Parent of a plan relating to the liquidation or dissolution of the Company or the Parent; or (iii) after no shares of the Series B Preferred Stock remain outstanding (a) Continuing Directors cease for any reason to constitute a majority of the members of the Board of Directors of the Company or the Parent for a period of two consecutive years or (b) an event or series of events by which any Person or other entity, other than a Permitted Investor, or any group of Persons or other entities acting in concert as a partnership or other group, other than a group of Permitted Investors, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 35% or more of the aggregate voting power of the then outstanding Capital Stock of the Parent having the right to elect directors under ordinary circumstances.

    "Commission" means the Securities and Exchange Commission.

    "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (together with any related provision for taxes), to the extent such losses were included in computing such Consolidated Net Income, plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued

(including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Hedging Agreements), to the extent that any such expense was included in computing such Consolidated Net Income, plus (iv) depreciation, depletion and amortization expenses (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) for such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization expenses were included in computing such Consolidated Net Income, plus (v) exploration expenses for such Person and its Restricted Subsidiaries for such period to the extent such exploration expenses were included in computing such Consolidated Net Income, plus (vi) other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such other non-cash charges were included in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, depletion and amortization, exploration expenses and other non-cash charges and expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded. Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends or other distributions paid in cash by Unrestricted Subsidiaries to the referent Person or a Restricted Subsidiary thereof to the extent such dividend or other distributions increase the amount of Restricted Payments under such covenant pursuant to clause
(c)(4)(A) thereof.

    "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made and for which financial statements are available (but in no event ending more than 135 days prior to the taking of such action), as (i) the par or stated value of all outstanding Capital Stock of the Company, plus (ii) paid-in capital or capital surplus relating to such Capital Stock, plus (iii) any retained earnings or earned surplus, less (a) any accumulated deficit and (b) any amounts attributable to Disqualified Stock.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company or the Parent, as the case may be, who (i) was a member of such Board of Directors immediately after the first date on which no shares of Series B Preferred Stock were outstanding or (ii) was nominated for election or elected to such Board of Directors with the approval of (a) a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (b) a majority of those directors who were previously approved by Continuing Directors.

    "Credit Agreement" means that certain Credit Agreement, dated as of
             , 1996, by and among the Company, the Parent, Chase, as administrative agent and as a lender, Bankers Trust, as syndication agent and as a lender, Societe General, as documentation agent and as a lender, and certain banks, financial institutions and other entities, as lenders, providing for up to $525 million of Indebtedness, including any related notes, letters of credit issued thereunder, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, increased, replaced or refinanced, in whole or in part, from time to time, whether or not with the same lenders or agents.


    "Credit Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities with banks or other lenders providing for revolving credit loans, term loans, production payment financing, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, increased, replaced or refinanced in whole or in part from time to time.

    "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.


    "Designated Senior Debt" means (i) the Credit Agreement and (ii) any other Senior Debt permitted under the applicable Indenture the principal amount of which is $25 million or more and that has been designated by the Company as "Designated Senior Debt."


    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable for cash, pursuant to a sinking fund obligation or otherwise, or redeemable for cash at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature or
(ii) requires the payment of cash dividends or other cash distributions on or prior to the date that is 91 days after the date on which the Notes mature.

    "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) and, with respect to any employee benefit plans, stock appreciation rights.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Existing Debt" means Indebtedness of the Parent and its Subsidiaries in existence after giving effect to the application of the proceeds of the Recapitalization on the First Closing Date, in an aggregate principal amount not to exceed $12.9 million, together with all accrued and unpaid interest thereon and all premiums payable with respect thereto until such amounts are repaid.

    "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems or pays any Indebtedness (other than revolving credit borrowings) or issues or redeems Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption or payment of Indebtedness, or such issuance or redemption of Disqualified Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including, without limitation, any acquisition to occur on the Calculation Date) shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the net proceeds of Indebtedness incurred or Disqualified Stock issued by the Company or any of its Restricted Subsidiaries pursuant to the first paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock" during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have been received by the Company or any such Restricted Subsidiary on the first day of the four-quarter reference period and applied to its intended use on such date, (iii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and
(iv) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees incurred in respect of letter of credit or bankers' acceptance financings), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) all cash dividend payments (and non-cash dividend payments (unless paid in Equity Interests which are not Disqualified Stock) in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or any of its Restricted Subsidiaries owned by Persons other than the Company or a Restricted Subsidiary.

    For purposes of the definition of Fixed Charges, (i) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Board of Directors of such Person (as evidenced by a resolution of the Board of Directors of the Company) to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP, (ii) interest on Indebtedness that is determined on a fluctuating basis shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest of such Indebtedness in effect on the date Fixed Charges are being calculated, subject to the proviso in clause(iii), (iii) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate, (provided, that for the period following the date on which the rate actually chosen ceases to be in effect, the Company may designate an optional rate other than that actually chosen, which optional rate shall be deemed to accrue at a fixed per annum equal to the rate of interest on such optional rate in effect on the date Fixed Charges are being calculated) and (iv) Fixed Charges shall be increased or reduced by the net cost (including amortization of discount) or benefit associated with obligations under Interest Rate Hedging Agreements attributable to such period.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "Indebtedness" means, with respect to any Person, without duplication, (i) any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments, (c) evidenced by letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances, (d) representing Capital Lease Obligations, (e) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, (f) representing any obligations in respect of Interest Rate Hedging Agreements or Oil and Gas Hedging Contracts and (g) in respect of any Production Payment, (ii) all indebtedness of others of the type referred to in clause (i), (iii), (iv) or (v) secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person, except that the amount of such indebtedness not assumed shall be deemed to be the lesser of the value of such asset and the amount of such indebtedness so secured),

(iii) obligations of such Person in respect of production imbalances, (iv) Attributable Debt of such Person, (v) Acquired Debt of such Person and (vi) to the extent not otherwise included in the foregoing, the guarantee by such Person of any indebtedness of any other Person of the type referred to in the preceding clause (i), (iii), (iv) or (v).

    "Interest Rate Hedging Agreements" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.


    "Investments" means, with respect to any Person, all investments by such Person (including investments by such Person in Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations, but excluding trade credit and other ordinary course advances customarily made in the Oil and Gas Business), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, that the following shall not constitute Investments: (i) an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of Equity Interests (other than Disqualified Stock) in the Company; (ii) Interest Rate Hedging Agreements entered into in accordance with the limitations set forth in clause
(h) of the second paragraph of the covenant described under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock;" (iii) Oil and Gas Hedging Contracts entered into in accordance with the limitations set forth in clause (i) of the second paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock;" and (iv) Permitted Marketing Transactions. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company (other than MEV) such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.


    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "Liquid Securities" means securities (i) of an issuer that is not an Affiliate of the Company and (ii) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; provided, that securities meeting the requirements of clauses (i) and (ii) above shall be treated as Liquid Securities from the date of receipt thereof until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (b) 180 days following the date of the closing of the Asset Sale in connection with which such Liquid Securities were received. In the event such securities are not sold or exchanged for cash or Cash Equivalents within such 180-day period, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales," such securities shall be deemed not to have been Liquid Securities at any time.

    "Material Restricted Subsidiary" means any Restricted Subsidiary of the Company which, as of the relevant date of determination, would be a "significant subsidiary" as defined in Reg. sec. 230.405 promulgated pursuant to the Securities Act as in effect on the date of issuance of the Notes, assuming the Company is the "registrant" referred to in such definition, except that the 10% amounts referred to in such definition shall be deemed to be 5%.

    "MEV" means Mesa Environmental Ventures Co. and its Subsidiaries.

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

    "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of Liquid Securities or any other non-cash consideration received in any Asset Sale, but excluding cash amounts placed in escrow, until such amounts are released to the Company), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and expenses, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts paid to minority interest holders, amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under any Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any reserve established for future liabilities.

    "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (iii) the explicit terms of which provide that there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Oil and Gas Business" means (i) the acquisition, exploration, exploitation, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, (iii) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith and (iv) any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses (i) through (iii) of this definition.

    "Oil and Gas Hedging Contracts" means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.

    "Pari Passu Indebtedness" means Indebtedness that ranks pari passu in right of payment to the Notes.

    "Permitted Business Investments" means investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including, without limitation, (i) ownership interests in oil and gas properties, processing facilities, gathering systems or ancillary real property interests and (ii) Investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements and other similar agreements with third parties.

    "Permitted Indebtedness" has the meaning given in the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."

    "Permitted Investments" means (i) any Investment in the Company or in a Restricted Subsidiary of the Company, (ii) any Investment in Cash Equivalents or securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if, as a result of such Investment and any related transactions that at the time of such Investment are contractually mandated to occur, (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
"-- Repurchase at the Option of Holders -- Asset Sales," (v) other Investments having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (v) that are at the time outstanding (net of repayments, dividends and distributions received with respect to such Investments), not to exceed $37.5 million, (vi) Permitted Business Investments, (vii) any Investment acquired by the Company in exchange for Equity Interests in the Company or the Parent (other than Disqualified Stock), (viii) Investments in Unrestricted Subsidiaries with net cash proceeds contributed to the common equity capital of the Company or a Restricted Subsidiary since the date of the Indentures; provided, that the amount of any such net cash proceeds that are used for any such Investment shall be excluded from clause (c)(2) of the first paragraph of the covenant described under the caption "-- Certain Covenants -- Restricted Payments" and (ix) Investments received in connection with any good faith settlement of a bankruptcy proceeding.


    "Permitted Investor" means any Person who is or was (i) a holder of shares of the Series B Preferred Stock or (ii) an Affiliate of a Person described in the immediately preceding clause (i).

    "Permitted Liens" means (i) Liens securing Senior Debt under the Credit Agreement, (ii) Liens securing Indebtedness of a Subsidiary and Liens securing Senior Debt, in each case, that is outstanding on the date of issuance of the Notes (after giving effect to the Recapitalization and the use of the proceeds therefrom) and Liens securing Senior Debt that is permitted by the terms of the Indentures to be incurred, (iii) Liens in favor of the Company or any Restricted Subsidiary, (iv) Liens on property or assets existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary; provided, that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any property or assets other than the acquired property or assets or the property or assets of the acquired Subsidiary, (v) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other kinds of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety or appeal bonds, bids, leases, government contracts and other contracts (other than for borrowed money), performance and return-of-money bonds or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state or federal lands or waters), (vi) Liens existing on the date of the Indentures (after giving effect to the Recapitalization and the use of proceeds therefrom), (vii) Liens for taxes, assessments and governmental charges and claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (viii) statutory liens of landlords, mechanics, suppliers, vendors, warehousemen, carriers and other like Liens arising in the ordinary course of business, (ix) pre-judgment Liens and judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired, (x) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing or storage or operation thereof and to support trade letters of credit and bankers' acceptances issued or created in the ordinary course of business, (xi) Liens encumbering pipelines or pipeline facilities that arise under operation of law, (xii) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business, (xiii) Liens reserved in oil and gas mineral leases for bonus and rental payments and for compliance with the terms of such leases, (xiv) Liens constituting survey exceptions, encumbrances, easements, and reservations of, and rights to others for, rights-of-way, zoning and other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, do not secure the payment of borrowed money, and in the aggregate do not materially adversely affect the value of the assets of the Company and its Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties for the purposes for which such properties are held by the Company or such Subsidiaries, (xv) Liens not otherwise permitted by clauses (i) through (xiv) that are incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding, (xvi) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries, (xvii) any interest or title of a lessor under any Capital Lease Obligation and (xviii) purchase money Liens; provided, however, that (a) the related purchase money Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and the proceeds thereof and (b) the Lien securing such Indebtedness shall be created no later than 10 days after such acquisition.

    "Permitted Marketing Transaction" means (i) a transaction in which the Company or any Subsidiary of the Parent either (a) establishes a position using New York Mercantile Exchange Crude Oil or Natural Gas Futures contracts to purchase hydrocarbons for future delivery to it or (b) purchases or commits to purchase hydrocarbons for future delivery to it, and contemporaneous with such purchase transaction either (1) establishes one or more positions using New York Mercantile Exchange Crude Oil or Natural Gas Futures contracts to resell at a date subsequent to such delivery date or (2) enters into a contract with a Person to resell at a date subsequent to such delivery date, a similar aggregate quantity and quality of hydrocarbons as so purchased by the Company or such Subsidiary, as applicable, at an aggregate price greater than the Indebtedness incurred for the hydrocarbons so purchased by the Company or such Subsidiary or
(ii) any other purchase by the Company or any Subsidiary of the Parent of hydrocarbons for which the Company or such Subsidiary has contracts to sell.

    "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than Indebtedness incurred under a Credit Facility) of the Company or any of its Restricted Subsidiaries; provided, that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of premiums, prepayment penalties and other amounts required to be paid to the holders of such Indebtedness in connection therewith and reasonable fees and expenses incurred in connection therewith; (ii) such Permitted Refinancing Debt has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes at least to the same extent as the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "Production Payments" means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

    "Restricted Investment" means an Investment other than a Permitted
Investment.

    "Restricted Subsidiary" means any direct or indirect Subsidiary of the Company that is not an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's Ratings Group and its successors.


    "Senior Debt" means (i) Indebtedness of the Company or any Subsidiary of the Company under or in respect of any Credit Facility, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts, and (ii) any other Indebtedness permitted under the terms of the applicable Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the applicable Notes. Notwithstanding anything to the contrary in the foregoing sentence, Senior Debt will not include, (a) any Indebtedness of the Company to any of its

Subsidiaries or other Affiliates, or (b) any Indebtedness that is incurred in violation of the applicable Indenture (other than Indebtedness under (i) any Credit Agreement or (ii) any other Credit Facility that is incurred on the basis of a representation by the Company to the applicable lenders that it is permitted to incur such Indebtedness under the Indentures).


    "Series B Preferred Stock" means the Series B 8% Cumulative Convertible Preferred Stock of the Parent.

    "Subordinated Indebtedness" means any Indebtedness of the Company or any Restricted Subsidiary (whether outstanding on the date of the issuance of the Notes or thereafter incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

    "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "Subsidiary Guarantors" means any Restricted Subsidiary of the Company that executes a Guarantee in accordance with the provisions of the Indentures and any successor or assign of such Subsidiary that becomes obligated under any Guarantee pursuant to the Indentures.

    "Total Assets" means, with respect to the Company, the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:
(a) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (b) all the Indebtedness of such Subsidiary shall at the date of designation, and will at all times thereafter consist of, Non-Recourse Debt; (c) the Company certifies that such designation complies with the "Limitation on Restricted Payments" covenant; (d) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and the Subsidiaries; (e) such Subsidiary does not, directly or indirectly, own any Indebtedness of or Equity Interest in, and has no Investments in, the Company or any Restricted Subsidiary; (f) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (g) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustees by filing with the Trustees a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could incur at least $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the first paragraph of the "Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant on a pro forma basis taking into account such designation.

    "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "Wholly Owned Restricted Subsidiary" means, with respect to any Person, a Restricted Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) are owned, directly or indirectly, by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                     DESCRIPTION OF THE NEW CREDIT FACILITY

    Concurrently with the issuance and sale of the Notes offered hereby, the Company will make the initial borrowings under the New Credit Facility. Mesa has obtained a commitment for the New Credit Facility from Chemical Bank and The Chase Manhattan Bank, N.A. (together, "Chase") and Bankers Trust Company ("Bankers Trust") that contains the terms described below. The Company will be the borrower under the New Credit Facility, and all borrowings will be unconditionally guaranteed by the Parent and each of its direct and indirect subsidiaries that are restricted subsidiaries pursuant to the terms of the New Credit Facility and will be secured by a first priority security interest in tangible and intangible assets representing at least 85% of Mesa's total assessed collateral value, which assets will include at least all of Mesa's West Panhandle and Hugoton properties and the capital stock of such restricted subsidiaries.


    The New Credit Facility will be a seven year revolving credit facility for an aggregate of up to $525 million, a portion of which will be available for the issuance of letters of credit. Chase and Bankers Trust have advised Mesa that each will provide $250 million of the New Credit Facility, but that they intend to syndicate the facility to a group of lenders to be identified by them in consultation with Mesa. The Company expects to borrow substantially all of the $525 million available under the New Credit Facility (including letters of credit) at the First Closing concurrently with the issuance and sale of the Notes and the initial sale of Series B Preferred Stock to DNR pursuant to the Stock Purchase Agreement, and to repay a portion of the New Credit Facility at the Second Closing upon consummation of the Rights Offering and any sale of additional shares of Series B Preferred Stock to DNR pursuant to the Standby Commitment, such that approximately $375 million (excluding letters of credit) will be outstanding under the New Credit Facility following the Second Closing. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    The New Credit Facility will be subject to mandatory prepayment by the amount of (i) 75% of the net proceeds of any sale or issuance of equity by Mesa after the consummation of the First Closing (except from the net proceeds of the Rights Offering or the Standby Commitment and except, under certain circumstances, from the net proceeds of other equity issuances which are used to repay a portion of the Notes) and (ii) 100% of the net proceeds of the incurrence of certain indebtedness by Mesa. Borrowings under the New Credit Facility will be subject to a borrowing base to be determined annually by the lenders based on certain proved oil and gas reserves and other assets of Mesa, which may be adjusted more frequently upon the occurrence of certain events, including the sale of assets included in the borrowing base. Initially, the borrowing base will be $525 million. To the extent that the borrowing base is less than the aggregate principal amount of all outstanding loans and letters of credit under the New Credit Facility, 50% of each deficiency must be cured within 90 days and the balance must be cured within 180 days; unless such deficiency is a result of an asset sale, in any event the deficiency must be cured the date the borrowing base is re-determined or a result of such sale.


    At Mesa's option, borrowings under the New Credit Facility will bear interest at either (i) the "Adjusted Base Rate" (i.e., the highest of Chase's prime commercial lending rate, the secondary market rate for certificates of deposit plus 1% per annum and the federal funds rate plus 0.5% per annum) plus 0.5% or (ii) the Eurodollar rate plus 1.5%.


    The loan documents governing the New Credit Facility will contain certain customary covenants and restrictions relating to Mesa's operations and other covenants and restrictions customarily found in credit facilities of this type.


    The closing of the New Credit Facility is conditioned upon, among other things, the consummation of the issuance and sale of the Notes and the initial sale of Series B Preferred Stock to DNR pursuant to the Stock

Purchase Agreement, the absence of a material adverse condition or material adverse change in or affecting Mesa's business, operations, property or condition (financial or otherwise) or prospects, the satisfaction of certain financial requirements and the lenders' receipt of and satisfaction with certain reports regarding Mesa's assets and operations.

                  DESCRIPTION OF THE STOCK PURCHASE AGREEMENT
                            AND THE RIGHTS OFFERING

THE STOCK PURCHASE AGREEMENT

    The Stock Purchase Agreement provides for the issuance and sale by the Parent of shares of Series A and Series B Preferred Stock as follows:

        (a) The Parent will issue and sell to DNR approximately 58.8 million shares of Series B Preferred Stock for an aggregate purchase price of $133 million at the First Closing.

        (b) Immediately after the First Closing, the Parent will conduct the Rights Offering whereby it will distribute to the holders of its Common Stock transferable Rights to purchase a pro rata portion of an aggregate of approximately 58.4 million shares of Series A Preferred Stock for an aggregate of approximately $132 million.

        (c) The Parent will issue and sell to DNR an additional number of shares of Series B Preferred Stock equal to the number of shares of Series A Preferred Stock not purchased pursuant to the exercise of Rights concurrently with the completion of the Rights Offering at the Second Closing.

    The Stock Purchase Agreement requires DNR to comply, and to cause its affiliates to comply, with reasonable requests of the lenders under the New Credit Facility to provide, at the time of the First Closing, a letter of credit to secure DNR's obligations to purchase shares pursuant to its Standby Commitment.

    The Stock Purchase Agreement requires Mesa to pay all expenses incurred by Mesa in connection with the Recapitalization and to reimburse DNR for its reasonable out of pocket expenses incurred in connection with the Recapitalization (including fees and expenses of counsel and all third party consultants engaged by DNR to assist in the Recapitalization). An initial payment in the amount of $500,000 previously paid by Mesa to DNR will be credited against the fees and expenses otherwise subject to reimbursement under the Stock Purchase Agreement. In addition, Mesa has agreed to pay DNR (i) a fee of $4,655,000 (constituting 3.5% of the aggregate amount of Series B Preferred Stock to be purchased at the First Closing) at the First Closing (or as promptly as practicable thereafter as funds are available therefor, but no later than the Second Closing) and (ii) a fee of $4,620,000 (constituting 3.5% of the maximum aggregate amount of Series B Preferred Stock to be purchased at the Second Closing) at the Second Closing, less the amount by which DNR's reimbursable expenses as of the Second Closing are less than the initial $500,000 payment.

    The Stock Purchase Agreement also provides that, for so long as the Minimum Ownership Condition (as defined below) is satisfied, DNR will be entitled to receive a fee of $400,000 per year (payable quarterly in arrears, beginning September 30, 1996) in exchange for DNR's continuing analysis and assistance to Mesa during the course of its investment, and in lieu of any transaction or success fees to which DNR might otherwise typically be entitled for any such services performed in connection with specific transactions in which Mesa participates in the future. Under the Stock Purchase Agreement, Mesa will also be required to reimburse DNR for all fees and expenses (up to a maximum of $50,000 for any calendar year) reasonably incurred by it in connection with its investment in Mesa. The Minimum Ownership Condition will be met so long as (i) DNR and/or its affiliates continue to own at least 34,132,743 shares of Series B Preferred Stock (58% of the shares DNR will purchase at the First Closing) or at least 15% of the total number of shares of Common Stock outstanding (including shares issuable upon conversion of outstanding Series A and Series B Preferred Stock) and (ii) at least half of such shares are owned by, and the majority of the voting power thereof is exercised by, Richard E. Rainwater and his affiliates.

    The Stock Purchase Agreement contains certain mutual indemnification agreements between DNR and Mesa for claims and liabilities arising out of the Stock Purchase Agreement, the Recapitalization and breaches of representations, warranties, covenants and agreements contained in the Stock Purchase Agreement; provided that claims for indemnity with respect to the breach of representations and warranties are not required to be paid by either party unless each such claim payable by such party equals or exceeds $50,000 and then only to the extent that the aggregate amount of all such claims exceeds $500,000.

    From and after the First Closing, all decisions on behalf of Mesa as to the payment of indemnification under the Stock Purchase Agreement and otherwise regarding Mesa's rights and obligations under the Stock Purchase Agreement are required to be made by a committee of directors consisting of all directors other than those elected by the holders of Series B Preferred Stock.

DESCRIPTION OF PREFERRED STOCK

    Each share of Preferred Stock will be convertible into one share of Common Stock (subject to adjustment) at the option of the holder at any time prior to redemption. Subject to any restrictions imposed by the terms of the New Credit Facility or the Indentures, the Preferred Stock is redeemable in whole or in part at the option of the Parent on any dividend payment date after the thirtieth day following the tenth anniversary of the original issue date of the Series B Preferred Stock. All outstanding shares of Series A and Series B Preferred Stock will be subject to mandatory redemption on June 30, 2008. The redemption price upon any optional or mandatory redemption will be equal to the stated value (the "Stated Value") of the shares being redeemed (initial stated value of $2.26 per share), plus all accrued but unpaid dividends through the redemption date that have not been added to the Stated Value of such shares. The redemption price may be paid either in cash or shares of Common Stock, at the Parent's option. Dividends on the Preferred Stock will be cumulative from the date of issuance and will be payable quarterly at the rate of 8% per annum of the Stated Value per share on the last business day of March, June, September and December of each year, beginning September 30, 1996. During the first four years following the issue date, all dividends will be paid in kind with additional shares of Preferred Stock based on the Stated Value of such shares. Thereafter, Mesa may elect to pay dividends in cash rather than in kind if certain financial tests are satisfied. The liquidation preference of the Preferred Stock is $2.26 per share, plus accrued and unpaid dividends.

    The Series A Preferred Stock and the Series B Preferred Stock will vote with the Common Stock as a single class on all matters brought before the shareholders, except as otherwise required by law and except for (i) certain special voting rights of the Series B Preferred Stock that will exist so long as the Minimum Ownership Condition is satisfied, including the right of the holders of the Series B Preferred Stock to elect four of the seven members of the Board, and (ii) the right of the holders of Series A Preferred Stock to elect two directors in the event of certain dividend arrearages. Following consummation of the Rights Offering (assuming all Rights are exercised in full), the shares of Series B Preferred Stock outstanding will constitute 50.1% of the total shares of Preferred Stock outstanding and 32.5% of the total Common Stock outstanding (on a fully diluted basis).

THE RIGHTS OFFERING

    Each holder of Common Stock will receive .912 transferable Rights for each share of Common Stock held of record by such holder on a record date to be established after the Special Meeting. No fractional Rights or cash in lieu thereof will be distributed by Mesa; instead, the number of Rights distributed by Mesa to each holder of Common Stock will be rounded up to the nearest whole number. An aggregate of approximately 58.4 million Rights will be distributed pursuant to the Rights Offering. One Right plus $2.26 in cash (the "Subscription Price") will entitle the holder to one share of Series A Preferred Stock. An aggregate of approximately 58.4 million shares of Series A Preferred Stock will be sold upon exercise of the Rights, assuming all Rights are exercised in full.

    One Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one share of Series A Preferred Stock (the "Basic Subscription Privilege"). In addition, each holder of Rights who exercises in full such holder's Basic Subscription Privilege may also subscribe at the Subscription Price for additional shares of Series A Preferred Stock available as a result of unexercised Rights, if any (the "Oversubscription Privilege"). If an insufficient number of shares of Series A Preferred Stock is available to satisfy fully all exercises of the Oversubscription Privilege, the available shares will be prorated among holders who exercise their Oversubscription Privilege.

    The Rights Offering will commence promptly after the First Closing and will expire not less than 16 nor more than 21 days thereafter, subject to extension by Mesa.

    The Rights will be transferable, and it is expected that they will trade on the New York Stock Exchange until the close of business on the last New York Stock Exchange trading day prior to the Expiration Date.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    The following is a general discussion of certain federal income tax considerations that may be relevant to investors who are original purchasers of the Notes. Statements of legal conclusion regarding tax treatments, tax effects or tax consequences that are set forth in this section reflect the opinion of Baker & Botts, L.L.P., counsel for Mesa. The conclusions are based on the provisions of the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). The following discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor in light of such investor's personal investment circumstances. Nor does the discussion address special rules applicable to certain types of investors subject to special treatment under the Code (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens). Moreover, the discussion is limited to those who will hold the Notes as capital assets (generally, property held for investment) within the meaning of
Section 1221 of the Code. No consideration of any aspects of state, local or foreign taxation is included herein. Mesa has not sought, nor does it intend to seek, any rulings from the IRS relating to the tax issues addressed herein.

    EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT SUCH INVESTOR'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF A PURCHASE OF NOTES IN LIGHT OF SUCH HOLDER'S OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF THE CODE, AS WELL AS STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

STATED INTEREST

    Stated interest paid or accrued on the Senior Subordinated Notes will be taxable to a holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes. The receipt of stated interest on the Discount Notes will not be taxable to the holders but, rather, such stated interest will be included in the original issue discount ("OID") reportable under the rules described below.

ORIGINAL ISSUE DISCOUNT

    The Discount Notes will be issued with OID within the meaning of Section 1273(a) of the Code. The amount of OID on the Discount Notes will equal the excess of their "redemption price" over their "issue price." The "redemption price" will equal the sum of the face amount and the aggregate amount of stated interest payments to be made over the life of the Discount Notes. The "issue price" of the Discount Notes will be the first price at which a substantial portion of the Discount Notes are sold in the Offering (excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriter, placement agent or wholesaler). All Discount Notes acquired by a particular holder in the Offering will be treated as a single debt instrument for purposes of applying the OID rules.

    The OID described in the preceding paragraph will accrue on the Discount Notes on a constant yield basis over their term. Each holder of a Discount Note generally must include in income for any particular taxable year the daily portion of OID that accrues on the Discount Note for each day during the taxable year on which such holder holds the Discount Note and in advance of the receipt of the cash to which such OID is attributable, regardless of such holder's method of tax accounting. The daily portion is determined by allocating to each day of an accrual period (generally, in the case of the Discount Notes, the
initial period beginning on the issue date and ending on              , 1996 and
each subsequent six-month period thereafter ending on              and
             ) a pro rata portion of an amount determined by multiplying (i) the "adjusted issue price" of the Discount Notes at the beginning of the accrual period by (ii) their yield to maturity (determined on the basis of semiannual compounding and without reference to actual interest payments and properly adjusted for the length of the accrual period). The "adjusted issue price" of the Discount Notes at the beginning of an accrual period will equal their issue price, increased by the aggregate amount of OID that has accrued on the Discount Notes in all prior accrual periods, and decreased by all payments (including stated interest payments) made on the Discount Notes during all prior accrual periods. The Company is required to provide holders of record other than corporations and other exempt holders with information returns stating the amount of OID accrued on the Discount Notes.

    A Discount Note holder's tax basis in the Discount Notes will be increased by the OID includable in such holder's taxable income under the foregoing rules and will be reduced by any payments (including payments of stated interest) received by such holder with respect to the Discount Notes.

IMPACT OF APPLICABLE HIGH YIELD DISCOUNT OBLIGATION RULES

    If the yield-to-maturity on the Discount Notes equals or exceeds the sum of 5% and the "applicable federal rate" (within the meaning of Section 1274(d) of the Code) in effect for the month in which the Discount Notes are issued ("AFR"), the Discount Notes would be considered "applicable high yield discount obligations" within the meaning of Section 163(i) of the Code. In such a case, the Company would not be permitted to take a deduction for U.S. federal income tax purposes for interest and OID accrued on the Discount Notes until such time as the Company actually pays such interest and OID in cash or in property other than stock or debt of Mesa (or persons related to Mesa). Moreover, to the extent that (i) the yield to maturity of the Discount Notes exceeds (ii) the sum of 6% and the AFR, such excess (the "Dividend-Equivalent Interest") would not be deductible at any time by the Company for U.S. federal income tax purposes (regardless of whether the Company actually pays such Dividend Equivalent Interest in cash or in other property). For purposes of the dividends-received deduction, such Dividend-Equivalent Interest would be treated as a dividend to the extent it is deemed to have been paid out of the Company's current or accumulated earnings and profits. Accordingly, a holder of a Discount Note that is a domestic corporation may be entitled to take a dividends-received deduction with respect to any Dividend-Equivalent Interest received by such corporate holder on the Discount Note.

MARKET DISCOUNT

    The market discount rules may affect resale of the Notes. If a subsequent purchaser of a Note purchases the Note at a "market discount" and thereafter recognizes gain upon its disposition, such gain will be taxable as ordinary interest income (rather than capital gain) to the extent of the "market discount" that has accrued (and has not otherwise been included in income pursuant to an election made by such subsequent purchaser) during the period the subsequent purchaser held such Note. Generally, "market discount" will exist on the purchase of a Note if the purchase price is less than the adjusted issue price of the Note and any such market discount will accrue over the remaining term of the Note on a straight line basis or, at the election of the subsequent purchaser, on a constant yield to maturity basis.

DISPOSITION

    A holder whose Notes are sold or redeemed for cash will recognize gain or loss to the extent of the difference between the cash received (other than amounts reflecting accrued and unpaid stated interest on the Senior Subordinated Notes, which will be taxed as ordinary income), and the holder's adjusted tax basis in the Notes. Subject to the market discount rules discussed above, such gain or loss will be capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the Note was held by the holder for more than one year. Under current law, (i) net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income and
(ii) the deductibility of capital losses is subject to certain limitations. Proceeds from such a disposition of Notes can also be subject to the backup withholding rules discussed below unless an exemption applies.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Certain holders of Notes may be subject to backup withholding at the rate of 31% with respect to interest and OID paid on the Notes or with respect to proceeds received from a disposition of the Notes. Generally, backup withholding applies only when such holder (i) fails to furnish or certify a correct taxpayer identification number ("TIN") to the payor in the manner required or otherwise qualify for an exemption, (ii) is notified by the IRS that it has failed to report payments of interest and dividends properly or (iii) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. Holders will be entitled to credit any amounts withheld under the backup withholding rules against their actual tax liabilities provided the required information is furnished to the IRS.

    For each calendar year, the Company will report to the holders of Notes and to the IRS the amount of any "reportable payments" made by the Company which are required to be reported under United States Treasury Regulations and the amount of tax withheld, if any, with respect to such reportable payments.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement
(the "Underwriting Agreement") dated            , 1996 among the Company, the
Parent and the Underwriters, the Company and the Parent have agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase from the Company, the following respective amounts of the Notes:

                                                                   PRINCIPAL AMOUNT
                                                                      OF SENIOR           PRINCIPAL
                                                                     SUBORDINATED         AMOUNT OF
                             UNDERWRITER                                NOTES          DISCOUNT NOTES
    -------------------------------------------------------------  ----------------    ---------------
    Chase Securities Inc.........................................     $                   $
    BT Securities Corporation....................................
    Donaldson, Lufkin & Jenrette Securities Corporation..........
    Merrill Lynch, Pierce, Fenner & Smith
                Incorporated.....................................
                                                                      --------            --------
             Total...............................................     $                   $
                                                                      ========            ========

    In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any of the Notes are purchased. The Company and the Parent have been advised by the Underwriters that the Underwriters propose to offer the Notes to the public initially at the respective public offering prices set forth on the cover page of this Prospectus, and to certain dealers initially at such price
less a discount not in excess of     % of the principal amount or initial
accreted value, as the case may be, of the Notes. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in
excess of     % of the principal amount or initial accreted value, as the case may be, of the Notes. After the initial public offering, the Underwriters may change the public offering price, the discount and the concession.

    The Notes comprise new issues of securities with no established trading market. The Company and the Parent have been advised by the Underwriters that the Underwriters intend to make a market in the Notes, as permitted by applicable laws and regulations. No assurance can be given, however, that the Underwriters will make a market in the Notes, or as to the liquidity of, or the trading market for the Notes.

    The Company and the Parent have agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, and to contribute to payments which the Underwriters might be required to make in respect thereof.

    Chase Manhattan Bank, N.A. and Chemical Bank, affiliates of Chase Securities Inc., will be lenders under the New Credit Facility and Chase Manhattan Bank, N.A. will act as administrative agent thereunder. In addition, Bankers Trust Company, an affiliate of BT Securities Corporation, is a lender and agent under the New Credit Facility. See "Description of the New Credit Facility."

                                 LEGAL MATTERS


    Certain legal matters in connection with the Notes and the Guarantees offered hereby will be passed upon for Mesa by Baker & Botts, L.L.P. Robert L. Stillwell, a partner of Baker & Botts, L.L.P., is a director of Mesa and owns 26,500 shares of Common Stock. Certain legal matters will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations).


                                    EXPERTS

    The Consolidated Financial Statements of the Parent included and incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which is modified to include a discussion of substantial doubt as to Mesa's ability to continue as a going concern as discussed further in Note 2 of Notes to the audited Consolidated Financial Statements.

                             ADDITIONAL INFORMATION

    The Company and the Parent have filed with the Commission Registration Statements on Form S-3 (the "Registration Statements") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus constitutes a part of the Registration Statements and does not contain all of the information set forth in the Registration Statements, certain parts of which are omitted from this Prospectus as permitted by the rules and regulations of the Commission. Statements made in this Prospectus regarding the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed with the Commission as an exhibit to the Registration Statements, reference is made to the exhibit for further information regarding the contents thereof, and each such statement is qualified in its entirety by such reference. For further information regarding Mesa and the securities offered hereby, reference is made to the Registration Statements, including the exhibits and schedules thereto.

    The Registration Statements, including the exhibits and schedules thereto, are available for inspection at, and copies of such materials may be obtained at prescribed rates from, the public reference facilities maintained by the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048.

    Mesa is subject to the informational requirements of the Exchange Act and in accordance with the Exchange Act files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the principal and regional offices of the Commission set forth above. Such reports, proxy statements and other information concerning the Parent can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the exchange on which the Common Stock and the 13 1/2% Subordinated Notes are listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Incorporated by reference in this Prospectus, and subject in each case to information contained in this Prospectus, are the following documents filed by Mesa with the Commission pursuant to the Exchange Act: (1) Mesa's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (2) Mesa's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (3) Mesa's Current Report on Form 8-K dated March 1, 1996; (4) Mesa's Current Report on Form 8-K dated April 29, 1996 and (5) Mesa's Proxy Statement dated May 24, 1996.

    Each document filed by Mesa pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Rights Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements as modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Mesa will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Such request should be directed to Investor Relations, MESA Inc., 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039 (telephone: (214) 444-9001).

                     GLOSSARY OF SELECTED OIL AND GAS TERMS

    The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this Prospectus.

    "Bbl" means a barrel of oil and condensate or natural gas liquids.

    "Bcf" means billion cubic feet of natural gas.

    "Bcfe" means billion cubic feet of natural gas equivalents.

    "Btu" or "British Thermal Unit" means the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

    "Condensate" means a hydrocarbon mixture that becomes liquid and separates from natural gas when the gas is produced and is similar to crude oil.

    "Development well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

    "Gross," when used with respect to acres or wells, refers to the total acres or wells in which Mesa has a working interest.

    "MBbls" means thousands of barrels of oil.

    "Mcf" means thousand cubic feet of natural gas.

    "Mcfe" means thousand cubic feet of natural gas equivalents.

    "MMBbls" means millions of barrels of oil.

    "MMBtu" means one million British Thermal Units.

    "MMcf" means million cubic feet of natural gas.

    "MMcfe" means million cubic feet of natural gas equivalents.

    "Natural gas equivalents" means a volume, expressed in Mcf's of natural gas, that includes not only natural gas but also oil or natural gas liquids converted to an equivalent quantity of natural gas on an energy equivalent basis. Equivalent gas reserves are based on a conversion factor of 6 Mcf of gas per barrel of liquids.

    "Net," when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by Mesa.

    "Net production" means production that is owned by Mesa less royalties and production due others.

    "Oil" means crude oil or condensate.

    "Operator" means the individual or company responsible for the exploration, development and production of an oil or gas well or lease.

    "Present Value of Future Net Revenues" or "Present Value of Proved Reserves" means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, except as otherwise provided by contract, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

    "Proved developed reserves" means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

    "Proved reserves" means the estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalation based upon future conditions.

        i. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

        ii. Reserves that can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

        iii. Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserve"; (B) crude oil, natural gas and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics or economic factors;
    (C) crude oil, natural gas and natural gas liquids that may occur in undrilled prospects; and (D) crude oil, natural gas and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

    "Proved undeveloped reserves" means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage is limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances are estimates for proved undeveloped reserves attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

    "Reserves" means proved reserves.

    "Royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by the owner of the leasehold in connection with a transfer to a subsequent owner.

    "Tcfe" means trillion cubic feet of natural gas equivalents.

    "3-D seismic" means seismic data that are acquired and processed to yield a three-dimensional picture of the subsurface.

    "Working interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner's royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain only 87.5% of the production.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                  PAGE
                                                                                                  ----
MESA Inc. Consolidated Financial Statements for the Three Months Ended March 31, 1996 and 1995
  Consolidated Statements of Operations.........................................................  F-2
  Consolidated Balance Sheets...................................................................  F-3
  Consolidated Statements of Cash Flows.........................................................  F-4
  Consolidated Statements of Changes in Stockholders' Equity....................................  F-5
  Notes to Consolidated Financial Statements....................................................  F-6
MESA Inc. Consolidated Financial Statements for the Years Ended December 31, 1995
  and 1994
  Report of Independent Public Accountants......................................................  F-21
  Consolidated Statements of Operations.........................................................  F-22
  Consolidated Balance Sheets...................................................................  F-23
  Consolidated Statements of Cash Flows.........................................................  F-24
  Consolidated Statements of Changes in Stockholders' Equity....................................  F-25
  Notes to Consolidated Financial Statements....................................................  F-26
  Supplemental Financial Data...................................................................  F-49

                                   MESA INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                  THREE MONTHS ENDED
                                                                                       MARCH 31,
                                                                                 ---------------------
                                                                                   1995         1996
                                                                                 --------     --------
REVENUES:
  Natural gas..................................................................  $ 35,856     $ 50,567
  Natural gas liquids..........................................................    18,206       23,136
  Oil and condensate...........................................................     5,393        4,363
  Other........................................................................     2,792        2,577
                                                                                 --------     --------
                                                                                   62,247       80,643
                                                                                 --------     --------
COSTS AND EXPENSES:
  Lease operating..............................................................    12,574       13,544
  Production and other taxes...................................................     4,745        5,406
  Exploration charges..........................................................     1,304          544
  General and administrative...................................................     6,644        5,584
  Depreciation, depletion and amortization.....................................    21,006       30,242
                                                                                 --------     --------
                                                                                   46,273       55,320
                                                                                 --------     --------
OPERATING INCOME...............................................................    15,974       25,323
                                                                                 --------     --------
OTHER INCOME (EXPENSE):
  Interest income..............................................................     3,909        3,217
  Interest expense.............................................................   (36,663)     (37,749)
  Gains on investments.........................................................     4,553        8,763
  Gain from collection of interest from Bicoastal Corporation..................     4,653        2,548
  Other........................................................................      (320)      (1,045)
                                                                                 --------     --------
                                                                                  (23,868)     (24,266)
                                                                                 --------     --------
NET INCOME (LOSS)..............................................................  $ (7,894)    $  1,057
                                                                                 ========     ========
NET INCOME (LOSS) PER COMMON SHARE.............................................  $   (.12)    $    .02
                                                                                 ========     ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.....................................    64,050       64,050
                                                                                 ========     ========

         (See accompanying notes to consolidated financial statements.)

                                   MESA INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS


                                                                                           MARCH 31,
                                                                         DECEMBER 31,        1996
                                                                             1995         -----------
                                                                         ------------     (UNAUDITED)
CURRENT ASSETS:
  Cash and cash investments............................................   $  149,143      $  115,755
  Investments..........................................................       38,280          39,956
  Accounts and notes receivable........................................       44,734          40,485
  Other................................................................        4,590           6,663
                                                                          ----------      ----------
         Total current assets..........................................      236,747         202,859
                                                                          ----------      ----------
PROPERTY, PLANT AND EQUIPMENT:
  Oil and gas properties, wells and equipment using the successful
    efforts method of accounting.......................................    1,900,163       1,907,487
  Office and other.....................................................       41,603          41,783
  Accumulated depreciation, depletion and amortization.................     (859,077)       (887,232)
                                                                          ----------      ----------
                                                                           1,082,689       1,062,038
                                                                          ----------      ----------
OTHER ASSETS:
  Restricted cash of subsidiary partnership............................       57,731          56,541
  Gas balancing receivable.............................................       56,020          58,145
  Other................................................................       31,509          29,513
                                                                          ----------      ----------
                                                                             145,260         144,199
                                                                          ----------      ----------
                                                                          $1,464,696      $1,409,096
                                                                          ==========      ==========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities on long-term debt.................................   $  101,413      $   92,502
  Accounts payable and accrued liabilities.............................       31,068          30,712
  Interest payable.....................................................       60,465          26,887
                                                                          ----------      ----------
         Total current liabilities.....................................      192,946         150,101
                                                                          ----------      ----------
LONG-TERM DEBT.........................................................    1,135,330       1,121,768
                                                                          ----------      ----------
DEFERRED REVENUE.......................................................       17,578          17,328
                                                                          ----------      ----------
OTHER LIABILITIES......................................................       51,838          51,838
                                                                          ----------      ----------
CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, authorized 10,000,000 shares; no
    shares issued and outstanding......................................           --              --
  Common stock, $.01 par value, authorized 100,000,000 shares;
    outstanding 64,050,009 shares......................................          640             640
  Additional paid-in capital...........................................      398,965         398,965
  Accumulated deficit..................................................     (332,601)       (331,544)
                                                                          ----------      ----------
                                                                              67,004          68,061
                                                                          ----------      ----------
                                                                          $1,464,696      $1,409,096
                                                                          ==========      ==========

         (See accompanying notes to consolidated financial statements.)

                                   MESA INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                  THREE MONTHS ENDED
                                                                                       MARCH 31,
                                                                                 ---------------------
                                                                                   1995         1996
                                                                                 --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................................................  $ (7,894)    $  1,057
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation, depletion and amortization...................................    21,006       30,242
    Accreted interest on discount notes........................................    19,585           --
    Gains from investments.....................................................    (4,553)      (8,763)
    Changes in operating receivables and payables..............................   (16,875)     (35,142)
    Changes in investments, net................................................    16,038        7,087
    Other......................................................................     1,886        3,288
                                                                                 --------     --------
         Cash provided by (used in) operating activities.......................    29,193       (2,231)
                                                                                 --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.........................................................    (7,039)      (9,754)
  Other........................................................................    (3,230)        (228)
                                                                                 --------     --------
         Cash used in investing activities.....................................   (10,269)      (9,982)
                                                                                 --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of long-term debt.................................................        --      (22,365)
  Other........................................................................     2,150        1,190
                                                                                 --------     --------
         Cash provided by (used in) financing activities.......................     2,150      (21,175)
                                                                                 --------     --------
NET INCREASE (DECREASE) IN CASH AND CASH INVESTMENTS...........................    21,074      (33,388)
CASH AND CASH INVESTMENTS AT BEGINNING OF PERIOD...............................   143,422      149,143
                                                                                 --------     --------
CASH AND CASH INVESTMENTS AT END OF PERIOD.....................................  $164,496     $115,755
                                                                                 ========     ========

         (See accompanying notes to consolidated financial statements.)

                                   MESA INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                           COMMON STOCK      ADDITIONAL
                                                         ----------------     PAID-IN      ACCUMULATED
                                                         SHARES    AMOUNT     CAPITAL        DEFICIT
                                                         ------    ------    ----------    -----------
BALANCE, December 31, 1995.............................  64,050     $640      $398,965      $(332,601)
  Net income...........................................     --        --            --          1,057
                                                         ------     ----      --------      ---------
BALANCE, March 31, 1996................................  64,050     $640      $398,965      $(331,544)
                                                         ======     ====      ========      =========

         (See accompanying notes to consolidated financial statements.)

                                   MESA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
                                  (UNAUDITED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    MESA Inc., a Texas corporation, was formed in 1991 in connection with a transaction which reorganized the business of Mesa Limited Partnership (the "Partnership") into corporate form. The Partnership was formed in 1985 to succeed to the business of Mesa Petroleum Co. ("Original Mesa"). Unless the context otherwise requires, as used herein the term "Mesa" refers to MESA Inc. and its subsidiaries taken as a whole and includes its predecessors.


    Mesa is primarily in the business of exploring for, developing, producing, processing and selling natural gas and oil in the United States. Over 65% of Mesa's annual equivalent production is natural gas and the balance is principally natural gas liquids. Mesa's primary producing areas are the Hugoton field of southwest Kansas, the West Panhandle field of Texas and the Gulf of Mexico offshore Texas and Louisiana. Production from Mesa's properties has access to a substantial portion of the major metropolitan markets in the United States, primarily in the midwest and northeast, through numerous pipelines and other purchasers.

    The consolidated financial statements of Mesa for the three month period ended March 31, 1996 and 1995, are unaudited but reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results for such periods. The preparation of the consolidated financial statements of Mesa in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates. The accompanying financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in Mesa's Annual Report on Form 10-K ("Form 10-K") for the year ended December 31, 1995.

PRINCIPLES OF CONSOLIDATION

    Mesa owns and operates its oil and gas properties and other assets through its direct and indirect subsidiaries. The accompanying consolidated financial statements reflect the consolidated accounts of Mesa and its subsidiaries after elimination of intercompany transactions.

STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, Mesa classifies all cash investments with original maturities of three months or less as cash and cash investments.

INVESTMENTS

    Mesa invests from time to time in marketable equity and other securities which are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in net income (loss) for the current period. The cost of securities sold is determined on the first-in, first-out basis.

    Mesa enters into various energy futures contracts including New York Mercantile Exchange ("NYMEX") futures contracts, commodity price swaps and options which are not intended to be hedges of future natural gas or crude oil production. Investments in such contracts are adjusted to market prices at the end of each reporting period and gains and losses are included in gains from investments in the statements of operations.

OIL AND GAS PROPERTIES

    Under the successful efforts method of accounting, all costs of acquiring unproved oil and gas properties and drilling and equipping exploratory wells are capitalized pending determination of whether the properties have proved reserves. If an exploratory well is determined to be nonproductive, the drilling and equipment costs of the well are expensed at that time. All development drilling and equipment costs are capitalized. Capitalized costs of proved properties and estimated future dismantlement and abandonment costs are

                                   MESA INC.

amortized on a property-by-property basis using the unit-of-production method. Geological and geophysical costs and delay rentals are expensed as incurred.

    In the first quarter of 1996 Mesa adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill. SFAS No. 121 requires a review for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Mesa will estimate future cash flows (undiscounted and without interest charges) expected to result from use of an asset. Impairment is only recognized if the carrying amount of an asset is greater than the expected future cash flows and the amount of impairment is based on the fair value of the asset. An impairment charge of $6.8 million is included in depreciation, depletion and amortization expense for the first quarter of 1996 in the consolidated statements of operations which impairment relates primarily to a Gulf Coast oil and gas property.

NET INCOME (LOSS) PER COMMON SHARE

    The computations of net income (loss) per common share are based on the weighted average number of common shares outstanding during each period.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Mesa's financial instruments consist of cash, marketable securities, short-term trade receivables and payables, restricted cash, notes receivable, and long-term debt. The carrying values of cash, marketable securities, short-term trade receivables and payables, restricted cash, and notes receivable approximate fair value. The fair value of long-term debt is estimated based on the market prices for Mesa's publicly traded debt and on current rates available for similar debt with similar maturities and security for Mesa's remaining debt (see Note 4).

GAS REVENUES

    Mesa recognizes its ownership interest in natural gas production as revenue. Actual production quantities sold by Mesa may be different than its ownership share of production in a given period. If Mesa's sales exceed its ownership share of production, the differences are recorded as deferred revenue. Gas balancing receivables are recorded when Mesa's ownership share of production exceeds sales. Mesa also accrues production expenses related to its ownership share of production. At March 31, 1996, Mesa had produced and sold a net 23.4 billion cubic feet ("Bcf") of natural gas less than its ownership share of production and had recorded gas balancing receivables, net of deferred revenues, of approximately $41.2 million. Substantially all of Mesa's gas balancing receivables and deferred revenue are classified as long-term.

    Mesa periodically enters into NYMEX natural gas futures contracts as a hedge against natural gas price fluctuations. Gains or losses on such futures contracts are deferred and recognized as natural gas revenue when the hedged production occurs. Mesa recognized net gains of $4.9 million in the first quarter of 1995 related to hedging activities and did not hedge any of its natural gas production for the first quarter of 1996.

TAXES

    Mesa provides for income taxes using the asset and liability method under which deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax laws or tax rates is recognized in income in the period that includes the enactment date.

OTHER

    In October 1995 the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 defines a fair value-based method of accounting for stock options or

                                   MESA INC.

similar equity instruments, but allows companies to continue to measure compensation cost using the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

    Mesa will not adopt the fair value-based method of accounting for its option plans and, accordingly, adoption of this statement will have no impact on Mesa's results of operations.

(2) RESOURCES AND LIQUIDITY

LONG-TERM DEBT AND CASH FLOWS

    Mesa is highly leveraged with over $1.2 billion of long-term debt, including current maturities. The major components of Mesa's debt are (1) $492.3 million of secured notes ("HCLP Secured Notes") due in installments through 2012 at Hugoton Capital Limited Partnership ("HCLP"), an indirect, wholly owned subsidiary, (2) $51.1 million (plus $11.4 million in letter of credit obligations) outstanding under a bank credit facility, due in installments through 1997, with the majority of such debt due on June 23, 1997, (3) $39.7 million of unsecured discount notes due on June 30, 1996, and (4) $617.4 million of secured discount notes due on June 30, 1998. Both the secured and unsecured discount notes are subordinate to the bank credit facility. See Note 4 for a complete description of Mesa's long-term debt.

    Mesa is required to make significant principal and interest payments on its debt during the remainder of 1996. Mesa is required to make $81.6 million of principal and interest payments related to its discount notes and $12.5 million of principal payments related to its bank credit facility by June 30, 1996. In addition, Mesa is required to pay $39.4 million in interest on its secured discount notes on December 31, 1996. In the aggregate, assuming no acceleration of amounts due under any of Mesa's long-term debt agreements, Mesa's principal and interest obligations for the remainder of 1996, excluding HCLP, will total almost $140 million.

    The assets and cash flows of HCLP that are subject to the mortgage securing HCLP's debt are dedicated to service HCLP's debt and are not available to pay creditors of Mesa or its subsidiaries other than HCLP.

    Mesa's bank credit facility contains a covenant requiring it to maintain tangible adjusted equity, as defined, of at least $50 million. At March 31, 1996, tangible adjusted equity was approximately $67.8 million. Assuming no changes in its capital structure and no significant transactions completed, Mesa expects that it will incur losses from operations for the remainder of 1996 and that its tangible adjusted equity will fall below $50 million during 1996. If and when Mesa determines that tangible adjusted equity is below $50 million, an Event of Default, as defined, would occur under the bank credit facility and the bank would have the right to accelerate the payment of all outstanding principal and require cash collateralization of letters of credit. An Event of Default under the bank credit facility would cause a cross default under Mesa's secured and unsecured discount note indentures unless and until the bank credit facility default were cured or waived or the debt under the bank credit facility were repaid or otherwise discharged. The Events of Default, if they occur and are not waived, could result in acceleration of approximately $656 million of long-term debt principal otherwise due in mid-1997 and mid-1998. Pursuant to the subordination provisions of the discount note indentures, Mesa would be prohibited from making any payments on such notes for specified periods upon and during the continuance of any Event of Default under the bank credit facility.

    As a result of improved results of operations in the first quarter of 1996, Mesa now expects that cash generated by its operations, together with available cash and investment balances, will be sufficient to fund the debt principal and interest obligations due by June 30, 1996. In addition, if the obligations under the bank credit facility are accelerated and become due in the second half of 1996 as discussed above, Mesa expects to have sufficient cash to repay those obligations. However, whether Mesa would have sufficient cash to pay both those obligations and the interest payments on its secured discount notes due at December 31, 1996 would depend upon results of operations for the remainder of 1996. Mesa will make decisions regarding payments on its debt as such payments come due, taking into account the status at such time of the Recapitalization discussed below.

                                   MESA INC.

PROPOSED RECAPITALIZATION

    On April 26, 1996, Mesa entered into a stock purchase agreement with DNR-MESA Holdings L.P., a Texas limited partnership ("DNR"), whose sole general partner is Rainwater Inc., a Texas corporation owned by Richard E. Rainwater. The agreement contemplates that Mesa will issue $265 million in new equity and will repay and/or refinance substantially all of its $1.2 billion of existing debt (the "Recapitalization"). DNR will purchase approximately 58.8 million shares of a new class of convertible preferred stock entitled Series B 8% Cumulative Convertible Preferred Stock ("Series B Preferred") in a private placement and Mesa will offer approximately 58.4 million shares of Series A 8% Cumulative Convertible Preferred Stock ("Series A Preferred") to Mesa stockholders in a rights offering (the "Rights Offering"). DNR will provide a standby commitment to purchase an additional number of shares of Series B Preferred equal to the number of shares of Series A Preferred not subscribed to in the Rights Offering. The rights, to be distributed to common stockholders on a pro rata basis, will allow the stockholders to purchase, in respect of each share of common stock, .912 shares of Series A Preferred at $2.26 per share, the same per share price at which DNR will purchase shares of Series B Preferred. The rights will be transferrable and holders of the rights will be offered over-subscription privileges for shares not purchased by other rights holders.

    Each share of Series A and B Preferred will be convertible into one share of Mesa common stock at any time prior to mandatory redemption in 2008. An annual 8% pay-in-kind dividend will be paid on the shares during the first four years following issuance. Thereafter, the 8% dividend may, at the option of Mesa, be paid in cash or additional shares depending on whether certain financial tests are met and subject to any limitations in Mesa's debt agreements.

    The Series A and B Preferred will represent 64.7% of the fully diluted common shares at the time of issuance and 71.5% after the mandatory four-year pay-in-kind period, excluding stock options and assuming no other stock issuance by Mesa. The Series A and B Preferred will have a liquidation preference per share equal to $2.26 plus accrued and unpaid dividends. The terms of the Series A and Series B Preferred are substantially identical except for certain voting rights and certain provisions relating to transferability. The Series A and B Preferred will vote with the common stock as a single class on all matters, except as otherwise required by law and except for certain special voting rights of the Series B Preferred, including the right of the holders of the Series B Preferred to nominate and elect a majority of Mesa's Board of Directors for so long as DNR and its affiliates meet certain minimum stock ownership requirements and certain rights of the holders of the Series A Preferred to elect two directors in the event of certain dividend arrearages.

    The sale of shares to DNR and certain other matters will be submitted to a vote of stockholders at a special meeting expected to take place in June 1996. Mesa expects to issue shares to DNR and to complete the refinancing of its existing debt promptly after that meeting. The Rights Offering would commence promptly thereafter. On May 9, 1996, Mesa filed a registration statement with the Securities and Exchange Commission (the "SEC") for the issuance and sale of $132 million of Series A Preferred through the Rights Offering.


    On May 7, 1996, Mesa and Mesa Operating Co., a direct wholly owned subsidiary of Mesa ("MOC"), filed a registration statement with the SEC for the issuance and sale of $500 million of senior subordinated notes ("New Notes") consisting of $325 million of senior subordinated notes and $175 million of senior subordinated discount notes, both with ten year maturities. In addition Mesa has received a commitment from a group of banks for a new $525 million senior secured revolving credit facility ("New Credit Facility"). Borrowings under the New Credit Facility and the New Notes, together with existing cash and investment balances and the $265 million of new equity, will be used to repay and/or refinance substantially all of Mesa's existing debt. MOC will be the borrower under the New Credit Facility and the issuer of the New Notes. Mesa will fully and unconditionally guarantee MOC's obligations under both the New Credit Facility and the New Notes.



    In connection with the Recapitalization, Mesa's other direct wholly owned subsidiaries, Mesa Holding Co. ("MHC") and Hugoton Management Company ("HMC"), as well as HCLP, will be merged with and into MOC, with MOC being the surviving entity. As a result, MOC will be Mesa's only direct wholly owned subsidiary as well as its only significant subsidiary. Of the subsidiaries of MOC that will exist following the Recapitalization, none will have any operations other than Mesa Environmental Ventures Co. ("Mesa Environmental") and Mesa Transmission Co. ("Mesa Transmission"). Neither Mesa Environmental nor Mesa Transmission nor any of the other subsidiaries of MOC (collectively, the "Non-guarantors") will guarantee any of MOC's or Mesa's

                                   MESA INC.

debt. Mesa Environmental's and Mesa Transmission's assets, liabilities and results of operations are inconsequential to those of Mesa and, following the Recapitalization, all Non-guarantors individually and in the aggregate will be inconsequential to MOC and Mesa. After the Recapitalization, Mesa will be a holding company with no individual assets, liabilities or operations other than shares of common stock of MOC and guarantees of MOC debt; accordingly, the consolidated assets, liabilities, stockholders' equity, results of operations and cash flows of MOC and its subsidiaries will be the same as those of Mesa and its subsidiaries. See Note 6 for disclosure.


    The consummation of the Recapitalization is subject to certain conditions including stockholder approval and completion of the refinancing.

EFFECT OF THE RECAPITALIZATION

    The Recapitalization will enhance Mesa's ability to compete in the oil and gas industry by substantially increasing its cash flow available for investment and improving its ability to attract capital, which will increase its ability to pursue investment opportunities. Specifically, Mesa's financial condition will improve significantly as a result of the Recapitalization due to (i) a significant reduction in total debt outstanding, (ii) a reduction in annual cash interest expense of approximately $75 million, (iii) the implementation of a cost savings program designed to initially reduce annual general and administrative and other operating overhead expenses by approximately $10 million, and (iv) the extension of maturities on its long-term debt, which will eliminate Mesa's present liquidity concerns.

    The expected reduction of annual cash interest expense is based on the following assumptions: (i) initial borrowings under the New Credit Facility of approximately $350 million and (ii) annual interest rates of approximately 7% under the New Credit Facility, 11% under the senior subordinated notes and 12 1/4% under the senior subordinated discount notes. Actual borrowings and interest rates under the New Credit Facility will fluctuate over time and will affect Mesa's actual cash interest expense.


    Management believes that cash from operating activities, together with as much as $175 million of availability under the $525 million New Credit Facility following the completion of the Recapitalization, will be sufficient for Mesa to meet its debt service obligations and scheduled capital expenditures, and to fund its working capital needs for the next several years following the Recapitalization.


    The successful completion of the Recapitalization is expected to position Mesa to operate and continue as a going concern and to pursue its business strategies. The consolidated financial statements of Mesa do not include any adjustments reflecting any treatment other than going concern accounting.

    If the Recapitalization is not completed, Mesa will pursue other alternatives to address its liquidity issues and financial condition, including pursuing other merger and sale transactions, the possibility of seeking to restructure its balance sheet by negotiating with its current debt holders or seeking protection from its creditors under the Federal Bankruptcy Code.

                                   MESA INC.

(3) INVESTMENTS

    The value of investments are as follows (in thousands):

                                                                       DECEMBER 31,     MARCH 31,
                                                                           1995           1996
                                                                       ------------     ---------
    NYMEX Futures Contracts:
      Margin Cash....................................................     $17,498        $33,078
      Unrealized gain in trading contracts...........................       7,558          4,963
    Commodity Price Swaps:
      Margin Cash....................................................       2,434            548
      Unrealized gain (loss) in price swaps..........................        (811)         1,367
    Natural Gas Options:
      Premiums.......................................................          66             --
      Unrealized gain in trading options.............................         978             --
    Equity securities:
      Cost...........................................................      10,719             --
      Unrealized loss................................................        (162)            --
                                                                          -------        -------
             Total market value......................................     $38,280        $39,956
                                                                          =======        =======

    For the three months ended March 31, 1996, Mesa recognized net gains of approximately $8.8 million from its investments compared with net gains for the same period in 1995 of $4.6 million. These gains do not include gains or losses from natural gas futures contracts accounted for a hedge of natural gas production. Hedge gains or losses are included in natural gas revenue in the period in which the hedged production occurs (see Note 1).

    The net investment gains and losses recognized during a period include both realized and unrealized gains and losses. Mesa realized net gains from investments of $10.0 million for the three months ended March 31, 1996, and $5.9 million for the same period in 1995. At March 31, 1996, Mesa had recognized but not realized approximately $6.3 million of gains associated primarily with natural gas futures.

    In 1995 Mesa invested in certain over-the-counter commodity price swap agreements for trading purposes. Mesa is required to make payments to (or receive payments from) a counter party based on the differential between a fixed and a variable price for specified natural gas volumes. Mesa's agreements were to expire on the last day of trading for April, May and June 1996 natural gas futures contracts as determined by the NYMEX. During the three months ended March 31, 1996, Mesa closed out certain of these positions pertaining to 6.9 million British thermal units ("BTUs") of natural gas at a gain of $1.7 million. Mesa was the fixed price payor on a notional quantity of 3.2 million BTUs of natural gas (which remained open from year-end) with a fair value of $7.1 million at March 31, 1996. The remaining agreements were to expire on the last trading day for June 1996 natural gas futures contracts as determined by the NYMEX and were closed in mid-April at a gain of approximately $1.7 million. The average fair value of all commodity price swaps during the three months ended March 31, 1996 was $15.1 million. In 1995 Mesa also entered into 1,800 over-the-counter natural gas futures call and put options contracts (each contract represents 10,000 MMBTUs of natural gas). Such contracts were closed early in the first quarter of 1996 at a gain of $1.1 million. The average fair value of such option contracts while open was $.8 million. The counter party to these instruments is a credit-worthy financial institution which is a recognized market maker. Mesa believes the risk of incurring losses related to the credit risk of the party is remote.

                                   MESA INC.

(4) LONG-TERM DEBT

    Long-term debt and current maturities are as follows (in thousands):

                                                                       DECEMBER 31,     MARCH 31,
                                                                           1995            1996
                                                                       ------------     ----------
    HCLP Secured Notes...............................................   $  504,674      $  492,309
    Credit Agreement.................................................       61,131          51,131
    12 3/4% secured discount notes...................................      618,518         618,410
    12 3/4% unsecured discount notes.................................       39,725          39,725
    13 1/2% subordinated notes.......................................        7,390           7,390
    Other............................................................        5,305           5,305
                                                                        ----------      ----------
                                                                         1,236,743       1,214,270
    Current maturities...............................................     (101,413)        (92,502)
                                                                        ----------      ----------
    Long-term debt...................................................   $1,135,330      $1,121,768
                                                                        ==========      ==========

HCLP SECURED NOTES

    In 1991 HCLP issued $616 million of HCLP Secured Notes in a private placement with a group of institutional lenders. The issuance funded a $66 million restricted cash balance within HCLP, which is available to supplement cash flows from the HCLP properties in the event such cash flows are not sufficient to fund principal and interest payments on the HCLP Secured Notes when due. As the HCLP Secured Notes are repaid, the required restricted cash balance is reduced. HCLP holds substantially all of Mesa's Hugoton field natural gas properties.

    The HCLP Secured Notes were issued in 15 series and have final stated maturities extending through 2012 but can be retired earlier. The HCLP Secured Notes outstanding at March 31, 1996, bear interest at fixed rates ranging from 9.05% to 11.30% per annum (weighted average 10.35%). Principal payments, if required, and interest payments are made semiannually. Provisions in the HCLP Secured Note agreements require interest rate premiums to be paid to the noteholders in the event that the HCLP Secured Notes are repaid more rapidly or slowly than under the initial scheduled amortization. Beginning in August 1994, HCLP elected to make principal payments on the HCLP Secured Notes based on actual production, rather than according to the initial scheduled amortization. As a result, interest rate premiums at a rate of 1.5% per annum will be applied to those principal amounts not paid according to the initial scheduled amortization and .35% per annum will be applied to the remaining notes. Such premiums have increased the effective weighted average interest rate payable on the remaining HCLP Secured Notes outstanding to 10.84% per annum at March 31, 1996.

    The HCLP Secured Note agreements contain various covenants which, among other things, limit HCLP's ability to sell or acquire oil and gas property interests, incur additional indebtedness, make unscheduled capital expenditures, make distributions of property or funds subject to the mortgage, or enter into certain types of long-term contracts or forward sales of production. The agreements also require HCLP to maintain separate existence from Mesa and its other subsidiaries. The assets of HCLP that are subject to the mortgage securing the HCLP Secured Notes are dedicated to service HCLP's debt and are not available to pay creditors of Mesa or its subsidiaries other than HCLP. Any cash not subject to the mortgage is available for distribution to Mesa's subsidiaries which own HCLP's equity.

    The HCLP Secured Note agreements also contain a provision which requires calculation and payment of premiums on early retirement of the HCLP Secured Notes. The prepayment premium calculation is based on prevailing interest rates at the date of redemption. In the aggregate, such premiums would have totaled $60 million as of March 31, 1996 and approximately $55 million on May 14, 1996. Mesa is currently negotiating with the holders of the HCLP Secured Notes as to the amount of prepayment premium, if any, to be paid upon redemption of the HCLP Secured Notes.

    Revenues received from production from HCLP's Hugoton properties are deposited in a collection account maintained by a collateral agent (the "Collateral Agent"). The Collateral Agent releases or reserves funds, as appropriate, for the payment of royalties, taxes, operating costs, capital expenditures and principal and interest

                                   MESA INC.

on the HCLP Secured Notes. Only after all required payments have been made may any remaining funds held by the Collateral Agent be released from the mortgage.

    In accordance with the HCLP Secured Note agreements on April 19, 1996, HCLP obtained its reserve estimates as of December 31, 1995, prepared by an independent engineering consultant covering its Hugoton field properties. The reserve quantities in such reserve report are compared to the initial reserve quantities set forth in the HCLP Secured Note agreements, adjusted for production. The quantities in such reserve report were less than the adjusted initial quantities, and a Deficit Reserve Amount ("DRA"), as defined, of .0215 Bcfe was determined to exist. To the extent a DRA exists, the Collateral Agent may be required to retain additional funds in the collection account subject to the mortgage for the repayment of the HCLP Secured Notes. However, HCLP determined in accordance with the HCLP Secured Note agreements, that the DRA was not so significant as to require additional funds to be retained in the collection account subject to the mortgage for the repayment of the HCLP Secured Notes.

    The restricted cash balance and cash held by the Collateral Agent for payment of interest and principal on the HCLP Secured Notes are invested by the Collateral Agent under the terms of a guaranteed investment contract (the "GIC") with Morgan Guaranty Trust Co. of New York ("Morgan"). Morgan was paid $13.9 million at the date of issuance of the HCLP Secured Notes to guarantee that funds invested under the GIC would earn an interest rate equivalent to the weighted average coupon rate on the outstanding principal balance of the HCLP Secured Notes (10.35% at March 31, 1996). A portion of this amount may be refunded if the HCLP Secured Notes are repaid earlier than if HCLP had produced according to its scheduled production, depending primarily on prevailing interest rates at that time.

    HCLP's cash balances were as follows (in thousands):

                                                                          DECEMBER 31,     MARCH 31,
                                                                              1995           1996
                                                                          ------------     ---------
    Subject to the mortgage.............................................     $40,163        $35,894
    Not subject to the mortgage.........................................       7,450          5,249
                                                                             -------        -------
    Cash included in current assets.....................................     $47,613        $41,143
                                                                             =======        =======
    Restricted cash included in noncurrent assets.......................     $57,731        $56,541
                                                                             =======        =======
    Refundable GIC fee included in noncurrent assets....................     $ 9,010         $8,667
                                                                             =======        =======

    Mesa Operating Co. ("MOC"), a Mesa subsidiary which owns substantially all of the limited partnership interest of HCLP, is party to a services agreement with HCLP. MOC provides services necessary to operate the Hugoton field properties and market production therefrom, process remittances of production revenues and perform certain other administrative functions in exchange for a services fee. The fee totaled approximately $5.3 million for the first three months of 1996 and $5.1 million for the same period in 1995.

CREDIT AGREEMENT

    As of March 31, 1996, Mesa had outstanding borrowings of approximately $51.1 million and letter of credit obligations of $11.4 million under its $82.5 million bank credit facility, as amended (the "Credit Agreement"). The Credit Agreement requires principal payments of $22.5 million in the first half of 1996 with the remainder due in June 1997 (including cash collateralization of letters of credit outstanding at that time).

    The rate of interest payable on borrowings under the Credit Agreement is the lesser of the Eurodollar rate plus 2 1/2% or the prime rate plus 1/2%. Obligations under the Credit Agreement are secured by a first lien on Mesa's West Panhandle field properties, Mesa's equity interest in MOC and a 76% limited partner interest in HCLP.

    The Credit Agreement requires Mesa to maintain tangible adjusted equity, as defined, of at least $50 million and available cash, as defined, of $32.5 million. At March 31, 1996, Mesa's tangible adjusted equity, as defined, was approximately $67.8 million and available cash, as defined, was $113.5 million. See Note 2 for discussion of the tangible adjusted equity covenant and its potential effect on Mesa's liquidity.

                                   MESA INC.

    The Credit Agreement also restricts, among other things, Mesa's ability to incur additional indebtedness, create liens, pay dividends, acquire stock or make investments, loans and advances.

DISCOUNT NOTES

    In August 1993, Mesa issued approximately $435.5 million initial accreted value ($569.2 million face amount), as defined, of 12 3/4% secured discount notes due June 30, 1998, $136.9 million initial accreted value ($178.8 million face amount) of 12 3/4% unsecured discount notes due June 30, 1996 (together, the "Discount Notes") and $29.3 million principal amount of 0% convertible notes. These notes were exchanged (the "Debt Exchange") for an aggregate $586.3 million of the outstanding 12% subordinated notes due 1996 (all of which have been repaid) and 13 1/2% subordinated notes due 1999 (plus accrued interest thereon). The 0% convertible notes were converted into approximately 7.5 million shares of common stock in 1993. The Discount Notes rank pari passu with each other, are senior to other subordinated debt and are subordinate to all permitted first lien debt, as defined, including obligations under the Credit Agreement.

    In 1994, Mesa issued an additional $48.2 million face amount of 12 3/4% secured discount notes and used the proceeds to settle a lawsuit. Also in 1994, Mesa redeemed $139.1 million face amount of 12 3/4% unsecured discount notes with proceeds from a public offering of Mesa common stock and from additional borrowings under the Credit Agreement.

    The Discount Notes did not accrue interest through June 30, 1995; however, the accreted value, as defined, of both series increased at a rate of 12 3/4% per year, compounded semiannually, until June 30, 1995. Beginning July 1, 1995, each series began to accrue interest at an annual rate of 12 3/4%, payable in cash semiannually in arrears, with the first payment due on December 31, 1995.

    The 12 3/4% secured discount notes are secured by second liens on Mesa's West Panhandle field properties and a 76% limited partner interest in HCLP, both of which also secure obligations under the Credit Agreement. Mesa's right to maintain first lien debt, as defined, is limited by the terms of the Discount Notes to $82.5 million.

    See Note 2 for a discussion of certain cross-default provisions in the Discount Note indentures which could become effective if Mesa defaults under the terms of the tangible adjusted equity covenant of the Credit Agreement.

    The indentures governing the Discount Notes restrict, among other things, Mesa's ability to incur additional indebtedness, pay dividends, acquire stock or make investments, loans and advances.

SUBORDINATED NOTES

    The 13 1/2% subordinated notes are unsecured and mature in 1999. Interest on these notes is payable semiannually in cash.

INTEREST AND MATURITIES

    The aggregate interest payments, net of amounts capitalized, made during the three months ended March 31, 1996 and 1995, were $70.8 million and $29.0 million, respectively. The interest payments in the first quarter of 1996 included a $42 million interest payment on January 2, 1996, according to terms of the Discount Notes, related to Mesa's Discount Notes which was due December 31, 1995. Payment of approximately $19.7 million of interest incurred during the three months ended March 31, 1995 was deferred under the terms of the Debt Exchange until the repayment dates of the Discount Notes. Such interest is included in interest expense in the consolidated statements of operations for the first quarter of 1995.

                                   MESA INC.

    The scheduled principal repayments on long-term debt for the remainder of 1996 and for the four succeeding years are as follows (in millions):

                                                            1996     1997      1998     1999     2000
                                                            -----    -----    ------    -----    -----
    HCLP Secured Notes....................................  $21.5    $33.3    $ 36.1    $37.1    $36.0
    Credit Agreement(a)(b)................................   12.5     38.6        --       --       --
    12 3/4% secured discount notes(c).....................     --       --     617.4       --       --
    12 3/4% unsecured discount notes(c)...................   39.7       --        --       --       --
    13 1/2% subordinated notes............................     --       --        --      7.4       --
    Other.................................................    5.3       --        --       --       --
                                                            -----    -----    ------    -----    -----
             Total........................................  $79.0    $71.9    $653.5    $44.5    $36.0
                                                            =====    =====    ======    =====    =====

- ---------------

(a) Excludes approximately $11.4 million in letter of credit obligations currently outstanding and required to be cash collateralized in June 1997.

(b) Maturities may be accelerated if tangible adjusted equity falls below $50 million. (See Note 2).

(c) Maturities may be accelerated if an Event of Default occurs and continues under the Credit Agreement. (See Note 2).


FAIR VALUE OF LONG-TERM DEBT


    The following is a summary of estimated fair value of Mesa's long-term debt as of the years ended (in thousands):

                                                        DECEMBER 31, 1995         MARCH 31, 1996
                                                       --------------------    --------------------
                                                       CARRYING      FAIR      CARRYING      FAIR
                                                        AMOUNT      VALUE       AMOUNT      VALUE
                                                       --------    --------    --------    --------
    HCLP Secured Notes...............................  $504,674    $568,641    $492,309    $539,078
    Credit Agreement.................................    61,131      61,131      51,131      51,131
    12 3/4% secured discount notes...................   618,518     541,905     618,410     606,042
    12 3/4% unsecured discount notes.................    39,725      35,262      39,725      39,700
    13 1/2% subordinated notes.......................     7,390       7,390       7,390       7,390

    The fair value of long-term debt is estimated based on the market prices for Mesa's publicly traded debt and on current rates available for similar debt with similar maturities and security for Mesa's remaining debt. Based on the current financial condition of Mesa, there is no assurance that Mesa could obtain borrowings under long-term debt agreements with terms similar to those described above and receive proceeds approximating the estimated fair values. See Note 2 for proposed Recapitalization.

(5) CONTINGENCIES

MASTERSON

    In February 1992 the current lessors of an oil and gas lease (the "Gas Lease") dated April 30, 1955, between R. B. Masterson, et al., as lessor, and Colorado Interstate Gas Company ("CIG"), as lessee, sued CIG in Federal District Court in Amarillo, Texas, claiming that CIG had underpaid royalties due under the Gas Lease. Under the agreements with CIG, Mesa has an entitlement to gas produced from the Gas Lease. In August 1992 CIG filed a third-party complaint against Mesa for any such royalty underpayments which may be allocable to Mesa. Plaintiffs alleged that the underpayment was the result of CIG's use of an improper gas sales price upon which to calculate royalties and that the proper price should have been determined pursuant to a "favored-nations" clause in a July 1, 1967, amendment to the Gas Lease (the "Gas Lease Amendment"). The plaintiffs also sought a declaration by the court as to the proper price to be used for calculating future royalties.

    The plaintiffs alleged royalty underpayments of approximately $500 million (including interest at 10%) covering the period from July 1, 1967, to the present. In March 1995 the court made certain pretrial rulings that eliminated approximately $400 million of the plaintiffs' claims (which related to periods prior to October 1,

                                   MESA INC.

1989), but which also reduced a number of Mesa's defenses. Mesa and CIG filed stipulations with the court whereby Mesa would have been liable for between 50% and 60%, depending on the time period covered, of an adverse judgment against CIG for post-February 1988 underpayments of royalties.

    On March 22, 1995, a jury trial began and on May 4, 1995, the jury returned its verdict. Among its findings, the jury determined that CIG had underpaid royalties for the period after September 30, 1989, in the amount of approximately $140,000. Although the plaintiffs argued that the "favored-nations" clause entitled them to be paid for all of their gas at the highest price voluntarily paid by CIG to any other lessor, the jury determined that the plaintiffs were estopped from claiming that the "favored-nations" clause provides for other than a pricing-scheme to pricing-scheme comparison. In light of this determination, and the plaintiffs' stipulation that a pricing-scheme to pricing-scheme comparison would not result in any "trigger prices" or damages, defendants asked the court for a judgment that plaintiffs take nothing. The court, on June 7, 1995, entered final judgment that plaintiffs recover no monetary damages. The plaintiffs have filed a motion for new trial on which the court has not yet ruled. Mesa cannot predict whether the court will grant such motion or, if it does not, whether the plaintiffs will appeal the court's final judgment. However, based on the jury verdict and final judgment, Mesa does not expect the ultimate resolution of this lawsuit to have a material adverse effect on its financial position or results of operations.


    On June 7, 1996, the plaintiffs filed a separate suit against CIG and Mesa in state court in Amarillo, Texas, similarly claiming underpayment of royalties under the "favored-nations" clause, but based upon the above-described pricing-scheme to pricing-scheme comparison on a well-by-well monthly basis. The plaintiffs also claim underpayment of royalties since June 7, 1995 under the "favored-nations" clause based upon either the pricing-scheme to pricing-scheme method or their previously alleged higher price method. Mesa believes it has several defenses to this action and intends to contest it vigorously. Mesa has not yet determined the amount of damages, if any, that would be payable if such action were determined adversely to Mesa.



THOMPSON



    In May 1996, the current lessors of an oil and gas lease dated October 8, 1958 between Terry Thompson, Jr., et al., as Lessor, and CIG, as Lessee, sued CIG in state court in Amarillo claiming CIG has underpaid royalties based upon allegations that CIG failed to develop, produce and market the gas properly. Mesa is not currently a party to this litigation; howevere, if CIG is found to be liable for any such underpayments, it may seek to recover from Mesa the portion of such underpayments which may be allocable to Mesa. Mesa believes there are several defenses to this action and, to the extent Mesa becomes a party, intends to contest such action vigorously. Mesa has not yet determined the amount of damages, if any, that would be payable if such action were determined adversely to Mesa.


LEASE TERMINATION

    In 1991 Mesa sold certain producing oil and gas properties to Seagull Energy Company ("Seagull"). In 1994 two lawsuits were filed against Seagull in the 100th District Court in Carson County, Texas, by certain land and royalty owners claiming that certain of the oil and gas leases owned by Seagull have terminated due to cessation in production and/or lack of production in paying quantities occurring at various times from first production through 1994. In the third quarter of 1995 Seagull filed third-party complaints against Mesa claiming breach of warranty and false representation in connection with the sale of such properties to Seagull. Mesa believes it has several defenses to these lawsuits including a two-year limitation on indemnification set forth in the purchase and sale agreement.

    Seagull filed a similar third-party complaint against Mesa covering a different lease in the 69th District Court in Moore County, Texas. Mesa believes it has similar defenses in this case.

    The plaintiffs in the cases against Seagull are seeking to terminate the leases. Seagull, in its complaint against Mesa, is seeking unspecified damages relating to any leases which are terminated.

    Mesa does not expect the resolution of this lawsuit to have a material adverse effect on its financial position or results of operations.

                                   MESA INC.

OTHER

    Mesa is also a defendant in other lawsuits and has assumed liabilities relating to Original Mesa and the Partnership. Mesa does not expect the resolution of these other matters to have a material adverse effect on its financial position or results of operations.

(6) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS


    Mesa conducts its operations through various direct and indirect subsidiaries. On December 31, 1995, Mesa's direct subsidiaries were MOC, MHC and HMC, all of which were wholly owned by Mesa. MOC owns all of Mesa's interest in the West Panhandle field of Texas, the Gulf Coast and the Rocky Mountain areas, as well as a 98.6% limited partnership interest in HCLP. MHC owns cash and securities, a 0.9% limited partnership interest in HCLP and 100% of Mesa Environmental, a company established to compete in the natural gas vehicle market. HMC owns the 0.5% general partner interest in HCLP. HCLP owns substantially all of Mesa's Hugoton field natural gas properties.


    In early 1994 Mesa effected a series of merger transactions which resulted in the conversion of the predecessors of MOC, MHC, and the other subsidiary partnerships, other than HCLP, to corporate form and eliminated all of the General Partner's minority interests in the subsidiaries.

  Subsidiary Debt

    HCLP, together with its wholly owned subsidiary Hugoton Capital Corporation (a single purpose financing subsidiary of HCLP), are jointly and severally liable as co-obligors on the HCLP Secured Notes (see Note 4). The assets and cash flows of HCLP that are subject to the mortgage securing the HCLP Secured Notes are dedicated to service the HCLP Secured Notes and are not available to pay creditors of Mesa or its subsidiaries other than HCLP. Hugoton Capital Corporation, which has insignificant assets and results of operations, is included within HCLP in the condensed consolidating financial statements. MOC is the borrower and primary obligor under, and Mesa has unconditionally guaranteed MOC's obligations under, the Credit Agreement. Mesa, MOC and Mesa Capital Corp. ("Mesa Capital") are jointly and severally liable as co-obligors under the 13 1/2% subordinated notes and the Discount Notes. Mesa Capital is a wholly owned financing subsidiary of MOC. Mesa Capital, which has insignificant assets and results of operations, is included with MOC in the condensed consolidating financial statements.

    Other Mesa subsidiaries in the condensed consolidating financial statements include MHC, HMC, and Mesa Environmental. No such other subsidiary is an obligor or guarantor under any long term debt.

  Intercompany Debt

    As of December 31, 1993, MHC had intercompany payables to MOC of approximately $123 million. On February 28, 1994, MHC assigned an 18% limited partnership interest in HCLP (out of its total interest of 18.9%) to MOC in satisfaction of $90 million of intercompany payables. Provisions of the Discount
Note indentures required the repayment of intercompany indebtedness to specified levels and provided that any HCLP limited partnership interests transferred in satisfaction of intercompany debt would be valued at $5 million for each one percent of interest assigned. MHC repaid an additional $33 million of intercompany debt to MOC in cash during 1994. As a result of these transactions, MOC now owns a 98.6% limited partnership interest in HCLP, and all of MHC's intercompany debt to MOC which was outstanding at December 31, 1993, was eliminated.

  Condensed Consolidating Financial Statements

    The following are condensed consolidating financial statements of MESA Inc., HCLP, MOC, and Mesa's other subsidiaries combined (in millions). These statements are presented to provide financial information with respect to the obligors under Mesa's debt for the benefit of the holders of such debt. Separate financial statements of the obligors under Mesa's debt are not presented because they are not required and because Mesa believes that they would not be material to investors. See Note 4 for additional information regarding Mesa's long term debt.

                                   MESA INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                               OTHER    CONSOL.
                                                       MESA                    MESA       AND        MESA
                  DECEMBER 31, 1995                    INC.    HCLP    MOC     SUBS.    ELIMIN.    CONSOL'D
- -----------------------------------------------------  ----    ----    ----    -----    -------    --------
Assets:
  Cash and cash investments..........................  $--     $47     $ 38     $64      $  --      $  149
  Other current assets...............................   --      20       53      15         --          88
                                                       ---     ----    ----     ---      -----      ------
         Total current assets........................   --      67       91      79         --         237
                                                       ---     ----    ----     ---      -----      ------
  Property, plant and equipment, net.................   --     602      478       3         --       1,083
  Investment in subsidiaries.........................   76      --      115      10       (201)         --
  Intercompany receivables...........................   --      --        9      --         (9)         --
  Other noncurrent assets............................   --      82       58       5         --         145
                                                       ---     ----    ----     ---      -----      ------
                                                       $76     $751    $751     $97      $(210)     $1,465
                                                       ===     ====    ====     ===      =====      ======
Liabilities and Equity:
  Current liabilities................................  $--     $64     $128     $ 1      $  --      $  193
  Long-term debt.....................................   --     471      665      --         --       1,136
  Intercompany payables..............................    9      --       --      --         (9)         --
  Other noncurrent liabilities.......................   --      --       66       3         --          69
  Partners'/Stockholders' equity (deficit)...........   67     216     (108)     93       (201)         67
                                                       ---     ----    ----     ---      -----      ------
                                                       $76     $751    $751     $97      $(210)     $1,465
                                                       ===     ====    ====     ===      =====      ======
MARCH 31, 1996
Assets:
  Cash and cash investments..........................  $--     $41     $ 17     $58      $  --      $  116
  Other current assets...............................   --      19       64       4         --          87
                                                       ---     ----    ----     ---      -----      ------
         Total current assets........................   --      60       81      62         --         203
                                                       ---     ----    ----     ---      -----      ------
  Property, plant and equipment, net.................   --     594      465       3         --       1,062
  Investment in subsidiaries.........................   77      --      121      10       (208)         --
  Intercompany receivables...........................   --      --        9      --         (9)         --
  Other noncurrent assets............................   --      80       61       3         --         144
                                                       ---     ----    ----     ---      -----      ------
                                                       $77     $734    $737     $78      $(217)     $1,409
                                                       ===     ====    ====     ===      =====      ======
Liabilities and Equity:
  Current liabilities................................  $--     $55     $ 95     $--      $  --      $  150
  Long-term debt.....................................   --     457      665      --         --       1,122
  Intercompany payables..............................    9      --       --      --         (9)         --
  Other noncurrent liabilities.......................   --      --       65       4         --          69
  Partners'/Stockholders' equity (deficit)...........   68     222      (88)     74       (208)         68
                                                       ---     ----    ----     ---      -----      ------
                                                       $77     $734    $737     $78      $(217)     $1,409
                                                       ===     ====    ====     ===      =====      ======

                                   MESA INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
THREE MONTHS ENDED:

                                                                               OTHER    CONSOL.
                                                       MESA                    MESA       AND        MESA
                    MARCH 31, 1995                     INC.    HCLP    MOC     SUBS.    ELIMIN.    CONSOL'D
- ------------------------------------------------------ ----    ----    ----    -----    -------    --------
Revenues..............................................  --      25       37      --        --          62
                                                       ---     ----    ----     ---       ---        ----
Costs and Expenses:
  Operating, exploration and taxes....................  --       9        9      --        --          18
  General and administrative..........................  --      --        6       1        --           7
  Depreciation, depletion and amortization............  --       9       12      --        --          21
                                                       ---     ----    ----     ---       ---        ----
                                                        --      18       27       1        --          46
                                                       ---     ----    ----     ---       ---        ----
Operating Income (Loss)...............................  --       7       10      (1)       --          16
                                                       ---     ----    ----     ---       ---        ----
Interest expense, net of interest income..............  --     (12 )    (22)      1        --         (33)
Equity in loss of subsidiaries........................  (8 )    --       (5)     --        13          --
Other.................................................  --      --        4       5        --           9
                                                       ---     ----    ----     ---       ---        ----
Net Income (Loss)..................................... $(8 )   $(5 )   $(13)    $ 5       $13        $ (8)
                                                       ===     ====    ====     ===       ===        ====
MARCH 31, 1996
Revenues.............................................. $--     $37     $ 43     $ 1       $--        $ 81
                                                       ---     ----    ----     ---       ---        ----
Costs and Expenses:
  Operating, exploration and taxes....................  --      10        9      --        --          19
  General and administrative..........................  --      --        5       1        --           6
  Depreciation, depletion and amortization............  --       9       19       2        --          30
                                                       ---     ----    ----     ---       ---        ----
                                                        --      19       33       3        --          55
                                                       ---     ----    ----     ---       ---        ----
Operating Income (Loss)...............................  --      18       10      (2)       --          26
                                                       ---     ----    ----     ---       ---        ----
Interest expense, net of interest income..............  --     (12 )    (23)     --        --         (35)
Equity income of subsidiaries.........................   1      --        6      --        (7)         --
Other.................................................  --      --        7       3        --          10
                                                       ---     ----    ----     ---       ---        ----
Net Income............................................ $ 1     $ 6     $ --     $ 1       $(7)       $  1
                                                       ===     ====    ====     ===       ===        ====

                                   MESA INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED:

                                                                               OTHER    CONSOL.
                                                       MESA                    MESA       AND        MESA
                   MARCH 31, 1995                      INC.    HCLP    MOC     SUBS.    ELIMIN.    CONSOL'D
- -----------------------------------------------------  ----    ----    ----    -----    -------    --------
Cash Flows from Operating Activities.................  $--     $(3)    $ 26    $  6       $ --       $ 29
                                                       ----    ----    ----    ----       ----       ----
Cash Flows from Investing Activities:
  Capital expenditures...............................   --      (1)      (5)     (1)        --         (7)
  Other..............................................   --      --       --      (3)        --         (3)
                                                       ----    ----    ----    ----       ----       ----
                                                        --      (1)      (5)     (4)        --        (10)
                                                       ----    ----    ----    ----       ----       ----
Cash Flows from Financing Activities:
  Other..............................................   --       2       --      --         --          2
                                                       ----    ----    ----    ----       ----       ----
                                                        --       2       --      --         --          2
                                                       ----    ----    ----    ----       ----       ----
Net Increase (Decrease) in Cash and Cash
  Investments........................................  $--     $(2)    $ 21    $  2       $ --       $ 21
                                                       ====    ====    ====    ====       ====       ====
MARCH 31, 1996
Cash Flows from Operating Activities.................  $--     $ 6     $(22)   $ 14       $ --       $ (2)
                                                       ----    ----    ----    ----       ----       ----
Cash Flows from Investing Activities:
  Capital expenditures...............................   --      (1)      (9)     --         --        (10)
  Contribution to subsidiary.........................   --      --       --      --         --         --
                                                       ----    ----    ----    ----       ----       ----
                                                        --      (1)      (9)     --         --        (10)
                                                       ----    ----    ----    ----       ----       ----
Cash Flows from Financing Activities:
  Dividend to parent.................................   --      --       --     (20)        20         --
  Contribution from parent...........................   --      --       20      --        (20)        --
  Repayments of long-term debt.......................   --     (12)     (10)     --         --        (22)
  Other..............................................   --       1       --      --         --          1
                                                       ----    ----    ----    ----       ----       ----
                                                        --     (11)      10     (20)        --        (21)
                                                       ----    ----    ----    ----       ----       ----
Net Increase (Decrease) in cash and cash
  investments........................................  $--     $(6)    $(21)   $ (6)      $ --       $(33)
                                                       ====    ====    ====    ====       ====       ====

             NOTES TO CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

(a) These condensed consolidating financial statements should be read in conjunction with the consolidated financial statements of Mesa and notes thereto of which this note is an integral part.

(b) As of March 31, 1996, Mesa owns 100% interest in each of MOC, MHC, and HMC. These condensed consolidating financial statements present Mesa's investment in its subsidiaries and MOC's and MHC's investments in HCLP using the equity method. Under this method, investments are recorded at cost and adjusted for the parent company's ownership share of the subsidiary's cumulative results of operations. In addition, investments increase in the amount of contributions to subsidiaries and decrease in the amount of distributions from subsidiaries.

(c) The consolidation and elimination entries (i) eliminate the equity method investment in subsidiaries and equity in income (loss) of subsidiaries, (ii) eliminate the intercompany payables and receivables, and (iii) eliminate other transactions between subsidiaries including contributions and distributions.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MESA Inc.:

We have audited the accompanying consolidated balance sheets of MESA Inc. (a Texas corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MESA Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed further in Note 2 to the consolidated financial statements, the Company's current financial forecasts indicate that cash generated by operating activities, together with available cash and investment balances, will not be sufficient for the Company to make all of its required debt principal and interest obligations due in June 1996. Also, as discussed in Notes 2 and 4 to the consolidated financial statements, certain covenants related to the Company's bank debt and certain cross-default provisions of the Discount Notes could result in the acceleration of approximately $656 million of long-term debt principal (due in mid-1997 and mid-1998) to the first half of 1996. As a result, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                            ARTHUR ANDERSEN LLP

Houston, Texas

March 6, 1996 (except with


respect to the matter


discussed in Note 13, as


to which the date is


May 7, 1996)

                                   MESA INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         YEARS ENDED DECEMBER 31
                                                                   -----------------------------------
                                                                     1993         1994         1995
                                                                   ---------    ---------    ---------
Revenues:
  Natural gas....................................................  $ 141,798    $ 139,580    $ 129,534
  Natural gas liquids............................................     61,427       72,771       75,321
  Oil and condensate.............................................     12,428        7,877       19,594
  Other..........................................................      6,551        8,509       10,510
                                                                   ---------    ---------    ---------
                                                                     222,204      228,737      234,959
                                                                   ---------    ---------    ---------
Costs and Expenses:
  Lease operating................................................     51,819       52,655       51,815
  Production and other taxes.....................................     20,332       21,306       18,403
  Exploration charges............................................      2,705        5,157        6,604
  General and administrative.....................................     25,237       28,649       26,749
  Depreciation, depletion and amortization.......................    100,099       92,287       83,423
                                                                   ---------    ---------    ---------
                                                                     200,192      200,054      186,994
                                                                   ---------    ---------    ---------
Operating Income.................................................     22,012       28,683       47,965
                                                                   ---------    ---------    ---------
Other Income (Expense):
  Interest income................................................     10,704       13,457       15,922
  Interest expense...............................................   (142,002)    (144,757)    (148,630)
  Gains from investments.........................................      3,954        6,698       18,420
  Gains from collections from Bicoastal Corporation..............     18,450       16,577        6,352
  Gains on dispositions of oil and gas properties................      9,600           --           --
  Litigation settlement..........................................    (42,750)          --           --
  Gain from adjustment of contingency reserve....................     24,000           --           --
  Other..........................................................     (6,416)      (4,011)       2,403
                                                                   ---------    ---------    ---------
                                                                    (124,460)    (112,036)    (105,533)
                                                                   ---------    ---------    ---------
Net Loss.........................................................  $(102,448)   $ (83,353)   $ (57,568)
                                                                   =========    =========    =========
Net Loss Per Common Share........................................  $   (2.61)   $   (1.42)   $    (.90)
                                                                   =========    =========    =========
Weighted Average Common Shares Outstanding.......................     39,272       58,860       64,050
                                                                   =========    =========    =========

         (See accompanying notes to consolidated financial statements.)

                                   MESA INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     DECEMBER 31
                                                                              -------------------------
                                                                                 1994           1995
                                                                              ----------     ----------
                                                ASSETS
Current Assets:
  Cash and cash investments.................................................  $  143,422     $  149,143
  Investments...............................................................      19,112         38,280
  Accounts and notes receivable.............................................      38,938         44,734
  Other.....................................................................       3,372          4,590
                                                                              ----------     ----------
         Total current assets...............................................     204,844        236,747
                                                                              ----------     ----------
Property, Plant and Equipment:
  Oil and gas properties, wells and equipment, using the successful efforts
    method of accounting....................................................   1,867,842      1,900,163
  Office and other..........................................................      43,836         41,603
  Accumulated depreciation, depletion and amortization......................    (781,230)      (859,077)
                                                                              ----------     ----------
                                                                               1,130,448      1,082,689
                                                                              ----------     ----------
Other Assets:
  Restricted cash of subsidiary partnership.................................      61,299         57,731
  Gas balancing receivable..................................................      54,971         56,020
  Other.....................................................................      32,397         31,509
                                                                              ----------     ----------
                                                                                 148,667        145,260
                                                                              ----------     ----------
                                                                              $1,483,959     $1,464,696
                                                                              ==========     ==========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities on long-term debt......................................  $   30,537     $  101,413
  Accounts payable and accrued liabilities..................................      40,468         31,068
  Interest payable..........................................................      18,184         60,465
                                                                              ----------     ----------
         Total current liabilities..........................................      89,189        192,946
                                                                              ----------     ----------
Long-Term Debt..............................................................   1,192,756      1,135,330
                                                                              ----------     ----------
Deferred Revenue............................................................      21,900         17,578
                                                                              ----------     ----------
Other Liabilities...........................................................      55,542         51,838
                                                                              ----------     ----------
Contingencies
Stockholders' Equity:
  Preferred stock, $.01 par value, authorized 10,000,000 shares; no shares
    issued and outstanding..................................................          --             --
  Common stock, $.01 par value, authorized 100,000,000 shares; outstanding
    64,050,009 and 64,050,009 shares, respectively..........................         640            640
  Additional paid-in capital................................................     398,965        398,965
  Accumulated deficit.......................................................    (275,033)      (332,601)
                                                                              ----------     ----------
                                                                                 124,572         67,004
                                                                              ----------     ----------
                                                                              $1,483,959     $1,464,696
                                                                              ==========     ==========

         (See accompanying notes to consolidated financial statements.)

                                   MESA INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         YEARS ENDED DECEMBER 31
                                                                    ----------------------------------
                                                                      1993         1994         1995
                                                                    ---------    ---------    --------
Cash Flows From Operating Activities:
  Net loss........................................................  $(102,448)   $ (83,353)   $(57,568)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation, depletion and amortization......................    100,099       92,287      83,423
    Gains on dispositions of oil and gas properties...............     (9,600)          --          --
    Accreted interest on discount notes...........................     49,160       79,352      38,957
    Accrued interest exchanged for discount notes.................     15,395           --          --
    Litigation settlement.........................................     42,750      (42,750)         --
    Gain from adjustment of contingency reserves..................    (24,000)          --          --
    Decrease (increase) in gas balancing receivables..............     (4,942)      (7,840)      1,516
    Decrease in deferred natural gas revenue......................     (3,370)        (785)     (4,219)
    Settlement of prior year tax claims...........................    (12,931)          --          --
    Natural gas hedging activities................................        324        9,715      (9,715)
    Sales of investments..........................................     39,283       18,771      48,555
    Purchases of investments......................................    (34,711)     (19,866)    (49,003)
    Gains from investments........................................     (3,954)      (6,698)    (18,420)
    (Increase) decrease in accounts receivable....................      1,986        5,934     (12,047)
    Increase (decrease) in payables and accrued liabilities.......    (15,887)      (3,142)     45,243
    Other.........................................................     (4,662)       6,972       2,519
                                                                    ---------    ---------    --------
         Net cash provided by operating activities................     32,492       48,597      69,241
                                                                    ---------    ---------    --------
Cash Flows From Investing Activities:
  Capital expenditures............................................    (29,636)     (32,590)    (42,297)
  Proceeds from dispositions of oil and gas properties............     26,118           --          --
  Collection of notes receivable..................................     47,501           --          --
  Other...........................................................     (6,461)      (7,660)        860
                                                                    ---------    ---------    --------
         Net cash provided by (used in) investing activities......     37,522      (40,250)    (41,437)
                                                                    ---------    ---------    --------
Cash Flows From Financing Activities:
  Issuance of common stock........................................         --       93,067          --
  Repayments of long-term debt....................................    (80,102)    (175,107)    (25,507)
  Long-term borrowings............................................         --       77,754          --
  Debt issuance costs.............................................     (9,651)          --          --
  Other...........................................................      1,251          652       3,424
                                                                    ---------    ---------    --------
         Net cash used in financing activities....................    (88,502)      (3,634)    (22,083)
                                                                    ---------    ---------    --------
Net Increase (Decrease) in Cash and Cash Investments..............    (18,488)       4,713       5,721
Cash and Cash Investments at Beginning of Year....................    157,197      138,709     143,422
                                                                    ---------    ---------    --------
Cash and Cash Investments at End of Year..........................  $ 138,709    $ 143,422    $149,143
                                                                    =========    =========    ========

         (See accompanying notes to consolidated financial statements.)

                                   MESA INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                               COMMON STOCK      ADDITIONAL
                                                             ----------------     PAID-IN      ACCUMULATED
                                                             SHARES    AMOUNT     CAPITAL        DEFICIT
                                                             ------    ------    ----------    -----------
Balance, December 31, 1992.................................  38,571     $386      $273,198      $ (89,232)
  Net loss.................................................      --       --            --       (102,448)
  Common stock issued for 0% convertible notes.............   7,523       75        29,239             --
  Common stock issued for the partial conversion of the
    General Partner minority interest......................     417        4           907             --
                                                             ------     ----      --------      ---------
Balance, December 31, 1993.................................  46,511      465       303,344       (191,680)
  Net loss.................................................      --       --            --        (83,353)
  Common stock issued for the conversion of the remaining
    General Partner minority interest......................   1,251       13         2,716             --
  Common stock issued in secondary public offering.........  16,288      162        92,905             --
                                                             ------     ----      --------      ---------
Balance, December 31, 1994.................................  64,050      640       398,965       (275,033)
  Net loss.................................................      --       --            --        (57,568)
                                                             ------     ----      --------      ---------
Balance, December 31, 1995.................................  64,050     $640      $398,965      $(332,601)
                                                             ======     ====      ========      =========

         (See accompanying notes to consolidated financial statements.)

                                   MESA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    MESA Inc., a Texas corporation, was formed in 1991 in connection with a transaction (the "Corporate Conversion") which reorganized the business of Mesa Limited Partnership (the "Partnership"). The Partnership was formed in 1985 to succeed to the business of Mesa Petroleum Co. ("Original Mesa"). Unless the context otherwise requires, as used herein the term "Company" refers to MESA Inc. and its subsidiaries taken as a whole and includes its predecessors.

    The Company is primarily in the business of exploring for, developing, producing, processing and selling natural gas and oil in the United States. Over 60% of the Company's annual equivalent production is natural gas and the balance is principally natural gas liquids. The Company's primary producing areas are the Hugoton field of southwest Kansas, the West Panhandle field of Texas and the Gulf of Mexico offshore Texas and Louisiana. Production from the Company's properties has access to a substantial portion of the major metropolitan markets in the United States, primarily in the midwest and northeast, through numerous pipelines and other purchasers.

    The preparation of the consolidated financial statements of the Company in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

PRINCIPLES OF CONSOLIDATION

    The Company owns and operates its oil and gas properties and other assets through various direct and indirect subsidiaries. Pursuant to the Corporate Conversion, the Company obtained a 95.86% limited partnership interest and Boone Pickens (the "General Partner") obtained a 4.14% general partner interest in three direct subsidiary partnerships. The general partner interest was convertible into a total of 1,667,560 shares of common stock of the Company. On December 31, 1993, the General Partner converted approximately one-fourth of his general partner interests into common stock. In early 1994 the Company effected a series of merger transactions which resulted in the conversion of each of its direct subsidiary partnerships to corporate form (see Note 13). Pursuant to these mergers, the remaining general partner interests in the Company's subsidiary partnerships held directly or indirectly by the General Partner were converted into common stock, thereby eliminating the minority interest.

    The accompanying consolidated financial statements reflect the consolidated accounts of the Company and its subsidiaries after elimination of intercompany transactions.

    Certain reclassifications have been made to amounts reported in previous years to conform to 1995 presentation.

STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, the Company classifies all cash investments with original maturities of three months or less as cash and cash investments.

INVESTMENTS

    On January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The Company's portfolio of securities is classified as "trading securities" under the provisions of SFAS No. 115 and is reported at fair value, with unrealized gains and losses included in net income
(loss) for the current period. The cost of securities sold is determined on the first-in, first-out basis. Prior to January 1, 1994, investments in marketable securities were stated at the lower of cost or market. The adoption of SFAS No. 115 did not have a material effect on the financial position or results of operations of the Company.

                                   MESA INC.

    The Company enters into various energy futures contracts including New York Mercantile Exchange ("NYMEX") futures contracts, commodity price swaps and options which are not intended to be hedges of future natural gas or crude oil production. Investments in such contracts are adjusted to market prices at the end of each reporting period and gains and losses are included in gains from investments in the statements of operations.

OIL AND GAS PROPERTIES

    Under the successful efforts method of accounting, all costs of acquiring unproved oil and gas properties and drilling and equipping exploratory wells are capitalized pending determination of whether the properties have proved reserves. If an exploratory well is determined to be nonproductive, the drilling and equipment costs of the well are expensed at that time. All development drilling and equipment costs are capitalized. Capitalized costs of proved properties and estimated future dismantlement and abandonment costs are amortized on a property-by-property basis using the unit-of-production method whereby the ratio of annual production to beginning of period proved oil and gas reserves is applied to the remaining net book value of such properties. Oil and gas reserve quantities represent estimates only and there are numerous uncertainties inherent in the estimation process. Actual future production may be materially different from amounts estimated and such differences could materially affect future amortization of proved properties. Geological and geophysical costs and delay rentals are expensed as incurred.

    Unproved properties are periodically assessed for impairment of value and a loss is recognized at the time of impairment. The aggregate carrying value of proved properties is periodically compared with the undiscounted future net cash flows from proved reserves, determined in accordance with Securities and Exchange Commission (the "Commission") regulations, and a loss is recognized if permanent impairment of value is determined to exist. A loss is recognized on proved properties expected to be sold in the event that carrying value exceeds expected sales proceeds.

    In March 1995 the Financial Accounting Standards Board (the "FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill. SFAS No. 121 requires a review for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company would estimate future cash flows (undiscounted and without interest charges) expected to result from use of an asset and its eventual disposition. Impairment is recognized only if the carrying amount of an asset is greater than the expected future cash flows. The amount of impairment is based on the fair value of the asset. Under SFAS No. 121, each field is individually evaluated for impairment. The Company will adopt the provisions of SFAS No. 121 in 1996 and has estimated that impairment of approximately $10 to $12 million will be charged to operations in the first quarter of 1996. Such impairment relates primarily to a Gulf Coast oil and gas property.

NET LOSS PER COMMON SHARE

    The computations of net loss per common share are based on the weighted average number of common shares outstanding during each period.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash, marketable securities, commodity price swaps, options, short-term trade receivables and payables, restricted cash, notes receivable, and long-term debt. The carrying values of cash, marketable securities, notes receivable, short-term trade receivables and payables, and restricted cash approximate fair value. The carrying values of the commodity price swaps and options represent their required cash deposits plus or minus unrealized gains and losses (see Note 3). The fair value of long-term debt is estimated based on the market prices for the Company's publicly traded debt and on current rates available for similar debt with similar maturities and security for the Company's remaining debt (see Note 4).

                                   MESA INC.

GAS REVENUES

    The Company recognizes its ownership interest in natural gas production as revenue. Actual production quantities sold by the Company may be different than its ownership share of production in a given period. If the Company's sales exceed its ownership share of production, the differences are recorded as deferred revenue. Gas balancing receivables are recorded when the Company's ownership share of production exceeds sales. The Company also accrues production expenses related to its ownership share of production. At December 31, 1995, the Company had produced and sold a cumulative net 21.9 billion cubic feet ("Bcf") of natural gas less than its ownership share of production and had recorded gas balancing receivables, net of deferred revenues, of approximately $38.8 million. Substantially all of the Company's gas balancing receivables and deferred revenue are classified as long-term.

    The Company periodically enters into NYMEX natural gas futures contracts as a hedge against natural gas price fluctuations. Gains or losses on such futures contracts are deferred and recognized as natural gas revenue when the hedged production occurs. The Company recognized net gains of $12.7 million and $895,000 in 1995 and 1994, respectively, and a net loss of $324,000 in 1993 related to hedging activities.

TAXES

    The Company provides for income taxes using the asset and liability method under which deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax laws or tax rates is recognized in income in the period that includes the enactment date.

(2) RESOURCES AND LIQUIDITY

LONG-TERM DEBT AND CASH FLOWS

    The Company is highly leveraged with over $1.2 billion of long-term debt, including current maturities. The major components of the Company's debt are (1) $504.7 million of secured notes due in installments through 2012 at Hugoton Capital Limited Partnership ("HCLP"), an indirect, wholly owned subsidiary, (2) $61.1 million (plus $11.4 million in letter of credit obligations) outstanding under a bank credit facility, due in installments through 1997, with the majority of such debt due on June 23, 1997, (3) $39.7 million of unsecured discount notes due on June 30, 1996, and (4) $617.4 million of secured discount notes due on June 30, 1998. Both the secured and unsecured discount notes are subordinate to the bank credit facility. See Note 4 for a complete description of the Company's long-term debt.

    The Company is required to make significant principal and interest payments on its debt during the first six months of 1996. Including the $42 million of interest paid on its discount notes on January 2, 1996, the Company is required to make $123.5 million of principal and interest payments related to its discount notes and $22.5 million of principal payments related to its bank credit facility by June 30, 1996.

    The Company's bank credit facility contains a covenant requiring the Company to maintain tangible adjusted equity, as defined, of at least $50 million. At December 31, 1995, tangible adjusted equity was $64.7 million. Assuming no changes in its capital structure and no significant transactions are completed, the Company expects to continue to report substantial net losses and expects its tangible adjusted equity to fall below $50 million in the first half of 1996. If and when the Company determines that tangible adjusted equity is below $50 million, an Event of Default, as defined, would occur under the bank credit facility and the bank would have the right to accelerate the payment of all outstanding principal and require cash collateralization of letters of credit. An Event of Default under the bank credit facility would cause a cross default under the Company's secured and unsecured discount note indentures unless and until the bank credit facility default were cured or waived or the debt under the bank credit facility were repaid or otherwise discharged. The Events of Default, if they occur and are not waived, could result in acceleration of approximately $656 million of long-term debt principal due in mid-1997 and mid-1998 to the first half of 1996. Pursuant to the subordination provisions of the

                                   MESA INC.

discount note indentures, the Company would be prohibited from making any payments on such notes for specified periods upon and during the continuance of any Event of Default under the bank credit facility.

    The assets and cash flows of HCLP that are subject to the mortgage securing HCLP's debt are dedicated to service HCLP's debt and are not available to pay creditors of the Company or its subsidiaries other than HCLP.

    The Company's current financial forecasts indicate, assuming no changes in its capital structure and no significant transactions are completed, that cash generated by operating activities, together with available cash and investment balances will not be sufficient to make all of its required debt principal and interest obligations due in June 1996. If amounts outstanding under the Credit Agreement were to be accelerated in the first half of 1996, the Company would expect to have sufficient cash to meet the Credit Agreement obligations and cure an Event of Default under the Credit Agreement and avoid, at that time, cross defaults under the terms of its Discount Note indentures. However, such a payment would substantially deplete the Company's remaining cash and investments balances. The Company will make decisions regarding such payments on its debt as they come due, taking into account the status at that time of the Rainwater transaction discussed below.

EXPLORATION OF STRATEGIC ALTERNATIVES/PROPOSED TRANSACTION WITH RAINWATER

    In an effort to address its liquidity issues and to position the Company for expansion through exploration and development, in December 1994 the Company announced its intent to sell all or a portion of its interests in the Hugoton field. In the first quarter of 1995 the Company began an auction process to sell such properties. The Company's Board of Directors (the "Board") concluded the auction process in the second quarter of 1995 after no acceptable bids were received for the Hugoton properties.

    On July 6, 1995, the Board approved and implemented a proposal solicitation process which expanded its exploration of strategic alternatives to include consideration of the sale of the Company, a stock-for-stock merger, joint ventures, asset sales, equity infusions, and refinancing transactions. The Company engaged an independent financial advisor to assist in these efforts and to solicit proposals on its behalf. The proposal solicitation process commenced in August 1995 and the Company received proposals beginning on November 20, 1995.

    On February 28, 1996, the Company signed a letter of intent with Rainwater, Inc. ("Rainwater"), an independent investment company owned by Ft. Worth, Texas, investor Richard Rainwater, to raise $265 million of equity in connection with a refinancing of the Company's debt. Pursuant to the terms of the letter of intent, Rainwater will purchase in a private placement approximately 58.8 million shares of a new class of convertible preferred stock and the Company will offer approximately 58.4 million shares of convertible preferred stock to the Company stockholders in a rights offering (the "Rights Offering"). Rainwater will provide a standby commitment to purchase any shares of preferred stock not subscribed to in the Rights Offering. Rights will be distributed to common stockholders on a pro rata basis. The rights will allow the stockholder to purchase, in respect of each share of common stock, approximately .91 shares of preferred stock at $2.26 per share, the same per share price at which Rainwater will purchase preferred shares. The rights will be transferrable and holders of the rights will be offered over-subscription privileges for shares not purchased by other rights holders.

    Each preferred share will be convertible into one share of the Company common stock at any time prior to mandatory redemption in 2006. An annual 8% pay-in-kind dividend will be paid on the preferred shares during the first four years following issuance. Thereafter, the 8% dividend may, at the option of the Company, be paid in cash or additional shares depending on whether certain financial tests are met.

    The preferred stock will represent 63.6% of the fully diluted common shares at the time of issuance and 70.6% after the mandatory four-year pay-in-kind period, assuming no other stock issuance by the Company. The preferred stock will have a liquidation price equal to the purchase price. The preferred shares purchased in the Rights Offering will vote with the common stock as a single class on all matters, except as otherwise required by law and except for certain special voting rights for shares held by Rainwater.

                                   MESA INC.

    Rainwater will be entitled to elect two members of the Company's Board, which will have seven directors. The Rainwater designees will constitute two of the three members of a newly formed executive committee of the Board. The executive committee will act for the whole Board on matters which by law do not need Board authorization and will have authority over major capital transactions, stock issuances, financing arrangements, budgeting, and other items.

    During an interim 30-day period beginning February 28, 1996, the Company, with assistance from Rainwater, will seek commitments for new bank loans plus assurance of availability of new subordinated debt to be issued in conjunction with the transaction. Proceeds from the new debt, when combined with proceeds from the newly issued equity and the Company's available cash balances, would refinance or repay all of the Company's existing debt.

    The proposed transaction is subject to certain conditions, including negotiation and execution of definitive agreements, arrangement of the new debt financing, due diligence by Rainwater and the Company stockholder approval. The parties anticipate executing definitive agreements in about 30 days. The transaction will be submitted to a vote of stockholders at a special meeting expected to take place in June 1996. The Rights Offering would commence promptly after that meeting. There can be no assurance that this transaction will be completed, or if completed, what the final terms or timing thereof will be. Nor can there be any assurance regarding the availability or terms of any refinancing debt.

    The ability of the Company to continue as a going concern is dependent upon several factors. The successful completion of the Rainwater transaction is expected to position the Company to operate and continue as a going concern and to pursue its business strategies. The consolidated financial statements of the Company do not include any adjustments reflecting any treatment other than going concern accounting.

    If the Rainwater transaction is not completed, the Company will pursue other alternatives to address its liquidity issues and financial condition, including other potential transactions arising from the proposal solicitation process, the possibility of seeking to restructure its balance sheet by negotiating with its current debt holders or seeking protection from its creditors under the Federal Bankruptcy Code.

(3) INVESTMENTS

    The value of investments are as follows (in thousands):

                                                                                   DECEMBER 31
                                                                               -------------------
                                                                                1994        1995
                                                                               -------     -------
    Equity securities:
      Cost...................................................................  $ 9,489     $10,719
      Unrealized loss........................................................   (1,381)       (162)
    NYMEX Futures Contracts:
      Margin Cash............................................................    1,337      17,498
      Unrealized gain in hedge contracts.....................................    6,823          --
      Unrealized gain in trading contracts...................................    2,844       7,558
    Commodity Price Swaps:
      Margin Cash............................................................       --       2,434
      Unrealized loss in price swaps.........................................       --        (811)
    Natural Gas Options:
      Premiums...............................................................       --          66
      Unrealized gain in trading options.....................................       --         978
                                                                               -------     -------
      Total market value.....................................................  $19,112     $38,280
                                                                               =======     =======

    In 1995 the Company recognized net gains of approximately $18.4 million from its investments compared with net gains in 1994 of $6.7 million and in 1993 of $4.0 million. These gains do not include gains or losses from natural gas futures contracts accounted for as a hedge of natural gas production. Hedge gains or losses are included in natural gas revenue in the period in which the hedged production occurs (see Note 1).

                                   MESA INC.

    The net investment gains and losses recognized during a period include both realized and unrealized gains and losses. The Company realized net gains from investments of $12.3 million in 1995, $4.7 million in 1994, and $2.3 million in 1993. At December 31, 1995, the Company had recognized but not realized approximately $7.6 million of gains associated primarily with natural gas futures. Subsequent to year end, the Company closed some of its positions which were open on December 31, 1995. As of March 6, 1996, the Company had closed substantially all of the positions open at December 31, 1995, at a realized loss of $156,000. Positions which were open at December 31, 1995, and remain open had unrealized gains of $1.7 million at March 6, 1996.

    In 1995 the Company invested in certain over-the-counter commodity price swap agreements for trading purposes. The Company is required to make payments to (or receive payments from) a counter party based on the differential between a fixed and a variable price for specified natural gas volumes. The Company's agreements expire on the last day of trading for April, May and June 1996 natural gas futures contracts as determined by the NYMEX. The Company is the fixed price payor on a notional quantity of 10.1 million British thermal units of natural gas with a fair value of $18.3 million at December 31, 1995. The average fair value of such commodity price swaps during 1995 was $18.4 million. In 1995 the Company also entered into over-the-counter natural gas futures call and put options contracts. At December 31, 1995, the open quantity of options was 1,800 contracts (each contract represents 10,000 MMBtu of natural gas) with a fair value of $1.0 million. The average fair value of such option contracts during 1995 was $.4 million. The counter party to these instruments is a credit-worthy financial institution which is a recognized market-maker. The Company believes the risk of incurring losses related to credit risk of the counter party is remote.

(4) LONG-TERM DEBT

    Long-term debt and current maturities are as follows (in thousands):

                                                                                 DECEMBER 31
                                                                          -------------------------
                                                                             1994           1995
                                                                          ----------     ----------
    HCLP Secured Notes..................................................  $  520,180     $  504,674
    Credit Agreement....................................................      71,131         61,131
    12 3/4% secured discount notes......................................     581,942        618,518
    12 3/4% unsecured discount notes....................................      37,345         39,725
    13 1/2% subordinated notes..........................................       7,390          7,390
    Other...............................................................       5,305          5,305
                                                                          ----------     ----------
                                                                           1,223,293      1,236,743
    Current maturities..................................................     (30,537)      (101,413)
                                                                          ----------     ----------
    Long-term debt......................................................  $1,192,756     $1,135,330
                                                                          ==========     ==========

  HCLP Secured Notes

    In 1991 HCLP issued $616 million of secured notes (the "HCLP Secured Notes") in a private placement with a group of institutional lenders. The issuance also funded a $66 million restricted cash balance within HCLP, which is available to supplement cash flows from the HCLP properties in the event such cash flows are not sufficient to fund principal and interest payments on the HCLP Secured Notes when due. As the HCLP Secured Notes are repaid, the required restricted cash balance is reduced. HCLP holds substantially all of the Company's Hugoton field natural gas properties.

    The HCLP Secured Notes were issued in 15 series and have final stated maturities extending through 2012 but can be retired earlier. The HCLP Secured Notes outstanding at December 31, 1995, bear interest at fixed rates ranging from 8.80% to 11.30% per annum (weighted average 10.31%). Principal and interest payments are made semiannually. Provisions in the HCLP Secured Note agreements require interest rate premiums to be paid to the noteholders in the event that the HCLP Secured Notes are repaid more rapidly or slowly than under the initial scheduled amortization. Beginning in August 1994, HCLP elected to make principal payments on the HCLP Secured Notes based on actual production, rather than according to the initial scheduled amortization. As a result, interest rate premiums at a rate of 1.5% per annum will be applied to those principal amounts not paid according to the initial scheduled amortization and .35% per annum will be applied to the remaining notes.

                                   MESA INC.

Such premiums have increased the effective weighted average interest rate payable on the remaining HCLP Secured Notes outstanding to 10.79% per annum at December 31, 1995.

    The HCLP Secured Note agreements contain various covenants which, among other things, limit HCLP's ability to sell or acquire oil and gas property interests, incur additional indebtedness, make unscheduled capital expenditures, make distributions of property or funds subject to the mortgage, or enter into certain types of long-term contracts or forward sales of production. The agreements also require HCLP to maintain separate existence from the Company and its other subsidiaries. The assets of HCLP that are subject to the mortgage securing the HCLP Secured Notes are dedicated to service HCLP's debt and are not available to pay creditors of the Company or its subsidiaries other than HCLP. Any cash not subject to the mortgage is available for distribution to the Company's subsidiaries which own HCLP's equity.

    The HCLP Secured Note agreements also contain a provision which requires calculation and payment of premiums on early retirement of the HCLP Secured Notes. The actual premiums due in the event of a redemption of the HCLP Secured Notes will depend on prevailing interest rates at the date of redemption and the amount of debt redeemed. In the aggregate, such premiums would have totaled $79 million as of December 31, 1995.

    Revenues received from production from HCLP's Hugoton properties are deposited in a collection account maintained by a collateral agent (the "Collateral Agent"). The Collateral Agent releases or reserves funds, as appropriate, for the payment of royalties, taxes, operating costs, capital expenditures and principal and interest on the HCLP Secured Notes. Only after all required payments have been made may any remaining funds held by the Collateral Agent be released from the mortgage.

    By April 29, 1996, HCLP is required to obtain a reserve report as of December 31, 1995, covering its Hugoton field properties prepared by an independent engineering consultant. HCLP is required to compare the reserve quantities in such reserve report to the initial reserve quantities set forth in the HCLP Secured Note agreements, adjusted for production. If the quantities in such reserve report are less than the adjusted initial quantities, a Deficit Reserve Amount ("DRA"), as defined, is determined to exist. To the extent a DRA exists, the Collateral Agent is required to retain additional funds in the collection account subject to the mortgage for the repayment of the HCLP Secured Notes. The Company is not obligated to fund any principal payments at HCLP from sources other than HCLP's Hugoton field properties. The independent reserve report has not been completed, but HCLP has received preliminary indications that the independent engineers' estimates of reserve quantities related to the Hugoton field properties will reflect a downward revision from previous years. Although HCLP has not determined whether a DRA will result from such downward revisions, preliminary estimates indicate that a DRA, if any, will not be material. See Note 14 (unaudited) for subsequent events affecting the DRA.

    The restricted cash balance and cash held by the Collateral Agent for payment of interest and principal on the HCLP Secured Notes are invested by the Collateral Agent under the terms of a guaranteed investment contract (the "GIC") with Morgan Guaranty Trust Co. of New York ("Morgan"). Morgan was paid $13.9 million at the date of issuance of the HCLP Secured Notes to guarantee that funds invested under the GIC would earn an interest rate equivalent to the weighted average coupon rate on the outstanding principal balance of the HCLP Secured Notes (10.31% at December 31, 1995). A portion of this amount may be refunded if the HCLP Secured Notes are repaid earlier than if HCLP had produced according to its scheduled production, depending primarily on prevailing interest rates at that time.

                                   MESA INC.

    HCLP's cash balances were as follows (in thousands):

                                                                                   DECEMBER 31
                                                                               -------------------
                                                                                1994        1995
                                                                               -------     -------
    Subject to the mortgage..................................................  $48,087     $40,163
    Not subject to the mortgage..............................................    1,551       7,450
                                                                               -------     -------
    Cash included in current assets..........................................  $49,638     $47,613
                                                                               =======     =======
    Restricted cash included in noncurrent assets............................  $61,299     $57,731
                                                                               =======     =======
    Refundable GIC fee included in noncurrent assets.........................  $10,295     $ 9,010
                                                                               =======     =======

    Mesa Operating Co. ("MOC"), a Company subsidiary which owns 99% of the limited partnership interests of HCLP, is party to a services agreement with HCLP. MOC provides services necessary to operate the Hugoton field properties and market production therefrom, processes remittances of production revenues and performs certain other administrative functions in exchange for a services fee. The fee totaled approximately $13.2 million in 1995, $12.8 million in 1994, and $11.4 million in 1993.

  Credit Agreement

    As of December 31, 1995, the Company had outstanding borrowings of approximately $61.1 million and letter of credit obligations of $11.4 million under its $82.5 million bank credit facility, as amended (the "Credit Agreement"). The Credit Agreement requires principal payments of $22.5 million in the first half of 1996 with the remainder due in June 1997 (including cash collateralization of letters of credit outstanding at that time).

    The rate of interest payable on borrowings under the amended Credit Agreement is the lesser of the Eurodollar rate plus 2 1/2% or the prime rate plus 1/2%. Obligations under the Credit Agreement are secured by a first lien on the Company's West Panhandle field properties, the Company's equity interest in MOC and a 76% limited partner interest in HCLP.

    The amended Credit Agreement requires the Company to maintain tangible adjusted equity, as defined, of at least $50 million and available cash, as defined, of at least $32.5 million. At December 31, 1995, the Company's tangible adjusted equity, as defined, was approximately $64.7 million and available cash, as defined, was $139.5 million (See Note 2 for discussion of the tangible adjusted equity covenant and its potential effect on the Company's liquidity).

    The Credit Agreement also restricts, among other things, the Company's ability to incur additional indebtedness, create liens, pay dividends, acquire stock or make investments, loans and advances.

  Discount Notes

    In conjunction with a debt exchange transaction consummated on August 26, 1993, (the "Debt Exchange"), the Company issued approximately $435.5 million initial accreted value, as defined, of 12 3/4% secured discount notes due June 30, 1998 and $136.9 million initial accreted value, as defined, of 12 3/4% unsecured discount notes due June 30, 1996 (together, the "Discount Notes") in exchange for $293.7 million aggregate principal amount of 12% subordinated notes and $292.6 million aggregate principal amount of 13 1/2% subordinated notes (together with the $28.6 million of accrued interest claims thereon). The Company also issued $29.3 million principal amount of 0% convertible notes due June 30, 1998, which were converted into approximately 7.5 million shares of common stock by the end of 1993. The Discount Notes, which rank pari passu with each other, are senior in right of payment to the remaining 13 1/2% subordinated notes due 1999 and subordinate to all permitted first lien debt, as defined, including obligations under the Credit Agreement.

    On March 2, 1994, the Company issued $48.2 million face amount of additional 12 3/4% secured discount notes due June 30, 1998. The proceeds of $42.8 million were used to pay the settlement amount arising from the 1994 settlement of a lawsuit with Unocal Corporation ("Unocal"). The additional indebtedness incurred to settle the Unocal lawsuit was specifically permitted under the terms of the indentures governing the Discount Notes and under the Credit Agreement (See Note 9 for additional discussion of the Unocal litigation).

                                   MESA INC.

    The Discount Notes did not accrue interest through June 30, 1995; however, the accreted value, as defined, of both series increased at a rate of 12 3/4% per year, compounded semiannually, until June 30, 1995. Beginning July 1, 1995, each series began to accrue interest at an annual rate of 12 3/4%, payable in cash semiannually in arrears, with the first payment due on December 31, 1995.

    In the second quarter of 1994 the Company completed a public offering in which 16.3 million shares of the Company's common stock were sold for net proceeds of $93 million ($6 per share) (the "Equity Offering"). The Company used approximately $87 million of the proceeds to redeem or repurchase $87 million accreted value ($99.1 million face amount at maturity) of 12 3/4% unsecured discount notes which were due in 1996.

    In the fourth quarter of 1994 the Company used proceeds from increased borrowings under its amended Credit Agreement to redeem $37.6 million accreted value ($40.0 million face amount at maturity) of 12 3/4% unsecured discount notes which were due in 1996.

    The 12 3/4% secured discount notes are secured by second liens on the Company's West Panhandle field properties and a 76% limited partner interest in HCLP, both of which also secure obligations under the Credit Agreement. The Company's right to maintain first lien debt, as defined, is limited by the terms of the Discount Notes to $82.5 million.

    See Note 2 for a discussion of certain cross-default provisions in the Discount Note indentures which could become effective if the Company defaults under the terms of the tangible adjusted equity covenant of the Credit Agreement.

    The indentures governing the Discount Notes restrict, among other things, the Company's ability to incur additional indebtedness, pay dividends, acquire stock or make investments, loans and advances.

  Subordinated Notes

    The 13 1/2% subordinated notes are unsecured and mature in 1999. Interest on these notes is payable semiannually in cash.

  Interest and Maturities

    The aggregate interest payments, net of amounts capitalized, made during 1995, 1994, and 1993 were $63.8 million, $62.1 million and $86.5 million, respectively. In addition, on January 2, 1996, according to terms of the Discount Notes, the Company made a $42 million interest payment related to its Discount Notes which was due December 31, 1995. Payment of approximately $39.0 million, $70.6 million and $64.6 million of interest incurred during 1995, 1994 and 1993, respectively, has been deferred under the terms of the Debt Exchange until the repayment dates of the Discount Notes. Such interest is included in interest expense in the 1995, 1994 and 1993 consolidated statements of operations.

    The scheduled principal repayments on long-term debt for the next five years are as follows (in millions):

                                                           1996     1997      1998     1999     2000
                                                          ------    -----    ------    -----    -----
    HCLP Secured Notes(a)...............................  $ 33.9    $33.3    $ 36.1    $37.1    $36.0
    Credit Agreement(b)(c)..............................    22.5     38.6        --       --       --
    12 3/4% secured discount notes(d)...................      --       --     617.4       --       --
    12 3/4% unsecured discount notes(d).................    39.7       --        --       --       --
    13 1/2% subordinated notes..........................      --       --        --      7.4       --
    Other...............................................     5.3       --        --       --       --
                                                          ------    -----    ------    -----    -----
             Total......................................  $101.4    $71.9    $653.5    $44.5    $36.0
                                                          ======    =====    ======    =====    =====

- ---------------

(a) Principal payment requirements could be greater, in the aggregate, in 1996 through 1998 if a DRA is determined to exist.

(b) Excludes approximately $11.4 million in letter of credit obligations currently outstanding and required to be cash collateralized in June 1997.

                                   MESA INC.

(c) Maturities may be accelerated if tangible adjusted equity falls below $50 million (See Note 2).

(d) Maturities may be accelerated if an Event of Default occurs and continues under the Credit Agreement (See Note 2).

  Fair Value of Long-Term Debt

    The following is a summary of estimated fair value of the Company's long-term debt as of the years ended (in thousands):

                                                                1994                      1995
                                                       ----------------------    ----------------------
                                                       CARRYING                  CARRYING
                                                        AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                       --------    ----------    --------    ----------
    HCLP Secured Notes...............................  $520,180     $ 535,135    $504,674     $ 568,641
    Credit Agreement.................................    71,131        71,131      61,131        61,131
    12 3/4% secured discount notes...................   581,942       528,688     618,518       541,905
    12 3/4% unsecured discount notes.................    37,345        37,591      39,725        35,262
    13 1/2% subordinated notes.......................     7,390         7,390       7,390         7,390

    The fair value of long-term debt is estimated based on the market prices for the Company's publicly traded debt and on current rates available for similar debt with similar maturities and security for the Company's remaining debt. Based on the current financial condition of the Company, there is no assurance that the Company could obtain borrowings under long-term debt agreements with terms similar to those described above and receive proceeds approximating the estimated fair values.

(5) INCOME TAXES

    The Company provides for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized by applying the enacted statutory tax rates applicable to future years to temporary differences between the financial statement and tax bases of existing assets and liabilities. The tax basis of the Company's consolidated net assets is greater than the financial basis of those net assets; therefore a net deferred tax asset has been recorded. However, due to the Company's history of net operating losses and its current financial condition, a valuation allowance has been recorded which offsets the entire net deferred tax asset. A summary of the Company's net deferred tax asset is as follows (in millions):

                                                                                     DECEMBER 31
                                                                                   ---------------
                                                                                   1994      1995
                                                                                   -----     -----
    Deferred tax asset...........................................................  $ 240     $ 261
    Deferred tax liability.......................................................     --        --
    Valuation allowance..........................................................   (240)     (261)
                                                                                   -----     -----
             Net deferred tax asset..............................................  $  --     $  --
                                                                                   =====     =====

    The principal components of the Company's net deferred tax asset (utilizing a 39% combined federal and state income tax rate) and the valuation allowance are as follows (in millions):

                                                                                     DECEMBER 31
                                                                                   ---------------
                                                                                   1994      1995
                                                                                   -----     -----
    Tax basis of oil and gas properties in excess of financial basis.............  $  80     $  75
    Regular tax net operating loss carryforward..................................    156       184
    Other, net...................................................................      4         2
    Valuation allowance..........................................................   (240)     (261)
                                                                                   -----     -----
             Net deferred tax asset..............................................  $  --     $  --
                                                                                   =====     =====

                                   MESA INC.

    At December 31, 1995, the Company had a regular tax net operating loss carryforward of approximately $470 million. Additionally, the Company had an alternative minimum tax loss carryforward available to offset future alternative minimum taxable income of approximately $450 million. If not used, these carryforwards will expire between 2007 and 2010.

    The Internal Revenue Service Code of 1986 (the "Code") contains numerous provisions which restrict or limit the use of corporate tax attributes in conjunction with corporate acquisitions, dispositions, and reorganizations. Included among these restrictive provisions is Code Section 382 which, in general, limits the utilization of net operating loss carryovers subsequent to a substantial change (generally more than 50%) in corporate stock ownership. The
Section 382 ownership change (as defined for tax purposes) is considered on a cumulative basis over a specified time period, normally three years. Successful completion of the Rainwater transaction (see Note 2) is expected to result in a
Section 382 ownership change which will limit the utilization of the Company's tax carryforwards prior to their expiration.

    The Company assumed from the Partnership any tax liabilities or refunds which may arise as a result of any changes to Original Mesa's taxable income or loss for open tax years. During 1993, the Internal Revenue Service (the "IRS") completed two field examinations of the tax returns filed by Original Mesa for the tax years 1984 through 1987. In December 1993 the Company made a payment to the IRS of approximately $13 million, which payment includes interest, in full settlement of all claims for these years. The Company was fully reserved for the additional tax assessment relating to the tax years 1984 through 1987. As of January 1, 1995, there are no remaining open tax years for Original Mesa for federal income tax purposes.

(6) PROPERTY SALES

    In April 1993 the Company sold a portion of its Rocky Mountain area properties for approximately $7.1 million, after adjustments, and recorded a gain on the sale of approximately $4.1 million. The Company also retained a reversionary interest in the properties under which the Company will receive a 50% net profits interest in the properties after the purchaser has recovered its investment and certain other costs and expenses.

    In June 1993 the Company sold its interest in the deep portion of the Hugoton field not owned by HCLP for approximately $19.0 million, after adjustments, and recorded a gain on the sale of approximately $5.5 million.

(7) STOCKHOLDERS' EQUITY

    At December 31, 1995, the Company had outstanding 64.1 million shares of common stock. In 1993 the Company issued 7.5 million shares of common stock in conjunction with the Debt Exchange (see Note 4). In late 1993 and 1994 the Company issued a total of approximately 1.7 million shares of common stock in exchange for the General Partner's 4.14% interest in the subsidiary partnerships of the Company (see Note 1). In 1994 the Company completed the Equity Offering which resulted in the issuance of an additional 16.3 million shares of common stock. Proceeds from the Equity Offering increased stockholders' equity by approximately $93 million and were used to reduce long-term debt (see Note 4).

    The Company has authorized 10 million shares of preferred stock. No shares of preferred stock have been issued as of December 31, 1995.

    In July 1995, in conjunction with the determination of the Board of Directors of the Company to include the possible sale or merger of the Company among its strategic alternatives, the Board approved a proposal that the Company adopt a limited-term stockholder rights plan (the "Rights Plan"). The provisions of the Rights Plan would be triggered if a person or group acquired beneficial ownership of 10% or more of the Company's common stock after July 6, 1995, except pursuant to a "permitted offer" -- a tender or exchange offer that meets certain criteria, whether or not approved by the Board. However, if any person or group beneficially owned more than 10% of the common stock on July 6, 1995, the Rights Plan would not be triggered unless that person or group were to obtain beneficial ownership of more than 100,000 additional shares. If triggered, the Rights Plan would allow all stockholders, other than the person or group exceeding the beneficial ownership threshold, to purchase common stock at a 50% discount.

                                   MESA INC.

(8) NOTES RECEIVABLE

    Prior to 1992 the Company had notes receivable totaling $68 million, exclusive of interest, from Bicoastal Corporation ("Bicoastal") which was in bankruptcy. Because of the uncertainty of collection, the Company did not record interest on these notes. A plan of reorganization for Bicoastal was approved by the Bankruptcy Court in September 1992. During 1992 and 1993, the Company collected a total of approximately $74 million from Bicoastal, representing all of the Company's principal amount of allowed claims in the bankruptcy reorganization plan, plus an additional amount representing a portion of its interest claims. As a result, the Company recorded gains of $18.5 million in 1993 relating to collections in excess of the recorded receivable. In 1995 and 1994 the Company recorded gains of $6.4 million and $16.6 million, respectively, from additional interest claims collected from Bicoastal.

(9) CONTINGENCIES

  Masterson

    In February 1992 the current lessors of an oil and gas lease (the "Gas Lease") dated April 30, 1955, between R. B. Masterson, et al., as lessor, and Colorado Interstate Gas Company ("CIG"), as lessee, sued CIG in Federal District Court in Amarillo, Texas, claiming that CIG had underpaid royalties due under the Gas Lease. Under the agreements with CIG, Mesa has an entitlement to gas produced from the Gas Lease. In August 1992 CIG filed a third-party complaint against the Company for any such royalty underpayments which may be allocable to the Company. The plaintiffs alleged that the underpayment was the result of CIG's use of an improper gas sales price upon which to calculate royalties and that the proper price should have been determined pursuant to a "favored-nations" clause in a July 1, 1967, amendment to the Gas Lease (the "Gas Lease Amendment"). The plaintiffs also sought a declaration by the court as to the proper price to be used for calculating future royalties.

    The plaintiffs alleged royalty underpayments of approximately $500 million (including interest at 10%) covering the period from July 1, 1967, to the present. In March 1995 the court made certain pretrial rulings that eliminated approximately $400 million of the plaintiffs' claims (which related to periods prior to October 1, 1989), but which also reduced a number of the Company's defenses. The Company and CIG filed stipulations with the court whereby the Company would have been liable for between 50% and 60%, depending on the time period covered, of an adverse judgment against CIG for post-February 1988 underpayments of royalties.

    On March 22, 1995, a jury trial began and on May 4, 1995, the jury returned its verdict. Among its findings, the jury determined that CIG had underpaid royalties for the period after September 30, 1989, in the amount of approximately $140,000. Although the plaintiffs argued that the "favored-nations" clause entitled them to be paid for all of their gas at the highest price voluntarily paid by CIG to any other lessor, the jury determined that the plaintiffs were stopped from claiming that the "favored-nations" clause provides for other than a pricing-scheme to pricing-scheme comparison. In light of this determination, and the plaintiffs' stipulation that a pricing-scheme to pricing-scheme comparison would not result in any "trigger prices" or damages, defendants asked the court for a judgment that plaintiffs take nothing. The court, on June 7, 1995, entered final judgment that plaintiffs recover no monetary damages. The Company cannot predict whether the plaintiffs will appeal. However, based on the jury verdict and final judgment, the Company does not expect the ultimate resolution of this lawsuit to have a material adverse effect on its financial position or results of operations.

  Lease Termination

    In 1991 the Company sold certain producing oil and gas properties to Seagull Energy Company ("Seagull"). In 1994 two lawsuits were filed against Seagull in the 100th District Court in Carson County, Texas, by certain land and royalty owners claiming that certain of the oil and gas leases owned by Seagull have terminated due to cessation in production and/or lack of production in paying quantities occurring at various times from first production through 1994. In the third quarter of 1995 Seagull filed third-party complaints against the Company claiming breach of warranty and false representation in connection with the sale of such properties to Seagull. The Company believes it has several defenses to these lawsuits including a two-year limitation on indemnification set forth in the purchase and sale agreement.

                                   MESA INC.

    Seagull filed a similar third-party complaint against the Company covering a different lease in the 69th District Court in Moore County, Texas. The Company believes it has similar defenses in this case.

    The plaintiffs in the cases against Seagull are seeking to terminate the leases. Seagull, in its complaint against the Company, is seeking unspecified damages relating to any leases which are terminated.

    The Company does not expect the resolution of this lawsuit to have a material adverse effect on its financial position or results of operations.

  Unocal

    The Company was subject to a lawsuit relating to a 1985 investment in Unocal which asserted that certain profits allegedly realized by the Company and other defendants upon the disposition of Unocal common stock in 1985 were recoverable by Unocal pursuant to Section 16(b) of the Securities Exchange Act of 1934. On January 11, 1994, the Company and other defendants entered into a settlement agreement (the "Settlement Agreement") whereby they agreed to pay Unocal an aggregate of $47.5 million, of which $42.75 million was to be paid by the Company and $4.75 million by the other defendants. The Settlement Agreement was approved by the court on February 28, 1994. The Company funded its share of the settlement amount with proceeds from issuance of additional long-term debt. (See
Note 4 for discussion of the issuance of the additional long-term debt.) As a result of the settlement, the Company recognized a $42.8 million loss in the fourth quarter of 1993.

  Other

    The Company is also a defendant in other lawsuits and has assumed liabilities relating to Original Mesa and the Partnership. The Company does not expect the resolution of these other matters to have a material adverse effect on its financial position or results of operations.

    The Company assumed certain litigation and tax-related obligations from Original Mesa and the Partnership and also recorded certain contingent liabilities relating to various matters, including litigation, office space leases and retirement benefit obligations, in conjunction with the 1986 acquisition of Pioneer Corporation ("Pioneer") and the 1988 acquisition of Tenneco Inc.'s midcontinent division. During the fourth quarter of 1993, the Company settled certain claims with the IRS (see Note 5) and resolved or revalued certain other contingent liabilities to reflect actual or estimated liabilities. The Company had previously reserved for the IRS claims and certain other contingencies in excess of the actual or estimated liabilities. As a result, the Company recorded a net gain of $24 million in the fourth quarter of 1993.

(10) EMPLOYEE BENEFIT PLANS

  Retirement Plans

    The Company maintains two defined contribution retirement plans for the benefit of its employees. The Company expensed $.8 million in 1995, $3.3 million in 1994, and $3.2 million in 1993 in connection with these plans. The Company determines the contributions to such plans based on a percentage of each employee's compensation, subject to limitations specified by the Code. The Company declared contributions of 5% of each employee's compensation in 1995 and 17% of each employee's compensation in 1994 and 1993.

                                   MESA INC.

  Option Plan

    In December 1991 the stockholders of the Company approved the 1991 Stock Option Plan of the Company (the "Option Plan"), which authorized the grant of options to purchase up to two million shares of common stock to officers and key employees. In May 1994 the stockholders of the Company approved an amendment to the Option Plan which increased the number of shares of common stock authorized from two million to four million. The exercise price for each share of common stock placed under option cannot be less than 100% of the fair market value of the common stock on the date the option is granted. Upon exercise, the grantee may elect to receive either shares of common stock or, at the discretion of the Option Committee of the Board of Directors, cash or certain combinations of stock and cash in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price. At December 31, 1995, the following stock options were outstanding:

                                                                                  NUMBER OF OPTIONS
                                                                                  -----------------
    Outstanding at December 31, 1994............................................      2,976,460
      Granted...................................................................         20,000
      Exercised.................................................................             --
      Forfeited.................................................................        (14,070)
                                                                                      ---------
    Outstanding at December 31, 1995............................................      2,932,390
                                                                                      =========

    The outstanding options at December 31, 1995, are detailed as follows:

                                                                        EXERCISE
NUMBER OF OPTIONS                                DATE OF GRANT       PRICE PER SHARE       EXERCISABLE
- -----------------                                -------------       ---------------       -----------
   1,126,000...................................     01/10/92            $  6.8125           1,126,000
     134,500...................................     10/02/92              11.6875             134,500
     101,890...................................     05/18/93               5.8125              81,512
     475,000...................................     11/10/93               7.3750             380,000
      75,000...................................     06/06/94               6.1875              41,250
   1,000,000...................................     12/01/94               4.2500             550,000
      20,000...................................     05/12/95               5.6875               6,000
   ---------                                                                                ---------
   2,932,390                                                                                2,319,262
   =========                                                                                =========

    Options are exercisable from the date of grant as follows: after six months, 30%; after one year, 55%; after two years, 80%; and after three years, 100%. At December 31, 1995, options for 1,004,890 shares were available for grant.

    In October 1995 the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 defines a fair value-based method of accounting for stock options or similar equity instruments, but allows companies to continue to measure compensation cost using the intrinsic value-based method prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period (generally, the vesting period). Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the date of grant over the exercise price.

    Under the provisions of SFAS No. 123, a company may elect to measure compensation cost associated with its stock option and similar plans as a component of compensation expense in its statement of operations. Companies may also elect to continue to measure compensation cost under the provisions of APB No. 25. Companies which elect to continue measurement under APB No. 25 are required to provide pro forma disclosure in the notes to financial statements reflecting the difference, if any, between compensation cost included in net income and the cost if the fair value-based method were used including effects on earnings per share. Since the inception of the Option Plan, the Company has not recognized any compensation cost related

                                   MESA INC.

to grants of stock options. The disclosure requirements of this statement are effective for financial statements for fiscal years beginning after December 15, 1995. At this time, the Company does not expect to adopt the fair value-based method of accounting for its stock option plans and, accordingly, adoption of this statement will have no impact on the Company's results of operations.

  Postretirement Benefits

    Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires that the costs of such benefits be recorded over the periods of employee service to which they relate. For the Company, this standard primarily applies to postretirement medical benefits for retired and current employees. The liability for benefits existing at the date of adoption (the "Transition Obligation") will be amortized over the remaining life of the retirees or 20 years, whichever is shorter.

    The Company maintains two separate plans for providing postretirement medical benefits. One plan covers the Company's retirees and current employees (the "Mesa Plan"). The other plan relates to the retirees of Pioneer which was acquired by the Company in 1986 (the "Pioneer Plan"). Under the Mesa Plan, employees who retire from the Company and who have had at least ten years of service with the Company after attaining age 45 are eligible for postretirement health care benefits. These benefits may be subject to deductibles, copayment provisions, retiree contributions and other limitations and the Company has reserved the right to change the provisions of the plan. The Pioneer Plan is maintained for Pioneer retirees and dependents only and is subject to deductibles, copayment provisions and certain maximum payment provisions. The Company does not have the right to change the Pioneer Plan or to require retiree contributions. Both plans are self-insured indemnity plans and both coordinate benefits with Medicare as the primary payer. Neither plan is funded.

    The following table reconciles the status of the two plans with the amount included under other liabilities in the consolidated balance sheet at December 31, 1995, (in thousands):

                                                                MESA PLAN    PIONEER PLAN      TOTAL
                                                                ---------    ------------     -------
    Accumulated Postretirement Benefit Obligation ("APBO"):
      Retirees and dependents.................................   $ 1,080       $ 11,289       $12,369
      Actives -- fully eligible...............................       353             --           353
      Other actives...........................................       731             --           731
                                                                 -------       --------       -------
             Total APBO.......................................     2,164         11,289        13,453
    Unrecognized Transition Obligation........................    (1,420)        (2,310)       (3,730)
                                                                 -------       --------       -------
    Accrued Postretirement Benefit Obligation.................   $   744       $  8,979(a)    $ 9,723
                                                                 =======       ========       =======

- ---------------

(a) The Company established an accrued liability associated with the Pioneer Plan in conjunction with its acquisition of Pioneer in 1986.

    For measurement purposes, the 1995 annual rate of increase in per capita cost of covered health care benefits was assumed to be 10% for those participants under age 65 and 9% for those participants over age 65. The rates were assumed to decrease gradually to 5.0% by the year 2000 and to remain at that level thereafter. The health care cost trend rate assumption affects the amount of the Transition Obligation and periodic cost reported. An increase in the assumed health care cost trend rates by 1% in each year would increase the APBO as of December 31, 1995, by approximately $735,000 and the net periodic postretirement benefit cost for the year ended December 31, 1995, by approximately $77,000. The net periodic postretirement benefit cost for the year ended December 31, 1995, was approximately $1.4 million based on the assumptions used.

    The discount rate used in determining the APBO as of December 31, 1995, was 8%.

                                   MESA INC.

    The following table presents the Company's cost of postretirement benefits other than pensions for the years ended December 31 (in thousands):

                                                                          1993      1994      1995
                                                                         ------    ------    ------
    Net periodic postretirement benefit cost:
      Service cost.....................................................  $   96    $  110    $  124
      Interest cost....................................................     988       988     1,005
      Amortization of Transition Obligation............................     276       276       276
                                                                         ------    ------    ------
                                                                         $1,360    $1,374    $1,405
                                                                         ======    ======    ======
    Actual costs of providing benefits:
      Mesa Plan........................................................  $  123    $  120    $    4
      Pioneer Plan.....................................................     909       666       918
                                                                         ------    ------    ------
                                                                         $1,032    $  786    $  922
                                                                         ======    ======    ======

(11) MAJOR CUSTOMERS

    In 1995 revenues include sales to Mapco Petroleum, Inc. ("Mapco") of $75.0 million (34.4%) and Western Resources, Inc. ("WRI") of $21.9 million (10.0%). In 1994 revenues included sales to Mapco of $70.9 million (31.4%), WRI of $37.4 million (16.6%), and Energas Company of $22.8 million (10.1%). In 1993 revenues included sales to Mapco of $60.2 million (27.5%), WRI of $51.8 million (23.6%) and Natural Gas Clearinghouse of $23.1 million (10.5%).

(12) CONCENTRATIONS OF CREDIT RISK

    Substantially all of the Company's accounts receivable at December 31, 1995, result from oil and gas sales and joint interest billings to third party companies in the oil and gas industry. This concentration of customers and joint interest owners may impact the Company's overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. In determining whether or not to require collateral from a customer or joint interest owner, the Company analyzes the entity's net worth, cash flows, earnings, and credit ratings. Receivables are generally not collateralized. Historical credit losses incurred by the Company on receivables have not been significant.

(13) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

    The Company conducts its operations through various direct and indirect subsidiaries. On December 31, 1995, the Company's direct subsidiaries were MOC, Mesa Holding Co. ("MHC") and Hugoton Management Co. ("HMC"), all of which were wholly owned by the Company. MOC owns all of the Company's interest in the West Panhandle field of Texas, the Gulf Coast and the Rocky Mountain areas, as well as a 98.6% limited partnership interest in HCLP. MHC owns cash and securities, a 0.9% limited partnership interest in HCLP and 100% of Mesa Environmental Ventures Co. ("Mesa Environmental"), a company established to compete in the natural gas vehicle market. HMC owns the 0.5% general partner interest in HCLP. HCLP owns substantially all of the Company's Hugoton field natural gas properties.

    In early 1994 the Company effected a series of merger transactions which resulted in the conversion of the predecessors of MOC, MHC, and the other subsidiary partnerships, other than HCLP, to corporate form and eliminated all of the General Partner's minority interests in the subsidiaries.

  Subsidiary Debt

    HCLP, together with its wholly owned subsidiary Hugoton Capital Corporation (a single purpose financing subsidiary of HCLP), are jointly and severally liable as co-obligors on the HCLP Secured Notes (see Note 4). The assets and cash flows of HCLP that are subject to the mortgage securing the HCLP Secured Notes are dedicated to service the HCLP Secured Notes and are not available to pay creditors of the Company or its subsidiaries other than HCLP. Hugoton Capital Corporation, which has insignificant assets and results of operations, is included within HCLP in the condensed consolidating financial statements. MOC is the borrower and primary obligor under, and the Company has unconditionally guaranteed MOC's obligations under, the

                                   MESA INC.

Credit Agreement. The Company, MOC and Mesa Capital Corp. ("Mesa Capital") are jointly and severally liable as co-obligors under the 13 1/2% subordinated notes and the Discount Notes. Mesa Capital is a wholly owned financing subsidiary of MOC. Mesa Capital, which has insignificant assets and results of operations, is included with MOC in the condensed consolidating financial statements.

    Other Company subsidiaries in the condensed consolidating financial statements include MHC, HMC, and Mesa Environmental. No such other Company subsidiary is an obligor or guarantor under any long term debt.

  Intercompany Debt

    As of December 31, 1993, MHC had intercompany payables to MOC of approximately $123 million. On February 28, 1994, MHC assigned an 18% limited partnership interest in HCLP (out of its total interest of 18.9%) to MOC in satisfaction of $90 million of intercompany payables. Provisions of the Discount
Note indentures required the repayment of intercompany indebtedness to specified levels and provided that any HCLP limited partnership interests transferred in satisfaction of intercompany debt would be valued at $5 million for each one percent of interest assigned. MHC repaid an additional $33 million of intercompany debt to MOC in cash during 1994. As a result of these transactions, MOC now owns a 98.6% limited partnership interest in HCLP, and all of MHC's intercompany debt to MOC which was outstanding at December 31, 1993, was eliminated.

  Condensed Consolidating Financial Statements

    The following are condensed consolidating financial statements of MESA Inc., HCLP, MOC, and the Company's other subsidiaries combined (in millions). These statements are presented to provide financial information with respect to the obligors under the Company's debt for the benefit of the holders of such debt. Separate financial statements of the obligors under the Company's debt are not presented because they are not required and because the Company believes that they would not be material to investors. See Note 4 for additional information regarding the Company's long term debt.

  Condensed Consolidating Balance Sheets

                                                                             OTHER     CONSOL.      THE
                                                                            COMPANY      AND      COMPANY
             DECEMBER 31, 1994                MESA INC.    HCLP     MOC      SUBS.     ELIMIN.    CONSOL'D
- --------------------------------------------  ---------    ----    -----    -------    -------    -------
Assets:
  Cash and cash investments.................    $  --      $50     $  24     $  70      $  --     $  144
  Other current assets......................       --       16        39         6         --         61
                                                -----      ----    -----      ----      -----     ------
         Total current assets...............       --       66        63        76         --        205
                                                -----      ----    -----      ----      -----     ------
  Property, plant and equipment, net........       --      626       503         1         --      1,130
  Investment in subsidiaries................      134       --       126        10       (270)        --
  Intercompany receivables..................       --       --         9        --         (9)        --
  Other noncurrent assets...................       --       88        58         3         --        149
                                                -----      ----    -----      ----      -----     ------
                                                $ 134      $780    $ 759     $  90      $(279)    $1,484
                                                =====      ====    =====      ====      =====     ======
Liabilities and Equity:
  Current liabilities.......................    $  --      $47     $  41     $   1      $  --     $   89
  Long-term debt............................       --      505       688        --         --      1,193
  Intercompany payables.....................        9       --        --        --         (9)        --
  Other noncurrent liabilities..............       --       --        73         4         --         77
  Partners'/Stockholders' equity
    (deficit)...............................      125      228       (43)       85       (270)       125
                                                -----      ----    -----      ----      -----     ------
                                                $ 134      $780    $ 759     $  90      $(279)    $1,484
                                                =====      ====    =====      ====      =====     ======

                                   MESA INC.

                                                                             OTHER     CONSOL.      THE
                                                                            COMPANY      AND      COMPANY
             DECEMBER 31, 1995                MESA INC.    HCLP     MOC      SUBS.     ELIMIN.    CONSOL'D
- --------------------------------------------  ---------    ----    -----    -------    -------    -------
Assets:
  Cash and cash investments.................    $  --      $47     $  38     $  64      $  --     $  149
  Other current assets......................       --       20        53        15         --         88
                                                -----      ----    -----      ----      -----     ------
         Total current assets...............       --       67        91        79         --        237
                                                -----      ----    -----      ----      -----     ------
  Property, plant and equipment, net........       --      602       478         3         --      1,083
  Investment in subsidiaries................       76       --       115        10       (201)        --
  Intercompany receivables..................       --       --         9        --         (9)        --
  Other noncurrent assets...................       --       82        58         5         --        145
                                                -----      ----    -----      ----      -----     ------
                                                $  76      $751    $ 751     $  97      $(210)    $1,465
                                                =====      ====    =====      ====      =====     ======
Liabilities and Equity:
  Current liabilities.......................    $  --      $64     $ 128     $   1      $  --     $  193
  Long-term debt............................       --      471       665        --         --      1,136
  Intercompany payables.....................        9       --        --        --         (9)        --
  Other noncurrent liabilities..............       --       --        66         3         --         69
  Partners'/Stockholders' equity
    (deficit)...............................       67      216      (108)       93       (201)        67
                                                -----      ----    -----      ----      -----     ------
                                                $  76      $751    $ 751     $  97      $(210)    $1,465
                                                =====      ====    =====      ====      =====     ======

CONDENSED CONSOLIDATING STATEMENTS OF
OPERATIONS YEARS ENDED:

                                                                             OTHER     CONSOL.      THE
                                                                            COMPANY      AND      COMPANY
             DECEMBER 31, 1993                MESA INC.    HCLP     MOC      SUBS.     ELIMIN.    CONSOL'D
- --------------------------------------------  ---------    ----    -----    -------    -------    -------
Revenues....................................    $  --      $103    $ 120     $  (1)     $  --     $  222
                                                -----      ----    -----      ----      -----     ------
Costs and Expenses:
  Operating, exploration and taxes..........       --       27        48        --         --         75
  General and administrative................       --       --        23         2         --         25
  Depreciation, depletion and
    amortization............................       --       35        65        --         --        100
                                                -----      ----    -----      ----      -----     ------
                                                   --       62       136         2         --        200
                                                -----      ----    -----      ----      -----     ------
Operating Income (Loss).....................       --       41       (16)       (3)        --         22
                                                -----      ----    -----      ----      -----     ------
Interest expense, net of interest income....       --      (50)      (83)        2         --       (131)
Intercompany interest income (expense)......       --       --        16       (16)        --         --
Gains of dispositions of oil and gas
  properties................................       --       --        10        --         --         10
Equity in loss of subsidiaries..............     (102)      --        (7)       (2)       111         --
Other.......................................       --       --       (42)       29         10         (3)
                                                -----      ----    -----      ----      -----     ------
Net Income (Loss)...........................    $(102)     $(9)    $(122)    $  10      $ 121     $ (102)
                                                =====      ====    =====      ====      =====     ======

                                   MESA INC.

                                                                             OTHER     CONSOL.      THE
                                                                            COMPANY      AND      COMPANY
             DECEMBER 31, 1994                MESA INC.    HCLP     MOC      SUBS.     ELIMIN.    CONSOL'D
- --------------------------------------------  ---------    ----    -----    -------    -------    -------
Revenues....................................    $  --      $113    $ 116     $  --      $  --     $  229
                                                -----      ----    -----     -----      -----     ------
Costs and Expenses:
  Operating, exploration and taxes..........       --        30       49        --         --         79
  General and administrative................       --       --        26         3         --         29
  Depreciation, depletion and
    amortization............................       --        37       55        --         --         92
                                                -----      ----    -----     -----      -----     ------
                                                   --        67      130         3         --        200
                                                -----      ----    -----     -----      -----     ------
Operating Income (Loss).....................       --        46      (14)       (3)        --         29
                                                -----      ----    -----     -----      -----     ------
Interest expense, net of interest income....       --       (47)     (87)        3         --       (131)
Losses on dispositions of oil and gas
  properties................................       --        --       --       (91)(d)     91         --
Equity in loss of subsidiaries..............      (83)       --       (1)       --         84         --
Other.......................................       --        --       22        15        (18)        19
                                                -----      ----    -----     -----      -----     ------
Net Loss....................................    $ (83)     $ (1)   $ (80)    $ (76)     $ 157     $  (83)
                                                =====      ====    =====     =====      =====     ======

                                                                             OTHER     CONSOL.      THE
                                                                            COMPANY      AND      COMPANY
             DECEMBER 31, 1995                MESA INC.    HCLP     MOC      SUBS.     ELIMIN.    CONSOL'D
- --------------------------------------------  ---------    ----    -----    -------    -------    -------
Revenues....................................    $  --      $ 97    $ 137     $   1      $  --     $  235
                                                -----      ----    -----     -----      -----     ------
Costs and Expenses:
  Operating, exploration and taxes..........       --        28       49        --         --         77
  General and administrative................       --        --       24         3         --         27
  Depreciation, depletion and
    amortization............................       --        34       49        --         --         83
                                                -----      ----    -----     -----      -----     ------
                                                   --        62      122         3         --        187
Operating Income (Loss).....................       --        35       15        (2)        --         48
                                                -----      ----    -----     -----      -----     ------
Interest expense, net of interest income....       --       (47)     (91)        5         --       (133)
Equity in loss of subsidiaries..............      (58)       --      (11)       --         69         --
Other.......................................       --        --       21         6         --         27
                                                -----      ----    -----     -----      -----     ------
Net Income (Loss)...........................    $ (58)     $(12)  $ (66)    $   9      $  69     $  (58)
                                                =====      ====   =====     =====      =====     ======

                                   MESA INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEARS ENDED:

                                                                             OTHER     CONSOL.      THE
                                                                            COMPANY      AND      COMPANY
             DECEMBER 31, 1993                MESA INC.    HCLP     MOC      SUBS.     ELIMIN.    CONSOL'D
- --------------------------------------------  ---------    ----    -----    -------    -------    -------
Cash Flows from Operating Activities........    $  --      $ 21    $  16     $  (4)     $  --     $   33
                                                -----      ----    -----     -----      -----     ------
Cash Flows from Investing Activities:
  Capital expenditures......................       --        (8)     (21)       (1)        --        (30)
  Proceeds from dispositions of oil and gas
    properties..............................       --        --       26        --         --         26
  Other.....................................       --        --       30        46        (35)        41
                                                -----      ----    -----     -----      -----     ------
                                                   --        (8)      35        45        (35)        37
                                                -----      ----    -----     -----      -----     ------
Cash Flows from Financing Activities:
  Repayments of long-term debt..............       --       (39)     (41)       --         --        (80)
  Other.....................................       --         2      (10)      (35)        35         (8)
                                                -----      ----    -----     -----      -----     ------
                                                   --       (37)     (51)      (35)        35        (88)
                                                -----      ----    -----     -----      -----     ------
Net Increase (Decrease) in Cash and Cash
  Investments...............................    $  --      $(24)   $  --     $   6      $  --     $  (18)
                                                =====      ====    =====      ====      =====     ======

                                                                            OTHER     CONSOL.      THE
                                                 MESA                      COMPANY      AND      COMPANY
               DECEMBER 31, 1994                 INC.     HCLP     MOC      SUBS.     ELIMIN.    CONSOL'D
- -----------------------------------------------  -----    ----    -----    -------    -------    -------
Cash Flows from Operating Activities........... $  --     $ 41     $ (15)    $  23      $  --     $   49
                                                -----     ----     -----     -----      -----     ------
Cash Flows from Investing Activities:
  Capital expenditures.........................    --       (7)      (26)       --         --        (33)
  Contributions to subsidiaries................   (93)      --        (5)       (1)        99         --
  Distributions from subsidiaries..............    --       --        10        --        (10)        --
  Other........................................    --       --        28        (2)       (33)        (7)
                                                -----     ----     -----     -----      -----     ------
                                                  (93)      (7)        7        (3)        56        (40)
                                                -----     ----     -----     -----      -----     ------
Cash Flows from Financing Activities:
  Issuance of common stock.....................    93       --        --        --         --         93
  Repayments of long-term debt.................    --      (21)     (154)       --         --       (175)
  Long-term borrowings.........................    --       --        78        --         --         78
  Contributions from equity holders............    --        6        93        --        (99)        --
  Distribution to partners.....................    --      (10)       --        --         10         --
  Other........................................    --        1        (1)      (33)        33         --
                                                -----     ----     -----     -----      -----     ------
                                                   93      (24)       16       (33)       (56)        (4)
                                                -----     ----     -----     -----      -----     ------
Net Increase (Decrease) in Cash and Cash
  Investments.................................. $  --     $ 10     $   8     $ (13)     $  --     $    5
                                                =====     ====     =====     =====      =====     ======

                                   MESA INC.

                                                                            OTHER     CONSOL.      THE
                                                 MESA                      COMPANY      AND      COMPANY
               DECEMBER 31, 1995                 INC.     HCLP     MOC      SUBS.     ELIMIN.    CONSOL'D
- -----------------------------------------------  -----    ----    -----    -------    -------    -------
Cash Flows from Operating Activities...........  $  --    $20     $  50     $  (1)     $  --     $   69
                                                  ----    -----    ----     -----     ------
Cash Flows from Investing Activities:
  Capital expenditures.........................     --    (10 )     (30)       (2)        --        (42 )
  Other........................................     --     --         4        (3)        --          1
                                                  ----    -----    ----     -----     ------
                                                    --    (10 )     (26)       (5)        --        (41 )
                                                  ----    -----    ----     -----     ------
Cash Flows from Financing Activities:
  Repayments of long-term debt.................     --    (16 )     (10)       --         --        (26 )
  Other........................................     --      4        --        --         --          4
                                                  ----    -----    ----     -----     ------
                                                    --    (12 )     (10)       --         --        (22 )
                                                  ----    -----    ----     -----     ------
Net Increase (Decrease) in Cash and Cash
  Investments..................................  $  --    $(2 )   $  14     $  (6)     $  --     $    6
                                                  ====    =====    ====     =====     ======

- ---------------

Notes to Condensed Consolidated Financial Statements

(a) These condensed consolidating financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto of which this note is an integral part.

(b) As of December 31, 1995, the Company owns 100% interest in each of MOC, MHC, and HMC. These condensed consolidating financial statements present the Company's investment in its subsidiaries and MOC's and MHC's investments in HCLP using the equity method. Under this method, investments are recorded at cost and adjusted for the parent company's ownership share of the subsidiary's cumulative results of operations. In addition, investments increase in the amount of contributions to subsidiaries and decrease in the amount of distributions from subsidiaries.

(c) The consolidation and elimination entries (i) eliminate the equity method investment in subsidiaries and equity in income (loss) of subsidiaries, (ii) eliminate the intercompany payables and receivables, (iii) eliminate other transactions between subsidiaries including contributions and distributions, and (iv) establish the General Partner's minority interest in the consolidated results of operations and financial position of the Company.

(d) The condensed consolidating statement of operations of MHC for the year ended December 31, 1994, reflects a $91 million loss from its disposition of an 18% equity interest in HCLP. The HCLP equity interest was used to repay a portion of MHC's intercompany payable to MOC and was valued, in accordance with the provisions of the Discount Note indentures, at $5 million for each one percent of interest assigned. A loss was recognized for the difference between the carrying value of the HCLP interest assigned to MOC and the $90 million value attributed to such interests which reduced the intercompany payable. The loss recognized by MHC is eliminated in consolidation.


  Subsequent Events



    On May 7, 1996, the Company and MOC, filed a registration statement with the SEC for the issuance and sale of $500 million of senior subordinated notes ("New Notes") consisting of $325 million of senior subordinated notes and $175 million of senior subordinated discount notes, both with ten year maturities. In addition the Company has received a commitment from a group of banks for a new $525 million senior secured revolving credit facility ("New Credit Facility"). Borrowings under the New Credit Facility and the New Notes, together with existing cash and investment balances and $265 million of new equity, will be used to repay and/or refinance substantially all of the Company's existing debt. MOC will be the borrower under the New Credit Facility and the issuer of the New Notes. The Company will fully and unconditionally guarantee MOC's obligations under both the New Credit Facility and the New Notes.



    In connection with the foregoing, the Company's other direct wholly owned subsidiaries, MHC and HMC, as well as HCLP, will be merged with and into MOC, with MOC being the surviving entity. As a result, MOC will be the Company's only direct wholly owned subsidiary as well as its only significant subsidiary. Of the

                                   MESA INC.

subsidiaries of MOC that will exist following the issuance of the New Notes, none will have any operations other than Mesa Environmental and Mesa Transmission Co. ("Mesa Transmission"). Neither Mesa Environmental nor Mesa Transmission nor any of the other subsidiaries of MOC (collectively, the "Non-guarantors") will guarantee any of MOC's or the Company's debt. Mesa Environmental's and Mesa Transmission's assets, liabilities and results of operations are inconsequential to those of the Company and, following the issuance of the New Notes, all Non-guarantors individually and in the aggregate will be inconsequential to MOC and the Company. After the issuance of the New Notes, the Company will be a holding company with no individual assets, liabilities or operations other than shares of common stock of MOC and guarantees of MOC debt; accordingly, the consolidated assets, liabilities, stockholders' equity, results of operations and cash flows of MOC and its subsidiaries will be the same as those of the Company and its subsidiaries.



(14) SUBSEQUENT EVENTS (SUBSEQUENT TO THE DATE OF AUDITOR'S EXAMINATION AND UNAUDITED)


  Resources and Liquidity

    Subsequent to the issuance of the consolidated financial statements of the Company for the year ended December 31, 1995, the Company revised its current financial forecasts to reflect actual first quarter 1996 results and expectations of increased prices to be received for oil and gas production in 1996. As a result, the Company expects to have sufficient available cash and investment balances to make its principal and interest payments due in June 1996. However, assuming no changes in its capital structure and no significant transactions are completed, the current financial forecasts indicate that cash generated by operating activities, together with available cash and securities balances will not be sufficient to make all of the required debt principal and interest payments due in the second half of 1996. Such required payments may include accelerated principal payments under the Credit Agreement and Discount Notes. See Note 2 for a discussion of a potential Event of Default.

  Stock Purchase Agreement

    On April 26, 1996, the Company entered into a Stock Purchase Agreement with DNR-Mesa Holdings, L.P., a Texas limited partnership ("DNR") whose sole general partner is Rainwater. Upon DNR's purchase of 58.8 million shares of a new class of convertible preferred stock at the first closing under the Stock Purchase Agreement, DNR as the holder of such preferred stock will elect a majority of the directors of the Company's board of directors in accordance with the special voting rights granted to it as the holder of such preferred stock. Such special voting rights will continue for so long as DNR meets certain minimum ownership requirements.

  HCLP Secured Notes

    Subsequent to the issuance of the consolidated financial statements of the Company for the year ended December 31, 1995, the Company obtained the reserve report required to be prepared under the HCLP Secured Note Agreements covering the Hugoton field properties. The reserve report resulted in a downward revision and a DRA was determined to exist. However, such DRA will not cause the Collateral Agent to retain additional funds in the collection account. Therefore principal repayments in addition to those set forth in the scheduled maturities table in Note 4 will not be required. See Note 4 for additional discussion of the DRA.

  Proposed Recapitalization

    On April 26, 1996, the Company entered into a stock purchase agreement with DNR-MESA Holdings L.P., a Texas limited partnership ("DNR"), whose sole general partner is Rainwater Inc., a Texas corporation owned by Richard E. Rainwater. The agreement contemplates that the Company will issue $265 million in new equity and will repay and/or refinance substantially all of its $1.2 billion of existing debt (the "Recapitalization"). DNR will purchase approximately 58.8 million shares of a new class of convertible preferred stock entitled Series B 8% Cumulative Convertible Preferred Stock ("Series B Preferred") in a private placement and the Company will offer approximately 58.4 million shares of Series A 8% Cumulative Convertible Preferred Stock ("Series A Preferred") to the Company's stockholders in a rights offering (the "Rights Offering"). DNR will provide a standby commitment to purchase an additional number of shares of Series B Preferred equal to the number of shares of Series A Preferred not subscribed to in the Rights Offering. The rights, to be distributed to common stockholders on a pro rata basis, will allow the stockholders to purchase, in respect of each share of common stock, .912 shares of Series A Preferred at $2.26 per share, the

                                   MESA INC.

same per share price at which DNR will purchase shares of Series B Preferred. The rights will be transferrable and holders of the rights will be offered over-subscription privileges for shares not purchased by other rights holders.

    Each share of Series A and B Preferred will be convertible into one share of the Company's common stock at any time prior to mandatory redemption in 2008. An annual 8% pay-in-kind dividend will be paid on the shares during the first four years following issuance. Thereafter, the 8% dividend may, at the option of the Company, be paid in cash or additional shares depending on whether certain financial tests are met and subject to any limitations in the Company's debt agreements.

    The Series A and B Preferred will represent 64.7% of the fully diluted common shares at the time of issuance and 71.5% after the mandatory four-year pay-in-kind period, excluding stock options and assuming no other stock issuance by the Company. The Series A and B Preferred will have a liquidation preference per share equal to $2.26 plus accrued and unpaid dividends. The terms of the Series A and Series B Preferred are substantially identical except for certain voting rights and certain provisions relating to transferability. The Series A and B Preferred will vote with the common stock as a single class on all matters, except as otherwise required by law and except for certain special voting rights of the Series B Preferred, including the right of the holders of the Series B Preferred to nominate and elect a majority of the Company's Board of Directors for so long as DNR and its affiliates meet certain minimum stock ownership requirements and certain rights of the holders of the Series A Preferred to elect two directors in the event of certain dividend arrearages.

    The sale of shares to DNR and certain other matters will be submitted to a vote of stockholders at a special meeting expected to take place in June 1996. The Company expects to issue shares to DNR and to complete the refinancing of its existing debt promptly after that meeting. The Rights Offering would commence promptly thereafter. On May 9, 1996, the Company filed a registration statement with the Securities and Exchange Commission (the "SEC") for the issuance and sale of $132 million of Series A Preferred through the Rights Offering.


    The consummation of the Recapitalization is subject to certain conditions including stockholder approval and completion of the refinancing.



  Effect of the Recapitalization


    The Recapitalization will enhance the Company's ability to compete in the oil and gas industry by substantially increasing its cash flow available for investment and improving its ability to attract capital, which will increase its ability to pursue investment opportunities. Specifically, the Company's financial condition will improve significantly as a result of the Recapitalization due to (i) a significant reduction in total debt outstanding,
(ii) a reduction in annual cash interest expense of approximately $75 million,
(iii) the implementation of a cost savings program designed to initially reduce annual general and administrative and other operating overhead expenses by approximately $10 million, and (iv) the extension of maturities on its long-term debt, which will eliminate the Company's present liquidity concerns.

    The expected reduction of annual cash interest expense is based on the following assumptions: (i) initial borrowings under the New Credit Facility of approximately $350 million, and (ii) annual interest rates of approximately 7% under the New Credit Facility, 11% under the senior subordinated notes and 12 1/4% under the senior subordinated discount notes. Actual borrowings and interest rates under the New Credit Facility will fluctuate over time and will affect Mesa's actual cash interest expense.


    Management believes that cash from operating activities, together with as much as $175 million of availability under the $525 million New Credit Facility following the completion of the Recapitalization, will be sufficient for the Company to meet its debt service obligations and scheduled capital expenditures, and to fund its working capital needs for the next several years following the Recapitalization.


    The successful completion of the Recapitalization is expected to position the Company to operate and continue as a going concern and to pursue its business strategies. The consolidated financial statements of the Company do not include any adjustments reflecting any treatment other than going concern accounting.

    If the Recapitalization is not completed, the Company will pursue other alternatives to address its liquidity issues and financial condition, including pursuing other merger and sale transactions, the possibility of seeking to restructure its balance sheet by negotiating with its current debt holders or seeking protection from its creditors under the Federal Bankruptcy Code.

                                   MESA INC.

                          SUPPLEMENTAL FINANCIAL DATA

Oil and Gas Reserves and Cost Information (Unaudited)

    Net proved oil and gas reserves as of December 31, 1995 and 1994, were estimated by Company engineers. Net proved oil and gas reserves as of December 31, 1993, associated with the Company's two most significant natural gas producing fields were estimated by independent petroleum engineering consultants. These two fields, the Hugoton and West Panhandle fields, represented over 95% of the Company's net proved equivalent natural gas reserves as of the date estimated by the independent petroleum engineers. All of the Company's reserves at December 31, 1995, 1994, and 1993, were in the United States. In accordance with regulations established by the Commission, the reserve estimates were based on economic and operating conditions existing at the end of the respective years.

    Future prices for natural gas were based on market prices as of each year end and contract terms, including fixed and determinable price escalations. Market prices received as of each year end were used for future sales of oil, condensate and natural gas liquids. Future operating costs, production and ad valorem taxes and capital costs were based on current costs as of each year end, with no escalation.

    Approximately 65% of the Company's equivalent proved reserves (based on a factor of six thousand cubic feet "Mcf" of gas per barrel of liquids) at December 31, 1995, is natural gas. The natural gas prices in effect at December 31, 1995, (having a weighted average of $1.95 per Mcf) were used in accordance with Commission regulations but may not be the most appropriate or representative prices to use for estimating reserves since such prices were influenced by the seasonal demand for natural gas and contractual arrangements at that date. The average price received by the Company for sales of natural gas in 1995 was $1.48 per Mcf. Assuming all other variables used in the calculation of reserve data are held constant, the Company estimates that each $.10 change in the price per Mcf for natural gas production would affect the Company's estimated future net cash flows and present value thereof, both before income taxes, by $109 million and $44 million, respectively. At December 31, 1995, the Company's standardized measure of future net cash flows from proved reserves (the "Standardized Measure") and the pretax Standardized Measure were less than the net book value of oil and gas properties by approximately $100 million and $25 million, respectively. The Company believes that the ultimate value to be received for production from its oil and gas properties will be greater than the current net book value of its oil and gas properties.

    At December 31, 1993, the Company's internal estimates of proved reserves for the Hugoton and West Panhandle properties were greater than the estimates prepared by independent petroleum engineers as of such date. In the Hugoton field, the primary difference reflects increased reserves for properties on which the Company drilled 382 infill wells since 1987 resulting from the Company's internal interpretation of pressure and cumulative production data. In the West Panhandle field, the reserve differences result from the interpretation of cumulative production data on producing wells and in the estimates of proved undeveloped reserves.

    Oil and gas reserve quantities estimated as of December 31, 1995, reflect a net increase over 1994, after production, of approximately 171 Bcfe of natural gas. Equivalent natural gas reserves increased in each of the Company's major production areas. Increases in Hugoton field reserves reflect alignment of the assumptions used in preparing the proved reserve estimates with the Company's practice of recovering ethane at the Satanta Plant. In previous years Hugoton proved reserve estimates were prepared assuming that the Company would not recover ethane which resulted in slightly higher natural gas volumes, lower natural gas liquids volumes and lower total equivalent volumes than if ethane recovery were assumed. The decision as to whether or not to recover ethane is based on the relative value of ethane as a liquid versus the energy-equivalent value of such ethane if left in the residue natural gas. In the future, if economic conditions warrant, the Company may revise proved reserves to reflect any changes in such relative values. In the West Panhandle field, reserves were revised upward to reflect the development drilling results over the past year and the planned upgrade of the Fain Plant for a higher rate of liquids recovery per Mcf of gas produced from the field. In the Gulf Coast, reserve additions resulted from exploratory and development drilling in 1994 and 1995.

    There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. Reserve data represent estimates only and should not be construed as being exact. Estimates prepared by other engineers might be materially different from those set forth herein. Moreover, the Standardized Measure should not be construed as the current market value of the proved oil and gas reserves or the costs that would be incurred to obtain equivalent reserves. A market value determination would include many additional factors including (i) anticipated future changes in oil and gas prices, and production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves, not considered proved at present, which may be recovered as a result of further exploration and development activities; and
(iv) other business risks.

CAPITALIZED COSTS AND COSTS INCURRED (UNAUDITED)

    Capitalized costs relating to oil and gas producing activities at December 31, 1995, 1994, and 1993 and the costs incurred during the years then ended are set forth below (in thousands):

                                                                     1993          1994          1995
                                                                  ----------    ----------    ----------
Capitalized Costs:
  Proved properties.............................................  $1,845,483    $1,865,004    $1,897,168
  Unproved properties...........................................         754         2,838         2,995
  Accumulated depreciation, depletion and amortization..........    (670,706)     (753,827)     (834,304)
                                                                  ----------    ----------    ----------
         Net....................................................  $1,175,531    $1,114,015    $1,065,859
                                                                  ==========    ==========    ==========
Costs Incurred:
  Exploration and development:
    Proved properties...........................................  $       73    $      523    $      269
    Unproved properties.........................................          17         2,425           157
    Exploration costs...........................................       2,705         5,157         8,167
    Development costs...........................................       2,381        14,043        14,572
                                                                  ----------    ----------    ----------
  Total exploration and development.............................       5,176        22,148        23,165
                                                                  ----------    ----------    ----------
  Plants and facilities:
    Processing plants...........................................      17,501         3,248         1,850
    Field compression facilities................................       4,387         3,129        10,561
    Other.......................................................       2,257         5,168         3,354
                                                                  ----------    ----------    ----------
    Total plants and facilities.................................      24,145        11,545        15,765
                                                                  ----------    ----------    ----------
  Total costs incurred..........................................  $   29,321    $   33,693    $   38,930
                                                                  ==========    ==========    ==========
Depreciation, depletion and amortization........................  $   96,774    $   89,413    $   80,513
                                                                  ==========    ==========    ==========

ESTIMATED QUANTITIES OF RESERVES (UNAUDITED)

                                                                          YEARS ENDED DECEMBER 31
                                                                   -------------------------------------
                       NATURAL GAS (MMCF)                            1993          1994          1995
- -----------------------------------------------------------------  ---------     ---------     ---------
Proved Reserves:
  Beginning of year..............................................  1,276,049     1,202,444     1,303,187
    Extensions and discoveries...................................      5,132         6,211        29,728
    Purchases of producing properties............................        166           822         1,000
    Revisions of previous estimates..............................      7,284       176,049       (38,574)
    Sales of producing properties................................     (6,367)           --            --
    Production...................................................    (79,820)      (82,339)      (77,312)
                                                                   ---------     ---------     ---------
  End of year....................................................  1,202,444     1,303,187     1,218,029
                                                                   =========     =========     =========
Proved Developed Reserves:
  Beginning of year..............................................  1,223,672     1,159,453     1,257,883
                                                                   =========     =========     =========
  End of year....................................................  1,159,453     1,257,883     1,160,751
                                                                   =========     =========     =========

                                                                          YEARS ENDED DECEMBER 31
                       NATURAL GAS (MMCF)                            1993          1994          1995
- -----------------------------------------------------------------  ---------     ---------     ---------
NATURAL GAS LIQUIDS, OIL AND CONDENSATE(MBBLS)
Proved Reserves:
  Beginning of year..............................................     87,392        82,446        89,428
    Extensions and discoveries...................................        778           491         3,121
    Purchases of producing properties............................         --             1             5
    Revisions of previous estimates..............................      3,083        13,947        26,630
    Sales of producing properties................................     (3,019)           --            --
    Production...................................................     (5,788)       (7,457)       (7,766)
                                                                   ---------     ---------     ---------
  End of year....................................................     82,446        89,428       111,418
                                                                   =========     =========     =========
Proved Developed Reserves:
  Beginning of year..............................................     82,439        79,294        85,656
                                                                   =========     =========     =========
  End of year....................................................     79,294        85,656       105,197
                                                                   =========     =========     =========

- - Proved natural gas liquids, oil and condensate reserve quantities include oil and condensate reserves at December 31 of the respective years as follows:
  1993, 3,296 MBbls, 1994, 5,031 MBbls; and 1995, 9,521 MBbls.

- - In addition to the proved reserves disclosed above, the Company owned proved helium and carbon dioxide ("CO2") reserves at December 31 of the respective years as follows: 1993, 5,198 MMcf of helium and 46,376 MMcf of CO2, 1994, 4,457 MMcf of helium and 46,459 MMcf of CO2; and 1995, 3,670 MMcf of helium and 46,459 MMcf of CO2.

STANDARDIZED MEASURE OF FUTURE NET CASH FLOWS FROM PROVED RESERVES (UNAUDITED)

                                                                             DECEMBER 31
                                                              -----------------------------------------
                                                                 1993           1994           1995
                                                              -----------    -----------    -----------
                                                              (IN THOUSANDS)
Future cash inflows.........................................  $ 3,723,760    $ 3,513,282    $ 3,804,371
Future production and development costs:
  Operating costs and production taxes......................   (1,337,224)    (1,192,005)    (1,257,957)
  Development and abandonment costs.........................      (80,310)       (95,441)       (96,594)
  Future income taxes.......................................     (240,017)      (211,076)      (296,987)
                                                              -----------    -----------    -----------
Future net cash flows.......................................    2,066,209      2,014,760      2,152,833
  Discount at 10% per annum.................................   (1,079,278)    (1,080,578)    (1,186,644)
                                                              -----------    -----------    -----------
Standardized Measure........................................  $   986,931    $   934,182    $   966,189
                                                              ===========    ===========    ===========
Future net cash flows before income taxes...................  $ 2,306,226    $ 2,225,836    $ 2,449,820
                                                              ===========    ===========    ===========
Standardized Measure before income taxes....................  $ 1,068,740    $   988,325    $ 1,040,413
                                                              ===========    ===========    ===========

- - The estimate of future income taxes is based on the future net cash flows from proved reserves adjusted for the tax basis of the oil and gas properties but without consideration of general and administrative and interest expenses.

CHANGES IN STANDARDIZED MEASURE (UNAUDITED)

                                                                         YEARS ENDED DECEMBER 31
                                                                   ------------------------------------
                                                                      1993         1994         1995
                                                                   ----------    ---------    ---------
                                                                   (IN THOUSANDS)
Standardized Measure at beginning of year........................  $1,037,181    $ 986,931    $ 934,182
                                                                   ----------    ---------    ---------
Revisions of reserves proved in prior years:
  Changes in prices and production costs.........................       6,178     (121,300)      52,724
  Changes in quantity estimates..................................      17,616      151,538       71,673
  Changes in estimates of future development and abandonment
    costs........................................................       8,054      (27,343)     (18,424)
  Net change in income taxes.....................................      48,703       27,666      (20,081)
  Accretion of discount..........................................     116,769      106,874       98,833
  Other, primarily timing of production..........................    (108,371)     (80,650)     (94,511)
                                                                   ----------    ---------    ---------
Total revisions..................................................      88,949       56,785       90,214
Extensions, discoveries and other additions, net of future
  production and development costs...............................       4,456        8,075       61,259
Purchases of proved properties...................................         138          463        1,692
Sales of oil and gas produced, net of production costs...........    (143,502)    (146,267)    (154,231)
Sales of producing properties....................................     (26,907)          --           --
Previously estimated development and abandonment costs incurred
  during the period..............................................      26,616       28,195       33,073
                                                                   ----------    ---------    ---------
Net changes in Standardized Measure..............................     (50,250)     (52,749)      32,007
                                                                   ----------    ---------    ---------
Standardized Measure at end of year..............................  $  986,931    $ 934,182    $ 966,189
                                                                   ==========    =========    =========

QUARTERLY RESULTS (UNAUDITED)

                                                                   QUARTERS ENDED
                                                 ---------------------------------------------------
                                                 MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31
                                                 --------    --------    ------------    -----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
1995:
Revenues.......................................  $ 62,247    $ 59,174      $ 48,967        $ 64,571
                                                 ========    ========      ========        ========
Gross profit(1)................................  $ 44,928    $ 44,066      $ 29,926        $ 45,821
                                                 ========    ========      ========        ========
Operating income...............................  $ 15,974    $ 17,080      $    219        $ 14,692
                                                 ========    ========      ========        ========
Net loss.......................................  $ (7,894)   $(13,953)     $(32,473)       $ (3,248)(2)
                                                 ========    ========      ========        ========
Net loss per common share......................  $   (.12)   $   (.22)     $   (.51)       $   (.05)
                                                 ========    ========      ========        ========
1994:
Revenues.......................................  $ 61,084    $ 53,361      $ 45,725        $ 68,567
                                                 ========    ========      ========        ========
Gross profit(1)................................  $ 42,214    $ 34,462      $ 28,713        $ 49,387
                                                 ========    ========      ========        ========
Operating income (loss)........................  $ 10,176    $  4,867      $ (2,065)       $ 15,705
                                                 ========    ========      ========        ========
Net loss.......................................  $(17,766)   $(25,338)     $(25,907)       $(14,342)
                                                 ========    ========      ========        ========
Net loss per common share......................  $   (.37)   $   (.43)     $   (.40)       $   (.22)
                                                 ========    ========      ========        ========

- ---------------

(1) Gross profit consists of total revenues less lease operating expenses and production and other taxes.

(2) In the fourth quarter of 1995 results of operations included net gains from investments of $18.4 million. (See Note 3 to the consolidated financial statements of the Company).

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Parent, the Company or the Underwriters. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy, any securities other than the securities to which it relates or any offer to sell, or the solicitation of an offer to buy, such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder will, under any circumstances, create an implication that there has been no change in the affairs of the Parent or the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

- --------------------------------------------------------------------------------

                              TABLE OF CONTENTS

               Prospectus Summary..........................    3
               Risk Factors................................   14
               Use of Proceeds.............................   20
               Capitalization..............................   21
               Unaudited Pro Forma Financial Information...   22
               Selected Historical Financial Data..........   28
               Management's Discussion and Analysis of
                 Financial Condition and Results of
                 Operations................................   29
               Business....................................   37
               Management..................................   54
               Executive Compensation......................   57
               Security Ownership of Certain Beneficial
                 Owners and Management.....................   63
               Description of the Notes....................   66
               Description of the New Credit Facility......   92
               Description of the Stock Purchase Agreement
                 and the Rights Offering...................   93
               Certain Federal Income Tax Considerations...   95
               Underwriting................................   97
               Legal Matters...............................   97
               Experts.....................................   97
               Additional Information......................   98
               Incorporation of Certain Documents by
                 Reference.................................   98
               Glossary of Selected Oil and Gas Terms......   99
               Index to Consolidated Financial
                 Statements................................  F-1

               PROSPECTUS

               MESA OPERATING CO.

               $325,000,000        % SENIOR
               SUBORDINATED NOTES DUE 2006

               $                   % SENIOR
               SUBORDINATED DISCOUNT NOTES
               DUE 2006

                                      (MESA LOGO)

               CHASE SECURITIES INC.

               BT SECURITIES CORPORATION

               DONALDSON, LUFKIN & JENRETTE
                  SECURITIES CORPORATION

               MERRILL LYNCH & CO.

                            , 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be borne by Mesa.


    Securities and Exchange Commission registration fee................................  $ 68,966
    NASD fee...........................................................................    20,500
    Printing and engraving expenses....................................................   200,000
    Accounting fees and expenses.......................................................   100,000
    Blue Sky fees and expenses.........................................................    10,000
    Legal fees and expenses............................................................   250,000
    Trustee fees and expenses..........................................................    15,000
    Rating agency fees.................................................................    50,000
    Miscellaneous......................................................................   135,534
                                                                                         --------
             Total.....................................................................  $850,000
                                                                                         ========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


  Mesa Operating Co.

    Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. In a derivative action (i.e., one brought by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by any officer or director in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation has the power to indemnify him against that liability under Section 145 of the DGCL.

    The Company's Bylaws provide that the Company may indemnify each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company or its subsidiaries or is or was serving as an officer or director of another entity at the request of the Company, against all expenses reasonably incurred in connection therewith. Such indemnification will be made upon a determination by the Board of Directors of the Company, independent legal counsel or the stockholders of the Company that such indemnification is proper in the circumstances because such person has met the applicable standard of conduct. The Bylaws also provide that the Company will indemnify a director or officer against such expenses to the extent that he has been successful on the merits or otherwise in defense of any such litigation or other proceeding. The Bylaws also provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon the delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

    The Company's Certificate of Incorporation provides that the personal liability of a director of the Company will be limited to the fullest extent permitted by the DGCL. Pursuant to Section 102(b)(7) of the DGCL, Article Sixth of the Company's Certificate of Incorporation eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or
(iv) from any transaction from which the director derived an improper personal benefit.

    The above discussion of the Company's Bylaws and Certificate of Incorporation is not intended to be exhaustive and is respectively qualified in its entirety by such documents.

  MESA Inc.

    Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests,
(b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with the proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

    Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under
Article 2.02-1.

    The Parent's Bylaws provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. The Parent has also entered into indemnification agreements with its executive officers and directors that contractually provide for indemnification and expense advancement. Both the Bylaws and the agreements include related provisions meant to facilitate the indemnitees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined). In addition, the Parent carries customary directors' and officers' liability insurance policies for its directors and officers. Furthermore, the Bylaws and agreements with directors and officers provide for indemnification for amounts (i) in respect of the deductibles for such insurance policies, (ii) that exceed the liability limits of such insurance policies and (iii) that would have been covered by prior insurance policies of the Parent or its predecessors. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements.

    The above discussion of the Parent's Bylaws and of Article 2.01-1 of the Texas Business Corporation Act is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Bylaws.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS


    *1.1    Form of Underwriting Agreement.
     4.1    Form of Senior Subordinated Note Indenture among Mesa Operating Co., MESA Inc. and Harris
            Trust and Savings Bank, as trustee.
     4.2    Form of Senior Subordinated Discount Note Indenture among Mesa Operating Co., MESA Inc. and
            Harris Trust and Savings Bank, as trustee.
     5      Opinion of Baker & Botts, L.L.P.
     8      Tax Opinion of Baker & Botts, L.L.P.
   *12      Computation of Ratio of Earnings to Fixed Charges
    23.1    Consent of Arthur Andersen LLP, independent accountants.
    23.2    Consent of Baker & Botts, L.L.P. (included in Exhibit 5 and Exhibit 8 to this Registration
            Statement).
   *24      Powers of Attorney of directors and officers of Mesa Operating Co. and MESA Inc. (included on signature pages to this Registration Statement).
    25      Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939.


- ---------------


* Previously filed.


ITEM 17. UNDERTAKINGS.

    Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Parent's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Each of the undersigned registrants hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on the 20th day of June, 1996.


                                            MESA OPERATING CO.

                                            By:      /s/  BOONE PICKENS*
                                            ------------------------------------
                                                       Boone Pickens,
                                                  Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                    SIGNATURE                                      TITLE                       DATE
- -------------------------------------------------  -------------------------------------  --------------

               /s/  BOONE PICKENS*                 Director, President, Chief Executive    June 20, 1996
- -------------------------------------------------    Officer and Chief Operating Officer
                  Boone Pickens                      (Principal Executive Officer)

             /s/  STEPHEN K. GARDNER*              Vice President and Chief Financial      June 20, 1996
- -------------------------------------------------    Officer (Principal Financial
               Stephen K. Gardner                    Officer)

             /s/  WILLIAM D. BALLEW                Controller (Principal Accounting        June 20, 1996
- -------------------------------------------------    Officer)
                William D. Ballew

           *By: /s/  WILLIAM D. BALLEW
- -------------------------------------------------
                William D. Ballew
                Attorney-in-Fact

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on the 20th day of June, 1996.


                                            MESA Inc.

                                            By:     /s/  BOONE PICKENS*
                                               ------------------------------
                                                       Boone Pickens,
                                                   Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                    SIGNATURE                                   TITLE                       DATE
- -------------------------------------------------  -------------------------------  --------------------
               /s/  BOONE PICKENS*                 President, Chief Executive          June 20, 1996
- -------------------------------------------------    Officer, Chief Operating
                  Boone Pickens                      Officer and Chairman of the
                                                     Board of Directors (Principal
                                                     Executive Officer)

             /s/  STEPHEN K. GARDNER*              Vice President and Chief            June 20, 1996
- -------------------------------------------------    Financial Officer (Principal
                Stephen K. Gardner                   Financial Officer)

              /s/  WILLIAM D. BALLEW               Controller (Principal               June 20, 1996
- -------------------------------------------------    Accounting Officer)
                William D. Ballew

                /s/  PAUL W. CAIN*                 Director                            June 20, 1996
- -------------------------------------------------
                   Paul W. Cain

             /s/  JOHN S. HERRINGTON*              Director                            June 20, 1996
- -------------------------------------------------
                John S. Herrington

            /s/  WALES H. MADDEN, JR.*             Director                            June 20, 1996
- -------------------------------------------------
               Wales H. Madden, Jr.

                                                   Director
- -------------------------------------------------
                  Dorn Parkinson

                                                   Director
- -------------------------------------------------
                   Joel L. Reed

              /s/  FAYEZ S. SAROFIM*               Director                            June 20, 1996
- -------------------------------------------------
                 Fayez S. Sarofim

            /s/  ROBERT L. STILLWELL*              Director                            June 20, 1996
- -------------------------------------------------
               Robert L. Stillwell

        *By: /s/  WILLIAM D. BALLEW
- -------------------------------------------------
                William D. Ballew
                 Attorney-in-Fact


                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER                                            DESCRIPTION
- ----------- -------------------------------------------------------------------------------------------
    *1.1    Form of Underwriting Agreement.
     4.1    Form of Senior Subordinated Note Indenture among Mesa Operating Co., MESA Inc. and Harris
            Trust and Savings Bank, as trustee.
     4.2    Form of Senior Subordinated Discount Note Indenture among Mesa Operating Co., MESA Inc. and
            Harris Trust and Savings Bank, as trustee.
     5      Opinion of Baker & Botts, L.L.P.
     8      Tax Opinion of Baker & Botts, L.L.P.
   *12      Computation of Ratio of Earnings to Fixed Charges
    23.1    Consent of Arthur Andersen LLP, independent accountants.
    23.2    Consent of Baker & Botts, L.L.P. (included in Exhibit 5 and Exhibit 8 to this Registration
            Statement).
   *24      Powers of Attorney of directors and officers of Mesa Operating Co. and MESA Inc.
    25      Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939.


- ---------------


* Previously filed.